Registration No. 33-_____

                              SECURITIES AND EXCHANGE
                                     COMMISSION
                              Washington, D.C.  20549
                              _______________________

                                      FORM S-4
                               REGISTRATION STATEMENT
                          Under the Securities Act of 1933
                              _______________________
                                FIRSTAR CORPORATION
                            (Exact name of Registrant as
                             specified in its charter)
                              _______________________

         Wisconsin                      6022                   39-0711710
      (State or other       (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction of         Classification Code No.)       Identification
      incorporation or                                            No.)
       organization)

                             777 East Wisconsin Avenue
                             Milwaukee, Wisconsin 53202
                                   (414) 765-4321
     (Address, including ZIP Code and telephone number, including area code, of registrant's principal executive officers)
                                 _______________________

              Howard H. Hopwood III                       Copy to:
     Senior Vice President & General Counsel         Steven J. Johnson
               Firstar Corporation              Lindquist & Vennum P.L.L.P.
            777 East Wisconsin Avenue               80 South 8th Street
           Milwaukee, Wisconsin 53202                    Suite 4200
                 (414) 765-5977                 Minneapolis, Minnesota 55402
     (Name, address, including ZIP Code, and
     telephone number, including area code,
              of agent for service)
                             _______________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /__/
                           __________________________

                         CALCULATION OF REGISTRATION FEE

     Title of Each    Amount to be    Proposed      Proposed     Amount of
        Class of     Registered(1)     Maximum      Maximum     Registration
     Securities to                    Offering     Aggregate        Fee
     be Registered                    Price Per     Offering
                                        Unit         Price

    Common Stock       5,733,333     $17.5435(2)  $100,582,932    $34,684
     ($1.25 par          shares
     value)

    Preferred Share    2,866,667         (3)          (3)           (3)
     Purchase            rights
     Rights

   (1) Represents the maximum number of shares of Common Stock of Firstar Corporation ("Firstar") and associated preferred Share Purchase Rights issuable upon consummation of the mergers of Jacob Schmidt Company ("JSC") and American Bancorporation, Inc. ("ABI") into Firstar Corporation of Minnesota ("FCM") in separate transactions, as described herein. Each share of Firstar Common Stock issued will have attached thereto one-half of one Preferred Share Purchase Right.
   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933 based on the sum of the $77,742,721 aggregate book value as of December 31, 1995 of the 34,983 shares of JSC common stock to be canceled in the merger of JSC into FCM plus the $63,402,896 aggregate book value as of December 31, 1995 of the 447,413 shares of ABI common stock not owned by JSC to be canceled in the merger of ABI into FCM, less the $40,562,685 aggregate cash to be paid by FCM in such mergers (using the pricing formula described in the enclosed Joint Proxy Statement-Prospectus and $45.25, the closing price of Firstar Common Stock on the NYSE on March 4, 1996) divided by the number of shares of Firstar common stock to be registered.
   (3) The value attributable to the Preferred Share Purchase Rights is reflected in the market price of the Firstar Common Stock to which the Rights are attached.
                           __________________________

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               FIRSTAR CORPORATION

                            Cross-Reference Sheet to
                     Proxy Statement-Prospectus Pursuant to
                          Rule 501(b) of Regulation S-K


                                                      Location in Proxy
    Item of Form S-4                                Statement-Prospectus


    A.  INFORMATION ABOUT THE TRANSACTION

       1.     Forepart of Registration
              Statement and Outside Front Cover  Cross Reference Sheet;
              Page of Prospectus  . . . . . . .  Outside Front Cover Page of
                                                 Proxy Statement-Prospectus

       2.     Inside Front and Outside Back      Available Information;
              Cover Pages of Prospectus . . . .  Incorporation of Certain
                                                 Information by Reference

       3.     Risk Factors, Ratio of Earnings    Summary
              to Fixed Charges and Other
              Information . . . . . . . . . . .

       4.     Terms of the Transaction  . . . .  Summary; Proposed Merger

       5.     Pro Forma Financial Information .               *

       6.     Material Contacts with the         Proposed Mergers
              Company Being Acquired  . . . . .

       7.     Additional Information Required                 *
              for Reoffering by Persons and
              Parties Deemed to be Underwriters

       8.     Interests of Named Experts and     Experts; Opinions
              Counsel . . . . . . . . . . . . .

       9.     Disclosure of Commission Position               *
              on Indemnification for Securities
              Act Liabilities . . . . . . . . .


    B. INFORMATION ABOUT THE REGISTRANT

       10.    Information with Respect to S-3    Firstar Corporation;
              Registrants . . . . . . . . . . .  Comparative Rights of
                                                 Stockholders

       11.    Incorporation of Certain           Incorporation of Certain
              Information by Reference  . . . .  Information by Reference

       12.    Information with Respect to S-2                 *
              or S-3 Registrants  . . . . . . .

       13.    Incorporation of Certain                        *
              Information by Reference  . . . .

       14.    Information with Respect to                     *
              Registrants other than S-3 or S-2
              Registrants . . . . . . . . . . .

    C. INFORMATION ABOUT THE COMPANY BEING
       ACQUIRED

       15.    Information with Respect to S-3                 *
              Companies . . . . . . . . . . . .

       16.    Information with Respect to S-2                 *
              or S-3 Companies  . . . . . . . .

       17.    Information with Respect to
              Companies other than S-3 or S-2    Summary; Jacob Schmidt
              Companies . . . . . . . . . . . .  Company; American
                                                 Bancorporation, Inc.;
                                                 Comparative Rights of
                                                 Stockholders; Index to JSC
                                                 and ABI Financial
                                                 Statements

    D. VOTING AND MANAGEMENT INFORMATION

       18.    Information if Proxies, Consents   Outside Front Cover Page of
              and Authorizations are to be       Proxy Statement-Prospectus;
              Solicited . . . . . . . . . . . .  Summary; Meeting
                                                 Information; Proposed
                                                 Merger

       19.    Information if Proxies, Consents                *
              or Authorizations are not to be
              Solicited or in an Exchange Offer


   __________________

   *  Omitted because answer to item is negative or item is not applicable.

                                EXPLANATORY NOTE


             This registration statement contains two forms of Proxy Statement-Prospectus: one in the form to be sent to stockholders of Jacob Schmidt Company (the "JSC Proxy Statement Prospectus"), and one in the form to be sent to stockholders of American Bancorporation, Inc. (the "ABI Proxy Statement-Prospectus"). The two are the same except for the cover letter and Notice of Special Meeting of Stockholders. The form of the JSC Proxy Statement-Prospectus is included herein and certain pages are followed by those pages to be used in the ABI Proxy Statement-Prospectus that differ from those in the JSC Proxy Statement-Prospectus. Each such page of the ABI Proxy Statement-Prospectus included herein is labeled "Alternate Page of ABI Proxy Statement-Prospectus."

   [JSC Logo]

                              JACOB SCHMIDT COMPANY

                                                               March __, 1996

   Dear Stockholder:

        We are pleased to enclose materials relating to a Special Meeting of Common Stockholders of Jacob Schmidt Company ("JSC") to be held at ______ [a.m./p.m.] (local time), on ________, April __, 1996, at the
   _________________________, St. Paul, Minnesota.

        The primary purpose of the Special Meeting is to consider and vote on an Agreement and Plan of Reorganization among Firstar Corporation ("Firstar"), Firstar Corporation of Minnesota ("FCM"), a subsidiary of Firstar, JSC and American Bancorporation, Inc., a subsidiary of JSC ("ABI"), dated as of January 10, 1996 (the "Reorganization Agreement"), and the Plan of Merger attached thereto (together with the Reorganization Agreement, the "JSC Merger Agreements"), relating to the proposed merger of JSC with and into FCM (the "JSC Merger").

        Under the terms of the JSC Merger Agreements and upon consummation of the JSC Merger, each outstanding share of JSC's common stock, no par value ("JSC Common Stock"), will be converted into the right to receive the amount of cash and/or the number of shares of Firstar's common stock, $1.25 par value, including associated Preferred Share Purchase Rights ("Firstar Common Stock"), specified in the JSC Merger Agreements. The value of the cash and/or shares of Firstar Common Stock to be received for each share of JSC Common Stock will range from approximately $3,298.95 to approximately $3,445.93, depending on the average trading price of Firstar Common Stock on the New York Stock Exchange during a specified period prior to the closing, subject to further adjustment in certain circumstances.

        In addition to voting on the JSC Merger, JSC stockholders will consider and vote on ABI's Change of Control Incentive Plan (the "Plan") and on certain severance agreements (the "Severance Agreements") between ABI and certain executive officers of ABI and its bank subsidiaries.

        The enclosed Joint Proxy Statement of JSC and ABI and Prospectus of Firstar contains a more complete description of the terms of the proposed JSC Merger, the Plan and the Severance Agreements. You are urged to read the Joint Proxy Statement-Prospectus carefully.

        The Board of Directors has unanimously approved the JSC Merger Agreements as being in the best interests of JSC and its stockholders and recommends that holders of JSC Common Stock vote in favor of the JSC Merger. In making this recommendation, the Board of Directors has considered numerous factors, including, but not limited to, the consideration offered by Firstar, the structure of the proposed JSC Merger and the recent results of operations and financial position of JSC and Firstar. The Board of Directors also unanimously recommends that holders of JSC Common Stock vote in favor of the Plan and the Severance Agreements.

        The Board of Directors of JSC has received an opinion of Piper Jaffray Inc., financial advisor to JSC and ABI, that the consideration to be received by holders of ABI Common Stock pursuant to the Reorganization Agreement is fair, from a financial point of view, to the holders of ABI Common Stock. The consideration to be received by holders of JSC Common stock pursuant to the JSC Merger Agreements is based on the consideration to be received by holders of ABI Common Stock in the merger of ABI with and into FCM as provided in the Reorganization Agreement, and includes additional consideration based on the other assets of JSC. A copy of this opinion is included as Appendix D to the attached Joint Proxy Statement-Prospectus.

        Whether or not you plan to attend the Special Meeting, holders of JSC Common Stock are asked to please fill out, sign, and date the enclosed proxy card, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.


                                 George B. Benz
                                 President

   PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE JSC MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

   [JSC Logo]


                              JACOB SCHMIDT COMPANY

                        c/o American Bancorporation, Inc.
                             American Bank Building
                              101 East Fifth Street
                            St. Paul, Minnesota 55101

                           ___________________________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            to be held April __, 1996

                           ___________________________

   To the Stockholders of Jacob Schmidt Company:

             NOTICE IS HEREBY GIVEN that a special meeting of the holders of Common Stock of Jacob Schmidt Company, a Minnesota corporation ("JSC") (such stock, "JSC Common Stock"), will be held at _________________________, St. Paul, Minnesota, on April __, 1996, at
   ______ [a.m./p.m.] local time, for the following purposes:


             1. To consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization and a Plan of Merger (the "JSC Merger Agreements"), each dated as of January 10, 1996, that provide for, among other things, the merger (the "JSC Merger") of JSC with and into Firstar Corporation of Minnesota, a wholly owned subsidiary of Firstar Corporation, and the conversion of the outstanding shares of JSC Common Stock into the right to receive cash and/or shares of Firstar Common Stock and associated Preferred Share Purchase Rights, as described in the Joint Proxy Statement-Prospectus accompanying this Notice.

             2. To consider and vote upon the approval by JSC, as a stockholder of American Bancorporation, Inc., a Delaware corporation ("ABI"), of the Change of Control Incentive Plan adopted by the Board of Directors of ABI.

             3. To consider and vote upon the approval by JSC, as a stockholder of ABI, of certain Change of Control Executive Severance Pay Agreements between ABI and certain executive officers of ABI and its bank subsidiaries.

             4. To transact such other business as may properly be brought before the Special Meeting or any adjournments thereof.

             The close of business on March __, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

             Holders of JSC Common Stock have the statutory right, if the JSC Merger is consummated, to receive payment in cash for the "fair value" of their shares of JSC Common Stock upon compliance with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. To perfect these appraisal rights, a holder of JSC Common Stock must deliver a written demand for appraisal before the vote on the JSC Merger by the holders of JSC Common Stock is taken and must otherwise comply with this statute. A copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is attached as Appendix A to the Joint Proxy Statement-Prospectus.

             The Special Meeting may be postponed or adjourned from time to time by announcement at the Special Meeting of such postponement or adjournment, and any and all business for which notice is hereby given may be transacted at the postponed or adjourned Special Meeting.

             THE BOARD OF DIRECTORS OF JSC BELIEVES THE PROPOSED JSC MERGER IS IN THE BEST INTERESTS OF JSC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF JSC VOTE "FOR" PROPOSAL NUMBER (1), PROPOSAL NUMBER (2) AND PROPOSAL NUMBER (3) ABOVE.

             Whether or not you plan to attend the Special Meeting, holders of JSC Common Stock are asked to please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of JSC, and return it promptly in the accompanying envelope. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Joint Proxy Statement-Prospectus.

                                      By Order of the Board of Directors,



                                      George B. Benz, President
   St. Paul, Minnesota
   March __, 1996


   PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE JSC MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

              [ALTERNATIVE PAGE OF ABI PROXY STATEMENT-PROSPECTUS]

   [ABI Logo]

                          AMERICAN BANCORPORATION, INC.

                                                               March __, 1996

   Dear Stockholder:

        We are pleased to enclose materials relating to a Special Meeting of Common Stockholders of American Bancorporation, Inc. ("ABI") to be held at ______ [a.m./p.m.] (local time), on ________, April __, 1996, at the
   _________________________, St. Paul, Minnesota.

        The primary purpose of the Special Meeting is to consider and vote on an Agreement and Plan of Reorganization among Firstar Corporation ("Firstar"), Firstar Corporation of Minnesota ("FCM"), a subsidiary of Firstar, Jacob Schmidt Company ("JSC") and ABI, a subsidiary of JSC, dated as of January 10, 1996 (the "Reorganization Agreement"), and the Plan of Merger attached thereto (together with the Reorganization Agreement, the "ABI Merger Agreements"), relating to, among other things, the proposed merger of ABI with and into FCM (the "ABI Merger").

        Under the terms of the ABI Merger Agreements and upon consummation of the ABI Merger, each outstanding share of ABI's common stock, no par value ("ABI Common Stock"), other than shares currently held by JSC, will be converted into the right to receive the amount of cash and/or the number of shares of Firstar's common stock, $1.25 par value, including associated Preferred Share Purchase Rights ("Firstar Common Stock"), specified in the ABI Merger Agreements. The value of the cash and/or shares of Firstar Common Stock to be received for each share of ABI Common Stock will range from approximately $222.60 to approximately $233.46, depending on the average trading price of Firstar Common Stock on the New York Stock Exchange during a specified period prior to the closing, subject to further adjustment in certain circumstances.

        In addition to voting on the ABI Merger, ABI stockholders will consider and vote on ABI's Change of Control Incentive Plan (the "Plan") and on certain severance agreements (the "Severance Agreements") between ABI and certain executive officers of ABI and its bank subsidiaries.

        The enclosed Joint Proxy Statement of JSC and ABI and Prospectus of Firstar contains a more complete description of the terms of the proposed ABI Merger, the Plan and the Severance Agreements. You are urged to read the Joint Proxy Statement-Prospectus carefully.

        The Board of Directors has unanimously approved the ABI Merger Agreements as being in the best interests of ABI and its stockholders and recommends that holders of ABI Common Stock vote in favor of the ABI Merger. In making this recommendation, the Board of Directors has considered numerous factors, including, but not limited to, the consideration offered by Firstar, the structure of the proposed ABI Merger and the recent results of operations and financial position of ABI and Firstar. The Board of Directors also unanimously recommends that holders of ABI Common Stock vote in favor of the Plan and the Severance Agreements.

        The Board of Directors of ABI has received an opinion of Piper Jaffray Inc., financial advisor to ABI and JSC, that the consideration to be received by holders of ABI Common Stock pursuant to the Reorganization Agreement is fair, from a financial point of view, to holders of ABI Common Stock. A copy of this opinion is included as Appendix E to the attached Joint Proxy Statement-Prospectus.

        Whether or not you plan to attend the Special Meeting, holders of ABI Common Stock are asked to please fill out, sign, and date the enclosed proxy card, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.


                                 Victor P. Reim
                                 Chairman and Chief Executive Officer

   PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE ABI MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

               [ALTERNATE PAGE OF ABI PROXY STATEMENT-PROSPECTUS]

   [ABI Logo]


                          AMERICAN BANCORPORATION, INC.

                             American Bank Building
                              101 East Fifth Street
                            St. Paul, Minnesota 55101

                           ___________________________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            to be held April __, 1996

                           ___________________________

   To the Stockholders of American Bancorporation, Inc.:

             NOTICE IS HEREBY GIVEN that a special meeting of the holders of Common Stock of American Bancorporation, Inc., a Delaware corporation ("ABI") (such stock, "ABI Common Stock"), will be held at _________________________, St. Paul, Minnesota, on April __, 1996, at
   ______ [a.m./p.m.] local time, for the following purposes:


             1. To consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization and a Plan of Merger (the "ABI Merger Agreements"), each dated as of January 10, 1996, that provide for, among other things, the merger (the "ABI Merger") of ABI with and into Firstar Corporation of Minnesota, a wholly owned subsidiary of Firstar Corporation, the conversion of the outstanding shares of ABI Common Stock into the right to receive cash and/or shares of Firstar Common Stock and associated Preferred Share Purchase Rights, as described in the Joint Statement-Prospectus accompanying this Notice.

             2. To consider and vote upon approval of the Change of Control Incentive Plan adopted by the Board of Directors of ABI.

             3. To consider and vote upon the approval of certain Change of Control Executive Severance Pay Agreements between ABI and certain executive officers of ABI and its bank subsidiaries.

             4. To transact such other business as may properly be brought before the Special Meeting or any adjournments thereof.

             The close of business on March __, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

             Holders of ABI Common Stock have the statutory right, if the ABI Merger is consummated, to receive payment in cash for the "fair value" of their shares of ABI Common Stock upon compliance with the provisions of
   Section 262 of the Delaware General Corporation Law. To perfect these appraisal rights, a holder of ABI Common Stock must deliver a written demand for appraisal before the vote on the ABI Merger by the holders of ABI Common Stock is taken and must otherwise comply with this statute. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix B to the Joint Proxy Statement-Prospectus.

              [ALTERNATIVE PAGE OF ABI PROXY STATEMENT-PROSPECTUS]

             The Special Meeting may be postponed or adjourned from time to time by announcement at the Special Meeting of such postponement or adjournment, and any and all business for which notice is hereby given may be transacted at the postponed or adjourned Special Meeting.

             THE BOARD OF DIRECTORS OF ABI BELIEVES THE PROPOSED ABI MERGER IS IN THE BEST INTERESTS OF ABI AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ABI VOTE "FOR" PROPOSAL NUMBER (1), PROPOSAL NUMBER (2) AND PROPOSAL NUMBER (3) ABOVE.

             Whether or not you plan to attend the Special Meeting, holders of ABI Common Stock are asked to please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of ABI, and return it promptly in the accompanying envelope. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Joint Proxy Statement-Prospectus.

                                      By Order of the Board of Directors,



                                      Victor P. Reim, Chairman and Chief
   Executive Officer
   St. Paul, Minnesota
   March __, 1996


   PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE ABI MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

   [Firstar Logo]                  [JSC Logo]                      [ABI Logo]


                              JOINT PROXY STATEMENT

          Special Meeting of               Special Meeting of
             Stockholders                     Stockholders
                  of                               of
         JACOB SCHMIDT COMPANY       AMERICAN BANCORPORATION, INC.
     c/o American Bancorporation,        American Bank Building
                 Inc.                    101 East Fifth Street
        American Bank Building         St. Paul, Minnesota 55101
         101 East Fifth Street               (612) 298-6100
      St. Paul, Minnesota  55101
           (612) - 298-6100
                              ____________________

                                   PROSPECTUS

                               FIRSTAR CORPORATION
                              ____________________

             This Joint Proxy Statement-Prospectus is being furnished to the stockholders of Jacob Schmidt Corporation, a Minnesota corporation ("JSC"), and to the stockholders of American Bancorporation, Inc., a Delaware corporation and subsidiary of JSC ("ABI"), in connection with the solicitation of proxies of common stockholders of JSC by the Board of Directors of JSC and of common stockholders of ABI by the Board of Directors of ABI, in each case for use at the respective special meetings of such stockholders to be held on April __, 1996, at _________________________, St. Paul, Minnesota, commencing at ______
   [a.m./p.m.], local time, and any adjournments or postponements thereof (the "JSC Special Meeting"), in the case of JSC, and to be held on the same date and place at _____[a.m./p.m.], local time and any adjournments or postponements thereof (the "ABI Special Meeting," and together with the JSC Special Meeting, the "Special Meetings") in the case of ABI. At the JSC Special Meeting, holders of JSC's common stock, $100 par value ("JSC Common Stock"), will consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization dated as of January 10, 1996 (the "Reorganization Agreement"), among JSC, ABI, Firstar Corporation, a Wisconsin corporation ("Firstar"), and Firstar Corporation of Minnesota, a Minnesota corporation and wholly owned subsidiary of Firstar ("FCM"), and a related Plan of Merger, dated as of January 10, 1996, by and among JSC, FCM and Firstar (together the "JSC Merger Agreements"), which provide for, among other things, the merger of JSC with and into FCM (the "JSC Merger"), and will consider and vote upon the approval by JSC, as a stockholder of ABI, of the Change of Control Incentive Plan adopted by the Board of Directors of ABI (the "Change of Control Incentive Plan") and the approval by JSC, as a stockholder of ABI, of certain Change of Control Executive Severance Pay Agreements between ABI and certain executive officers of ABI and its bank subsidiaries (collectively, the "Severance Agreements"). At the ABI Special Meeting, holders of ABI's common stock, no par value ("ABI Common Stock"), will consider and vote upon the approval and adoption of the Reorganization Agreement, and a related Plan of Merger dated as of January 10, 1996, by and among ABI, FCM and Firstar (together the "ABI Merger Agreements," and along with the JSC Merger Agreements, the "Merger Agreements"), which provide for, among other things, the merger of ABI with and into FCM (the "ABI Merger", and together with the JSC Merger, the "Mergers"), and will consider and vote upon the approval of the Change of Control Incentive Plan and the approval of the Severance Agreements. See "PROPOSED MERGERS," "OTHER PROPOSALS- -Proposal Two: Change of Control Incentive Plan" and "--Proposal Three:
   Severance Agreements."

             Under the JSC Merger Agreements, each outstanding share of JSC Common Stock will be converted into the right to receive cash and/or shares of Firstar's common stock, $1.25 par value, and associated Preferred Share Purchase Rights (collectively referred to herein as "Firstar Common Stock"), as described herein, except shares of JSC Common Stock with respect to which appraisal rights have been perfected under Sections 402A.471 and 402A.473 of the Minnesota Business Corporation Act ("MBCA"). For a more complete description of the JSC Merger Agreements and the terms of the JSC Merger, see "PROPOSED MERGERS."

             Under the ABI Merger Agreements, each outstanding share of ABI Common Stock will be converted into the right to receive cash and/or shares of Firstar Common Stock, as described herein, except shares of ABI Common Stock with respect to which appraisal rights have been perfected under Section 262 of the Delaware General Corporation Law ("DGCL") and shares of ABI Common Stock currently held by JSC. For a more complete description of the ABI Merger Agreements and the terms of the ABI Merger, see "PROPOSED MERGERS."

             This Joint Proxy Statement-Prospectus also constitutes a prospectus of Firstar with respect to shares of Firstar Common Stock to be issued in the Mergers in exchange for outstanding shares of JSC Common Stock and ABI Common Stock.

                               __________________


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

        Copies of this Joint Proxy Statement-Prospectus are first being mailed to stockholders of JSC and stockholders of ABI on or about March __, 1996.

      The date of this Joint Proxy Statement-Prospectus is March __, 1996.
                               __________________

                              AVAILABLE INFORMATION



             Firstar is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, Firstar Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange, and reports, proxy statements and other information filed by Firstar with such exchanges may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605.

             This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Firstar has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Firstar and the securities offered hereby.

             No person is authorized to give any information or make any representation not contained in this Joint Proxy Statement-Prospectus and, if given or made, the information or representation should not be relied upon as having been authorized by Firstar, FCM, JSC or ABI. This Joint Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy in such jurisdiction. Neither the delivery of this Joint Proxy Statement-Prospectus nor any distribution of the securities to which this Joint Proxy Statement-Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Firstar, FCM, JSC or ABI since the date of this Joint Proxy Statement-Prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



             This Joint Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents, excluding exhibits unless specifically incorporated herein, are available upon request without charge from Mr. William H. Risch, Senior Vice President-Finance and Treasurer, Firstar Corporation, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (telephone (414) 765-4985). In order to ensure timely delivery of the documents, any request should be made by _________ __, 1996.

             The following documents filed with the Commission are incorporated herein by reference:

             (a) Firstar's Annual Report on Form 10-K for the year ended December 31, 1994; and

             (b) All other reports filed by Firstar pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 1994; and

             (c) the description of Firstar Common Stock (including the Preferred Share Purchase Rights) contained in Firstar's registration statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

             All documents filed by Firstar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meetings will be deemed to be incorporated by reference into this Joint Proxy Statement-Prospectus and to be a part hereof from the date of filing of the documents.

             Any statement contained in a document incorporated by reference herein or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                             JACOB SCHMIDT COMPANY,
                          AMERICAN BANCORPORATION, INC.
                                       AND
                               FIRSTAR CORPORATION

                        JOINT PROXY STATEMENT-PROSPECTUS

                                TABLE OF CONTENTS
                                                                         Page

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        The Companies  . . . . . . . . . . . . . . . . . . . . . . . . .    6
        Proposed Mergers . . . . . . . . . . . . . . . . . . . . . . . .    6
        The Special Meetings . . . . . . . . . . . . . . . . . . . . . .    7
        Votes Required; Voting Agreements  . . . . . . . . . . . . . . .    8
        Recommendations of the Boards of Directors . . . . . . . . . . .    9
        Opinions of Financial Advisor  . . . . . . . . . . . . . . . . .    9
        Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . .    9
        Certain Federal Income Tax Consequences of the Mergers . . . . .   10
        Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .   10
        Date of Mergers  . . . . . . . . . . . . . . . . . . . . . . . .   10
        Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .   10
        Dividends on JSC Stock and ABI Stock . . . . . . . . . . . . . .   11
        Management and Operations After the Mergers  . . . . . . . . . .   11
        Waivers and Amendments to the Merger Agreements  . . . . . . . .   11
        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . .   12
        Interests of Certain Persons in the Mergers  . . . . . . . . . .   12
        Resales of Firstar Common Stock by Affiliates  . . . . . . . . .   12
        Preferred Share Purchase Rights  . . . . . . . . . . . . . . . .   12
        Markets and Market Prices  . . . . . . . . . . . . . . . . . . .   13
        Comparative Per Common Share Data  . . . . . . . . . . . . . . .   14
        Selected Consolidated Financial Data of Firstar  . . . . . . . .   16
        Selected Consolidated Financial Data of JSC  . . . . . . . . . .   17
        Selected Consolidated Financial Data of ABI  . . . . . . . . . .   18

   SPECIAL MEETINGS INFORMATION  . . . . . . . . . . . . . . . . . . . .   19
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        Date, Place and Times  . . . . . . . . . . . . . . . . . . . . .   19
        Record Dates; Votes Required and Revocation of Proxies . . . . .   19
        Voting Agreements  . . . . . . . . . . . . . . . . . . . . . . .   21
        Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . .   22

   PROPOSED MERGERS  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        Background of the Mergers  . . . . . . . . . . . . . . . . . . .   22
        Reasons for the Mergers; Recommendation of Boards of Directors .   25
        Opinions of Financial Advisor  . . . . . . . . . . . . . . . . .   26
        Terms of the Mergers . . . . . . . . . . . . . . . . . . . . . .   31
        Effective Times of the Mergers . . . . . . . . . . . . . . . . .   34
        Surrender of Certificates  . . . . . . . . . . . . . . . . . . .   35
        Conditions to the Mergers  . . . . . . . . . . . . . . . . . . .   36
        Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .   37
        Business Pending the Mergers . . . . . . . . . . . . . . . . . .   38
        Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        Termination, Amendment and Waiver  . . . . . . . . . . . . . . .   40
        Management and Operations After the Mergers  . . . . . . . . . .   41
        Interests of Certain Persons in the Mergers  . . . . . . . . . .   42
        Effect on Employee Benefits  . . . . . . . . . . . . . . . . . .   44
        Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . .   45
        Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
        Certain Federal Income Tax Consequences  . . . . . . . . . . . .   46
        Shareholder Agreement  . . . . . . . . . . . . . . . . . . . . .   47
        Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .   47
        Resale of Firstar Common Stock . . . . . . . . . . . . . . . . .   47
        Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . .   47

   COMPARATIVE RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . .   51
        Jacob Schmidt Company  . . . . . . . . . . . . . . . . . . . . .   51
        American Bancorporation, Inc.  . . . . . . . . . . . . . . . . .   55

   OTHER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
        Proposal Two: Approval of Change of Control Incentive Plan . . .   60
        Proposal Three:  Approval of Severance Agreements  . . . . . . .   62

   FIRSTAR CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . .   64
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
        Competition  . . . . . . . . . . . . . . . . . . . . . . . . . .   64
        Supervision  . . . . . . . . . . . . . . . . . . . . . . . . . .   64
        Other Acquisitions and Transactions  . . . . . . . . . . . . . .   66
        Incorporation of Certain Information by Reference  . . . . . . .   66

   JACOB SCHMIDT COMPANY . . . . . . . . . . . . . . . . . . . . . . . .   67
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
        Management's Discussion and Analysis of JSC's Results of
             Operations and Financial Position . . . . . . . . . . . . .   67
        JSC Common Stock . . . . . . . . . . . . . . . . . . . . . . . .   69
        Security Ownership of Directors, Executive Officers and
             Principal Stockholders  . . . . . . . . . . . . . . . . . .   69

   AMERICAN BANCORPORATION, INC. . . . . . . . . . . . . . . . . . . . .   70
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
        Services . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
        Competition  . . . . . . . . . . . . . . . . . . . . . . . . . .   71
        Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
        Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
        Management's Discussion and Analysis of ABI's Results of
             Operations and Financial Position . . . . . . . . . . . . .   71
        ABI Common Stock . . . . . . . . . . . . . . . . . . . . . . . .   83
        Security Ownership of Directors, Executive Officers and
             Principal Stockholder . . . . . . . . . . . . . . . . . . .   84

   OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85


   INDEX TO JSC AND ABI FINANCIAL STATEMENTS . . . . . . . . . . . . . .  F-1

   APPENDIX A          -    Sections 302A.471 and 302A.473 of the Minnesota
   Business Corporation Act
   APPENDIX B          -    Section 262 of the Delaware General
                            Corporation Law
   APPENDIX C          -    Merger Agreements
   APPENDIX D          -    Fairness Opinion of Piper Jaffray Inc. to
                            the Board of Directors of JSC
   APPENDIX E          -    Fairness Opinion of Piper Jaffray Inc. to the
                            Board of Directors of ABI
   APPENDIX F          -    Examples of Price Per JSC Share Based Upon
                            Various Market Values of Firstar Common
                            Stock
   APPENDIX G          -    Examples of Price Per ABI Share Based Upon
                            Various Market Values of Firstar Common
                            Stock

                                     SUMMARY


            The following is a brief summary of certain information with respect to matters to be considered at the Special Meetings. As used in this Joint Proxy Statement-Prospectus, the terms "Firstar," "JSC" and "ABI" refer to such corporations, respectively, and except where the context otherwise requires, such entities and their respective subsidiaries. All information concerning Firstar included in this Joint Proxy Statement-Prospectus has been furnished by Firstar, all information concerning JSC has been furnished by JSC, and all information concerning ABI has been furnished by ABI. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement of JSC and ABI and Prospectus of Firstar, including the appendices hereto, and the documents incorporated in this Joint Proxy Statement-Prospectus by reference (this "Proxy Statement-Prospectus"). Stockholders are urged to review carefully the entire Proxy Statement-Prospectus.

   The Companies

   Firstar Corporation and Firstar Corporation of Minnesota

            Firstar, a Wisconsin corporation whose common stock is listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange, is a multi-bank holding company organized in 1929. The principal assets of Firstar are investments in 18 banks with offices located in the states of Wisconsin, Minnesota, Illinois, Iowa and Arizona. On December 31, 1995, Firstar had consolidated total assets of $19.2 billion and stockholders' equity of $1.5 billion. Firstar's principal executive offices are located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (telephone:
   (414) 765-4321). See "FIRSTAR CORPORATION." FCM, a wholly owned subsidiary of Firstar, owns one bank with 31 offices located in Minnesota.

   Jacob Schmidt Company

            JSC, a Minnesota corporation, is a bank holding company originally organized in 1899 for the purpose of brewing and distilling alcoholic beverages. Currently, the sole business activity of JSC is holding 51.42% of the outstanding shares of ABI Common Stock, as well as other equity and debt securities on which it collects dividends and interest. On December 31, 1995, JSC had consolidated total assets of $78.9 million and stockholders' equity of $77.7 million. JSC's principal executive offices are located on the premises of ABI, at Suite 2200, American Bank Building, 101 East Fifth Street, St. Paul, Minnesota 55101 (telephone: (612) 298-6100).

   American Bancorporation, Inc.

            ABI, a Delaware corporation, is a bank holding company that commenced operations in 1969. ABI holds four subsidiary banks: American Bank N.A., located in St. Paul, Minnesota; American Commercial Bank, located in St. Paul, Minnesota; American Bank Moorhead, located in Moorhead, Minnesota, and American Bank Lake City, located in Lake City, Minnesota. The principal asset of ABI is its investment in its subsidiary banks. On December 31, 1995, ABI had consolidated total assets of $1.22 billion and stockholders' equity of $121 million. ABI's principal executive offices are located at Suite 2200, American Bank Building, 101 East Fifth Street, St. Paul, Minnesota 55101 (telephone: (612) 298-6100).

   Proposed Mergers

            Firstar, FCM, JSC and ABI have entered into an Agreement and Plan of Reorganization dated as of January 10, 1996. Firstar, FCM and JSC have entered into a related Plan of Merger dated as of January 10, 1996, providing for, among other things, the merger of JSC with and into FCM, as a result of which Firstar will directly own 100% of the stock of the surviving corporation, FCM. Firstar, FCM and ABI have also entered into a related Plan of Merger dated as of January 10, 1996, providing for, among other things, the merger of ABI with and into FCM, as a result of which Firstar will directly own 100% of the stock of the surviving corporation, FCM. If the Mergers are consummated, JSC stockholders will no longer hold any interests in JSC and ABI stockholders will no longer hold any interests in ABI other than, in each case, indirectly through their respective interests in Firstar Common Stock. After the Mergers, the rights of JSC stockholders and ABI stockholders will be governed by Wisconsin law and the Restated Articles of Incorporation and Bylaws of Firstar. See "PROPOSED MERGERS."

            Upon consummation of the JSC Merger, each outstanding share of JSC Common Stock, except shares as to which dissenters' rights are perfected, will be converted into the right to receive the amount of cash and/or the number of shares of Firstar Common Stock specified in the JSC Merger Agreements. The value of the cash and/or shares of Firstar Common Stock to be received for each share of JSC Common Stock will range from approximately $3,298.95 to approximately $3,445.93, depending on the average of the daily closing price of Firstar Common Stock on the NYSE during a specified period prior to the closing, subject to further adjustment in certain circumstances. See "PROPOSED MERGERS--Terms of the Mergers"; and "--Appraisal Rights."

            Upon consummation of the ABI Merger, each outstanding share of ABI Common Stock, except shares as to which dissenters' rights are perfected and shares currently held by JSC, will be converted into the right to receive the amount of cash and/or the number of shares of Firstar Common Stock specified in the ABI Merger Agreements. The value of the cash and/or shares of Firstar Common Stock to be received for each share of ABI Common Stock will range from approximately $222.60 to approximately $233.46, depending on the average of the daily closing price of Firstar Common Stock on the NYSE during a specified period prior to the closing, subject to further adjustment in certain circumstances. See "PROPOSED MERGERS--Terms of the Mergers"; and "--Appraisal Rights."

            The consideration to be received by JSC and ABI stockholders will not be affected by the approval or disapproval of the Change of Control Incentive Plan or the Severance Agreements, or by any payments made pursuant to the Change of Control Incentive Plan or the Severance Agreements. See "OTHER PROPOSALS."

            Firstar has previously announced that it intends to repurchase as many shares of Firstar Common Stock as it will issue to holders of JSC Common Stock and ABI Common Stock pursuant to the Mergers. Such repurchase will be made through a series of market transactions and will be subject to market conditions and other factors and no assurance can be given that Firstar will actually repurchase all of such shares of Firstar Common Stock.

   The Special Meetings

   Jacob Schmidt Company

            The JSC Special Meeting will be held at ______________________, St. Paul, Minnesota on April __, 1996, at _____ [a.m./p.m.], local time. The close of business on March __, 1996 is the record date (the "JSC Record Date") for determining the stockholders of record of JSC entitled to notice of and to vote at the JSC Special Meeting and any postponement or adjournments thereof. The purpose of the JSC Special Meeting is to consider and vote upon a proposal to approve the JSC Merger Agreements and to consider and vote upon the approval by JSC, as a stockholder of ABI, of the Change of Control Incentive Plan and the Severance Agreements. For additional information relating to the JSC Special Meeting, see "SPECIAL MEETINGS INFORMATION."

   American Bancorporation, Inc.

            The ABI Special Meeting will be held at
   _________________________, St. Paul, Minnesota, on April __, 1996, at
   ______ [a.m./p.m.], local time. The close of business on March __, 1996 is the record date (the "ABI Record Date") for determining the stockholders of record of ABI entitled to notice of and to vote at the ABI Special Meeting and any postponement or adjournments thereof. The purpose of the ABI Special Meeting is to consider and vote upon a proposal to approve the Merger Agreements and to consider and vote upon the Change of Control Incentive Plan and the Severance Agreements. For additional information relating to the ABI Special Meeting, see "SPECIAL MEETINGS INFORMATION."

   Votes Required; Voting Agreements

   Jacob Schmidt Company

            The MBCA requires that the JSC Merger Agreements be approved by the affirmative vote of a majority of the outstanding shares of JSC Common Stock entitled to vote at the JSC Special Meeting. As of the JSC Record Date, there were 34,983 outstanding shares of JSC Common Stock, each of which is entitled to one vote. The Change of Control Incentive Plan and the Severance Agreements must both be approved by the affirmative vote of more than 75% of the outstanding shares of JSC Common Stock entitled to vote at the JSC Special Meeting that are not held by individuals who could receive payments under the Change of Control Incentive Plan or the Severance Agreements.

            Holders of JSC Common Stock who vote to approve the JSC Merger Agreements are not required to vote to approve the Change of Control Incentive Plan or the Severance Agreements, and the approval of the Change of Control Incentive Plan and the Severance Agreements by the holders of JSC Common Stock is not a condition to the Mergers. Holders of JSC Common Stock may vote to approve the JSC Merger Agreements and vote to not approve the Change of Control Incentive Plan or the Severance Agreements. See "SPECIAL MEETINGS INFORMATION -- Record Dates; Votes Required and Revocation of Proxies."

            As of the JSC Record Date, directors and executive officers of JSC owned beneficially approximately 2.5% of the outstanding shares of JSC Common Stock. Certain directors and executive officers of JSC have entered into separate agreements with Firstar (each a "JSC Voting Agreement") to vote their shares of JSC Common Stock in favor of the JSC Merger. A total of 873.5836 shares or approximately 2.5% of the outstanding shares of JSC Common Stock are covered by the JSC Voting Agreements. As of the JSC Record Date, directors and executive officers of Firstar owned no shares of JSC Common Stock. See "SPECIAL MEETINGS INFORMATION--Record Dates; Voting and Revocation of Proxies"; and "-- Voting Agreements."

   American Bancorporation, Inc.

            The DGCL requires that the ABI Merger Agreements be approved by the affirmative vote of holders of a majority of the outstanding shares of ABI Common Stock entitled to vote at the ABI Special Meeting. As of the ABI Record Date, there were 920,948 outstanding shares of ABI Common Stock, each of which is entitled to one vote. The Change of Control Incentive Plan and Severance Agreements must both be approved by the affirmative vote of more than 75% of the outstanding shares of ABI Common Stock entitled to vote at the ABI Special Meeting that are not held by individuals who could receive payments under the Change of Control Incentive Plan or Severance Agreements.

            Holders of ABI Common Stock who vote to approve the ABI Merger Agreements are not required to vote to approve the Change of Control Incentive Plan or the Severance Agreements, and the approval of the Change of Control Incentive Plan and the Severance Agreements by the holders of ABI Common Stock is not a condition to the Mergers. Holders of ABI Common Stock may vote to approve the ABI Merger Agreements and vote to not approve the Change of Control Incentive Plan or the Severance Agreements. See "SPECIAL MEETINGS INFORMATION -- Record Dates; Votes Required and Revocation of Proxies."

            As of the ABI Record Date, directors and executive officers of ABI owned beneficially approximately 4.3% of the outstanding shares of ABI Common Stock. Certain directors and executive officers of ABI and JSC and JSC, as a stockholder of ABI, have entered into separate agreements with Firstar (each an "ABI Voting Agreement") to vote their respective shares of ABI Common Stock in favor of the ABI Merger. A total of 498,768 shares or approximately 54.2% of the outstanding shares of ABI Common Stock are covered by the ABI Voting Agreements. As of the ABI Record Date, directors and executive officers of Firstar owned no shares of ABI Common Stock. See " SPECIAL MEETINGS INFORMATION--Record Dates; Voting and Revocation of Proxies"; and "--Voting Agreements."

   Recommendations of the Boards of Directors

   Jacob Schmidt Company

            The Board of Directors of JSC unanimously recommends that JSC's Common Stockholders vote FOR approval of the JSC Merger Agreements, FOR approval of the Change of Control Incentive Plan and FOR approval of the Severance Agreements. The Board of Directors of JSC (the "JSC Board"), after consideration of the terms and conditions of the JSC Merger Agreements and other factors deemed relevant by the JSC Board, believes that the terms of the JSC Merger Agreements are fair and that the JSC Merger is in the best interest of JSC and its stockholders. The aggregate amount of consideration to be received by JSC stockholders pursuant to the JSC Merger Agreements is based on the consideration to be received by ABI stockholders pursuant to the ABI Merger Agreements and includes additional consideration based on the other assets of JSC. See "PROPOSED MERGERS-- Reasons for the Mergers; Recommendations of Boards of Directors"; and "-- Background of the Mergers." The JSC Board also unanimously recommends that JSC's Common Stockholders vote FOR approval by JSC, as a stockholder of ABI, of the Change of Control Incentive Plan and the Severance Agreements at the ABI Special Meeting. See "OTHER PROPOSALS."

   American Bancorporation, Inc.

            The Board of Directors of ABI unanimously recommends that ABI's Common Stockholders vote FOR approval of the ABI Merger Agreements, FOR approval of the Change of Control Incentive Plan and FOR approval of the Severance Agreements. The Board of Directors of ABI (the "ABI Board"), after consideration of the terms and conditions of the ABI Merger Agreements and other factors deemed relevant by the ABI Board, believes that the terms of the ABI Merger Agreements are fair and that the ABI Merger is in the best interest of ABI and its stockholders. See "PROPOSED MERGERS--Reasons for the Mergers; Recommendations of Boards of Directors"; and "--Background of the Mergers." The ABI Board also recommends approval of the Change of Control Incentive Plan and the Severance Agreements, which were intended to motivate and provide certain executive and senior management employees of ABI and its bank subsidiaries an incentive to maximize stockholder interests in the event of a change of control such as the Mergers. See "OTHER PROPOSALS."

   Opinions of Financial Advisor

            Piper Jaffray Inc. has rendered its opinions to the Boards of Directors of JSC and ABI to the effect that as of the date of such opinions, and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by the stockholders of ABI pursuant to the Reorganization Agreement is fair, from a financial point of view, to the stockholders of ABI. As described under "PROPOSED MERGERS--Reasons for the Mergers; Recommendations of Boards of Directors," the amount of consideration to be received by JSC stockholders pursuant to the JSC Merger Agreements is based on the consideration to be received by ABI stockholders pursuant to the ABI Merger Agreements and includes additional consideration based on the other assets of JSC. The opinions of Piper Jaffray, attached as Appendix D and Appendix E to this Proxy Statement-Prospectus, which set forth the assumptions made, matters considered, and the limit on the review undertaken in rendering such opinions, should be read in their entirety. See "PROPOSED MERGER-- Opinions of Financial Advisor."

   Appraisal Rights

   Jacob Schmidt Company

            Pursuant to Sections 302A.471 and 302A.473 of the MBCA, holders of JSC Common Stock will have rights of appraisal as a result of the matters to be voted upon at the JSC Special Meeting. Pursuant to Section 302A.473 of the MBCA, holders of JSC Common Stock may elect to have the "fair value" of their shares of JSC Common Stock (determined in accordance with Minnesota law) individually appraised and paid to them, if the JSC Merger is consummated and if they comply with the requirements of Sections 302A.471 and 302A.473 of the MBCA, copies of which are attached hereto as Appendix A. Any deviation from such requirements may result in the loss of such appraisal rights. See "PROPOSED MERGERS - Appraisal Rights" and Appendix A.

   American Bancorporation, Inc.

            Pursuant to Section 262 of the DGCL, holders of ABI Common Stock will have rights of appraisal as a result of the matters to be voted upon at the ABI Special Meeting. Pursuant to Section 262 of the DGCL, holders of ABI Common Stock may elect to have the "fair value" of their shares of ABI Common Stock (determined in accordance with Delaware law) individually appraised and paid to them, if the ABI Merger is consummated and if they comply with the requirements of Section 262 of the DGCL, a copy of which is attached hereto as Appendix B. Any deviation from such requirements may result in the loss of such appraisal rights. See "PROPOSED MERGERS-- Appraisal Rights" and Appendix B.

   Certain Federal Income Tax Consequences of the Mergers

            The Mergers are designed so that no gain or loss, other than with respect to cash received in exchange for stock, fractional shares or in satisfaction of dissenters' rights, will be recognized to the JSC and ABI stockholders upon the exchange of their JSC and ABI Common Stock for Firstar Common Stock. The opinion of Lindquist & Vennum P.L.L.P., counsel for JSC and ABI, and special tax counsel for Firstar and FCM, with respect to the Mergers qualifying as "tax-free" reorganizations for federal income tax purposes will be provided to JSC, ABI, Firstar and FCM. However, the federal income tax considerations related to the Mergers may be different to particular types of JSC and ABI stockholders, or in light of each of the stockholders' personal investment circumstances. Accordingly, stockholders are urged to consult their own tax advisors in determining the tax considerations that may be relevant to them in connection with the Mergers under federal, state, local, and any other applicable tax laws. See "PROPOSED MERGERS -- Certain Federal Income Tax Consequences."

   Accounting Treatment

            Firstar anticipates that the Mergers will be accounted for as purchases. See "PROPOSED MERGERS--Accounting Treatment."

   Date of Mergers

            The Merger Agreements provide that the Mergers will be consummated on the same date (the "Closing Date"), which, unless the parties otherwise agree, will be no later than ten business days after the latest to occur of (A) receipt of all necessary regulatory approvals of the Mergers and of all necessary regulatory approvals of the mergers of certain of ABI's bank subsidiaries with and into FCM's bank subsidiary (the "Bank Mergers"), (B) the date on which the stockholders of JSC approve the JSC Merger, (C) the date on which the stockholders of ABI approve the ABI Merger, and (D) unless waived by Firstar, the completion of any actions that may be required to bring each parcel of real property owned, leased or otherwise possessed or controlled by JSC, ABI or a subsidiary of ABI into compliance with applicable environmental protection laws, rules and regulations ("Remediation Actions"). See "PROPOSED MERGERS--Effective Time of the Mergers"; "--Conditions to the Mergers"; and "--Regulatory Approvals."

   Regulatory Approvals

            The Mergers are conditioned upon prior approval by the Federal Reserve Board and the Minnesota Commissioner of Commerce and upon prior approval of the Bank Mergers by the Office of the Comptroller of Currency (the "OCC"). Firstar's application to the Federal Reserve Board seeking approval of the Mergers and related matters was submitted on _______ __, 1996. Firstar's application to the Minnesota Commissioner of Commerce seeking approval of the Mergers was submitted on ____________, 1996. ABI and Firstar submitted an application to the OCC on __________, 1996 to approve the Bank Mergers. There are no assurances that all required regulatory approvals will be obtained or when such required approvals will be obtained. See "PROPOSED MERGERS--Effective Time of the Mergers"; "-- Conditions to the Mergers"; and "--Regulatory Approvals."

   Dividends on JSC Stock and ABI Stock

            Under the Reorganization Agreement, neither JSC nor ABI may declare or pay any dividend on its capital stock, except (i) JSC may declare and pay cash dividends to its stockholders, provided JSC continues to have at least $10 million of cash and cash equivalents, net of liabilities, after paying such dividends, and (ii) ABI may declare and pay regular quarterly cash dividends on ABI Common Stock at a rate not in excess of $1.50 per share per calendar quarter through and including the calendar quarter ending September 30, 1996 and thereafter increasing to not in excess of $2.00 per share per calendar quarter (not to exceed 50% of net income for the preceding calendar quarter, adjusted to restore Merger-related expenses), provided that the stockholders of ABI will not receive or be entitled to receive in any calendar quarter dividends on both ABI Common Stock and any Firstar Common Stock they receive in the ABI Merger.

   Management and Operations After the Mergers

            In the Mergers, JSC and ABI will each be merged into FCM and the separate corporate existence of JSC and ABI will each cease. FCM, as the surviving corporation in the Mergers and a wholly owned subsidiary of Firstar, will continue operations. The officers and directors of FCM prior to the Mergers will continue as the officers and directors of the surviving corporation. As soon as practicable after the Mergers, American Bank, N.A., and American Commercial Bank, each subsidiaries of ABI (the "Primary ABI Banks"), will each merge with and into Firstar Bank of Minnesota, N.A., a subsidiary of FCM ("Firstar Bank"), in the Bank
   Mergers. American Bank Moorhead, American Bank Lake City, and Lake City Agency, Inc., which are also subsidiaries of ABI, will be sold to third parties (the "Subsidiary Divestitures"). Eau Claire Financial Services, Inc., a Minnesota corporation of which Victor P. Reim, a Vice President of JSC and the Chairman and Chief Executive Officer of ABI, is President, principal stockholder and a director, is currently negotiating with Firstar to purchase American Bank Lake City and Lake City Agency, Inc.
   See "PROPOSED MERGERS -- Interests of Certain Persons in the Mergers." Firstar is not currently negotiating with any party with respect to the sale of American Bank Moorhead. After the Bank Mergers, Firstar Bank's management will be drawn from the officers of Firstar Bank and the Primary ABI Banks and Firstar Bank's Board of Directors will consist of the Firstar Bank directors just before the Bank Mergers. See "PROPOSED MERGERS-- Management and Operations of JSC and ABI After the Mergers."

   Waivers and Amendments to the Merger Agreements

            Firstar, FCM, JSC and ABI may amend, modify or waive in writing the terms and conditions of the Merger Agreements; provided, however, that no amendment may be made after the approval of the Merger Agreements at the Special Meetings that changes in any manner adverse to the stockholders of JSC or ABI the consideration to be provided such stockholders pursuant to the Mergers. See "PROPOSED MERGERS--Termination, Amendment and Waiver."

   Termination

            The Merger Agreements may be terminated at any time prior to the effective time of the JSC Merger (i) by mutual consent of Firstar, JSC and ABI; (ii) by Firstar or ABI (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of JSC and ABI, on the one hand, or Firstar and FCM, on the other hand, set forth in the Reorganization Agreement or (B) if the representations and warranties of JSC and ABI, on the one hand, or Firstar and FCM, on the other hand, are discovered to have become materially untrue in the aggregate, in either case which breach or other condition has not been cured within 10 business days; (iii) by Firstar and FCM, on the one hand, or JSC and ABI, on the other hand, if any permanent injunction preventing the consummation of the Mergers becomes final and nonappealable; (iv) by Firstar, on the one hand, or JSC and ABI, on the other hand, if the Mergers are not consummated before December 31, 1996, for a reason other than the failure of the terminating party to comply with its obligations under the Reorganization Agreement; (v) by Firstar, on the one hand, or JSC and ABI, on the other hand, if the Federal Reserve Board, the Minnesota Commissioner of Commerce, or other applicable bank regulatory authority has denied approval of either of the Mergers and neither Firstar, JSC nor ABI has filed a petition seeking review of such order within 30 days or any such petition for review has been denied; (vi) by JSC, ABI or Firstar, if (A) the ABI Merger Agreements and the ABI Merger are not duly approved by the holders of ABI Common Stock after a vote thereon at the ABI Special Meeting; or (B) the JSC Merger Agreements and the JSC Merger are not duly approved by the holders of JSC Common Stock after a vote thereon at the JSC Special Meeting; (vii) by Firstar if the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC"), the OCC, or the Minnesota Commissioner of Commerce, as applicable, or any other applicable bank regulatory authority has denied approval of the Bank Mergers and neither Firstar nor ABI has filed a petition seeking review of such order within 30 days, or any such petition for review has been denied; (viii) by JSC and ABI if the costs and expenses associated with the Remediation Actions exceed $2 million; (ix) by JSC and ABI if (A) the average of the daily closing price of Firstar Common Stock for the twelve consecutive trading days ending on and including the trading day preceding the trading day immediately preceding the Closing Date (the "Market Value of Firstar Common Stock") is less than $30.00 and (B) the ratio of the average of the daily closing price of Firstar Common Stock for the twelve consecutive trading days ending on and including the trading day preceding the trading day immediately preceding the date of the Special Meetings (the "Calculation Period") divided by the closing price of Firstar Common Stock on January 9, 1996, is less than the ratio of the average of the daily closing prices of a selected group of bank stocks during the Calculation Period divided by the average of the closing price of such selected group of bank stocks on January 9, 1996, after subtracting 0.15 from such selected group of bank stocks ratio; or (x) by JSC and ABI, on the one hand, or Firstar, on the other hand, if the Market Value of Firstar Common Stock is less than $20.625. The average daily closing price for Firstar Common Stock for the twelve trading days ended __________ __, 1996 was $___, a percentage [decline] [increase] of ___% from January 9, 1996. The percentage [decline] [increase] in the average price of the selected group of bank stocks over the same period was approximately ___%. See "PROPOSED MERGERS--Termination, Amendment and Waiver" for important information concerning these termination rights.

   Termination Fee

            Under the Reorganization Agreement, upon the occurrence of specified events ("Trigger Events"), JSC and ABI must pay Firstar a fee of $6 million (the "Termination Fee"). The Trigger Events relate generally to offers by, or transactions or proposed transactions with, third parties, and acquisition of specified percentages of JSC's or ABI's capital stock by third parties, none of which has occurred as of the date hereof, to the best of Firstar's, JSC's and ABI's knowledge. The Termination Fee may discourage offers to acquire JSC or ABI and is intended to increase the likelihood that the Mergers will be consummated. The Termination Fee is in addition to any obligation that JSC and ABI may have to reimburse Firstar for up to $2 million of its out-of-pocket expenses. See "PROPOSED MERGERS--Termination Fee"; and "--Expenses."

   Interests of Certain Persons in the Mergers

            Certain executive officers of JSC and ABI and certain executive officers of ABI and its bank subsidiaries have an interest in the Mergers under the Change of Control Incentive Plan, the Severance Agreements, and certain indemnification provisions contained in the Merger Agreements that are effective upon consummation of the Mergers. Additionally, Victor P. Reim, a Vice President of JSC and the Chairman and Chief Executive Officer of ABI, is the President, principal stockholder and a director of a corporation that is negotiating with Firstar to acquire American Bank Lake City and Lake City Agency, Inc., two ABI subsidiaries, from Firstar after the consummation of the Mergers. See "PROPOSED MERGERS--Interests of Certain Persons in the Mergers."

   Resales of Firstar Common Stock by Affiliates

            Resales of Firstar Common Stock issued to "affiliates" of JSC and ABI in connection with the Mergers have not been registered under applicable securities laws in connection with the Mergers. Such shares may only be sold (a) under a separate registration for distribution (which Firstar has not agreed to provide), (b) pursuant to Rule 145 under the Securities Act of 1933, as amended, or (c) pursuant to some other exemption from registration. See "PROPOSED MERGERS--Resale of Firstar Common Stock."

   Preferred Share Purchase Rights

            Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock, including the Firstar Common Stock to be issued in the Mergers, entitles its holder to one-half of a right ("Preferred Share Purchase Right") to purchase one one-hundredth of a share of Firstar's Series C Preferred Stock under certain limited circumstances. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Firstar without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by Firstar's Board of Directors prior to the time that the Rights have become nonredeemable. See "COMPARATIVE RIGHTS OF STOCKHOLDERS."

   Markets and Market Prices

            Firstar Common Stock is listed on the NYSE and the Chicago Stock Exchange. Neither JSC Common Stock nor ABI Common Stock is listed for trading on any securities exchange or quoted on The Nasdaq Stock Market, and shares of JSC Common Stock and ABI Common Stock have traded only sporadically on the over-the-counter market.

            The stock transfer records of JSC indicate that no shares of JSC Common Stock have traded since August 1993, when 200 shares were traded in one transaction. JSC does not know the price per share of such trade.
   Due to the lack of trading activity in JSC Common Stock, the amount used for the market value of JSC Common Stock on December 29, 1995 and all subsequent dates in the following table is the book value of JSC Common Stock as of December 31, 1995. This value may not be an accurate indicator of the actual market value on such date or any subsequent date.

            The stock transfer records of ABI indicate that, during 1995, a total of 62,917 shares of ABI Common Stock were traded in 36 transactions. A total of 23,908 shares of ABI Common Stock have traded in 5 trades to date in 1996. The last trade of ABI Common Stock occurred on January 29, 1996 when 942 shares were traded. ABI does not know the sales price of any of these privately negotiated trades. Therefore, the amount used for the market value of ABI Common Stock on December 29, 1995 and all subsequent dates in the following table is the book value of ABI Common Stock on December 31, 1995. This value may not be an accurate indicator of the actual market value on such date or any subsequent date.

            The following table also sets forth the closing price per share of Firstar Common Stock as reported on the NYSE Composite Tape on the dates set forth, which include January 9, 1996, the latest practicable trading day preceding public announcement of the Mergers, and March __, 1996, the latest practicable trading day before the printing of this Proxy Statement-Prospectus, as well as the equivalent per share prices of JSC Common Stock and ABI Common Stock for such dates. The equivalent per share price of JSC Common Stock and ABI Common Stock at each date is the sum of the value of the Firstar Common Stock and cash such shares would be converted into based upon the closing price of a share of Firstar Common Stock on the NYSE Composite Tape on such date. See "PROPOSED MERGERS-- Terms of the Merger."

                     Firstar       JSC     ABI     Equivalent   Equivalent
                     Common      Common   Common    JSC Per      ABI Per
                     Stock        Stock   Stock   Share Price  Share Price
    Market Value
     Per Share at:

      December 29,   $39.625  $2,222.30  $141.71   $3,372.444     $228.026
        1995
      January 9,     $37.500  $2,222.30  $141.71   $3,372.444     $228.026
        1996
      March __,      $   .    $2,222.30  $141.71    $    .        $   .
        1996

            No assurance can be given as to the market prices of Firstar Common Stock, JSC Common Stock or ABI Common Stock at any time before the Mergers become effective or as to the market price of Firstar Common Stock at any time thereafter. The average closing price of Firstar Common Stock on the NYSE Composite Tape for the twelve consecutive trading days immediately preceding March __, 1996, was $______. If the average closing price of Firstar Common Stock on the NYSE Composite Tape for the twelve consecutive trading days ending on the trading day preceding the trading day immediately preceding the closing of Mergers (the "Pricing Period") is also $_______, each share of JSC Common Stock will be converted into the right to receive $_______ in cash and _______ shares of Firstar Common Stock in the JSC Merger, and each share of ABI Common Stock will be converted into the right to receive $_____ in cash and _______ shares of Firstar Common Stock in the ABI Merger. See "PROPOSED MERGERS--Terms of the Mergers." There can be no assurance as to the average closing price of Firstar Common Stock during the Pricing Period or at any time before or after such period. JSC and ABI stockholders should note that in certain circumstances Firstar, JSC and ABI may, at their option, terminate the Merger Agreements before they take effect if the average closing price of Firstar Common Stock on the NYSE Composite Tape falls below a specified amount prior to the Special Meetings and/or prior to the Closing Date.
   See "PROPOSED MERGERS--Termination, Amendment and Waiver." JSC and ABI stockholders are advised to obtain current market quotations for Firstar Common Stock.

   Comparative Per Common Share Data

            The following table presents selected comparative unaudited per common share data for Firstar Common Stock, JSC Common Stock and ABI Common Stock as of and for the year ended December 31, 1995 on a historical and pro forma combined basis and for JSC Common Stock and ABI Common Stock on a pro forma equivalent basis giving effect to the Mergers accounted for as purchases. It is assumed that Firstar will repurchase as treasury stock the aggregate number of shares of Firstar Common Stock that are to be issued to JSC stockholders and ABI stockholders in the Mergers; such repurchase will be subject to market conditions and other factors and no assurance can be given that Firstar will actually repurchase all of such shares of Firstar Common Stock. The information is derived from the consolidated historical financial statements of Firstar, JSC and ABI, including the related notes thereto, incorporated by reference into or included in this Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "INDEX TO JSC AND ABI FINANCIAL STATEMENTS."

            This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Mergers been consummated prior to the periods indicated.
                                                     Year Ended
                                                    December 31,
                                                        1995
               Firstar - Historical:
                 Net income  . . . . . . . . . .  $     3.00
                 Cash dividends declared . . . .        1.32
                 Book value (at period end)  . .       20.61

               JSC - Historical:
                 Net income  . . . . . . . . . .  $   241.76
                 Cash dividends declared . . . .      114.50
                 Book value (at period end)  . .    2,222.30

               ABI - Historical:
                 Net income  . . . . . . . . . .  $    17.97
                 Cash dividends declared . . . .        7.90
                 Book value (at period end)  . .      141.71

               Firstar-JSC-ABI - Pro Forma
                Combined
                 Net income (1)  . . . . . . . .  $     3.03
                 Cash dividends declared(2)  . .        1.32
                 Book value (at period end)(3) .       20.65

               JSC - Equivalent Pro Forma
                Combined(4):
                  Net income . . . . . . . . . .  $   257.88
                  Cash dividends declared  . . .      112.34
                  Book value (at period end) . .    1,757.50

               ABI - Equivalent Pro Forma
                Combined(5):
                 Net income  . . . . . . . . . .  $    17.44
                 Cash dividends declared . . . .        7.60
                 Book value (at period end)  . .      118.83

   (1) The pro forma combined net income per common share (based on weighted average shares outstanding) is equal to (a) the combined historical net income for Firstar, JSC and ABI reduced for the amortization of purchase accounting adjustments, the cost of funds used in the repurchase of shares, and dividend payments on Firstar's outstanding Preferred Stock divided by (b) the average pro forma common shares of the combined entity.

   (2) The pro forma combined dividends declared assumes no changes in historical dividends per share declared by Firstar. No assurance can be given that Firstar will not change such dividends in the future.

   (3) The pro forma combined book value per share of Firstar Common Stock is equal to (a) the historical total common equity for Firstar adjusted for the historical net income of JSC and ABI, intangible amortization and interest income lost from funds used in the repurchase of shares, divided by (b) the shares of Firstar Common Stock outstanding.

   (4) The equivalent pro forma combined income, dividends and book value per share of ABI Common Stock represent pro forma combined amounts multiplied by an exchange ratio representative of the total value that would be received for each share of ABI stock based upon the $39.625 closing price of Firstar Common Stock on the NYSE on December 29, 1995. Such assumed total value received would be 4.604 shares of Firstar Common Stock and $45.6052 cash. The total value actually received in the ABI Merger may be different. See "PROPOSED MERGERS--Terms of the Merger".

   (5) The equivalent pro forma combined income, dividends and book value per share of JSC Common Stock represent pro forma combined amounts multiplied by an exchange ratio representative of the total value that would be received for each share of JSC stock based upon the $39.625 closing price of Firstar Common Stock on the NYSE on December 29, 1995. Such assumed total value received would be 68.087 shares of Firstar Common Stock and $674.4888 cash. The total value actually received in the JSC Merger may be different. See "PROPOSED MERGERS--Terms of the Merger".

   Selected Consolidated Financial Data of Firstar

             The following table sets forth in summary form certain selected consolidated financial data of Firstar. The financial data included for the four years ended December 31, 1994, are derived from the audited consolidated financial statements of Firstar. The financial data included for the year ended December 31, 1995, are derived from Firstar's as yet unaudited financial statements. This information should be read in conjunction with the financial review and consolidated financial statements of Firstar, and the related notes thereto, included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."


                                        Years Ended December 31,
                            1995      1994      1993      1992      1991
   Income Summary
    (Thousands of
    dollars):
     Net interest
         revenue . . .    $725,947  $698,838  $659,939  $626,371  $555,209
     Provision for loan
         losses  . . .      36,756    23,891    29,090    50,733    55,221
                          --------   -------   -------   -------   -------
     Net interest
      revenue after
      loan loss
      provision  . . .     689,191   674,947   630,849   575,638   499,988
     Other operating
          revenue  . .     392,197   370,619   392,918   347,936   311,641
     Other operating
          expense  . .     734,122   706,185   689,274   655,444   595,505
                           -------   -------   -------   -------   -------
     Income before
      income taxes . .     347,266   339,381   334,493   268,130   216,124
     Provision for
          income tax .     118,353   112,708   106,555    82,131    61,709
                          --------   -------  --------
     Net income  . . .    $228,913  $226,673  $227,938  $185,999  $154,415
                          ========   =======   =======   =======   =======
     Per common share:
      Net income . . .   $    3.00 $    2.98 $    2.99 $    2.50 $    2.11
      Dividends  . . .        1.32      1.16      1.00      0.80     0.705

   Selected Period-End
     Balances
   (Millions of
      dollars):
     Total assets  . .    $ 19,168  $ 17,994  $ 16,412  $ 15,561  $ 14,549
     Loans . . . . . .      12,632    11,906    10,825     9,816     8,997
     Deposits  . . . .      14,312    13,409    13,133    12,756    11,989
     Long-term debt  .         734       574       486       426       209
     Stockholders'
         equity  . . .       1,525     1,513     1,359     1,237     1,070

   Selected Financial
     Ratios:
     Net income as a %
      of average assets
                              1.26%     1.37%     1.49%     1.29%     1.12%
     Net income as a %
      of average common
      equity   . . . .       15.11     15.96     17.81     16.65     15.71
     Net interest
         margin %  . .        4.55      4.89      5.04      5.11      4.84
     Total capital to
      risk-adjusted
      assets . . . . .       12.45     13.18     13.17     13.10     11.74
     Nonperforming
      assets as a % of
      period-end loans
      and other real
      estate . . . . .        0.77      0.69      0.81      1.17      1.50
     Reserve for loan
      losses as a % of
      period-end loans        1.55      1.60      1.75      1.87      1.81
     Net charge-offs as
      a % of average
      loans  . . . . .        0.27      0.25      0.25      0.40      0.43



   Selected Consolidated Financial Data of JSC

             The following table sets forth in summary form certain selected consolidated financial data of JSC. The financial data included for the five years ended December 31, 1995, are derived from the audited consolidated financial statements of JSC. This information should be read in conjunction with the financial review and consolidated financial statements of JSC, and the related notes thereto, included elsewhere in this Proxy Statement-Prospectus. See "JACOB SCHMIDT COMPANY--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "INDEX TO JSC AND ABI FINANCIAL STATEMENTS."

                                        Year Ended December 31,
                              1995     1994      1993      1992       1991
   Income Summary
    (Thousands of
    dollars):
    Net interest
        revenue  . . .    $ 55,616  $ 52,877  $ 51,898  $ 51,698   $ 54,467
    Provision for loan
        losses . . . .         633    (6,428)      698     7,526     14,491
                           -------   -------    ------   -------    -------
    Net interest
      revenue after
      loan loss
      provision  . . .      54,983    59,305    51,200    44,172     39,976
    Other operating
        revenue  . . .      20,116    16,566    18,442    20,242     19,898
    Other operating
        expense  . . .      48,154    58,510    53,133    54,716     53,313
                            ------    ------    ------   -------    -------
    Income before
        income taxes .      26,945    17,361    16,509     9,698      6,561
    Provision for
        income tax . .      10,389     5,399     5,491     2,281        658
                           -------   -------   -------   -------    -------
    Income before
      minority
      interests  . . .      16,556    11,962    11,018     7,417      5,903
    Minority interests
      in income of
      subsidiary . . .       8,098     5,788     5,116     3,491      2,810
                           -------   -------   -------    ------    -------
    Net income   . . .    $  8,458  $  6,174  $  5,902  $  3,926   $  3,093
                           =======   =======   =======   =======    =======
    Per common share:
      Net income . . .    $ 241.76  $ 176.48  $ 168.71  $ 112.23   $  88.41
      Dividends  . . .      114.50     37.35     31.40     51.50      52.75

   Selected Period-End
    Balances
   (Millions of
    dollars):
    Total assets   . .    $  1,295  $  1,265  $  1,293  $  1,272   $  1,314
    Loans  . . . . . .         759       684       600       577        703
    Deposits   . . . .       1,014       967       990     1,053      1,108
    Long-term debt   .          15        28         3         4          5
    Stockholders'
        equity . . . .          78        70        69        62         60

   Selected Financial
     Ratios:
    Net income as a %
      of average assets
                              0.68%     0.48%     0.47%     0.30%      0.23%
    Net income as a %
      of average common
      equity . . . . .       11.53      9.02      9.11      6.44       5.22
    Net interest margin
        %  . . . . . .        5.17      4.72      4.92      4.91       4.78
    Total capital to
      risk-adjusted
      assets . . . . .       15.95     16.24     17.17     16.24      13.79
    Nonperforming
      assets as a % of
      period-end loans
      and other real
      estate . . . . .        0.29      0.73      1.16      3.41       3.14
    Reserve for loan
      losses as a % of
      period-end loans        1.62      1.92      3.30      3.45       2.67
    Net charge-offs as
      a % of average
      loans  . . . . .        0.20      0.04      0.14      1.00       1.03


   Selected Consolidated Financial Data of ABI

             The following table sets forth in summary form certain selected consolidated financial data of ABI. The financial data included for the five years ended December 31, 1995, are derived from the audited consolidated financial statements of ABI. This information should be read in conjunction with the financial review and consolidated financial statements of ABI, and the related notes thereto, included elsewhere in this Proxy Statement-Prospectus. See "AMERICAN BANCORPORATION, INC.-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "INDEX TO JSC AND ABI FINANCIAL STATEMENTS."

                                       Year Ended December 31,
                             1995      1994     1993     1992      1991
   Income Summary
   (Thousands of
    dollars):
    Net interest
        revenue  . . .    $ 55,275 $ 52,549 $ 51,554  $ 51,314  $ 54,075
    Provision for loan
        losses . . . .         633   (6,428)     698     7,526    14,491
                          -------- -------- --------   -------   -------
    Net interest
      revenue after
      loan loss
      provision  . . .      54,642   58,977   50,856    43,788    39,584
    Other operating
        revenue  . . .      20,015   16,520   17,728    20,005    19,819
    Other operating
        expense  . . .      48,093   58,493   53,113    54,672    53,286
                           -------  -------  -------   -------
    Income before
        income taxes .      26,564   17,004   15,471     9,121     6,117
    Provision for
        income tax . .      10,015    5,198    5,041     2,026       415
                           -------  -------  -------   -------   -------
    Net income   . . .    $ 16,549 $ 11,806 $ 10,430  $  7,095  $  5,702
                           =======  =======  =======   =======   =======
    Per common share:
      Net income . . .    $  17.97 $  12.82 $  11.33  $   7.70  $   6.19
      Dividends  . . .        7.90     3.10     2.05      2.35      3.70

   Selected Period-End
    Balances
   (Millions of
     dollars):
    Total assets   . .    $  1,283 $  1,255 $  1,283  $  1,264  $  1,305
    Loans  . . . . . .         759      684      600       577       703
    Deposits   . . . .       1,014      967      990     1,053     1,108
    Long-term debt   .          15       28        3         4         5
    Stockholders'
        equity . . . .         131      116      115       104        99

   Selected Financial
     Ratios:
    Net income as a %
      of average assets
                              1.36%    0.94%    0.86%     0.57%     0.42%
    Net income as a %
      of average common
      equity . . . . .       13.67    10.21     9.56      6.92      5.74
    Net interest margin
        %  . . . . . .        5.19     4.73     4.84      4.92      4.78
    Total capital to
      risk-adjusted
      assets . . . . .       15.16    15.61    16.04     15.25     12.91
    Nonperforming
      assets as a % of
      period-end loans
      and other real
      estate . . . . .        0.29     0.73     1.16      3.41      3.14
    Reserve for loan
      losses as a % of
      period-end loans        1.62     1.92     3.30      3.45      2.67
    Net charge-offs as
      a % of average
      loans  . . . . .        0.20     0.04     0.14      1.00      1.03


                          SPECIAL MEETINGS INFORMATION

   General

             This Proxy Statement-Prospectus is being furnished to the stockholders of JSC and to the stockholders of ABI in connection with the solicitation of proxies of common stockholders of JSC by the Board of Directors of JSC and of common stockholders of ABI by the Board of Directors of ABI, to be voted at the Special Meeting of holders of JSC Common Stock and at the Special Meeting of holders of ABI Common Stock, respectively, which are to be held on ________________ __, 1996, and any respective adjournments thereof.

             The purpose of the JSC Special Meeting and of the solicitation of proxies by the Board of Directors of JSC is (i) to obtain the approval of the JSC Merger Agreements, (ii) to obtain the approval of JSC, as a stockholder of ABI, voting to approve the Change of Control Incentive Plan at the ABI Special Meeting, (iii) to obtain the approval of JSC, as a stockholder of ABI, voting to approve the Severance Agreements at the ABI Special Meeting, and (iv) the transaction of such other business as may properly come before the meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of JSC Common Stock is accompanied by a form of proxy for use at the JSC Special Meeting.

             The purpose of the ABI Special Meeting and of the solicitation of proxies by the Board of Directors of ABI is (i) to obtain the approval of the ABI Merger Agreements, (ii) to obtain the approval of the Change of Control Incentive Plan, (iii) to obtain the approval of the Severance Agreements, and (iv) the transaction of such other business as may properly come before the meeting or any adjournments thereof. Each copy of this Proxy Statement--Prospectus mailed to holders of ABI Common Stock is accompanied by a form of proxy for use at the ABI Special Meeting.

   Date, Place and Times

             The JSC Special Meeting will be held at
   ________________________, St. Paul, Minnesota on _________________ __,
   1996, at ______ [a.m./p.m.] (local time).

             The ABI Special Meeting will be held at
   ________________________, St. Paul, Minnesota on _________________ __,
   1996, at ______ [a.m./p.m.] (local time).

   Record Dates; Votes Required and Revocation of Proxies

   Jacob Schmidt Company

             The close of business on March __, 1996, has been fixed by the Board of Directors of JSC as the JSC Record Date for the determination of stockholders entitled to notice of, and to vote at, the JSC Special Meeting. On that date there were outstanding and entitled to vote 34,983 shares of JSC Common Stock, of which 874 (2.5%) were held by directors or executive officers of JSC. Neither Firstar nor FCM or any of their directors or executive officers own any shares of JSC Common Stock.

             Each outstanding share of JSC Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the JSC Special Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of JSC Common Stock entitled to vote at the JSC Special Meeting is necessary to constitute a quorum at the JSC Special Meeting. Under Minnesota law, the affirmative vote of at least a majority of the total number of outstanding shares of JSC Common Stock entitled to vote at the JSC Special Meeting is required to approve and adopt the Merger Agreements. Although JSC is not a party to the Change of Control Incentive Plan and the Severance Agreements,
   Section 280G of the Internal Revenue Code of 1986, as amended, requires that, in order for JSC, as a corporate stockholder of ABI, to properly vote its shares of ABI Common Stock in favor of the Change of Control Incentive Plan and the Severance Agreements at the ABI Special Meeting, 75% of the total outstanding shares of JSC Common Stock entitled to vote at the JSC Special Meeting must authorize such vote of the ABI Common Stock owned by JSC. See "OTHER PROPOSALS." If an executed proxy card is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. If the accompanying proxy card is properly executed and returned to JSC in time to be voted at the JSC Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.
   Executed but unmarked proxies will be voted for approval and adoption of the JSC Merger Agreements, for approval of the Change of Control Incentive Plan, for approval of the Severance Agreements and for any proposal to adjourn the JSC Special Meeting if necessary to permit further solicitation of proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing an instrument revoking it or by filing a duly executed proxy bearing a later date with the Secretary of JSC prior to or at the JSC Special Meeting. Attendance at the JSC Special Meeting will not in and of itself constitute a revocation of a proxy.

             Holders of JSC Common Stock who vote to approve the JSC Merger Agreements are not required to vote to approve the Change of Control Incentive Plan or the Severance Agreements, and the approval of the Change of Control Incentive Plan and the Severance Agreements by the holders of JSC Common Stock is not a condition to the Mergers. Holders of JSC Common Stock may vote to approve the JSC Merger Agreements and vote to not approve the Change of Control Incentive Plan or the Severance Agreements.

             The Board of Directors of JSC does not know of any matters other than those described in the notice of the JSC Special Meeting that are to come before the JSC Special Meeting. If any other matters are properly brought before the JSC Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

   American Bancorporation, Inc.

             The close of business on March __, 1996, has been fixed by the Board of Directors of ABI as the ABI Record Date for the determination of stockholders entitled to notice of, and to vote at, the ABI Special Meeting. On that date there were outstanding and entitled to vote 920,948 shares of ABI Common Stock, of which 39,385 (4.3%) were held by directors or executive officers of ABI. Neither Firstar nor FCM or any of their directors or executive officers own any shares of ABI Common Stock.

             Each outstanding share of ABI Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the ABI Special Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of ABI Common Stock entitled to vote at the ABI Special Meeting is necessary to constitute a quorum at the ABI Special Meeting. Under Delaware law the affirmative vote of at least a majority of the total number of outstanding shares of ABI Common Stock entitled to vote at the ABI Special Meeting is required to approve and adopt the Merger Agreements. Although under Delaware law the affirmative vote of at least a majority of the total number of shares of ABI Common Stock present in person or represented by proxy at the ABI Special Meeting is required to approve the Change of Control Incentive Plan and the Severance Agreements, Section 280G of the Internal Revenue Code of 1986, as amended, requires the affirmative vote of 75% of the total outstanding shares of ABI Common Stock entitled to vote at the ABI Special Meeting in order for the Change of Control Incentive Plan and the Severance Agreements to be approved under such statute. See "OTHER PROPOSALS." If an executed proxy card is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. If the accompanying proxy card is properly executed and returned to ABI in time to be voted at the ABI Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted for approval and adoption of the ABI Merger Agreements, for approval of the Change of Control Incentive Plan, for approval of the Severance Agreements and for any proposal to adjourn the ABI Special Meeting if necessary to permit further solicitation of proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing an instrument revoking it or by filing a duly executed proxy bearing a later date with the Secretary of ABI prior to or at the ABI Special Meeting. Attendance at the ABI Special Meeting will not in and of itself constitute a revocation of a proxy.

             Holders of ABI Common Stock who vote to approve the ABI Merger Agreements are not required to vote to approve the Change of Control Incentive Plan or the Severance Agreements, and the approval of the Change of Control Incentive Plan and the Severance Agreements by the holders of ABI Common Stock is not a condition to the Mergers. Holders of ABI Common Stock may vote to approve the ABI Merger Agreements and vote to not approve the Change of Control Incentive Plan or the Severance Agreements.

             The Board of Directors of ABI does not know of any matters other than those described in the notice of the ABI Special Meeting that are to come before the ABI Special Meeting. If any other matters are properly brought before the ABI Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

   Voting Agreements

             As a condition to Firstar entering into the Merger Agreements, certain of the directors and executive officers of JSC and ABI, and JSC, as a stockholder of ABI, have entered into separate voting agreements with Firstar (the "Voting Agreements"). Each Voting Agreement provides that the signing stockholder will vote all of his, her or its shares of JSC Common Stock or ABI Common Stock, as applicable, in favor of the applicable Merger at the applicable Special Meeting and prohibits such stockholder from voting his or her shares in favor of any acquisition of stock or all or substantially all the assets of JSC or ABI, as applicable, by, or merger or consolidation of JSC or ABI with, any party other than Firstar or its affiliates. Further, each Voting Agreement requires that each such stockholder make adequate provision to assure that his or her shares of JSC Common Stock or ABI Common Stock, as applicable, remain subject to the Voting Agreement before transferring any shares of such Common Stock to a third party transferee. Each Voting Agreement terminates upon the earliest to occur of (i) the consummation of the applicable Merger, (ii) termination of the Merger Agreements by mutual agreement of the parties, (iii) termination of the Merger Agreements by JSC or ABI, as applicable, based upon a material uncorrected breach of the Merger Agreements by Firstar, or (iv) the expiration of twelve months after termination of the Merger Agreements (other than terminations described in clause (ii) or (iii) above). See "PROPOSED MERGERS-- Effective Time of the Mergers"; and "--Termination, Amendment and Waiver."

             The Voting Agreements bind the signatories thereto only in their capacity as stockholders. Accordingly, while the directors of JSC and ABI who are partners to Voting Agreements are contractually bound to vote as stockholders in favor of the applicable Merger and against competing proposals, should any be presented, their fiduciary duties as directors nevertheless require them to act, in their capacity as directors, in the best interests of JSC or ABI, as applicable, when they decided to approve and adopt the applicable Merger Agreements and recommend that the holders of JSC or ABI Common Stock, as applicable, vote for the applicable Merger and applicable Merger Agreements. The directors will continue to be bound by their fiduciary duties as directors of JSC or ABI, as applicable, with respect to any decisions they may take in connection with the applicable Merger or otherwise.

             The total number of shares of JSC Common Stock subject to the Voting Agreements is 873.5836 or approximately 2.5% of the total shares outstanding as of the JSC Record Date and entitled to vote at the JSC Special Meeting.

             The total number of shares of ABI Common Stock subject to the Voting Agreements is 498,768 or approximately 54.2% of the total shares outstanding as of the ABI Record Date and entitled to vote at the ABI Special Meeting.

   Solicitation of Proxies

   Jacob Schmidt Company

             In addition to solicitation by mail, directors, officers, and employees of JSC, who will not be specifically compensated for such services, may solicit proxies from the stockholders of JSC, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. JSC does not anticipate that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but JSC reserves the right to do so should it conclude that such efforts are needed. JSC will bear its own expenses in connection with the solicitation of proxies for the JSC Special Meeting, except that Firstar, JSC and ABI have agreed to share equally in the expense of printing this Proxy Statement-Prospectus and the expense of all SEC and other regulatory filing fees incurred in connection therewith. See "PROPOSED MERGER--Expenses."

             HOLDERS OF JSC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO JSC IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

   American Bancorporation, Inc.

             In addition to solicitation by mail, directors, officers, and employees of ABI, who will not be specifically compensated for such services, may solicit proxies from the stockholders of ABI, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. ABI does not anticipate that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but ABI reserves the right to do so should it conclude that such efforts are needed. ABI will bear its own expenses in connection with the solicitation of proxies for the ABI Special Meeting, except that Firstar, JSC and ABI have agreed to share equally in the expense of printing this Proxy Statement-Prospectus and the expense of all SEC and other regulatory filing fees incurred in connection therewith. See "PROPOSED MERGERS--Expenses."

             HOLDERS OF ABI COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO ABI IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


                                PROPOSED MERGERS

             The following description of the Mergers is qualified in its entirety by reference to the Merger Agreements, which are attached as Appendix C to this Proxy Statement-Prospectus and are incorporated herein by reference. All JSC stockholders are urged to read the JSC Merger Agreements in their entirety, and all ABI stockholders are encouraged to read the ABI Merger Agreements in their entirety.

   Background of the Mergers

             The past several years have been a period of significant consolidation in the financial services industry. In fact, prior to 1995 ABI had received indications of interest from several financial institutions (including Firstar), none of which progressed beyond preliminary discussions.

             At a regular meeting held on April 25, 1994, the ABI Board of Directors discussed the desire of some of JSC's and ABI's major stockholders to increase the liquidity and diversification of their investment in JSC and ABI. The ABI Board also discussed the options available to accomplish these objectives, including: (i) remaining independent and (a) improving growth and core earnings through consolidation of the ABI banks, de novo branching and strategic acquisitions of other financial institutions, and (b) improving liquidity through increased cash dividends, a stock repurchase program and/or through an employee stock ownership plan; or (ii) a sale or strategic merger of ABI involving a larger publicly-traded financial institution.

             In June 1994, the ABI Board met informally with Mr. Bob Walters of the Bank Advisory Group, Inc., Austin, Texas, a nationally recognized financial services consultant, to review the advantages and disadvantages of various strategic alternatives. Mr. Walters reviewed the issues involved in remaining independent and associated difficulties that ABI would encounter in attempting to continue to improve performance and enhance stockholder value over the long term. Mr. Walters also discussed the second alternative, the sale or merger of ABI, describing methodologies for valuing ABI and analyzing financial data from other recent bank mergers and acquisitions.

             During the ensuing months, the ABI Board continued to evaluate the pros and cons of remaining independent versus pursuing a strategic merger partner. At its regular meeting on February 27, 1995, the ABI Board decided to retain an investment banking firm to assist the directors in the review of strategic alternatives, including any future sale, merger or acquisition involving JSC and ABI, and to assist them in determining the current value of ABI and JSC in the context of an acquisition. The ABI Board interviewed several regional and national investment banking firms in April 1995 and retained Piper Jaffray Inc. ("Piper Jaffray") on May 24, 1995. The Board selected Piper Jaffray on the basis of, among other things, Piper Jaffray's familiarity with ABI's business and with other Midwest banks and thrifts, the experience of the Piper Jaffray team assigned to the engagement, and Piper Jaffray's reputation and expertise in mergers and acquisitions in general.

             Piper Jaffray assisted a group of senior managers from ABI, including Chairman of the Board Victor P. Reim, Chief Financial Officer Dennis R. Nisler, and General Counsel Robert T. Lund ("ABI Management"), in preparing a confidential memorandum containing certain preliminary financial and other information regarding the business of ABI (the "Memorandum"). Piper Jaffray also worked with members of ABI Management to develop a preliminary list of parties that might have an interest in acquiring ABI and JSC. At a presentation following the August 21, 1995 ABI Board meeting, Piper Jaffray reviewed this preliminary list of parties with the Boards of JSC and ABI and outlined a plan for pursuing a potential sale or merger of ABI and JSC. At the request of the ABI Board, Piper Jaffray then contacted twenty candidates which for various reasons were believed to be the most logical and interested potential acquirors.
   A confidentiality agreement was entered into with each of the thirteen potential buyers who requested and received a copy of the Memorandum.
   Each of the interested parties was asked to submit a non-binding indication of interest in acquiring ABI and JSC.

             At the October 30, 1995 ABI Board meeting, Mr. Reim reported that ABI had received written indications of interest from four parties. He indicated that, after discussions among ABI Management, Piper Jaffray and representatives of the interested parties regarding, among other issues, minimum bid levels and ground rules for due diligence, ABI had invited three of the four interested parties to conduct independent on-site due diligence reviews of ABI during November of 1995. Mr. Reim informed the Board that one of the non-binding bids was lower than the other three, and because the bid was well below an acceptable level, the bidder would not be permitted to conduct due diligence.

             At the December 11, 1995 ABI Board meeting, Mr. Reim reported that two of the three interested parties had completed due diligence reviews of ABI and had been instructed to submit final, written expressions of interest in acquiring ABI and JSC on or before December 15, 1995. He also indicated that if one or more of the final bids were in an acceptable range, ABI Management would begin the process of negotiating definitive merger agreements with the interested party or parties.

             On December 15, 1995, ABI received written proposals from Firstar and another large, publicly traded regional bank holding company ("BHC"). Under the Firstar proposal, JSC and ABI would be merged into a wholly-owned subsidiary of Firstar in exchange for Firstar Common Stock and cash with a fixed total value of $215 million. Under the BHC proposal, JSC and ABI would be merged into the BHC or a subsidiary of the BHC in exchange for a fixed number of shares of the BHC's common stock with a value of approximately $214 million.

             During the next several days, Piper Jaffray and ABI Management engaged in discussions with representatives of the BHC and with Executive Vice President Jon H. Stowe of Firstar regarding the financial terms of their written proposals. As a result of these discussions, on December 21, 1995, Firstar submitted a revised written proposal to JSC and ABI increasing the purchase price for JSC and ABI to a combination of Firstar Common Stock and cash with a total value of $220 million.

             During the following week, ABI Management and Piper Jaffray engaged in additional discussions with Mr. Stowe of Firstar regarding pricing and other specific terms of the Firstar proposal. During these discussions, Firstar preliminarily agreed to a "collar" pricing concept under which the total consideration for ABI and JSC would be a minimum of $215 million and a maximum of $225 million, depending on the average trading price of Firstar Common Stock on the NYSE during a specified period prior to the closing. Although ABI Management and Piper Jaffray had additional discussions with the BHC, the BHC did not offer to change any of the terms contained in its written proposal of December 15, 1995. Both Firstar and the BHC submitted draft definitive merger agreements to ABI along with their final written proposals.

             At a joint special meeting held December 27, 1995, the Boards of ABI and JSC met with ABI Management and their financial and legal advisors to consider the Firstar and BHC proposals. Dennis Nisler, ABI's Chief Financial Officer, presented ABI's budget for 1996 and financial projections for 1997 in order to provide the directors with additional information regarding ABI's future prospects to enable them to determine whether or not to proceed with either of the proposed transactions. Piper Jaffray then made a presentation to the Boards in which it (i) summarized the process by which JSC and ABI sought a merger partner; (ii) provided profiles of Firstar and the BHC, including a comparison of the trading characteristics of their respective common stocks; and (iii) presented an analysis and comparison of the final bid proposals made by Firstar and the BHC. Piper Jaffray also explained the "collar" included in the Firstar proposal. In addition, ABI Management, legal counsel and a representative of KPMG Peat Marwick LLP reviewed (i) the regulatory approval process required to consummate the proposed transactions; (ii) certain rules of the Commission relating to the transfer of securities received in the transaction by "affiliates" of JSC and ABI; and (iii) certain "continuity of interest" rules relating to tax-free exchanges of stock. After considerable discussion and consideration, the JSC Board and the ABI Board authorized ABI Management to attempt to negotiate a final definitive agreement with Firstar, incorporating the financial terms contained in the Firstar proposal. The Boards also discussed with counsel several material issues that needed to be addressed in the final Merger Agreements.

             During the next ten days, ABI Management and legal counsel, assisted by representatives of Piper Jaffray, negotiated terms and conditions and exchanged drafts of the proposed Merger Agreements with Firstar. These terms and conditions included language describing the proposed "collar", ABI's and JSC's responsibility for certain environmental remediation costs, the effect of the proposed Mergers on ABI's employee benefit and employee welfare plans, and the methodology for determining the price per share of Firstar's Common Stock at the closing of the proposed Mergers. With the assistance of counsel and Piper Jaffray, ABI Management and Firstar resolved all outstanding issues related to the Merger Agreements on January 9, 1996.

             At a joint special meeting held January 10, 1996, the ABI and JSC Boards met with ABI Management, counsel and Piper Jaffray to review the final drafts of the Merger Agreements, Voting Agreements, and other related documents. Board members discussed with counsel several issues related to the proposed Merger Agreements. Piper Jaffray reviewed with the Board its opinion, based on the final draft of the Merger Agreements, that, as of the date of the Merger Agreements, the consideration set forth thereunder was fair from a financial point of view to the holders of ABI Common Stock. Because the consideration to be received by JSC stockholders was determined by the value of the ABI Common Stock held by JSC and the value of the other assets of JSC, which other assets consist entirely of certain investment securities for which the fair market value was readily determinable, the JSC Board of Directors relied upon the Piper Jaffray opinion regarding the fairness of the consideration to be received by holders of ABI Common Stock in reaching its determination that the terms of the JSC Merger were fair from a financial point of view to the holders of JSC Common Stock. The JSC Board of Directors then unanimously approved the Merger Agreements and the transactions contemplated thereby and authorized members of JSC management to execute the proposed Merger Agreements. The ABI Board also unanimously approved the Merger Agreements and the transactions contemplated thereby and authorized members of ABI Management to execute the proposed Merger Agreements. The Merger Agreements were executed by all parties later that day.

   Reasons for the Mergers; Recommendation of Boards of Directors

   JSC and ABI

             The JSC and ABI Boards of Directors believe that the terms of the Mergers are fair and in the best interests of the JSC and ABI stockholders. The Boards of Directors consulted with their legal and financial advisors, as well as with ABI Management and certain executive officers of JSC, and carefully considered a variety of factors in evaluating the Mergers. Although they did not assign any specific weight thereto, among the factors the Boards of Directors considered were the following:

             (i) ABI's business, financial condition, results of operations and prospects, including but not limited to its current and future profitability, productivity and potential for growth were it to remain independent;

             (ii) the competitive environment for banks and other financial institutions generally, and the trend toward consolidation in the financial services industry generally and in the Twin Cities' metropolitan market specifically;

             (iii) the historical market value, book value, dividends, and multiples of earnings of ABI Common Stock as compared to the historical market value, book value, dividends, and multiples of earnings of Firstar Common Stock;

             (iv) the anticipated tax-free nature of the Mergers for federal income tax purposes to ABI and JSC stockholders receiving Firstar Common Stock in exchange for shares of ABI Common Stock and JSC Common Stock, respectively;

             (v) the financial terms of other recent comparable business combinations in the financial institution industry;

             (vi) the future prospects of Firstar's business, with particular emphasis on the diverse financial products offered by Firstar;

             (vii)     the market liquidity of Firstar Common Stock;

             (viii) the review of the provisions of the proposed Merger Agreements by the Boards of ABI and JSC with their legal and financial advisors;

             (ix) the likelihood that the proposed transactions would be consummated;

             (x) the opinions of Piper Jaffray that the consideration to be received by holders of ABI Common Stock pursuant to the Mergers was, as of the date of its opinion, fair from a financial point of view;

             (xi) the compatibility of the respective businesses and management philosophies of Firstar and ABI; and

             (xii) the expectation that Firstar will continue to provide quality service to the communities and customers served by ABI.

             The primary assets of JSC as of the date of the Merger Agreements were 473,535 shares of ABI Common Stock and certain investment securities with a readily determinable fair market value. The amount of consideration to be received by JSC stockholders pursuant to the JSC Merger Agreements is based on the consideration to be received by ABI stockholders pursuant to the ABI Merger Agreements and includes additional consideration based on the other assets of JSC. Thus, JSC stockholders will receive their pro rata portion of the overall consideration to be paid by FCM in connection with the Mergers, plus an additional amount based on the other assets of JSC.

             The Boards also determined that the Mergers are preferable to the other alternatives available to JSC and ABI, such as being acquired by a different company or remaining independent and growing internally or by acquisitions. After careful consideration and review of these factors and other considerations, the ABI and JSC Boards of Directors concluded that the Mergers are in the best interest of ABI and JSC and their respective stockholders.

             FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF JSC UNANIMOUSLY RECOMMENDS THAT HOLDERS OF JSC COMMON STOCK VOTE TO APPROVE THE JSC MERGER AND THE JSC MERGER AGREEMENTS AND THE BOARD OF DIRECTORS OF ABI UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ABI COMMON STOCK VOTE TO APPROVE THE ABI MERGER AND THE ABI MERGER AGREEMENTS.

   Firstar

             Firstar concluded that the Mergers would be in the best interests of Firstar and its shareholders. Numerous factors were considered by the Board of Directors of Firstar in approving the terms of the Mergers. These factors included information concerning the financial structure, results of operations, and prospects of Firstar, JSC and ABI; the capital adequacy of the resulting entity; the composition of the businesses of the three organizations; the overall compatibility of the management and employees of the organizations; the outlook for the organizations in the rapidly changing banking and financial services industry; the historical and current market prices of each company's stock and certain other bank holding companies whose securities are publicly traded, the relationship of the consideration to be paid in the Mergers to such market prices and the book value and earnings per share of JSC and ABI; and the financial terms of certain other recent business combinations in the banking industry.

             The Board of Directors of Firstar believes that the expansion of Firstar's customer base and assets in the Minneapolis-St. Paul area will enable the new organization to realize certain economies of scale, to provide a wider and improved array of financial services to its customers and those of ABI and to achieve added flexibility in dealing with the region's changing competitive environment. Additionally, the Board of Directors of Firstar believes that the Mergers will provide the combined company with the market position and financial resources it needs to meet the competitive challenges arising from changes in the banking and financial industry.

   Opinions of Financial Advisor

             Pursuant to an engagement letter dated May 24, 1995 (the "Engagement Letter"), the Board of Directors of ABI retained Piper Jaffray to furnish financial advisory and investment banking services with respect to a possible sale of ABI and, if requested, to render an opinion as to the fairness, from a financial point of view, to ABI stockholders of the consideration to be received by such stockholders in any proposed transaction. The Board of Directors of JSC also requested that Piper Jaffray render to the JSC Board such an opinion concerning the consideration to be received by ABI stockholders. As discussed under the caption "--Reasons for the Mergers; Recommendation of Boards of Directors," the amount of consideration to be received pursuant to the JSC Merger by JSC stockholders is based on the consideration to be received by ABI stockholders pursuant to the ABI Merger and includes additional consideration based on the other assets of JSC.

             On December 27, 1995, Piper Jaffray presented to a joint meeting of the JSC and ABI Boards a report summarizing the process by which proposals to acquire ABI had been solicited, analyzing the interest expressed in ABI by prospective acquirors and summarizing certain analyses with respect to the Firstar proposal, which Piper Jaffray would rely upon, as appropriately updated, in rendering its fairness opinions to the JSC and ABI Boards (the "Piper Jaffray Report"). At a joint meeting of the JSC and ABI Boards on January 10, 1996, Piper Jaffray delivered its written opinion to the ABI Board to the effect that, as of such date, and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by ABI stockholders pursuant to the Reorganization Agreement is fair, from a financial point of view, to ABI stockholders. This opinion was subsequently reaffirmed by issuance to the ABI Board of Directors of a Piper Jaffray opinion, dated March __, 1996.
   A copy of Piper Jaffray's written opinion to the ABI Board of Directors dated March __, 1996, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix E to this Proxy Statement-Prospectus and is incorporated herein by reference. The January 10, 1996 opinion of Piper Jaffray is substantially identical to the opinion attached as Appendix E. ABI stockholders are urged to read the opinion contained in Appendix E in its entirety. On March __, 1996, Piper Jaffray delivered its written opinion to the Board of Directors of JSC to the effect that, as of such date, and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by ABI stockholders pursuant to the Reorganization Agreement is fair, from a financial point of view, to ABI stockholders. Piper Jaffray was not asked to express, and therefore its opinion does not express, any view as to the consideration to be received by JSC stockholders in connection with the JSC Merger. A copy of Piper Jaffray's written opinion to the JSC Board of Directors dated March __, 1996, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix D to this Proxy Statement-Prospectus and is incorporated herein by reference. The Piper Jaffray opinions attached hereto as Appendices D and E are herein collectively referred to as the "Piper Jaffray Opinions." The description of the Piper Jaffray Opinions set forth herein is qualified in its entirety by reference to the full text of such opinions. The Piper Jaffray Opinions are directed only to the financial terms of the ABI Merger and do not constitute a recommendation to any JSC stockholder or ABI stockholder as to how such stockholder should vote at the JSC Special Meeting or ABI Special Meeting, respectively.

             In arriving at its opinions, Piper Jaffray reviewed and analyzed, among other things, (i) the ABI Merger Agreements, (ii) certain financial information available to the stockholders of ABI, (iii) certain internal financial information of ABI prepared for financial planning purposes and furnished by the management of ABI, (iv) certain financial and other publicly available information relative to Firstar, and (v) certain internal financial information of the combined company resulting from the ABI Merger (the "Combined Company") prepared for financial planning purposes and furnished by the management of ABI. In addition, Piper Jaffray held discussions with members of the management of ABI concerning the financial condition, current operating results and business outlook for ABI and the Combined Company. Piper Jaffray also had discussions with members of management of Firstar concerning the financial condition, current operating results and business outlook for Firstar and the Combined Company and Firstar's plans relating to the Combined Company. Piper Jaffray analyzed the historical reported market prices and trading activity of Firstar Common Stock, and compared financial information concerning ABI and Firstar and stock market information on Firstar to similar information for certain publicly traded companies deemed similar to ABI and Firstar. Piper Jaffray also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook of banking institutions and performed other studies and analyses as it considered appropriate.

             Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by ABI and Firstar or otherwise made available to it, and did not attempt independently to verify such information. Piper Jaffray assumed, in reliance upon the assurances of the managements of ABI and Firstar, that the information provided to it by ABI and Firstar was prepared on a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best currently available estimates, and that the managements of ABI and Firstar were not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray also assumed that there were no material changes in ABI's or Firstar's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Piper Jaffray. Piper Jaffray assumed that the ABI Merger Agreements accurately reflect all the terms relevant to the Piper Jaffray Opinions, that the ABI Merger will have the tax consequences described in the ABI Merger Agreements and that the other transactions contemplated by the ABI Merger Agreements will be consummated as described in the ABI Merger Agreements. Piper Jaffray relied as to all legal matters relating to the ABI Merger and the ABI Merger Agreements upon the advice of counsel to ABI. Because Piper Jaffray was not asked to provide an opinion regarding the consideration to be received by JSC stockholders in connection with the JSC Merger, Piper Jaffray did not review or analyze any matters related to JSC, other than the foregoing matters relative to ABI. In addition, Piper Jaffray did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of ABI or Firstar and was not furnished with any such appraisals. In particular, Piper Jaffray is not an expert in the evaluation of loan loss or other reserves, and has not made an independent evaluation of the adequacy of the allowance for loan losses of ABI or Firstar, nor has it reviewed any individual credit files, and it has assumed that the aggregate allowance for loan losses is adequate to cover such losses. Further, the Piper Jaffray Opinions were based on economic, monetary and market conditions existing on, and the information made available to Piper Jaffray as of, March __, 1996.

             The Piper Jaffray Report included (i) a summary of the process by which ABI sought a merger partner, (ii) profiles of Firstar and the BHC, including a comparison of the trading characteristics of their respective common stock, and (iii) an analysis and comparison of the final bid proposals by Firstar and the BHC. The Piper Jaffray Report also included a summary of financial data and ratios and historical stock market data for a variety of financial institutions for general background purposes. Set forth below is a brief summary of selected analyses Piper Jaffray relied upon in rendering its opinions and which were included in the Piper Jaffray Report and presented by Piper Jaffray to a joint meeting of the JSC and ABI Boards on December 27, 1995.

   Analysis of Selected Merger and Acquisition Transactions

             Piper Jaffray reviewed certain financial data from two groups of selected bank mergers and acquisitions, one group of seven transactions involving either cash consideration or a mixture of cash and stock consideration, and the other group of 16 transactions all involving consideration in the form of common stock. All of the comparable acquisitions analyzed involved targets with assets of between $500 million and $10 billion located in the Midwest region, and were announced between January 1, 1992 and December 21, 1995.

             For each of these groups of selected bank mergers and acquisitions, Piper Jaffray analyzed the ratio of transaction price per share to target latest twelve months ("LTM") earnings per share; the ratio of transaction price to target book value; the ratio of adjusted transaction price to target adjusted book value (in each case assuming that equity is 7.0% of assets); the ratio of transaction price to target assets; and the ratio of transaction price to target deposits. For the targets in these transactions, Piper Jaffray calculated the return on average assets; the return on average common equity; the ratio of equity to assets; and the ratio of non-performing assets to total assets.

             For the transactions involving cash consideration or a mixture of cash and stock consideration, this analysis showed that the ratio of transaction price per share to target LTM earnings per share ranged from
   13.0 to 23.1, with a mean of 16.6 and median of 15.8; the ratio of transaction price to target book value ranged from 1.6 to 2.0 with a mean of 1.8 and a median of 1.9; the ratio of adjusted transaction price to target adjusted book value ranged from 1.6 to 2.2, with a mean of 2.0 and a median of 2.1; the ratio of transaction price to target assets ranged from 12.1% to 17.5% with a mean of 14.9% and a median of 14.4%; and the ratio of transaction price to target deposits ranged from 13.8% to 21.5% with a mean of 18.4% and a median of 19.9%. The targets in these transactions had a return on average assets that ranged from 0.93% to 1.80% with a mean of 1.16% and a median of 1.05%; a return on average common equity that ranged from 10.27% to 19.50% with a mean of 13.90% and a median of 13.32%; a ratio of equity to assets that ranged from 6.40% to 9.15% with a mean of 7.89% and a median of 7.78%; and a ratio of non-performing assets to total assets that ranged from 0.20% to 1.65% with a mean of 0.67% and a median of 0.57%.

             Piper Jaffray calculated the same ratios and data for the comparable transactions involving consideration in the form of common stock. This analysis showed that the ratio of transaction price per share to target LTM earnings per share ranged from 10.9 to 33.0, with a mean of
   17.3 and median of 17.1; the ratio of transaction price to target book value ranged from 1.1 to 2.5 with a mean and median of 1.9; adjusted transaction price to target adjusted book value ratio ranged from 1.1 to 3.3, with a mean of 2.1 and a median of 2.0; the ratio of transaction price to target assets ranged from 7.3% to 26.9%, with a mean of 15.8% and a median of 15.7%; and the ratio of transaction price to target deposits ranged from 8.7% to 32.5%, with a mean of 18.9% and a median of 19.1%.
   The targets in these common stock transactions had a return on average assets that ranged from 0.46% to 1.55%, with a mean of 0.98% and a median of 1.02%; a return on average common equity that ranged from 6.49% to 15.69%, with a mean of 11.95% and a median of 12.46%; a ratio of equity to assets that ranged from 6.42% to 10.44%, with a mean of 8.12% and a median of 7.88%; and a ratio of non-performing assets to total assets that ranged from 0.23% to 4.68%, with a mean of 1.10% and a median of 0.71%.

             By comparison, Piper Jaffray determined that the consideration be paid to ABI stockholders in connection with the ABI Merger represented a ratio of transaction price per share to LTM earnings per share of 14.1 (or 16.1 if only ABI core net income was considered); a ratio of transaction price to book value of 1.7; a ratio of adjusted transaction price to adjusted book value of 2.0; a ratio of transaction price to total assets of 17.2%; and a ratio of transaction price to deposits of 22.0%. The comparable selected financial data of ABI (as of and for the nine months ended September 30, 1995) were return on average assets of 1.30%; return on average common equity of 13.31%; ratio of equity to total assets of 10.22%; and ratio of non-performing assets to total assets of 0.26%.

   Analysis of Selected Comparable Companies

             Piper Jaffray compared selected financial data and ratios for ABI to the corresponding data and ratios for a group of eight financial institutions deemed comparable to ABI, all of which are publicly traded commercial bank holding companies headquartered in seven Midwestern states, with total assets in the approximate range of $1 billion to $4
   billion.   This group of financial institutions included Associated
   Bancorp., Community First Bancshares, CNB Bancshares, Inc., Firstbank of Illinois Co., First Michigan Bank Corp., Fort Wayne Bank Corp., Hawkeye Bancorporation and Homeland Bankshares Corp. The financial data and ratios included multiples of market price to LTM earnings per share; market price to estimated 1995 earnings per share; market price to estimated 1996 earnings per share; market price to book value; return on average assets; return on average equity; ratio of equity to assets; net interest margin; efficiency ratio; and ratio of loans to deposits. This analysis showed that this group of financial institutions had ratios of market price to LTM earnings per share that ranged from 12.8 to 16.0, with a mean of 14.2 and a median of 14.3; ratios of market price to estimated 1995 earnings per share that ranged from 12.5 to 15.5, with a mean and median of 13.8; ratios of market price to estimated 1996 earnings per share that ranged from 11.1 to 14.1, with a mean of 12.5 and a median of 12.6; ratios of market price to book value that ranged from 1.4 to 2.3, with a mean and median of 1.8; returns on average assets that ranged from 1.0% to 1.4%, with a mean and median of 1.2%; returns on average common equity that ranged from 11.2% to 15.4%, with a mean of 13.7% and a median of 13.8%; ratios of equity to total assets that ranged from 5.8% to 10.3%, with a mean of 8.8% and a median of 9.3%; net interest margin that ranged from 4.4% to 4.8%, with a mean and median of 4.5%; efficiency ratios that ranged from 55.4% to 64.4%, with a mean of 59.9% and a median of 61.0%; and ratios of loans to deposits that ranged from 74.7% to 90.8%, with a mean of 80.0% and a median of 77.8%. Earnings per share estimates for this group of financial institutions were based on Institutional Brokers Estimate System ("IBES") estimates as of December 22, 1995. IBES is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

             By comparison, Piper Jaffray determined that the transaction price represented by the consideration to be paid to ABI stockholders in connection with the ABI Merger yielded a ratio of price to LTM earnings per share of 14.1 (16.1 using only ABI core net income, which was adjusted to eliminate the gain from the reversal of the loan loss provision in the fourth quarter of 1994); a ratio of price to estimated 1995 earnings per share of 13.3; a ratio of price to estimated 1996 earnings per share of 11.4; and a ratio of price to book value of 1.7 (2.0 assuming equity at 7.0% of assets). The comparable selected financial ratios of ABI (as of and for the nine months ended September 30, 1995) included return on average assets of 1.3%; return on average common equity of 13.3%; ratio of equity to total assets of 10.2%; net interest margin of 5.2%; efficiency ratio of 63.3% and ratio of loans to deposits of 77.7%.

   Discounted Dividend Stream Analysis

             Using discounted dividend stream analysis, Piper Jaffray calculated a range of theoretical per share values for ABI, based on estimates of the present value of implied future dividends which could be paid by ABI, subject to the constraint that the equity to assets ratio for ABI be maintained at 7%, and a terminal value assuming ABI is sold in the year 2000 at a multiple of net income. Piper Jaffray used internal financial planning data prepared by management of ABI for 1996 through 2000 that reflect ABI as a stand alone entity. Piper Jaffray calculated the range of net present values for ABI based on a range of discount rates of 13% to 17% and a range of terminal value multiples of forecasted 2000 earnings of 10.0x to 14.0x. This analysis yielded a range of estimated present values for ABI of approximately $165 million to $229 million.

   Pro Forma Dilution Analysis

             Piper Jaffray analyzed the hypothetical pro forma effects of the ABI Merger on Firstar's earnings per share for the years ending December 31, 1996 and 1997. Projected earnings of ABI prepared by ABI management were combined with projected estimates for Firstar, based on IBES estimates for 1996 and estimated amounts for 1997 based on an assumed growth rate of 8% over 1996. This analysis showed, among other things, that, assuming net non-interest cost savings in each year of approximately 35% of projected ABI 1996 non-interest expense, the accretion to earnings per share of common stock of Firstar would be approximately 1.0% for 1996 and 0.9% for 1997. Piper Jaffray also tested the sensitivity of this analysis by assuming cost take-outs between 0% and 50% for each of 1996 and 1997. This analysis indicated that, in the absence of any cost take-outs, the Mergers would be dilutive to the earnings of Firstar by approximately 2.6% for 1996 and 2.4% for 1997, compared with cost savings of 50% which would be accretive to earnings for Firstar by 2.5% in 1996 and 2.3% for 1997.

             In connection with delivering its written opinion to the ABI Board dated January 10, 1996 and in connection with delivering its written opinions dated March __, 1996 and attached to this Proxy Statement-Prospectus as Appendix D and Appendix E, Piper Jaffray confirmed the appropriateness of its reliance on the analyses in the Piper Jaffray Report by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

             Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinions have been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray Opinions. In addition, Piper Jaffray may have given various analyses more or less weight than other analyses but no analysis was given materially more weight than any other analysis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

             In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ABI and Firstar. The analyses performed by Piper Jaffray are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Piper Jaffray's analysis of the fairness of the consideration to be paid in connection with the ABI Merger to ABI stockholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Neither of the Piper Jaffray Opinions expresses any view regarding the consideration to be received by JSC stockholders in connection with the JSC Merger. In addition, as described above, the Piper Jaffray opinion delivered to the ABI Board of Directors was one of many factors taken into consideration by the ABI Board of Directors in making its determination to approve the ABI Merger Agreements.

             Pursuant to the Engagement Letter, for acting as financial advisor to ABI and JSC, ABI has agreed to pay Piper Jaffray a fee of 0.5% of the consideration paid in the Mergers (less the fair market value of JSC's investment securities portfolio) to the extent such consideration does not exceed $200 million, plus 0.75% of such consideration in excess of $200 million but less than $225 million, plus 1.00% of such consideration in excess of $225 million. The aggregate amount of the fee payable to Piper Jaffray will depend on the amount of the consideration received by ABI and JSC stockholders in connection with the Mergers which will, in turn, depend on the Market Value of Firstar Common Stock. If, for example, the Market Value of Firstar Common Stock is equal to $____ (the closing price of Firstar Common Stock on March __, 1996) the aggregate fees payable to Piper Jaffray would be approximately $_________. An aggregate of $175,000 of such fees have been paid to Piper Jaffray as of the date of this Proxy Statement-Prospectus and the balance (approximately $____________ if the Market Value of Firstar Common Stock is $______) is contingent on, and due upon, consummation of the ABI Merger. Whether or not the Mergers are consummated, ABI has also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and [ABI and JSC have agreed] to indemnify Piper Jaffray against certain liabilities relating to or arising out of services performed by Piper Jaffray as financial advisor to JSC and ABI.

             Piper Jaffray was selected by JSC and ABI on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of ABI and expertise in transactions involving financial institutions. Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Piper Jaffray has from time to time issued research reports and recommendations on the common stock of Firstar and, in the ordinary course of business, acts as a market maker in Firstar Common Stock.

   Terms of the Mergers

   Jacob Schmidt Company

             At the Effective Time of the JSC Merger (the "JSC Effective Time"), JSC will merge with and into FCM, which will be the surviving corporation. The Articles of Incorporation and By-laws of FCM in effect at the JSC Effective Time will govern the surviving corporation until amended or repealed in accordance with applicable law. At the JSC Effective Time, subject to adjustment pursuant to the trading price of Firstar Common Stock and for the costs of certain environmental remediation, in each case as described below, and subject to statutory dissenters' rights, each outstanding share of JSC Common Stock will be converted into the right to receive $3,372.4439 per share (the "Price Per JSC Share"), payable in a combination of (i) cash in the amount of $674.4888 per share of JSC Common Stock (the "JSC Cash Consideration") and
   (ii) the number of shares of Firstar Common Stock that is equal to $2,697.9551 divided by the "Market Value of Firstar Common Stock" (to the nearest one-thousandth of a share) (the "JSC Stock Consideration"). The "Market Value of Firstar Common Stock" is the average of the closing prices, as reported on the NYSE Composite Tape, of Firstar Common Stock on the twelve consecutive trading days ending on and including the trading day preceding the trading day immediately preceding the Closing Date.

             Under the JSC Merger Agreements, the Price Per JSC Share, the JSC Cash Consideration and JSC Stock Consideration are subject to adjustment based upon the Market Value of Firstar Common Stock as follows:
   (i) if the Market Value of Firstar Common Stock is less than or equal to $30.00, then the JSC Stock Consideration will be fixed at 87.972 shares of Firstar Common Stock, the Price Per JSC Share will be fixed at $3298.9541, and the JSC Cash Consideration will be equal to the amount of the difference between $3298.9541 and the product of 87.972 multiplied by the Market Value of Firstar Common Stock (the "Market Value of JSC Stock Consideration"); if the Market Value of Firstar Common Stock is less than $30.00, then the proportion of JSC Total Consideration consisting of JSC Cash Consideration will incrementally increase above 20% as illustrated in Appendix E; (ii) if the Market Value of Firstar Common Stock is less than or equal to $32.00, then the Price Per JSC Share will be $3,298.9541; if the Market Value of Firstar Common Stock is less than or equal to $32.00 but not less than $30.00, then the proportion of the Price Per JSC Share consisting of JSC Cash Consideration will be 20%; (iii) if the Market Value of Firstar Common Stock is less than $36.00, but greater than $32.00, then the Price Per JSC Share will be reduced incrementally from $3,372.4439, at the rate of $.1837 for each $.01 decrease in the Market Value of Firstar Common Stock below $36.00; (iv) if the Market Value of Firstar Common Stock is less than or equal to $44.00, but not less than $36.00, then the Price Per JSC Share will be $3,372.4439; (v) if the Market Value of Firstar Common Stock is less than or equal to $48.00, but not less than $44.00, then the Price Per JSC Share will increase incrementally from $3,372.4439, at the rate of $.1837 for each $.01 increase in the Market Value of Firstar Common Stock above $44.00, up to a maximum of $3,445.9346; (vi) if the Market Value of Firstar Common Stock equals or exceeds $44.00, but is less than or equal to $56.25, then the JSC Stock Consideration will be 61.317 shares of Firstar Common Stock and the JSC Cash Consideration will be the difference between the Price Per JSC Share and the Market Value of JSC Stock Consideration; if the Market Value of Firstar Common Stock equals or exceeds $48.00, then the Price Per JSC Share will be $3,445.9346 and the proportion of the Price Per JSC Share consisting of JSC Cash Consideration will incrementally decrease below 20%, as illustrated in Appendix E; if the Market Value of Firstar Common Stock equals or exceeds $56.25, the Price Per JSC Share of $3,445.9346 will be comprised solely of JSC Stock Consideration. Because the Price Per JSC Share, JSC Cash Consideration and JSC Stock Consideration are all dependent upon the Market Value of Firstar Common Stock, which cannot be determined until after the close of trading on the NYSE on the trading day preceding the trading day preceding the Closing Date, the Price Per JSC Share, JSC Cash Consideration and JSC Stock Consideration will not be determined until such time.

             The average of the daily closing prices of Firstar Common Stock for the twelve consecutive trading days ending on the trading day immediately preceding the date hereof was $_____. If the Market Value of Firstar Common Stock is such amount on the Closing Date, the Price Per JSC Share will be $________, the JSC Cash Consideration will be $_______ and the JSC Stock Consideration will be _______ shares of Firstar Common Stock. No assurance can be given as to the market price of Firstar Common Stock either before or after the Mergers, or as what the Market Value of Firstar Common Stock will be. JSC stockholders are advised to obtain current market quotations for Firstar Common Stock.

             Examples of the Price Per JSC Share, JSC Cash Consideration and JSC Stock Consideration, as well as certain other information, for each whole dollar denomination of Market Value of Firstar Common Stock between $21.00 and $58.00, as well as $20.625, are included in Appendix E.

             If the Market Value of Firstar Common Stock is less than $30.00, then in certain circumstances the Boards of Directors of JSC and ABI may terminate the Merger Agreements. If the Market Value of Firstar Common Stock is less than $20.625, then the Boards of Directors of JSC and ABI or the Board of Directors of Firstar may terminate the Merger Agreements.
   See "--Termination, Amendment and Waiver."

             Under the JSC Merger Agreements, the Price Per JSC Share, JSC Cash Consideration and JSC Stock Consideration are subject to adjustment if the costs of certain environmental remediation that may be required by ABI exceed $500,000. In such circumstances, Firstar has the right to adjust the Price Per JSC Share with the effect that the aggregate Market Value of Firstar Common Stock otherwise issuable in the JSC Merger will be reduced by 51.4182% of such excess remediation costs.

             The JSC Merger Agreements also provide that, if between the date of the JSC Merger Agreements and the JSC Effective Time, Firstar declares a stock dividend or distribution upon or subdivides, splits up, reclassifies or combines its shares of Firstar Common Stock or declares a dividend or makes a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock, appropriate adjustment or adjustments will be made in the JSC Exchange Ratio applicable to JSC Common Stock.

             No fractional shares of Firstar Common Stock will be issued in the JSC Merger. Instead, Firstar will pay to each holder of JSC Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Firstar Common Stock to which the JSC stockholder would otherwise be entitled multiplied by the closing price per share of Firstar Common Stock at the JSC Effective Time on the NYSE. The shares of Firstar Common Stock and shares of common stock of FCM issued and outstanding immediately prior to the JSC Effective Time will remain issued and outstanding.

             Firstar has previously announced that it intends to repurchase as many shares of Firstar Common Stock as it will issue to holders of JSC Common Stock and ABI Common Stock pursuant to the Mergers. Such repurchase will be made through a series of market transactions and will be subject to market conditions and other factors and no assurance can be given that Firstar will actually repurchase all of such shares of Firstar Common Stock.

   American Bancorporation Inc.

             At the Effective Time of the ABI Merger (the "ABI Effective Time"), ABI will merge with and into FCM, which will be the surviving corporation. The Articles of Incorporation and By-laws of FCM in effect at the ABI Effective Time will govern the surviving corporation until amended or repealed in accordance with applicable law. At the ABI Effective Time, subject to adjustment pursuant to the trading price of Firstar Common Stock and for the costs of certain environmental remediation costs, in each case as described below, and subject to statutory dissenters' rights, each outstanding share of ABI Common Stock not owned by Firstar, FCM or JSC ("ABI Minority Stock") will be converted into the right to receive $228.0260 per share (the "Price Per ABI Share"), payable in combination of (i) cash in the amount of $45.6052 per share of ABI Minority Stock (the "ABI Cash Consideration") and (ii) the number of shares of Firstar Common Stock that is equal to $182.4208 divided by the Market Value of Firstar Common Stock (to the nearest one-thousandth of a share) (the "ABI Stock Consideration").

             Under the ABI Merger Agreements, the Price Per ABI Share, ABI Cash Consideration and ABI Stock Consideration are subject to adjustment based upon the Market Value of Firstar Common Stock as follows: (i) if the Market Value of Firstar Common Stock is less than or equal to $30.00, then the ABI Stock Consideration will be fixed at 5.936 shares of Firstar Common Stock, the Price Per ABI Share will be fixed at $222.5968, and the ABI Cash Consideration will be equal to the amount of the difference between $222.5968 and the product of 5.936 multiplied by the Market Value of Firstar Common Stock ("Market Value of ABI Stock Consideration"); if the Market Value of Firstar Common Stock is less than $30.00, the proportion of ABI Total Consideration consisting of ABI Cash Consideration shall incrementally increase above 20% as illustrated in Appendix F; (ii) if the Market Value of Firstar Common Stock is less than or equal to $32.00, the Price Per ABI Share will be $222.5968; if the Market Value of Firstar Common Stock is less than or equal to $32.00 but not less than $30.00, the proportion of the Price Per ABI Share consisting of ABI Cash Consideration will be 20%; (iii) if the Market Value of Firstar Common Stock is less than $36.00, but greater than $32.00, then the Price Per ABI Share will be reduced incrementally from $228.0260, at the rate of $.0136 for each $.01 decrease in the Market Value of Firstar Common Stock below $36.00; (iv) if the Market Value of Firstar Common Stock is less than or equal to $44.00, but not less than $36.00, then the Price Per ABI Share will be $228.0260; (v) if the Market Value of Firstar Common Stock is less than or equal to $48.00, but not less than $44.00, then the Price Per ABI Share will increase incrementally from $228.0260, at the rate of $.0136 for each $.01 increase in the Market Value of Firstar Common Stock above $44.00, up to a maximum of $233.4552; (vi) if the Market Value of Firstar Common Stock equals or exceeds $44.00, but is less than or equal to $56.25, then the ABI Stock Consideration will be 4.146 shares of Firstar Common Stock and the ABI Cash Consideration will be the difference between the Price Per ABI Share and the Market Value of ABI Stock Consideration; if the Market Value of Firstar Common Stock equals or exceeds $48.00, then the Price Per ABI Share will be $233.4552 and the proportion of the Price Per ABI Share consisting of ABI Cash Consideration will incrementally decrease below 20%, as illustrated in Appendix F; if the Market Value of Firstar Common Stock equals or exceeds $56.25, the Price Per ABI Share of $233.4552 will be comprised solely of ABI Stock Consideration. Because the Price Per ABI Share, ABI Cash Consideration and ABI Stock Consideration are all dependent upon the Market Value of Firstar Common Stock, which cannot be determined until after the close of trading on the NYSE on the trading day preceding the trading day preceding the Closing Date, the Price Per ABI Share, ABI Cash Consideration and ABI Stock Consideration will not be determined until such time.

             The average of the daily closing prices of Firstar Common Stock for the twelve consecutive trading days ending on the trading day immediately preceding the date hereof was $_______. If the Market Value of Firstar Common Stock is such amount on the Closing Date, the Price Per ABI Share will be $________, the ABI Cash Consideration will be $_______ and the ABI Stock Consideration will be ________ shares of Firstar Common Stock. No assurance can be given as to the market price of Firstar Common Stock either before or after the Mergers, or as to what the Market Value of Firstar Common Stock will be. ABI Stockholders are advised to obtain current market quotations for Firstar Common Stock.

             Examples of the Price Per ABI Share, ABI Cash Consideration and ABI Stock Consideration, as well as certain other information, for each whole dollar denomination of Market Value of ABI Common Stock between $21.00 and $58.00, as well as $20.625, are included in Appendix F.

             If the Market Value of Firstar Common Stock is less than $30.00, in certain circumstances the Boards of Directors of JSC and ABI may terminate the Merger Agreements. If the Market Value of Firstar Common Stock is less than $20.625, the Boards of Directors of JSC and ABI or the Board of Directors of Firstar may terminate the Merger Agreements. See "- -Termination, Amendment and Waiver."

             Under the ABI Merger Agreements, the Price Per ABI Share, ABI Cash Consideration and ABI Stock Consideration are also subject to adjustment if the costs of certain environmental remediation that may be required by ABI exceed $500,000. In such circumstances, Firstar has the right to adjust the Price Per ABI Share with the effect that the aggregate Market Value of Firstar Common Stock otherwise issuable in the ABI Merger will be reduced by 48.5818% of such excess remediation costs.

             The ABI Merger Agreements provide that, if between the date of the ABI Merger Agreements and the ABI Effective Time, Firstar declares a stock dividend or distribution upon or subdivides, splits up, reclassifies or combines its shares of Firstar Common Stock or declares a dividend or makes a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock, appropriate adjustment or adjustments will be made in the ABI Exchange Ratio applicable to ABI Common Stock.

             No fractional shares of Firstar Common Stock will be issued in the Merger. Instead, Firstar will pay to each holder of ABI Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Firstar Common Stock to which the ABI stockholder would otherwise be entitled multiplied by the closing price per share of Firstar Common Stock at the ABI Effective Time on the NYSE. The shares of Firstar Common Stock and shares of common stock of FCM issued and outstanding immediately prior to the ABI Effective Time will remain issued and outstanding.

             Firstar has previously announced that it intends to repurchase as many shares of Firstar Common Stock as it will issue to holders of JSC Common Stock and ABI Common Stock pursuant to the Mergers. Such repurchase will be made through a series of market transactions and will be subject to market conditions and other factors and no assurance can be given that Firstar will actually repurchase all of such shares of Firstar Common Stock.

   Effective Times of the Mergers

             Subject to satisfaction or waiver of all other conditions to the Mergers, the closing of the Mergers will take place on a date (the "Closing Date") to be specified by Firstar, JSC and ABI, which unless the parties otherwise agree is required to be no later than 10 business days after the latest to occur of (a) receipt of all necessary approvals of the Mergers and the Bank Mergers, (b) the date on which the stockholders of JSC approve the JSC Merger, (c) the date on which the stockholders of ABI approve the ABI Merger, and (d) unless waived by Firstar, the completion of any Remediation Actions. If the closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of Firstar and FCM, on the one hand, or JSC and ABI, on the other hand, under the Merger Agreements is not met on that date, the other party may postpone the closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the closing was to occur. As soon as practicable on or after the Closing Date, executed Articles of Merger will be filed with the Secretary of State of the State of Minnesota with respect to the JSC Merger and executed Certificates of Merger will be filed with the Secretary of State of the State of Delaware, with respect to the JSC Merger and the ABI Merger, and such filings will be coordinated so that the JSC Merger will become effective immediately prior to the ABI Merger (the "Effective Time"). The Closing Date is currently expected to occur in ____________, 1996. See "Conditions to the Mergers" and "Regulatory Approvals."

   Surrender of Certificates

   Jacob Schmidt Company

             As soon as reasonably practicable after the JSC Effective Time, Firstar Trust Company, or such other bank or trust company designated as exchange agent for Firstar (the "JSC Exchange Agent"), is required to mail to each holder of record of JSC Common Stock a letter of transmittal and instructions for use in effecting the surrender of such holder's JSC stock certificates for certificates representing Firstar Common Stock ("Certificates") and cash.

             JSC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

             Upon surrender to the JSC Exchange Agent of one or more certificates for JSC Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a Certificate or Certificates and a check in the amount of cash to which the holder is entitled plus, where applicable, the additional amount of cash representing any fractional share. A Certificate and a check for the total cash amount may be issued in a name other than the name in which the surrendered certificate is registered only if a certificate representing such JSC Stock is presented to the JSC Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

             All Firstar Common Stock issued pursuant to the JSC Merger will be deemed issued as of the JSC Effective Time. No dividends or other distributions declared or made after the JSC Effective Time with respect to Firstar Common Stock with a record date after the JSC Effective Time will be paid to the holder of any unsurrendered certificate representing JSC Common Stock with respect to the shares of Firstar Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such certificate surrenders the certificate. Subject to the effect of applicable laws, following surrender of any certificate, there will be paid to the record holder of the Certificates issued in exchange, without interest, (i) the amount of any JSC Cash Consideration to which such record holder is entitled, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Firstar Common Stock and the amount of dividends or other distributions with record and payment dates after the JSC Effective Time and before the date of such surrender and
   (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the JSC Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to the whole shares of Firstar Common Stock represented by the Certificates. In no event shall the persons entitled to receive such dividends, distributions and cash in lieu of fractional shares be entitled to receive interest on amounts payable.

   American Bancorporation Inc.

             As soon as reasonably practicable after the ABI Effective Time, Firstar Trust Company, or such other bank or trust company designated as exchange agent for Firstar (the "ABI Exchange Agent"), is required to mail to each holder of record of ABI Common Stock and a letter of transmittal and instructions for use in effecting the surrender of such holder's ABI Common Stock certificates for Certificates and cash.

             ABI STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

             Upon surrender to the ABI Exchange Agent of one or more certificates for ABI Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a Certificate or Certificates and a check in the amount of cash to which the holder is entitled plus, where applicable, the additional amount of cash representing any fractional share. A Certificate and a check for the total amount of cash may be issued in a name other than the name in which the surrendered certificate is registered only if a certificate representing such ABI Common Stock is presented to the ABI Exchange Agent accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

             All Firstar Common Stock issued pursuant to the ABI Merger will be deemed issued as of the ABI Effective Time. No dividends or other distributions declared or made after the ABI Effective Time with respect to Firstar Common Stock with a record date after the ABI Effective Time will be paid to the holder of any unsurrendered certificate representing ABI Common Stock with respect to the shares of Firstar Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such certificate surrenders the certificate. Subject to the effect of applicable laws, following surrender of any certificate, there will be paid to the record holder of the Certificates issued in exchange, without interest, (i) the amount of any ABI Cash Consideration to which such record holder is entitled, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Firstar Common Stock and the amount of dividends or other distributions with record and payment dates after the ABI Effective Time and before the date of such surrender and
   (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the ABI Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to the whole shares of Firstar Common Stock represented by the Certificates. In no event shall the persons entitled to receive such dividends, distributions and cash in lieu of fractional shares be entitled to receive interest on amounts payable.

   Conditions to the Mergers

             The Mergers will occur only if the Merger Agreements are approved by the requisite vote by the holders of JSC Common Stock and ABI Common Stock. Consummation of the Mergers is also subject to the satisfaction of certain other conditions unless waived to the extent waiver is permitted by applicable law. Such conditions include the following, which constitute all material conditions: (i) the receipt of all necessary regulatory approvals of the Mergers and the Bank Mergers including the approvals of the Federal Reserve Board, the OCC and the Minnesota Commissioner of Commerce, with no conditions that, as reasonably and in good faith determined by Firstar, are not customary or would have a material adverse effect on ABI or the benefits Firstar anticipated from the Mergers or the Bank Mergers; (ii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness or proceedings seeking a stop order; (iii) the absence of a temporary restraining order, injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers; (iv) authorization for listing on the NYSE upon official notice of issuance of the shares of Firstar Common Stock issuable in the Mergers; (v) an opinion of Lindquist & Vennum, counsel to JSC and ABI and special tax counsel to Firstar and FCM, regarding the tax treatment and effects of the Mergers; (vi) opinions of Piper Jaffray Inc., financial advisor to JSC and ABI, regarding the fairness of the Mergers to ABI stockholders dated as of a date on or about the date of this Proxy Statement-Prospectus; (vii) the absence of any material adverse change since the date of the Reorganization Agreement in the business, operations, prospects or financial condition of JSC, ABI, Firstar and their respective subsidiaries, as the case may be, other than any changes attributable to or resulting from any change in law, regulation, or generally accepted accounting standards which impairs Firstar and ABI in a substantially similar manner; (viii) the balance sheet of JSC as of the Closing Date shows its investment in ABI and at least $10 million in cash and cash equivalents, net of liabilities;
   (ix) any required Remediation Actions have been completed or ABI shall have made adequate financial provision for such completion; and (x) the continued accuracy of representations and warranties by Firstar, JSC and ABI regarding, among other things, the organization of the parties, financial statements, capitalization, pending and threatened litigation, enforceability of the Merger Agreements, compliance with law, and tax matters. See "Termination, Amendment and Waiver" and "Regulatory Approvals."

             It is a condition to the delivery of the tax opinion referenced in clause (v) of the preceding paragraph that certain stockholders of JSC and certain stockholders of ABI execute and deliver a Shareholder Agreement regarding such stockholders' intention to hold shares of Firstar Common Stock received in the Mergers. See "-- Shareholder Agreement."

             In addition, unless waived, each party's obligation to effect the Mergers is subject to performance by the other party of its obligations under the Merger Agreements and the receipt of certain certificates from the other party and legal opinions.

   Regulatory Approvals

             The Mergers are subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Mergers if they would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if their effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Mergers are clearly outweighed in the public interest by the probable effect of the transactions in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the depository subsidiaries of Firstar and ABI under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

             Under the BHC Act, the Mergers may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Mergers on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

             Firstar submitted an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") on _________ __, 1996. Firstar has been advised that the Federal Reserve Bank has accepted the application for processing, as of ____________ __, 1996, under delegated authority from the Federal Reserve Board. Under the regulations of the Federal Reserve Board, the Federal Reserve Bank will act on the application within the 30-day period that began on the date the application was accepted for filing (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the Federal Reserve Bank). There can be no assurance that the Federal Reserve Bank will continue processing the application under delegated authority.

             The Mergers are also subject to prior approval by the Minnesota Commissioner of Commerce under Minnesota's Interstate Banking Act. The Minnesota Commissioner of Commerce must consider generally the same factors as the Federal Reserve Board must take into consideration under the BHC Act. In addition, each of the banks to be acquired must have been in existence for at least five years prior to the date of acquisition.
   The subsidiary banks of ABI have each been in existence for five or more years. Further, the acquisition must not result in Firstar controlling 30 percent or more of the total amount of deposits in insured depository institutions in Minnesota. After the acquisition, Firstar will control less than 10 percent of such deposits.

             Firstar filed a notice application for control of ABI and its subsidiary banks with the Minnesota Commissioner of Commerce on ______________________, 1996. The application will be deemed approved unless it is disapproved by such Commissioner within 60 days (or 90 days, if the notice period is extended by the Commissioner). There is no waiting period for consummation of the acquisition after the approval by the Minnesota Commissioner of Commerce. The Commissioner is expected to act on the application by ___________, 1996.

             The Bank Mergers are subject to prior approval by the OCC under the Bank Merger Act (the "BMA"). The BMA requires that the OCC take into consideration the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities served. The BMA prohibits the OCC from approving the Bank Mergers if they would result in a monopoly or be in the furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if their effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or if they would in any other manner be a restraint of trade, unless the OCC finds that any anticompetitive effects are clearly outweighed in the public interest by the probable effect of the transactions in meeting the convenience and needs of the communities to be served. Furthermore, the OCC must also assess the records of ABI's bank subsidiaries and Firstar Bank under the CRA. The OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

             Under the BMA, the Bank Mergers may not be consummated until up to 30 days following the date of OCC approval, during which time the United States Department of Justice may challenge the Bank Mergers on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC's approval unless a court specifically orders otherwise.

             ABI and Firstar submitted an application with the OCC on _____________, 1996. Firstar anticipates that the OCC will act on the application by the end of _______________, 1996.

             There can be no assurance that the requisite regulatory approvals will be obtained, and if such approvals are obtained, there can be no assurance as to the timing thereof. There can likewise be no assurance that the Department of Justice will not challenge the Mergers or the Bank Mergers or, if such a challenge is made, as to the result thereof.

             The Mergers cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Mergers," "Effective Time of the Mergers" and "Termination, Amendment and Waiver." In the Merger Agreements, Firstar, JSC and ABI have agreed to use all reasonable efforts and to cooperate with each other in taking any actions necessary to obtain the requisite regulatory approvals, including participating in any required hearings or proceedings, without any condition that, as reasonably and in good faith determined by Firstar, is not customary, or would have a material adverse effect on ABI or the benefits Firstar anticipated from the Mergers or the Bank Mergers. There can be no assurance that any regulatory approvals will not contain a condition that fails to meet these standards.

             Firstar, JSC and ABI are not aware of any other governmental approvals or actions that are required for consummation of the Mergers except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, and if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

   Business Pending the Mergers

             Under the Merger Agreements, each of JSC and ABI are generally obligated to, and obligated to cause its subsidiaries to, operate their respective businesses only in the usual, regular and ordinary course consistent with past practices; preserve substantially intact its business organization and assets, maintain its rights and franchises, use its reasonable best efforts to retain the services of employees and maintain its relationships with customers; maintain its properties; keep in full force and effect insurance; perform obligations under material agreements; and comply with material obligations imposed by laws. The Merger Agreements also provide that prior to the Effective Time, without Firstar's prior written consent, JSC and ABI may not, and may not allow their respective subsidiaries to, among other things: (i) incur any material liabilities or obligations, except in the ordinary course; (ii)
   (A) grant any general increase in the compensation of employees as a class, or to directors or officers, except in accordance with past practice or as required by law, or increases which are not material, (B) effect any change in retirement benefits to any class of employees or officers, except as required by law, which would increase retirement benefit liabilities, (C) adopt, enter into, amend or modify any benefit plan or (D) enter into or amend any employment, severance, or similar agreement arrangement with officers or directors or former officers or directors; (iii) declare or pay any dividend except as described under "-- Dividends"; (iv)(A) redeem, purchase or otherwise acquire any shares of its capital stock, or any options, warrants, conversion or other rights to acquire shares of its capital stock or any other securities or obligations, (B) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization, (C) purchase or otherwise acquire any substantial portion of the assets of, or more than 5% of any class of stock of, any corporation, bank or other business, (D) liquidate, sell, dispose of or encumber any assets or acquire any assets, except in the ordinary course of its business consistent with past practice, or (E) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or substitution for its capital stock;
   (iv) issue, deliver, award, grant or sell, or authorize the issuance of any shares of its capital stock of any class or any securities convertible into or exchangeable for any shares of its capital stock, other than issuances by a wholly-owned subsidiary of ABI to its parent; (v) propose or adopt any amendments to its corporate charter or bylaws in any way adverse to Firstar; (vi) authorize, recommend or propose or enter into any agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract not in the ordinary course of business; (vii) renew, extend, cancel or surrender any lease of real property or allow any lease to lapse, without prior consultation with Firstar; (viii) change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, from those in effect at December 31, 1994, or for the year then ended, except as required by law or generally accepted accounting principles; (ix) take any action which would or is reasonably likely to (A) adversely affect the ability of Firstar, JSC or ABI to obtain necessary approvals for the Mergers, the Bank Mergers or the Subsidiary Divestitures, (B) adversely affect JSC's or ABI's respective ability to perform its obligations under the Reorganization Agreement or
   (C) result in any of the conditions to the Mergers not being satisfied or in any violation of the Voting Agreements; (x) change the lending, investment, liability management and other material policies concerning the banking business of ABI and its banking subsidiaries, except as required by law; (xi) purchase, renew or acquire any investment security for its own account except certain debt obligations of the United States;
   (xii) pay any professional fees in connection with the Mergers, except as previously disclosed to Firstar pursuant to the Reorganization Agreement;
   (xiii) purchase any equity securities, other than purchased by JSC or
   (xiv) agree in writing to do any of the foregoing.

             JSC and ABI have agreed to notify Firstar immediately if any person makes a proposal concerning a Competing Transaction, as defined below. JSC and ABI have also agreed that they will cause any subsidiary that proposes to acquire real property to conduct an environmental assessment of such property.

             Firstar and ABI have agreed that Firstar will engage, at ABI's expense, an environmental consulting engineering firm to perform certain environmental site inspections of all real property owned, leased or otherwise processed or controlled by JSC, ABI, or a subsidiary of ABI (other than single family residential real property). ABI has agreed to perform any cleanup, removal, remedial action or other response that is required to bring the inspected property into compliance with applicable environmental protection laws, rules and regulations (previously defined as "Remediation Actions"). ABI has agreed to use reasonable efforts to complete any Remediation Actions within six months of January 10, 1996, the date of the Merger Agreements. If the cost of the Remediation Actions exceeds $2 million, JSC and ABI have the right to terminate the Merger Agreements. See "Termination, Amendment and Waiver."

             In addition, the Merger Agreements provide that, prior to the Effective Time, JSC and ABI may not initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "Competing Transaction," or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative to take any such action. "Competing Transaction" means any of the following involving JSC, ABI or any subsidiary of ABI: any merger consolidation, share exchange or other business combination; a sale or other disposition of a substantial portion of the consolidated assets of JSC and ABI; a sale of capital stock or a right to acquire capital stock constituting more than 10% of the capital stock of JSC or ABI; a tender offer or exchange offer for at least 10% of the outstanding shares of JSC common stock or ABI common stock; a solicitation of proxies in opposition to approval of the Mergers by JSC or ABI stockholders; or a public announcement of a bona fide proposal, plan or intention to do any of the foregoing. The Merger Agreements provide, however, that the Boards of Directors of JSC and ABI are not prohibited from (i) taking any action or permitting any of its officers, directors, employees or agents from taking any action if the Board of Directors of JSC or ABI is complying with its fiduciary duties to stockholders and such Board bases its determination of such fiduciary duties upon a written opinion of counsel to such effect or (ii) complying with Rules 14d-2 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to a competing transaction.

             JSC and ABI have agreed to, through their respective Boards of Directors, (i) recommend to their respective stockholders approval of the Merger Agreements; (ii) not withdraw, modify, or amend such recommendation; and (iii) use their best efforts to obtain stockholder approval.

   Dividends

             Under the Reorganization Agreement, neither JSC nor ABI may declare or pay any dividend on its capital stock, except (i) JSC may declare and pay cash dividends to its stockholders, provided JSC continues to have at least $10 million of cash and cash equivalents, net of liabilities, after paying such dividends, and (ii) ABI may declare and pay regular quarterly cash dividends on ABI Common Stock at a rate not in excess of $1.50 per share per calendar quarter through and including the calendar quarter ending September 30, 1996 and thereafter increasing to not in excess of $2.00 per share per calendar quarter (not to exceed 50% of net income for the preceding calendar quarter, adjusted to restore Merger-related expenses), provided that the stockholders of ABI will not receive or be entitled to receive in any calendar quarter dividends on both ABI Common Stock and any Firstar Common Stock they receive in the ABI Merger.

   Termination, Amendment and Waiver

             The Merger Agreements provide that the Merger Agreements may be terminated, whether before or after approval of the matters presented in connection with the Mergers by the respective stockholders of JSC and ABI:
   (i) by mutual consent of Firstar, JSC and ABI; (ii) by Firstar or ABI (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of JSC and ABI, on the one hand or Firstar and FCM, on the other hand, set forth in the Reorganization Agreement or (B) if the representations and warranties of JSC and ABI, on the one hand, or Firstar and FCM, on the other hand, are discovered to have become materially untrue in the aggregate, in either case which breach or other condition has not been cured within 10 business days; (iii) by Firstar and FCM, on the one hand, or JSC and ABI, on the other hand, if any permanent injunction preventing the consummation of the Mergers becomes final and nonappealable; (iv) by Firstar or JSC and ABI if the Mergers are not consummated before December 31, 1996, for a reason other than the failure of the terminating party to comply with its obligations under the Reorganization Agreement; (v) by Firstar or JSC and ABI if the Federal Reserve Board, the Minnesota Commissioner of Commerce, or other applicable bank regulatory authority has denied approval of either of the Mergers and neither Firstar, JSC nor ABI has filed a petition seeking review of such order within 30 days or any such petition for review has been denied; (vi) by JSC, ABI or Firstar, if (A) the ABI Merger Agreements and the ABI Merger are not duly approved by the holders of ABI Common Stock after a vote thereon at the ABI Special Meeting; (B) the JSC Merger Agreements and the JSC Merger are not duly approved by the holders of JSC Common Stock after a vote thereon at the JSC Special Meeting; and (vii) by Firstar if the Federal Reserve Board, the FDIC, the OCC, or the Minnesota Commissioner of Commerce, as applicable, or any other applicable bank regulatory authority has denied approval of either of the Bank Mergers and neither Firstar nor ABI has filed a petition seeking review of such order within 30 days, or any such petition for review has been denied.

             The Merger Agreements also provide that they may be terminated by JSC and ABI if the aggregate cost of any cleanup, removal, remedial action or other response required to bring each parcel of real property owned, leased or otherwise possessed or controlled by JSC, ABI or a subsidiary of ABI into compliance with applicable environmental protection laws, rules and regulations exceeds $2 million.

             In addition, the Merger Agreements provide that they may be terminated by the Boards of Directors of JSC and ABI if both of the following conditions are satisfied: (i) the Market Value of Firstar Common Stock is less than $30.00 and (ii) the ratio of the average of the daily closing price of Firstar Common Stock for the twelve consecutive trading days ending and including the trading day preceding the trading day immediately preceding the date of the Special Meetings (the "Calculation Period") divided by the closing price of Firstar Common Stock on January 9, 1996, is less than the ratio of the average of the daily closing prices of a selected group of bank stocks during the Calculation Period divided by the average of the closing price of such selected group of bank stocks on January 9, 1996, after subtracting 0.15 from such selected group of bank stocks ratio. The selected group of bank stocks is identified on Exhibit 9.01 to the Merger Agreements, included as Appendix C to this Proxy Statement-Prospectus.

             Finally, the Merger Agreements provide that they may be terminated by the Boards of Directors of JSC and ABI or the Board of Directors of Firstar if the Market Value of Firstar Common Stock is less then $20.625. This provision and the provision described in the preceding paragraph are known as the "walk-away" provisions.

             The average of the daily closing price of Firstar Common Stock for the twelve consecutive trading days ending on the trading day immediately preceding the date hereof was $________, a percentage [decline] [increase] of ___% from the closing price on January 9, 1996. The percentage [decline] [increase] in the average price of the selected group of bank stocks over the same period was approximately ___%. Thus, if the conditions precedent to the "walk-away" provisions were applied as of the date of this Proxy Statement-Prospectus, JSC and ABI would not have the right to terminate the Merger Agreements based upon the "walk-away" provisions. However, if either "walk-away" provision becomes operative prior to the Closing Date, then the Boards of Directors of JSC and ABI or the Board of Directors of Firstar, depending upon the circumstances, may exercise their rights under the provision and terminate the Merger Agreements or, alternatively, may waive the "walk-away" provision and proceed to consummate the Mergers pursuant to the terms and conditions of the Merger Agreements. Any decision the respective Boards of JSC and ABI may make regarding the "walk-away" provision may be made without the resolicitation of the JSC and ABI stockholders or notice to such stockholders.

             The Merger Agreements also gave Firstar the right to terminate the Agreement at any time on or prior to February 9, 1996, if Firstar's due diligence investigation disclosed certain adverse facts relating to JSC or ABI. Firstar did not exercise this right.

             The Merger Agreements may be amended by the parties at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of JSC or ABI, but after any such approval no amendment may be made that changes in any manner adverse to the stockholders of JSC or ABI the consideration to be provided to such stockholders pursuant to the Merger Agreements. At any time prior to the Effective Time, either party may, to the extent legally allowed, extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other and waive compliance with any of the agreements or conditions to its obligations.

   Management and Operations After the Mergers

             In the Mergers, JSC and ABI will each be merged into FCM and the separate corporate existences of JSC and ABI will each cease. FCM, as the surviving corporation in the Mergers and a wholly owned subsidiary of Firstar, will continue operations. The officers and directors of FCM prior to the Mergers will continue as the officers and directors of the surviving corporation. As soon as practicable after the Mergers, the Primary ABI Banks" will each merge with and into Firstar Bank in the Bank Mergers, and American Bank Moorhead, America Bank Lake City and Lake City Agency, Inc., which are also subsidiaries of ABI, will be sold to third parties in the Subsidiary Divestitures. Eau Claire Financial Services, Inc., a Minnesota corporation of which Victor P. Reim, a Vice President of JSC and the Chairman and Chief Executive Officer of ABI, is President, director and principal stockholder, is currently negotiating with Firstar to purchase American Bank Lake City and Lake City Agency, Inc. (together, the "Lake City Subsidiaries"). See "--Interests of Certain Persons in the Mergers." Firstar is not currently negotiating with any party with respect to the sale of American Bank Moorhead. After the Bank Mergers, Firstar Bank's management will be drawn from the officers of Firstar Bank and the Primary ABI Banks and Firstar Bank's Board of Directors will consist of the Firstar Bank directors just before the Bank Mergers.

   Interests of Certain Persons in the Mergers

             The following interests of members of management of JSC and ABI in the Mergers may mean that such persons have personal interests in the Mergers that may not be identical to the interests of nonaffiliated stockholders of JSC and ABI.

   Change of Control Incentive Plan

             The Board of Directors of ABI adopted the Change of Control Incentive Plan (the "Plan") in August 1995 to motivate and provide certain executive and senior management employees of ABI and its bank subsidiaries an incentive to maximize stockholder interests in the event of a change of control. The Plan provides that, in the event ABI is sold, a payment (the "Pool Payment") is made by ABI (or its successor) into a pool which is then distributed to each participant in the Plan after the consummation of the sale. The amount of the Pool Payment is determined by the aggregate amount of the sale price determined as of the date of the agreement providing for such sale.

             The Mergers, if consummated, qualify as a "sale" of ABI under the Plan. Upon consummation of the Mergers, the aggregate value of the Firstar Common Stock and cash into which JSC Common Stock and ABI Common Stock will be converted determined as of the date of the Merger Agreements equaled $220,000,000. Therefore, under the Plan formula, the Pool Payment will be $1,657,143. Payments made under the Plan will not change the value of the consideration to be received by holders of JSC Common Stock or ABI Common Stock in the Mergers.

             Set forth below is certain information with respect to each of the participants in the Plan.

                                                  Pool Payment
                                                   if Mergers
          Name                Pool Allocation   are Consummated

   Joseph H. Johnson . . .          13.00%         $215,429
   Lynn R. Evans . . . . .          11.00%          182,286
   Richard L. Kastner  . .          10.00%          165,714
   Jon A. Theobald . . . .          11.00%          182,286
   Gary M. Omerza  . . . .          10.00%          165,714
   Dennis R. Nisler  . . .          19.75%          327,286
   Robert T. Lund  . . . .          12.50%          207,143
   James C. LaMere . . . .           2.50%           41,429
   Colleen C. Lamey  . . .           2.50%           41,429
   Darrell L. Mullerleile            3.00%           49,714
   Donna K. Rogers . . . .           1.50%           24,857
   Leonard J. Kos  . . . .           1.00%           16,571
   William Stangler  . . .           1.25%           20,714
   Shirley J. Renstrom . .           1.00%           16,571
                                   ------         ---------
                                   100.00%       $1,657,143
                                   ======         =========

             Finally, the Plan provides that if any payment to be made to a participant thereunder, together with any other payments ("parachute payments") which such participant has a right to receive from ABI upon a change of control of ABI (including any payment under a Severance Agreement as discussed above), constitutes an "excess parachute payment" under Section 280G, then the payment under the Plan will be reduced to the maximum amount which may be paid without constituting an "excess parachute payment" under Section 280G. An excess parachute payment means, generally, any payment of compensation contingent on a change of control in excess of three times the recipient's average taxable compensation for the five calendar years (or fewer if not employed for five calendar years) immediately preceding the change of control. None of the payments listed above will constitute "excess parachute payments" under Section 280G, assuming the participants do not receive any other "parachute payments" relating to the Mergers.

             The Plan is being submitted for approval at the JSC Special Meeting and at the ABI Special Meeting. If it receives the approval of 75% of the total outstanding shares of common stock of each such company entitled to vote at the respective meetings, then payments made under the Plan will not be treated as "parachute payments" under Section 280G. If the Plan does not receive the required approvals at the Special Meetings, payments required to be made under the Plan upon consummation of the Mergers will constitute "parachute payments" under Section 280G. See "OTHER PROPOSALS--Proposal Two: Approval of Change of Control Incentive Plan."

   Severance Agreements

             ABI has entered into Change of Control Executive Severance Pay Agreements (the "Severance Agreements") with certain of its executive officers and management and with certain executive officers of its bank subsidiaries. The Severance Agreements provide that in the event of involuntary termination of employment with ABI or the applicable bank subsidiary within the "Covered Period," which is two years (one year in the case of Messrs. Omerza, LaMere and Mullerleile and Ms. Lamey) following a change of control (other than for cause or as the result of such person's death, disability or retirement), the terminated employee will be paid a specified multiple ranging from 1.0 to 2.5 times his or her annualized base salary plus, in certain circumstances, his or her bonus from ABI's previous fiscal year (the "Payment Formula"). Change of control under the Severance Agreements generally means (i) a person or group of persons, other than JSC or its primary stockholder, becoming the owner of 51% or more of the voting securities of ABI, (ii) as a result of any tender offer, merger or similar transaction, the persons who were directors of ABI prior to such transaction not constituting a majority of the Board of Directors of ABI after such transaction, or (iii) ABI transferring substantially all its assets to another corporation that is not wholly-owned by ABI or JSC. The Mergers would be a change of control under the Severance Agreements.

             The Severance Agreements also provide that the employee may voluntarily terminate his or her employment within the Covered Period and will be entitled to receive the payment described above if any of the following "change of duties" has occurred: (i) an adverse change in the responsibilities or scope of the employee's authority, duties, powers or functions or in the conditions of employment from those applicable immediately prior to the change of control; (ii) a reduction in the employee's total compensation from that provided immediately prior to the change of control, or diminution in eligibility to participate in bonus, incentive award and other compensation plans; or (iii) a change in the location of the employee's principal place of employment by more than 50 miles from the location immediately prior to the change of control.

             Set forth below is certain information with respect to each person with whom ABI has entered into a Severance Agreement, including the payment such person would receive if they were entitled to receive full payment under their Severance Agreement after the Effective Time of the Mergers based upon current compensation (the "Potential Payment").

   Name                                    Potential Payment

   Victor P. Reim  . . . . . . . . . . .       $1,190,000
   Joseph H. Johnson . . . . . . . . . .          720,000
   Lynn R. Evans . . . . . . . . . . . .          471,918
   Richard L. Kastner  . . . . . . . . .          484,400
   Jon A. Theobald . . . . . . . . . . .          254,369
   Gary M. Omerza  . . . . . . . . . . .          152,050
   Dennis R. Nisler  . . . . . . . . . .          342,000
   Robert T. Lund  . . . . . . . . . . .          299,672
   James C. LaMere . . . . . . . . . . .           80,883
   Colleen C. Lamey  . . . . . . . . . .           68,738
   Darrell L. Mullerleile  . . . . . . .          103,410
                                                ---------
                                               $4,167,440
                                                =========

             Any payments made under the Severance Agreements will not change the value of the consideration to be received by holders of JSC Common Stock or ABI Common Stock in the Mergers.

             Finally, the Severance Agreements provide that if the payment to be made thereunder, together with any other payments ("parachute payments") which the employee has the right to receive from ABI contingent upon a change of control of ABI (including any payment under the Change of Control Incentive Plan described below), constitutes an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G"), then the payment under the Severance Agreement will be reduced to the maximum amount which may be paid without constituting an "excess parachute payment" under Section 280G.

             The Severance Agreements are being submitted for approval at the JSC Special Meeting and at the ABI Special Meeting. If they receive the approval of 75% of the total outstanding shares of common stock of each such company entitled to vote at the respective meetings, then the reduction in payments under the Severance Agreements referred to in the immediately preceding paragraph will no longer apply, and payments required under the Severance Agreements will not be treated as "parachute payments" under Section 280G. If the Severance Agreements do not receive the required approvals at the Special Meetings, certain payments to be made under certain of the Severance Agreements that the employee party thereto may otherwise be entitled to receive if such employee were terminated after consummation of the Mergers will constitute "excess parachute payments" under Section 280G and therefore will not be made.
   See "OTHER PROPOSALS--Proposal Three:  Approval of Severance Agreements."

   Indemnification of Officers and Directors

             The Merger Agreements require Firstar to indemnify present and former officers, directors and employees of JSC and ABI (including ABI's subsidiaries) against certain losses and other expenses in connection with claims which arise out of such persons' serving in such capacities and that pertain to matters or facts arising, existing or occurring before the Mergers become effective. The Merger Agreements also require Firstar to maintain in effect, for three years after the Mergers become effective, officers' and directors' liability insurance with respect to claims arising from facts or events which occurred before the Mergers became effective of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as the coverage currently provided by Investors, subject to a stated maximum annual premium.

   Sale of Lake City Subsidiaries

             Firstar is currently negotiating with Eau Claire Financial Services, Inc., a Minnesota corporation ("Eau Claire"), to sell American Bank Lake City and Lake City Agency, Inc. to Eau Claire in a stock sale. Any agreement to effect such sale will be conditioned upon the consummation of the Mergers. Victor P. Reim, a Vice President of JSC and the Chairman and Chief Executive Offer of ABI, is President, principal stockholder and a director of Eau Claire.

   Effect on Employee Benefits

             The Merger Agreements provide that Firstar will provide on or before the first calendar year that begins at least 90 days after the JSC Effective Time, to each retained employee of ABI or its subsidiaries, all corporate-wide employee retirement, health, dental, severance, life and long-term disability benefits that Firstar and its subsidiaries provide to similarly situated employees (the "Firstar Plans"), subject to age and eligibility requirements for benefits. Firstar also will not rescind or restrict the vesting of employee benefits due under the current employee benefit plans of ABI (the "ABI Plans") upon the termination of such plans. Additionally, effective upon consummation of the Mergers, 100% of the benefits due employees under ABI's 401(k) plan will vest, as will 100% of the pension benefits of ABI employees whose employment with Firstar or its subsidiaries is involuntarily terminated after the effective time of the Mergers but prior to January 1, 1997. Firstar will continue the ABI Plans until comparable coverage is available under the Firstar Plans. Each retained employee's last continuous period of service prior to the Effective Time with ABI or its subsidiaries will count for purposes of determining eligibility and vesting for all benefits under the Firstar Plans. Any severance paid pursuant to either the ABI Plans or the Firstar Plans prior to six months from the JSC Effective Time shall be determined by applying the benefit formula under the ABI Plans. Thereafter, severance paid pursuant to either the ABI Plans or the Firstar Plans shall be determined by applying the benefit formula under the Firstar Plans. In addition, certain benefits under a non-tax qualified supplemental retirement plan covering a select group of management employees will accelerate upon the Mergers in accordance with the terms of such plan.

   Termination Fee

             As a condition and inducement to Firstar's willingness to enter into the Merger Agreements, JSC and ABI agreed to pay to Firstar a fee of $6,000,000 (the "Termination Fee") within two days of any occurrence of a "Trigger Event." A Trigger Event means the occurrence of one or more of the following events: (i) a Transaction Proposal (as defined below); (ii) termination of the Merger Agreements following a willful and material breach thereof by JSC and ABI; or (iii) any withdrawal, modification or amendment in any respect by JSC's or ABI's Board of Directors of its approval or recommendation regarding the Merger Agreements and stockholder vote relating thereto or JSC's or ABI's Board of Directors adopting a resolution relating to any such withdrawal, modification or amendment.

             A "Transaction Proposal" means any of the following: (a) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of JSC or ABI made by any person other than Firstar or its affiliates, (b) any person shall have filed an application under applicable bank regulatory laws with respect to the acquisition by such person of any shares of capital stock of JSC or ABI, (c) a merger, consolidation or other business combination with JSC or ABI or any subsidiary of ABI is effected by an entity or person or an agreement relating to any such transaction is entered into, (d) any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving a substantial part of JSC's or ABI's consolidated assets, or any agreement to effect such a transaction, (e) the acquisition by any person of 10% or more of the outstanding shares of any class of capital stock of JSC or ABI or acquisition of additional shares by any entity or person currently holding 10% or more of such shares, (f) any reclassification of the securities or recapitalization of JSC or ABI or other transaction that has the effect of increasing the proportionate share of any class of equity security of JSC or ABI that is owned by a person other than Firstar or its affiliates, or any agreement to effect such a reclassification or recapitalization, (g) any transaction having an effect similar to those described in (a) through (f) above, or (h) a public announcement regarding a proposal, plan or intention by JSC, ABI or another entity or person to effect any of the foregoing transactions; provided, however, that events described in clauses (a), (b) and (h) of this definition and events described in clause (g) having an effect similar to those described in clause (a) and (b) do not constitute a "Transaction Proposal" unless either (x) the respective Board of Directors of JSC or ABI takes or fails to take certain actions in connection therewith or (y) JSC's or ABI's stockholders fail to approve the Merger Agreements.

             Firstar's right to receive the Termination Fee terminates upon the earliest to occur of (i) the consummation of the Mergers, (ii) the termination of the Merger Agreements by mutual consent, or (iii) the expiration of one year after termination of the Merger Agreements (other than a termination described in clause (ii) above).

   Expenses

             If the Reorganization Agreement is terminated by Firstar as a result of JSC's or ABI's breach of the Merger Agreements, JSC and ABI will pay Firstar its out-of-pocket expenses incurred in connection with the consummation of the transactions contemplated by the Merger Agreements, but not to exceed $2 million. If the Merger Agreements are terminated by JSC and ABI as a result of Firstar's breach thereof, Firstar will pay JSC and ABI their out-of-pocket expenses incurred in connection with the consummation of the transactions contemplated by the Merger Agreements, but not to exceed $2.0 million.

             Firstar, JSC and ABI have agreed to share equally in the expense of printing this Proxy Statement-Prospectus and the expense of all Securities and Exchange Commission and other regulatory filing fees incurred in connection therewith.

             Except as provided above, the Merger Agreements provide, in general, that Firstar, JSC and ABI will each pay its own expenses in connection with the Mergers and the transactions contemplated thereby, including fees and expenses of its own accountants and counsel. For information with respect to financial advisory fees incurred in connection with the Mergers, see "Opinions of Financial Advisor."

   Certain Federal Income Tax Consequences

             The following summary contains a description of the material United States federal income tax considerations for JSC, ABI, and their respective stockholders with regard to the Mergers. This summary is set forth in reliance upon the opinion of Lindquist & Vennum P.L.L.P., counsel for JSC and ABI and special tax counsel for Firstar and FCM. The conclusions discussed herein are based, in part, on certain representations made by the managements of JSC, ABI and Firstar and on the Shareholder Agreement to be executed by certain stockholders of JSC and ABI. See "PROPOSED MERGERS--Shareholder Agreement." This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions in effect on the date of this Proxy Statement-Prospectus, all of which are subject to change. All section references herein are to the Code, unless stated otherwise. This summary does not discuss any aspect of state, local, or foreign taxation and does not discuss all the tax considerations that may be relevant to particular JSC or ABI stockholders in light of their personal investment circumstances, or to certain types of stockholders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in stock or securities, and foreign corporations and individuals who are not citizens or residents of the United States. The discussion with respect to JSC and ABI stockholders is limited to those stockholders who have held the JSC and ABI common Stock and who will hold the Firstar Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

             JSC AND ABI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE PROPOSED MERGERS, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

             The Mergers will qualify as "tax-free" mergers for federal income tax purposes under Sections 368(a)(1)(A) and 368(a)(1)(D) of the Code, provided the Mergers qualify as statutory mergers under applicable law. Accordingly, JSC, ABI, Firstar and FCM will not recognize any gain or loss pursuant to the Mergers.

             In addition, the JSC and ABI stockholders will not recognize any gain or loss upon the receipt of the Firstar Common Stock in exchange for their JSC and/or ABI Common Stock (including fractional share interests, if any, to which they are entitled). The basis of the Firstar Common Stock received by each stockholder will be the same as the basis of the stock surrendered in exchange therefor. The holding period of the Firstar Common Stock received by each stockholder will include the holding period of the stock surrendered in exchange therefor, provided that such stock was held as a capital asset in the stockholder's hands on the date of the Mergers.

             However, the JSC and ABI stockholders will recognize gain or loss upon the receipt of any cash in exchange for their JSC and/or ABI Common Stock. For purposes of calculating that gain, stockholders will be required to allocate a portion of their basis in the stock surrendered to the cash received, based on the proportional fair market value of the Firstar Common Stock and the cash received. Such gain or loss will be a capital gain or loss, provided that the stock surrendered in exchange therefor is a capital asset in the hands of the stockholder.

             The receipt of cash in lieu of fractional share interests of Firstar Common Stock will be treated as if the fractional shares were distributed as part of the Mergers and then were redeemed by Firstar. Depending on the personal investment circumstances of each stockholder, such cash payments will be treated as either having been received as a distribution in full payment in exchange for the stock redeemed or as having been received as a dividend, as provided in Section 302 of the Code. If the cash payment is treated as having been received by stockholder as a distribution in full payment in exchange for the fractional share redeemed, such stockholder will recognize gain or loss to the extent that the amount of cash received exceeds, or is less than, the basis allocable to the fractional share.

             JSC or ABI stockholders who exercise dissenters' rights and receive cash in the reorganization in lieu of Firstar Common Stock will be treated as having received the cash as a distribution in redemption of their stock, as provided in Section 302 of the Code. Such stockholders generally will recognize capital gain or loss measured by the difference between the amount of cash received and their aggregate adjusted tax basis in the stock surrendered, provided the stock surrendered was a capital asset in the hands of the stockholder. Stockholders exercising dissenters' rights who also own Firstar Common Stock, or who are deemed for federal income tax purposes to own constructively Firstar Common Stock actually owned by other persons or entities, may recognize dividend income, taxable as ordinary income, equal to the amount of the cash received.

   Shareholder Agreement

             It is a condition to the issuance of the tax opinion by Lindquist & Vennum P.L.L.P. that stockholders of JSC representing a majority of the JSC Common Stock outstanding at the Effective Time, and stockholders of ABI representing a majority of the ABI Common Stock outstanding at the Effective Time, have executed and delivered a Shareholder Agreement (the "Shareholder Agreement"). The Shareholder Agreement is intended to confirm the present intent of such JSC and ABI stockholders to hold Firstar Common Stock received upon consummation of the Mergers in order to satisfy the continuity of interest requirements for qualification of the Mergers as reorganizations under Section 368(a) of the Code. The Shareholder Agreement will terminate five years after the Effective Time of the Mergers.

             An execution copy of the Shareholder Agreement has been mailed along with this Proxy Statement-Prospectus to those JSC and ABI stockholders who individually hold more than 1% of JSC Common Stock or ABI Common Stock, respectively. Such JSC and ABI stockholders are urged to read such copy of the Shareholder Agreement in its entirety and consult with their personal legal and tax advisors regarding its scope and effect.

   Accounting Treatment

             Firstar's acquisitions of JSC and ABI will be treated as purchases for accounting purposes.

   Resale of Firstar Common Stock

             The shares of Firstar Common Stock to be issued in the Mergers to stockholders of JSC and ABI have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may be freely traded by stockholders of JSC and ABI who, at the applicable Effective Time, are not "affiliates" of JSC or ABI (and are not affiliates of Firstar at the time of the proposed resale). Each affiliate of JSC or ABI has delivered to Firstar a written undertaking to the effect that he or she will not sell or dispose of the Firstar Common Stock acquired by him or her in connection with the Mergers other than in accordance with the Securities Act, except under (i) a separate registration statement for distribution (which Firstar has not agreed to provide), or (ii) Rule 145 promulgated thereunder by the Commission, or (iii) pursuant to some other exemption from registration.

   Appraisal Rights

   Jacob Schmidt Company

        All stockholders of JSC are entitled to exercise appraisal rights pursuant to the provisions of Sections 302A.471 and 302A.473 of the MBCA. In accordance with these sections, such stockholders have the right to dissent from the JSC Merger and to be paid the fair value of their shares. The term "fair value" means the value of a stockholder's stock immediately before the JSC Effective Time. Under Section 302A.473, where a merger is to be submitted for approval at a meeting of stockholders, the corporation must notify each of its stockholders of the right to dissent and include in such notice a copy of Sections 302A.471 and 302A.473. This Proxy Statement-Prospectus shall constitute such notice to the stockholders of JSC.

        The following discussion is not a complete statement of the laws pertaining to a dissenting stockholder's rights under Minnesota law and is qualified in its entirety by the full text of Sections 302A.471 and 302A.473 attached as Appendix A to this Proxy Statement-Prospectus. Any stockholder who wishes to exercise the right to dissent and demand the fair value of such stockholder's shares, or who wishes to preserve the right to do so, should review the following discussion and Appendix A carefully. APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS ARE NOT FULLY AND PRECISELY SATISFIED.

        A holder of JSC Common Stock wishing to exercise the right to demand the fair value of such stockholder's shares must first file, BEFORE the vote of stockholders is taken at the JSC Special Meeting, a written notice of intent to demand the fair value of such stockholder's shares and must, in addition, not vote in favor of the JSC Merger Agreements. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR approval of the JSC Merger Agreements, a stockholder of JSC who votes by proxy and who wishes to exercise dissenters' rights must (i) vote AGAINST approval of the JSC Merger Agreements or (ii) ABSTAIN from voting on approval of the JSC Merger Agreements. A vote against the JSC Merger Agreements, whether in person or by proxy, will not in and of itself satisfy the requirement of a written notice of intent to demand the fair value of a stockholder's common stock.

        A demand for fair value must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing such stockholder's shares. If the common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the common stock is own of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, the agent is acting as agent for the record owner.

        A record owner who holds shares as a nominee for others, such as a broker, may demand fair value of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. Beneficial owners of common stock who are not record owners and who intend to exercise dissenters' rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of dissenters' rights before the date of the JSC Special Meeting.

        Stockholders of JSC who elect to exercise dissenters' rights and demand fair value should mail or deliver their written demand to Jacob Schmidt Company, c/o American Bancorporation, Inc., Suite 2200, American Bank Building, 101 East Fifth Street, St. Paul, Minnesota 55101,
   Attention: Amy L. Amundson, Secretary. The written demand should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding the fair value of such stockholder's shares.

        After the JSC Effective Time, Firstar, as the surviving entity, will cause to be mailed to each of the stockholders of JSC who has properly asserted dissenters' rights a notice that contains (i) the address to which a demand for payment and stock certificates must be sent in order to receive payment and the date by which they must be received; (ii) a form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them, and to demand payment; and (iii) another copy of Sections 302A.471 and 302A.473, together with a brief description of these sections. To receive the fair value of common stock a dissenting stockholder must demand payment and deposit the certificates representing such shares within 30 days after the notice is given.

        After Firstar receives a valid demand for payment, it will cause to be remitted to each dissenting stockholder who has properly asserted dissenters' rights the fair value of such shares of JSC Common Stock with interest at the judgment rate computed from the JSC Effective Time. Such payment will be accompanied by (i) the audited financial statements of Firstar for its most recently completed fiscal year, together with the latest available interim financial statements; (ii) an estimate of the fair value of the shares with respect to which dissenters' rights have been exercised and a brief description of the method used to reach the estimate; and (iii) additional copies of Sections 302A.471 and 302A.473 along with a brief description of the procedures to be followed to demand the supplemental payment discussed below. If Firstar fails to remit payment within 60 days after receiving shares from a dissenting stockholder, it is obligated to return any certificates for such shares to the dissenting stockholder.

        If a dissenting stockholder believes that the amount remitted by Firstar is less than the fair value of the shares plus interest, such dissenting stockholder may give written notice to Firstar of such stockholder's own estimate of the fair value for the shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after Firstar has mailed its original remittance.

        Within 60 days after receiving a demand for supplemental payment, Firstar, as the surviving entity, must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting stockholder and Firstar) or file a petition in the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting stockholders who have demanded supplemental payments and who have been unable to reach an agreement with Firstar concerning the fair value of their shares. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value is determined by the court it binding on all stockholders, wherever located. A dissenting stockholder, if successful, is entitled to a judgment for the amount by which the fair value of such stockholder's shares as determined by the court exceeds the amount originally remitted by Firstar.

        Generally, the costs and expenses associated with a court proceeding to determine the fair value of the shares will be borne by the surviving entity, unless the court finds that a dissenting stockholder has demanded supplemental payment in a manner which is arbitrary, vexatious, or not in good faith. Similar cost and expenses may also be assessed in instances where Firstar has failed to comply with the procedures in Section 302A.473 pertaining to dissenters' rights discussed above. The court may, in its discretion, award attorneys' fees to an attorney representing dissenting stockholders out of any amount awarded to such dissenters.

        Failure to follow the steps required by Section 302A.473 for asserting dissenters' rights may result in the loss of a stockholder's rights to demand the fair value of such stockholder's shares of common stock. Stockholders considering seeking appraisal should realize that the fair value of their shares, as determined under Section 302A.473 in the manner outlined above, could be more than, the same as, or less than the value of the Firstar Common Stock and cash they would be entitled to as a result of the JSC Merger if they did not seek appraisal of their shares.

   American Bancorporation, Inc.

             Under the provisions of Section 262 of the DGCL, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A, any holder of record of ABI Common Stock has the right to object to the Merger and demand payment of the fair value of any of his or her shares in cash. See "COMPARATIVE RIGHTS OF STOCKHOLDERS -- Appraisal Rights and Dissenters' Rights." Any holder of ABI Common Stock electing to assert appraisal rights must file a written demand for appraisal with ABI at American Bank Building, 101 East Fifth Street, St. Paul, Minnesota 55101, before the vote on the ABI Merger at the ABI Special Meeting. A stockholder may demand appraisal as to less than all of the shares registered in the stockholder's name.

             If the ABI Merger is approved by the requisite vote of holders of ABI Common Stock, any holder of ABI Common Stock seeking appraisal rights who has preserved his or her rights of appraisal by filing a demand for appraisal, continuously holding such stock through the Closing Date and otherwise complying with the requirements of Section 262 ("Stockholder Seeking Appraisal Rights"), will, within ten days after the Closing Date, be notified by the surviving corporation of the Closing Date. Within 120 days after the Closing Date, any Stockholder Seeking Appraisal Rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the ABI Common Stock of all Stockholders Seeking Appraisal Rights. Notwithstanding the foregoing, any such stockholder, within 60 days after the Closing Date, has the right to withdraw his or her demand for appraisal and accept the terms of the Merger Agreements. Within 120 days after the Closing Date, any Stockholder Seeking Appraisal Rights, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate numbers of Stockholders Seeking Appraisal Rights and shares they hold. The surviving corporation will mail such a statement to the Stockholder Seeking Appraisal Rights within ten days of the request or within ten days after the Closing Date, whichever is later.

             Upon the filing of such a petition by a Stockholder Seeking Appraisal Rights, the Delaware Court of Chancery will determine the stockholders entitled to appraisal and will appraise the shares of ABI Common Stock as to which the stockholder has demanded appraisal rights, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the ABI Merger, together with a "fair rate of interest," if any, to be paid on the amount determined to be the fair value. The court may require the Stockholders Seeking Appraisal Rights to submit their certificates of ABI Common Stock as to which appraisal rights have been demanded to the Delaware Register in Chancery for notation thereon that the appraisal proceedings are pending.

             The Delaware Court of Chancery will direct the payment of such fair value and interest, if any, by the surviving corporation to the Stockholders Seeking Appraisal Rights upon their surrender of the certificate or certificates representing such shares of ABI Common Stock. From and after the Effective Time of the Merger, no Stockholder Seeking Appraisal Rights will be entitled to vote his or her shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends and distributions payable to stockholders of record at a date which is prior to the ABI Effective Time). If no petition for an appraisal is filed within the time period specified above, or if the Stockholder Seeking Appraisal Rights delivers to the surviving corporation a written withdrawal of his or her demand for an appraisal, either within 60 days after the ABI Effective Time (or thereafter with the written approval of the surviving corporation), then the right of such stockholder to an appraisal shall cease. No appraisal proceeding, however, may be dismissed without the approval of the Court of Chancery, and the court may assess the costs of the proceeding against the parties in any manner that the court deems equitable.

             In the event any holder of ABI Common Stock fails to perfect his or her rights of appraisal by failing to comply strictly with the applicable statutory requirements, the stockholder will be bound by the terms of the ABI Merger Agreements and will not be entitled to payment for the stockholder's shares under Section 262. Any holder of ABI Common Stock who wishes to object to the transaction and demand payment for the stockholder's shares of ABI Common Stock should consider consulting his or her own legal advisor.

             Any written objection or demand should be signed by or for the holder of record of the shares to which it relates in the same manner indicated in the stock records of ABI. Any beneficial owner of ABI Common Stock who is not also the holder of record of the shares, and who wishes to assert statutory rights of appraisal with respect thereto, should instruct the holder of record to act accordingly on the beneficial owner's behalf. ABI will not accept written objections or demands for payment from any party other than the holder of record (whose name appears in the stock records of ABI) of the shares to which the objection or demand relates.

             Holders of ABI Common Stock should bear in mind that the fair value of the ABI Common Stock determined in an appraisal proceeding as described above could be more than, the same as or less than the value of the consideration they will receive in the ABI Merger if they do not exercise such appraisal rights. The foregoing is only a summary of the provisions of the DGCL and is qualified in its entirety by reference to the text of Section 262, which is set forth in Appendix B hereto.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

   Jacob Schmidt Company

             JSC is incorporated under the laws of the state of Minnesota, and Firstar is incorporated under the laws of the state of Wisconsin. Stockholders of JSC, whose rights are governed by JSC's Articles of Incorporation and By-laws and by the MBCA, will, on consummation of the Merger, become shareholders of Firstar. Their rights as Firstar shareholders will then be governed by Firstar's Restated Articles of Incorporation and By-laws and by the Wisconsin Business Corporation Law (the "WBCL"). The following is a summary of the material differences between the rights of stockholders of JSC and the rights of shareholders of Firstar.

   Capital Stock

             The Articles of Incorporation of JSC authorizes the Board of Directors of JSC to issue up to 50,000 shares of common stock, $100.00 par value. A total of 34,983 shares of JSC Common Stock were outstanding as of February 29,1996.

             JSC common stockholders have no preemptive rights. The outstanding shares of JSC Common Stock are fully paid and nonassessable. JSC Common Stockholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of JSC Common Stock. Cumulative voting for the election of directors is not permitted. JSC's Common Stockholders are entitled to receive dividends as and when declared by the Board of Directors of JSC. Under Minnesota law, JSC may declare and pay dividends only if the Board determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution.

             If JSC were liquidated, the holders of JSC Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of JSC's liabilities.

             The Restated Articles of Incorporation of Firstar authorize the Board of Directors of Firstar to issue up to 120,000,000 shares of Firstar Common Stock, up to 2,500,000 shares of preferred stock, $1.00 par value, and up to 38,775 shares of Series D Convertible Preferred Stock, no par value. The Board of Directors may establish the relative rights and preferences of preferred stock issued in the future without shareholder action and issue such stock in series. Upon consummation of Firstar's acquisition of First Colonial Bankshares Corporation on January 31, 1995, 38,775 shares of Firstar Series D Convertible Preferred Stock, no par value ("Firstar Convertible Preferred Stock"), were issued and 30,688 of such shares remained outstanding as of December 31, 1995. See "FIRSTAR CORPORATION--Other Acquisitions and Transactions." Each share of Firstar Convertible Preferred Stock currently is convertible into 21.46 shares of Firstar Common Stock. Upon consummation of Firstar's acquisition of Investors Bank Corp. on April 28, 1995, Firstar assumed certain warrants that permitted the purchase of 159,143 shares of Firstar Common Stock, of which warrants that permit the purchase of 80,780 shares of Firstar Common Stock remained outstanding as of December 31, 1995. See "FIRSTAR CORPORATION--Other Acquisitions and Transactions." Firstar has reserved 600,000 shares of Series C Preferred Stock for issuance upon exercise of the Preferred Share Purchase Rights, as further described below.

   Preferred Share Purchase Rights

             Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock entitles its holder to one-half of a Preferred Share Purchase Right. Under certain conditions, each Right entitles the holder to purchase one one-hundredth of a share of Firstar's Series C Preferred Stock at a price of $85, subject to adjustment. Recipients of Firstar Common Stock in connection with the Mergers will also receive one-half a Right per share of Firstar Common Stock. The description of the terms of the Rights Plan is set forth in a Rights Agreement dated as of January 19, 1989 (the "Rights Plan"), between Firstar and Firstar Trust Company, as Rights Agent. The description of the Rights contained herein is qualified in its entirety by reference to the Rights Agreement. The Rights will only be exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Firstar Common Stock. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Right, other than the acquiring party, will be entitled to purchase at the exercise price Firstar Common Stock having a market value of two times the exercise price. In the event of the acquisition of Firstar by another company subsequent to a party acquiring 20% or more of the Firstar Common Stock, each holder of a Right is entitled to purchase the acquiring company's common shares having a market value of two times the exercise price. The Rights may be redeemed at a price of $.01 per Right prior to the existence of a 20% acquiring party, and thereafter may be exchanged for one share of Firstar Common Stock per Right prior to the existence of a 50% acquiring party. The Rights will expire on January 19, 1999. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of Firstar. Under the Rights Agreement, the Board of Directors of Firstar may reduce the thresholds applicable to the Rights from 20% to not less than 10%.

             Neither JSC nor ABI has in place a stockholder rights plan.

   Dissenters' Rights

             Under the MBCA, stockholders of a corporation who dissent from a merger of the corporation in the manner provided by Minnesota law are entitled to receive payment of the fair value of their stock, as determined by the state courts of Minnesota. However, such right is not available to stockholders where the vote of such stockholders of the corporation surviving or resulting from the merger was not required for approval thereof.

             Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, dissenters' rights are not available to holders of shares, such as shares of Firstar Common Stock, which are registered on a national securities exchange or quoted on The Nasdaq Stock Market on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporation action. Firstar Common Stock is listed on the NYSE and the Chicago Stock Exchange.

   Assessability; Potential Liability For Wages

             Firstar Common Stock is subject to possible assessment in certain circumstances. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. Firstar Common Stock is not otherwise subject to call or assessment.

             Shares of stock of Minnesota corporations are nonassessable under the MBCA. The MBCA does not impose personal liability on holders of JSC Common Stock for debts owing to employees or otherwise.

   Takeover Statutes

             Wisconsin law regulates a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." Wisconsin law defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, Wisconsin law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder, unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder, (iii) the consideration to be received by stockholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute.

             Section 180.1150 of the WBCL provides that in particular circumstances the voting of shares of a Wisconsin "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident stockholders, 500 or more stockholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

             In addition, the WBCL sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all a Wisconsin issuing public corporation's assets to, a 10% shareholder, mandating that any such transaction meet one of two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of "disinterested" shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

             Further, the WBCL requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 50% of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation meets certain minimum outside director standards.

             Minnesota has in force both a control share acquisition statute, which regulates the accumulation of shares of voting stock of Minnesota corporations, and a business combination statute, which restricts business combinations with Minnesota corporations. The control share acquisition statute, MBCA Section 302A.671, precludes an acquiror of the voting shares of a Minnesota corporation who crosses one of three thresholds (20%, 33 %, or 50% of the voting power) from obtaining voting control with respect to such shares unless both a majority of all voting shares and a majority of all disinterested voting shares vote to accord voting power to the control shares. The statute further provides that the corporation may redeem the control shares if the acquiror has not complied with certain procedural requirements or if the control shares are not accorded full voting rights by the stockholders. The business combination statute, MBCA
   Section 302A.673, regulates business combinations such as mergers, consolidations, and asset purchases with public corporations where the acquiror became an "interested stockholder" of the public corporation before either the purchase resulting in such acquiror becoming an "interested stockholder" or the business combination received the prior approval of a majority of the "disinterested" directors of the public corporation. An "interested stockholder" is any person that is either the beneficial owner, directly or indirectly, of 10% or more of the voting stock of the public corporation or an affiliate or associate of the public corporation and was at any time within the preceding four years the beneficial owner, directly or indirectly, of 10% or more of the voting stock of the public corporation. A "disinterested" director is a person who is not currently nor has been within five years an officer or employee of the public corporation or a related corporation. The statute prohibits business combinations with an unapproved interested stockholder for a period of four years after the date of the interested stockholder's share acquisition. The business combination statute is designed to inhibit unfriendly acquisitions, but it does not apply to corporations whose articles of incorporation or bylaws contain a provision electing not to be covered by the law. Neither JSC's Articles of Incorporation nor its Bylaws contain such a provision.

   Directors

             The Board of Directors of JSC consists of a single class of directors, each of whom serves a term of one year. Holders of JSC Common Stock elect all of the directors at each annual meeting of JSC's stockholders. Any director may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote at a special meeting of stockholders called for that purpose.

             The Board of Directors of Firstar is divided into three classes as nearly equal in number as possible, with the directors in each class serving staggered three-year terms. At each annual meeting of Firstar's stockholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. A director of Firstar may be removed, with or without cause, only by the affirmative vote of not less than 75% of the then issued and outstanding shares taken at a special meeting of stockholders called for that purpose.

   Liability of Directors; Indemnification

             In accordance with the MBCA, JSC has provided in its Bylaws that it will indemnify its directors and officers to the fullest extent provided for in the MBCA against liabilities. Under the MBCA, as currently in effect, such indemnification would apply if the indemnified individual is or was a director or officer and the individual acted in good faith, reasonably believed his or her conduct was in the corporation's best interests (or in certain cases at least not opposed to the corporation's best interests) and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. However, under the MBCA a corporation cannot indemnity a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation unless a court of competent jurisdiction determines that such person is entitled to indemnification despite the adjudication of liability. Further, the MBCA allows a corporation, by amendment to its Articles of Incorporation, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the provision cannot eliminate or limit the liability of a director for a breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for a transaction from which the director derives an improper personal benefit. JSC's Articles of Incorporation includes a provision to eliminate personal liability of a director for monetary damages for a breach of fiduciary duty.

             Under Firstar's By-laws and the WBCL, Firstar indemnifies its directors and officers against liability incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is a director or officer, unless liability was incurred because a director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure constitutes a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, a violation of criminal law (unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful), a transaction from which the director or officer derived an improper personal benefit or willful misconduct. In addition, under the WBCL, a director of Firstar is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the circumstances under which indemnification would not be provided.

   Action Without A Meeting

             Under the MBCA and JSC's By-laws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by holders of not less than the minimum number of shares necessary to authorize or approve such action. Under the WBCL, such action without a meeting is allowed only if the consent is signed by all of the stockholders entitled to vote with respect to the subject matter.

   Amendment of Corporate Charter

             Under the WBCL, the Board of Directors can establish conditions for the amendment of the Articles of Incorporation (e.g., super-majority vote, no more than a given percentage dissent, etc.). The WBCL provides that certain significant amendments to articles of incorporation, but not all amendments, must be approved by the shareholders in addition to approval by the Board of Directors. The vote of shareholders needed to approve an amendment depends in part on the voting groups entitled to vote separately on the amendment. Generally, the WBCL provides that, if a quorum exists, action on a matter other than the election of directors is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the WBCL require a greater number of affirmative votes. Firstar's Restated Articles of Incorporation require the affirmative vote of not less than 75% of the outstanding shares entitled to vote for directors to amend provisions of the Restated Articles relating to the Board of Directors.

             Minnesota law requires the affirmative vote of the holder of a majority of the voting power of the shares present and entitled to vote at a meeting of stockholders at which a quorum is present, unless the Articles requires a larger proportion or number to transact a specified type of business at a meeting. JSC's Articles do not require a larger proportion or number for stockholder action.

   American Bancorporation, Inc.

             ABI is incorporated under the laws of the state of Delaware, and Firstar is incorporated under the laws of the state of Wisconsin. Stockholders of ABI, whose rights are governed by ABI's Certificate of Incorporation and By-laws and by the DGCL, will, on consummation of the Merger, become shareholders of Firstar. Their rights as Firstar shareholders will then be governed by Firstar's Restated Articles of Incorporation and By-laws and by the Wisconsin Business Corporation Law (the "WBCL"). The following is a summary of the material differences between the rights of stockholders of ABI and the rights of shareholders of Firstar.

   Capital Stock

             The Certificate of Incorporation of ABI authorizes the Board of Directors of ABI to issue up to 1,500,000 shares of common stock, no par value, and 250,000 shares of preferred stock, no par value (the "ABI Authorized Preferred"). 920,948 shares of ABI Common Stock were outstanding as of February 29, 1996. No shares of ABI Authorized Preferred were outstanding as of such date.

             ABI common stockholders have no preemptive rights. The outstanding shares of ABI Common Stock are fully paid and nonassessable. ABI Common Stockholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of ABI Common Stock. Cumulative voting for the election of directors is not permitted. Subject to the preferential dividend rights of any issued and outstanding ABI Authorized Preferred, ABI's Common Stockholders are entitled to receive dividends as and when declared by the Board of Directors of ABI. Under Delaware law, ABI may declare and pay dividends out of surplus or, if there is not surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of ABI has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding capital stock having a preference on distribution.

             If ABI were liquidated, the holders of ABI Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of ABI's liabilities and any payment applicable to any ABI Authorized Preferred then outstanding.

             The Restated Articles of Incorporation of Firstar authorize the Board of Directors of Firstar to issue up to 120,000,000 shares of Firstar Common Stock, up to 2,500,000 shares of preferred stock, $1.00 par value, and up to 38,775 shares of Series D Convertible Preferred Stock, no par value. The Board of Directors may establish the relative rights and preferences of preferred stock issued in the future without shareholder action and issue such stock in series. Upon consummation of Firstar's acquisition of First Colonial Bankshares Corporation on January 31, 1995, 38,775 shares of Firstar Series D Convertible Preferred Stock, no par value ("Firstar Convertible Preferred Stock"), were issued and 30,688 of such shares remained outstanding as of December 31, 1995. See "FIRSTAR CORPORATION--Other Acquisitions and Transactions." Each share of Firstar Convertible Preferred Stock currently is convertible into 21.46 shares of Firstar Common Stock. Upon consummation of Firstar's acquisition of Investors Bank Corp. on April 28, 1995, Firstar assumed certain warrants that permitted the purchase of 159,143 shares of Firstar Common Stock, of which warrants that permit the purchase of 80,780 shares of Firstar Common Stock remained outstanding as of December 31, 1995. See "FIRSTAR CORPORATION--Other Acquisitions and Transactions." Firstar has reserved 600,000 shares of Series C Preferred Stock for issuance upon exercise of the Preferred Share Purchase Rights, as further described below.

   Preferred Share Purchase Rights

             Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock entitles its holder to one-half of a Preferred Share Purchase Right. Under certain conditions, each Right entitles the holder to purchase one one-hundredth of a share of Firstar's Series C Preferred Stock at a price of $85, subject to adjustment. Recipients of Firstar Common Stock in connection with the Mergers will also receive one-half a Right per share of Firstar Common Stock. The description of the terms of the Rights Plan is set forth in a Rights Agreement dated as of January 19, 1989 (the "Rights Plan"), between Firstar and Firstar Trust Company, as Rights Agent. The description of the Rights contained herein is qualified in its entirety by reference to the Rights Agreement. The Rights will only be exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Firstar Common Stock. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Right, other than the acquiring party, will be entitled to purchase at the exercise price Firstar Common Stock having a market value of two times the exercise price. In the event of the acquisition of Firstar by another company subsequent to a party acquiring 20% or more of the Firstar Common Stock, each holder of a Right is entitled to purchase the acquiring company's common shares having a market value of two times the exercise price. The Rights may be redeemed at a price of $.01 per Right prior to the existence of a 20% acquiring party, and thereafter may be exchanged for one share of Firstar Common Stock per Right prior to the existence of a 50% acquiring party. The Rights will expire on January 19, 1999. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of Firstar. Under the Rights Agreement, the Board of Directors of Firstar may reduce the thresholds applicable to the Rights from 20% to not less than 10%.

             Neither JSC nor ABI has in place a stockholder rights plan.

   Appraisal Rights and Dissenters' Rights

             Under the DGCL, stockholders of a corporation who dissent from a merger or consolidation of the corporation in the manner provided by Delaware law are entitled to receive payment of the fair value of their stock, as determined by the Court of Chancery. However, such right is not available to stockholders (i) whose shares are listed on a national securities exchange, quoted on The Nasdaq Stock Market or held of record by more than 2,000 stockholders, or (ii) where the vote of such stockholders of the corporation surviving or resulting from the merger or consolidation was not required for approval thereof, unless the stockholders are required to accept in the merger or consolidation anything except certain types of stock (including Firstar Common Stock) or cash in lieu of fractional shares of such stock. ABI Common Stock is not listed on a national securities exchange, quoted on The Nasdaq Stock Market or held of record by more than 2,000 stockholders.

             Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the corporation's certificate of incorporation provides otherwise. ABI's Certificate of Incorporation does not provide for appraisal rights in the context of a sale of all or substantially all of ABI's assets.

             Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, dissenters' rights are not available to holders of shares, such as shares of Firstar Common Stock, which are registered on a national securities exchange or quoted on The Nasdaq Stock Market on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporation action. Firstar Common Stock is listed on the NYSE and the Chicago Stock Exchange.

   Assessability; Potential Liability For Wages

             Firstar Common Stock is subject to possible assessment in certain circumstances. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. Firstar Common Stock is not otherwise subject to call or assessment.

             Shares of stock of Delaware corporations are nonassessable under the DGCL. The DGCL does not impose personal liability on holders of ABI Common Stock for debts owing to employees or otherwise.

   Takeover Statutes

             Wisconsin law regulates a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder."
   Wisconsin law defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, Wisconsin law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder, unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder, (iii) the consideration to be received by stockholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute.

             Section 180.1150 of the WBCL provides that in particular circumstances the voting of shares of a Wisconsin "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident stockholders, 500 or more stockholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

             In addition, the WBCL sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all a Wisconsin issuing public corporation's assets to, a 10% shareholder, mandating that any such transaction meet one of two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of "disinterested" shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

             Further, the WBCL requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 50% of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation meets certain minimum outside director standards.

             DGCL Section 203 (the "Delaware Business Combination Statute") applies to certain business combinations involving a Delaware corporation and certain of its stockholders. The Delaware Business Combination Statute prevents an "interested stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include a variety of transactions, including the sale of assets, mergers and almost any related party transaction) with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

             A corporation may elect in its certificate of incorporation not to be governed by Section 203, and the restrictions imposed on interested stockholders under Section 203 do not apply under certain limited circumstances set forth therein, including certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

             Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an interested stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an interested stockholder or any affiliate or associate thereof, including, without limitation, (i) any merger or consolidation of the corporation or a direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above limitations of Section 203 are not applicable to the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of the corporation) to or with the interested stockholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation;
   (iii) any transaction which results in the issuance or transfer by the corporation or by any majority owned subsidiary thereof of any stock of the corporation or such subsidiary to the interested stockholder, except, among other things, pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or any majority owned subsidiary thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned by the interested stockholder (except, among other things, as a result of immaterial changes due to fractional share adjustments); or (v) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

             The ABI Merger is not a "business combination" as defined in
   Section 203 and therefore, Section 203 is not applicable to the transactions contemplated by the Merger Agreements.

   Directors

             The Board of Directors of ABI consists of a single class of directors, each of whom serves a term of one year. Holders of ABI Common Stock elect all of the directors at each annual meeting of ABI's stockholders. Any director may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote at a special meeting of stockholders called for that purpose.

             The Board of Directors of Firstar is divided into three classes as nearly equal in number as possible, with the directors in each class serving staggered three-year terms. At each annual meeting of Firstar's stockholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. A director of Firstar may be removed, with or without cause, only by the affirmative vote of not less than 75% of the then issued and outstanding shares taken at a special meeting of stockholders called for that purpose.

   Liability of Directors; Indemnification

             In accordance with the DGCL, ABI has provided in its By-laws that it will indemnify its directors and officers to the fullest extent provided for in the DGCL against liabilities. Under the DGCL, as currently in effect, such indemnification would apply if the indemnified individual is or was a director or officer and the individual acted in good faith, reasonably believed his or her conduct was in the corporation's best interests (or in certain cases at least not opposed to the corporation's best interests) and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. However, under the DGCL a corporation cannot indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation unless a court of competent jurisdiction determines that such person is entitled to indemnification despite the adjudication of liability. Further, the DGCL allows a corporation, by amendment to its certificate of incorporation, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the provision cannot eliminate or limit the liability of a director for a breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit or with respect to liability relating to a distribution to stockholders made in violation of law. ABI's Certificate of Incorporation includes a provision to eliminate the personal liability of a director for monetary damages for a breach of fiduciary duty as a director.

             Under Firstar's By-laws and the WBCL, Firstar indemnifies its directors and officers against liability incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is a director or officer, unless liability was incurred because a director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure constitutes a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, a violation of criminal law (unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful), a transaction from which the director or officer derived an improper personal benefit or willful misconduct. In addition, under the WBCL, a director of Firstar is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the circumstances under which indemnification would not be provided.

   Action Without A Meeting

             Under the DGCL and ABI's By-laws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by holders of not less than the minimum number of shares necessary to authorize or approve such action. Under the WBCL, such action without a meeting is allowed only if the consent is signed by all of the stockholders entitled to vote with respect to the subject matter.

   Amendment of Corporate Charter

             Under the WBCL, the Board of Directors can establish conditions for the amendment of the Articles of Incorporation (e.g., super-majority vote, no more than a given percentage dissent, etc.). The WBCL provides that certain significant amendments to articles of incorporation, but not all amendments, must be approved by the shareholders in addition to approval by the Board of Directors. The vote of shareholders needed to approve an amendment depends in part on the voting groups entitled to vote separately on the amendment. Generally, the WBCL provides that, if a quorum exists, action on a matter other than the election of directors is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the WBCL require a greater number of affirmative votes. Firstar's Restated Articles of Incorporation require the affirmative vote of not less than 75% of the outstanding shares entitled to vote for directors to amend provisions of the Restated Articles relating to the Board of Directors.

             Delaware law requires the vote of a simple majority of the outstanding voting stock of a corporation, and the vote of a simple majority of the outstanding stock of each class entitled to vote as a class, to amend the certificate of incorporation, in addition to approval by the corporation's board of directors.

   Stockholder Derivative Proceedings

             Under Delaware law and the WBCL, before a stockholder may bring an action by or on behalf of the corporation (a "derivative action"), a stockholder must make a demand on the corporation's Board of Directors to remedy the situation about which the stockholder complains. Under Delaware law, the demand requirement may be excused if the stockholder can show that such demand would be futile because the alleged wrongdoers comprised or controlled a majority of the Board of Directors. Under the WBCL, the futility exception to the demand requirement has been eliminated. Therefore, a stockholder bringing a derivative action on behalf of a Wisconsin corporation will be required in all instances to make a demand on the corporation's Board of Directors.

                                 OTHER PROPOSALS

   Proposal Two: Approval of Change of Control Incentive Plan

   The Change of Control Incentive Plan

             The Board of Directors of ABI adopted the Change of Control Incentive Plan (the "Plan") in August 1995 to motivate and provide certain executives and senior management employees of ABI and its bank subsidiaries an incentive to maximize stockholder interests in the event of a change of control. The Plan provides that in the event ABI is sold, a payment (the "Pool Payment") is made by ABI (or its successor) into a pool which is then distributed to each participant in the Plan after the consummation of the sale. The amount of the Pool Payment is determined by the aggregate amount of the sale price determined as of the date of the agreement providing for such sale.

             The Mergers, if consummated, qualify as a "sale" of ABI under the Plan. Upon the consummation of the Mergers, the aggregate value of the Firstar Common Stock and cash into which JSC Common Stock and ABI Common Stock will be converted determined as of the date of the Merger Agreements equaled $220,000,000. Therefore, under the Plan formula, the Pool Payment will be $1,657,143.

             Absent JSC and ABI stockholder approval of the Plan, participants will not receive any payments thereunder that constitute "excess parachute payments" under Section 280G. The participant would, however, still receive the maximum amount which may be paid under the Plan that does not constitute an "excess parachute payment" under Section 280G. An "excess parachute payment" means any payment in the nature of compensation to certain "disqualified persons" (generally officers comprising 10% of all employees and the highest paid 1% of all employees) that is contingent on a change of control (a "parachute payment") if the present value of all "parachute payments" exceeds three times the average taxable compensation of such person for the immediately preceding five years (or such shorter period for which the person has been employed). Excess parachute payments are not deductible by the company and the recipient is liable for a 20% excise tax on the amount received. However, a payment is not a "parachute payment" if, among other conditions, such payment is approved by a vote of more than 75% of the outstanding shares of the paying company and more than 75% of any other entity in which the stock of the paying company represents a substantial portion of its assets. The Mergers are not contingent on either approval or disapproval of the Plan.

             Set forth below is certain information with respect to each of the participants in the Plan, including the portion of the Pool Payment such person would receive upon consummation of the Mergers. Based upon the payments indicated, under the Section 280G provisions disclosed above, none of the payments will constitute "excess parachute payments" under
   Section 280G, assuming the participants do not receive any other "parachute payments" relating to the Mergers.

                                                    Pool
                                                 Payment if
                                   Pool          Mergers are
              Name              Allocation       Consummated

    Joseph H. Johnson . . .         13.00%         $215,429
    Lynn R. Evans . . . . .         11.00%          182,286
    Richard L. Kastner  . .         10.00%          165,714
    Jon A. Theobald . . . .         11.00%          182,286
    Gary M. Omerza  . . . .         10.00%          165,714
    Dennis R. Nisler  . . .         19.75%          327,286
    Robert T. Lund  . . . .         12.50%          207,143
    James C. LaMere . . . .          2.50%           41,429
    Colleen C. Lamey  . . .          2.50%           41,429
    Darrell L. Mullerleile           3.00%           49,714
    Donna K. Rogers . . . .          1.50%           24,857
    Leonard J. Kos  . . . .          1.00%           16,571
    William Stangler  . . .          1.25%           20,714
    Shirley J. Renstrom . .          1.00%           16,571
                                   ------            ------
                                   100.00%       $1,657,143
                                  =======        ==========

   Vote Required

             The affirmative vote of more than 75% of the shares of ABI Common Stock outstanding, excluding shares held by the individuals who are participants under the Plan, is required at the ABI Special Meeting for the approval of the Plan.

              THE BOARD OF DIRECTORS OF ABI RECOMMENDS A VOTE "FOR"
                            THE APPROVAL OF THE PLAN.

             Because JSC is a holder of ABI Common Stock and such ABI Common Stock represents a substantial portion of the assets of JSC, the affirmative vote of more than 75% of the shares of JSC Common Stock outstanding, excluding shares held by persons who are participants under the Plan, is required at the JSC Special Meeting for JSC, as a stockholder of ABI to properly vote in favor of the Plan at the ABI Special Meeting.

                   THE BOARD OF DIRECTORS OF JSC RECOMMENDS A
                      VOTE "FOR" THE APPROVAL OF THE PLAN.

             The consideration to be received by JSC and ABI stockholders will not be affected by the approval or disapproval of the Plan or by any payments made pursuant to the Plan.

   Proposal Three:  Approval of Severance Agreements

   The Severance Agreements

             ABI has entered into Change of Control Executive Severance Pay Agreements (the "Severance Agreements") with certain of its executive officers and management and with certain executive officers of its bank subsidiaries. The Severance Agreements provide that in the event of involuntary termination of employment with ABI or the applicable bank subsidiary within the "Covered Period," which is two years (one year in the case of Messrs. Omerza, LaMere and Mullerleile and Ms. Lamey) following a change of control (other than for cause or as the result of such person's death, disability or retirement), the terminated employee will be paid a specified multiple ranging from 1.0 to 2.5 times his or her annualized base salary plus, in certain circumstances, his or her bonus from ABI's previous fiscal year (collectively, the "Severance Payment"). Change of control under the Severance Agreements generally means (i) a person or group of persons, other than JSC or its primary stockholder, becoming the owner of 51% or more of the voting securities of ABI, (ii) as a result of any tender offer, merger or similar transaction, the persons who were directors of ABI prior to such transaction not constituting a majority of the Board of Directors of ABI after such transaction, or (iii) ABI transferring substantially all its assets to another corporation that is not wholly-owned by ABI or JSC. The Mergers would be a change of control under the Severance Agreements.

             The Severance Agreements also provide that the employee may voluntarily terminate his or her employment within the Covered Period following a change of control and will be entitled to receive the Severance Payment described above if any of the following "change of duties" has occurred: (i) an adverse change in the responsibilities or scope of the employee's authority, duties, powers or functions or in the conditions of employment from those applicable immediately prior to the change of control; (ii) a reduction in the employee's total compensation from that provided immediately prior to the change of control, or diminution in eligibility to participate in bonus, incentive award and other compensation plans; or (iii) a change in the location of the employee's principal place of employment by more than 50 miles from the location immediately prior to the change of control.

             The employees who are parties to the Severance Agreements will only receive the Severance Payments in the event of a change of control and their termination of employment as described above. Absent JSC and ABI stockholder approval of the Severance Agreements, the employees will not receive Severance Payments under the Severance Agreements to the extent that such payments, together with any other amounts that are payable to such employees upon a change of control of ABI ("parachute payments"), constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended. The Pool Payments under the Change of Control Incentive Plan, which are contingent on a change of control, would constitute "parachute payments" under Section 280G in determining the amount of the Severance Payments that constitute "excess parachute payments" under Section 280G. The employees would, however, continue to receive those portions of the Severance Payments which may be paid in addition to the Pool Payments under the Change of Control Incentive Plan and still not constitute "excess parachute payments" under
   Section 280G. An "excess parachute payment" means any payment in the nature of compensation to certain "disqualified persons" (generally officers comprising 10% of all employees and the highest paid 1% of all employees) that is contingent on a change of control if the present value of all "parachute payments" exceeds three times the average taxable compensation of such person for the immediately preceding five years (or such shorter period for which the person has been employed). Excess parachute payments are not deductible by the company and the recipient is liable for a 20% excise tax on the amount received. However, a payment is not a parachute payment if, among other conditions, such payment was approved by a vote of more than 75% of the outstanding shares of the paying company and more than 75% of any other entity in which the stock of the paying company represents a substantial portion of its assets. Approval of the Severance Agreements will permit each person to receive the full amount of his or her Severance Payment and such Severance Payments would not be subject to the restrictions of Section 280G. The Mergers are not contingent on either approval or disapproval of the Severance Agreements.

             Set forth below is certain information with respect to each person with whom ABI has entered into a Severance Agreement, including the largest potential Severance Payment such person could receive if they were entitled to receive payment under their Severance Agreement after the ABI Merger is consummated, and the amount of such Severance Payment that would constitute "excess parachute payments" based upon current compensation.

                                Total Severance    Amount of Excess
               Name                 Payment       Parachute Payment

    Victor Reim . . . . . . .    $1,190,000           $326,866
    Joseph J. Johnson . . . .       720,000              0
    Lynn R. Evans . . . . . .       471,918              0
    Richard L. Kastner  . . .       484,400            225,936
    Jon A. Theobald . . . . .       254,369             64,671
    Gary M. Omerza  . . . . .       152,050              0
    Dennis R. Nisler  . . . .       342,000            304,451
    Robert T. Lund  . . . . .       299,672            139,172
    James C. LaMere . . . . .        80,883              0
    Colleen Lamey . . . . . .        68,738              0
    Darrell Mullerleile . . .       103,410              0
                                  ---------          ---------
                                 $4,167,400         $1,061,096
                                  =========          =========

             The "Amount of Excess Parachute Payment" in the table above represents the amount of all parachute payments in excess of 3 times the average annual taxable wages of the listed individual for calendar years 1991 to 1995 (or those years actually employed, if less than five); the amount of all parachute payments includes the payment to the individual under the Change of Control Incentive Plan upon consummation of the Mergers, the present value of benefits that accelerate under a non-tax-qualified Supplemental Executive Retirement Plan contingent on the consummation of the Mergers and the present value of the monthly Severance Payments as if the individual's employment terminated immediately upon the consummation of the Mergers under circumstances that would give rise to a Severance Payment. If the Change of Control Incentive Plan is approved by shareholders (see "Proposal Two: Approval of Change of Control Incentive Plan," above), the Pool Payments would be excluded from the calculation of the total amount of parachute payments for each affected individual.

   Vote Required

             The affirmative vote of more than 75% of the shares of ABI Common Stock outstanding, excluding shares held by the employees who are parties to the Severance Agreements, is required at the ABI Special Meeting for the approval of the Severance Agreements.

              THE BOARD OF DIRECTORS OF ABI RECOMMENDS A VOTE "FOR"
                    THE APPROVAL OF THE SEVERANCE AGREEMENTS.

             Because JSC is a holder of ABI Common Stock and such ABI Common Stock represents a substantial portion of the assets of JSC, the affirmative vote of more than 75% of the shares of JSC Common Stock outstanding, excluding shares held by persons who are parties to the Severance Agreements, is required at the JSC Special Meeting for JSC, as a stockholder of ABI, to properly vote in favor of the Severance Agreements at the ABI Special Meeting.

                   THE BOARD OF DIRECTORS OF JSC RECOMMENDS A
              VOTE "FOR" THE APPROVAL OF THE SEVERANCE AGREEMENTS.

             The consideration to be received by JSC and ABI stockholders will not be affected by the approval or disapproval of the Severance Agreements, or by any payments made pursuant to such agreements.


                               FIRSTAR CORPORATION

   General

             Firstar is a registered bank holding company incorporated in Wisconsin in 1929. Firstar is the largest bank holding company headquartered in Wisconsin. Firstar's 14 bank subsidiaries in Wisconsin had total assets of $11.4 billion at December 31, 1995. Its one Iowa bank, one Illinois bank and one Minnesota bank had total assets of approximately $2.9 billion, $2.9 billion and $2.4 billion, respectively, as of December 31, 1995. Firstar has one bank in Phoenix, Arizona, with total assets of $152 million.

             Firstar provides banking services throughout Wisconsin and Iowa and in the Chicago, Minneapolis-St. Paul and Phoenix metropolitan areas. Its Wisconsin bank subsidiaries operate in 125 locations, with offices in eight of the ten largest metropolitan population centers of the state, including 45 offices in the Milwaukee metropolitan area. Its Iowa bank subsidiary operates in 44 locations; its Illinois bank subsidiary in 41 locations; its Minnesota bank subsidiary in 31 locations; and its Arizona bank in three locations. Firstar also provides trust services at certain of its Wisconsin, Iowa, Illinois, Minnesota and Arizona banking locations and in Florida at two locations. Firstar's bank subsidiaries provide a broad range of financial services for companies based in Wisconsin, Iowa, Illinois and Minnesota, national business organizations, governmental entities and individuals. These commercial and consumer banking activities include accepting demand, time and savings deposits; making both secured and unsecured business and personal loans; and issuing and servicing credit cards. The bank subsidiaries also engage in correspondent banking and provide trust and investment services to individual and corporate customers. Firstar Bank Milwaukee, N.A., Firstar Bank Iowa, N.A. and Firstar Bank Madison, N.A. also conduct international banking services consisting of foreign trade financing, issuance and confirmation of letters of credit, funds collection and foreign exchange transactions. Nonbank subsidiaries provide retail brokerage services, trust and investment services, residential mortgage banking activities, title insurance, business insurance, consumer and credit related insurance, and corporate computer and operational services.

   Competition

             Banking and bank-related services is a highly competitive business. Firstar's subsidiaries compete primarily in Wisconsin and the Midwestern United States. Firstar and its subsidiaries have numerous competitors, some of which are larger and have greater financial resources. Firstar competes with other commercial banks and financial intermediaries, such as savings banks, savings and loan associations, credit unions, mortgage companies, leasing companies and a variety of financial services and advisory companies located throughout the country.

   Supervision

             Firstar's business activities as a bank holding company are regulated by the Federal Reserve Board under the BHC Act, which imposes various requirements and restrictions on its operations. The activities of Firstar and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking.

             The business of banking is highly regulated, and there are various requirements and restrictions in the laws of the United States and the states in which the subsidiary banks operate, including the requirement to maintain reserves against deposits and adequate capital to support their operations, restrictions on the nature and amount of loans which may be made by the banks, restrictions relating to investment (including loans to and investments in affiliates), branching and other activities of the banks.

             Firstar's subsidiary banks with a national charter are supervised and examined by the OCC. The subsidiary banks with a state charter are supervised and examined by their respective state banking agencies and either by the Federal Reserve if a member bank of the Federal Reserve or by the FDIC if a nonmember. All of the Firstar subsidiary banks are also subject to examination by the Federal Deposit Insurance Corporation.

             In recent years Congress has enacted significant legislation which has substantially changed the federal deposit insurance system and the regulatory environment in which depository institutions and their holding companies operate. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") have significantly increased the enforcement powers of the federal regulatory agencies having supervisory authority over Firstar and its subsidiaries. Certain parts of such legislation, most notably those which increase deposit insurance assessments and authorize further increases to recapitalize the bank deposit insurance fund, increase the cost of doing business for depository institutions and their holding companies. FIRREA also provides that all commonly controlled FDIC insured depository institutions may be held liable for any loss incurred by the FDIC resulting from a failure of, or any assistance given by the FDIC, to any of such commonly controlled institutions. Federal regulatory agencies have implemented provisions of FDICIA with respect to taking prompt corrective action when a depository institution's capital falls to certain levels. Under the new rules, five capital categories have been established which range from "critically undercapitalized" to "well capitalized." Failure of a depository institution to maintain a capital level within the top two categories will result in specific actions from the federal regulatory agencies. These actions could include the inability to pay dividends, restricting new business activity, prohibiting bank acquisitions, asset growth limitations and other restrictions on a case by case basis.

             In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. Changes to such monetary policies have had a significant effect on operating results of financial institutions in the past and are expected to have such an effect in the future; however, the effect of possible future changes in such policies on the business and operations of Firstar cannot be determined.

             The following table sets out the risk-based capital position of each of Firstar's bank subsidiaries as of December 31, 1995. All of Firstar's bank subsidiaries exceeded the risk-based capital requirements as of such date.

               Firstar Corporation Bank Subsidiaries
                     Risk-Based Capital Ratios
                         December 31, 1995

                                          Tier 1       Total
                                         Capital     Capital
   Minimum Statutory Requirement            4.00%       8.00%

   Firstar Bank Milwaukee, N.A.             9.22       10.95
   Firstar Credit Card Bank, N.A.           8.86       10.11
   Firstar Bank Appleton                   11.01       12.26
   Firstar Bank Eau Claire, N.A.           12.11       13.37
   Firstar Bank Fond du Lac, N.A.          10.20       11.45
   Firstar Bank Grantsburg, N.A.           12.71       13.97
   Firstar Bank Green Bay                  11.00       12.25
   Firstar Bank Madison, N.A.              12.43       13.68
   Firstar Bank Manitowoc                  11.89       13.14
   Firstar Bank Minocqua                   16.53       17.79
   Firstar Bank Oshkosh, N.A.              10.58       11.83
   Firstar Bank Rice Lake, N.A.            13.69       14.94
   Firstar Bank Sheboygan, N.A.            10.22       12.36
   Firstar Bank Wausau, N.A.               14.40       15.65
   Firstar Bank Wisconsin Rapids, N.A.     15.15       16.41
   Firstar Bank Iowa, N.A.                 10.58       11.84
   Firstar Bank of Minnesota, N.A.         12.56       13.82
   Firstar Bank Illinois                   14.95       16.20
   Firstar Metropolitan Bank & Trust       19.15       20.24

   Other Acquisitions and Transactions

             Since the enactment of interstate banking statutes by Wisconsin, Minnesota, Illinois and Iowa, Firstar has actively acquired banks within that four-state area. Firstar has also acquired one bank in Arizona, primarily to offer trust services to customers in that state.

             On January 26, 1996, Firstar completed the acquisition of Harvest Financial Corp., a $350 million thrift holding company based in Dubuque, Iowa. The transaction was accounted for as a purchase with the issuance of 887,204 shares of Firstar Common Stock.

             On April 28, 1995, Firstar completed the acquisition of Investors Bank Corp., a $1.1 billion thrift holding company operating in the Minneapolis/St. Paul metropolitan area. The transaction was accounted for as a pooling of interests through the issuance of 3,006,923 shares of Firstar Common Stock.

             On March 23, 1995, Firstar completed the acquisition of First Moline Financial Corporation, an $86 million thrift holding company operating in Moline, Illinois. The transaction was accounted for as a purchase with the issuance of 313,650 shares of Firstar Common Stock.

             On January 31, 1995, Firstar acquired First Colonial Bankshares Corporation, a multi-bank holding company located in Chicago, Illinois, with consolidated assets of $1.8 billion as of September 30, 1994. The transaction was accounted for as a pooling of interests and Firstar issued 7,700,767 million shares of Firstar Common Stock and 38,775 shares of Firstar Convertible Preferred Stock for all the outstanding shares of capital stock of First Colonial Bankshares Corporation.

             Firstar anticipates that it will acquire additional banks in the midwest region in the future. Firstar may pay cash or issue common stock, debt securities, preferred stock or combinations of the foregoing in connection with any such acquisitions.

             Firstar also will continue to monitor external markets and may raise additional capital as needed and when financially attractive by issuing common stock, debt securities, preferred stock or combinations of the foregoing.

   Incorporation of Certain Information by Reference

             Additional information concerning Firstar, including certain financial information, information regarding voting securities of Firstar and principal holders thereof, and information concerning directors and executive officers of Firstar, is included in the documents filed by Firstar with the Commission under the Exchange Act.

                              JACOB SCHMIDT COMPANY

   General

             Jacob Schmidt Company was organized in 1899 as a Minnesota corporation, headquartered in St. Paul, Minnesota. Although originally formed for the purpose of brewing and distilling alcoholic beverages, the sole business activity of JSC at the present time is holding 473,535 shares (51.42%) of the ABI Common Stock, as well as other equity and debt securities on which it collects dividends and interest. JSC is a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended. JSC does not own any real estate assets and conducts its business through its officers and directors on the premises of ABI.

   Management's Discussion and Analysis of JSC's Results of Operations and Financial Position

   Basis of Presentation

             Jacob Schmidt Company is a holding company owning approximately 51.4% of American Bancorporation, Inc., a multi-bank holding company. JSC also owns other equity and debt securities on which it collects dividends and interest. American Bancorporation, Inc. owns and manages one national bank, three state banks and an insurance agency.

             Following is management's discussion and analysis regarding the historical results of operations and financial condition of JSC. This discussion and analysis should be read on conjunction with the JSC and ABI audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein. See "INDEX TO JSC AND ABI FINANCIAL STATEMENTS."

             A detailed discussion of ABI's results of operations and financial position is contained herein under the caption "AMERICAN BANCORPORATION, INC. -- Management's Discussion and Analysis of ABI's Results of Operations and Financial Position." The following discussion of JSC is limited to parent company only operations and financial position.

   Comparison of Income for Years Ended December 31, 1995, 1994 and 1993

             Earnings Performance. JSC earnings were $8.5 million for 1995, $6.2 million for 1994 and $5.9 million for 1993. Earnings for 1995 increased 27% over 1994 levels due to a significant improvement in the earnings of ABI.

             The following is a condensed summary of the JSC and subsidiary (unconsolidated) statement of operations:

                     Jacob Schmidt Company and Subsidiary
                            Analysis of Net Income
                           Years Ended December 31,
                                (in thousands)

                                      1995           1994         1993

    Dividend from subsidiary  .      $ 3,741       $ 1,468      $   971
    Interest income . . . . . .          341           329          344
    Dividend income . . . . . .          148           119          169
    Net gain (loss) on sales of           18            (5)         605
     investments  . . . . . . .
    Operating expenses  . . . .         (185)         (139)        (129)
    Equity in undistributed
     earnings of subsidiary . .        4,768         4,603        4,392
                                     -------       -------       ------
    Net income  . . . . . . . .      $ 8,458       $ 6,174      $ 5,902
                                      ======        ======       ======

             Income. Dividends from subsidiary increased by $2.3 million of 155% during 1995 from the prior year. This increase was a result of a significant improvement in the earnings of ABI and a resulting increase in dividends paid to JSC. Dividend and interest income increased modestly during 1995 from the prior year.

             Operating Expenses. Expenses increased by $46 thousand or 33% during 1995 from the prior year as a result of a $62 thousand increase in professional fees paid.

             Equity in Undistributed Earnings of Subsidiary. Undistributed earnings in ABI increased by $2.3 million or 37% during 1995 from the prior year. This increase was again the result of performance improvement at ABI.

   Financial Condition

             The assets of JSC parent only consist primarily of the investment in ABI and the securities available for sale investment portfolio. These assets are funded primarily by stockholders' equity.

             The following is a condensed summary of the JSC (parent company only) balance sheets:

                             Jacob Schmidt Company
                             (Parent Company Only)
                                Balance Sheets
                           Years Ended December 31,
                                (in thousands)

                                         1995          1994         1993
    Assets:
    Cash and cash equivalents . .     $     740     $      59    $     300
    Investment in American               67,103        59,798       59,052
       Bancorporation, Inc. . . .
    Securities available for sale
                                         10,946         9,260        9,605
    Dividends and interest                   --           980          713
     receivable . . . . . . . . .
    Other Assets  . . . . . . . .            76            13            4
                                        -------       -------      -------
                                        $78,865       $70,110      $69,674
                                        =======       =======      =======
    Liabilities and Stockholders'
     Equity:
    Accrued liabilities . . . . .      $  1,122      $    418     $    703
    Stockholders' equity  . . . .        77,743        69,692       68,971
                                         ------        ------       ------
                                        $78,865       $70,110      $69,674
                                         ======        ======       ======

             Investment Portfolio. JSC's investment portfolio consists of equity securities and U.S. Treasury Notes. The equity investments are primarily in large capitalization U.S. common stocks. In preparation for the consummation of the sale to Firstar Corporation, the entire investment portfolio was liquidated as of February 9, 1996. Proceeds have been invested in short-term Treasury securities or cash-equivalent funds.

             Effective December 31, 1993, JSC adopted the provisions of Statement of Financial Accounting Standards N. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115). Under Statement 115, JSC has classified all investment securities as available for sale. Securities available for sale are stated at fair value, with any unrealized holding gains or losses, net of the related tax effect, excluded from earnings and reported as a separate component of stockholders' equity until realized. Gains or losses realized from the sale of securities available for sale are determined using the specific identification method.

             The following table sets forth a summary of the investment portfolio as of December 31, 1995:

                             Jacob Schmidt Company
                             (Parent Company Only)
                          Investment Portfolio Summary
                            As of December 31, 1995
                                 (in thousands)

                                      Amortized                  Unrealized
                                        Cost       Fair Value       Gain

    Equity securities . . . . .          $3,531        $6,145        $2,615
    U.S. Treasury Notes . . . .           4,746         4,801            55
                                         ------        ------        ------
         Total  . . . . . . . .          $8,277       $10,946        $2,670


   JSC Common Stock

             There is no established trading market for JSC Common Stock. JSC Common Stock is not listed for trading on any securities exchange or quoted on the Nasdaq Stock Market. JSC had 19 shareholders of record as of the JSC Record Date. JSC Common Stock has traded only sporadically on the over-the-counter market.

             The stock transfer records of JSC indicate that no shares of JSC Common Stock have traded since August of 1993, when 200 shares were traded in one transaction. JSC does not know the price per share of such trade. The book value of JSC Common Stock as of December 31, 1995 was $2,222.30. This value may not be an accurate indicator of the actual market value on such date or any subsequent date.

             The following table presents the dividend payments per share of JSC Common Stock:

                                               Dividends Paid
                  Calendar Quarter             Per Share

                  1994
                    First Quarter . . . . .       $12.60
                    Second Quarter  . . . .         8.25
                    Third Quarter . . . . .         8.25
                    Fourth Quarter  . . . .         8.25

                  1995
                    First Quarter . . . . .       $19.50
                    Second Quarter  . . . .        55.00
                    Third Quarter . . . . .        18.00
                    Fourth Quarter  . . . .        22.00

                  1996
                    First Quarter (thru
                    March __, 1996)   . . .       $21.00

   Security Ownership of Directors, Executive Officers and Principal
   Stockholders

             Set forth below are the names and number of shares held as of the Record Date by the officers and directors of JSC and by each person known to the officers and directors to be the beneficial owner of more than 5% of outstanding JSC Common Stock:

                                                    No. Of
             Name              Position Held        Shares       Percent

    George B. Benz            Director/Officer        60          .17%
    Adolf Bremer Trust          Shareholder        3,014/1       8.62%
    Marie Bremer Trust          Shareholder       24,900/2      71.18%
    Marilyn Bremer                Director           377         1.08%
    Susie Bremer Jensen       Director/Officer       377         1.08%
    E. Elizabeth Johnson        Shareholder        2,007         5.74%
    Louise B. Plank               Director            60          .17%
    Officers and Directors
      as a group (4 persons)                         874         2.50%

   ___________________

   1 The Adolf Bremer Trust is a testamentary trust which was created under the Last Will and Testament of Adolf Bremer for the benefit of certain legatees and devisees described therein. The current Trustees of the Adolf Bremer Trust are Karen B. Benz, Marie R. McMillen and James W. Reagan.

   2 The Marie Bremer Trust was created under an Agreement and Declaration of Trust dated January 3, 1929 by and between Adolf Bremer and Otto Bremer primarily for the benefit of the children of Adolf Bremer and their descendants. The current Trustees of the Marie Bremer Trust are Josephine B. Carpenter, Thomas W. Ingeman, Richard W. Johnson, Mary Bremer Patrick and Victor P. Reim.


                          AMERICAN BANCORPORATION, INC.

   General

             American Bancorporation, Inc. is a Delaware corporation organized in 1969 as a bank holding company registered under the BHC Act. ABI was formed to acquire and hold the shares of two bank subsidiaries, American Bank N.A. ("American Bank") and American Commercial Bank. Subsequently, ABI acquired American Bank Moorhead, American Bank Lake City Bank and organized American Bank Burnsville in 1972. In 1995, American Bank Burnsville was combined with American Commercial Bank, resulting in the current four subsidiary banks: American Bank, American Commercial Bank, American Bank Moorhead and American Bank Lake City.

             American Bank is headquartered in St. Paul, Minnesota and operates five full-service offices. Of these offices, three are located in St. Paul and two are in suburbs of St. Paul; one in each of West St. Paul and Maplewood. The market area of American Bank is generally approximated by the Twin Cities metropolitan area, although American Bank serves a broader market area in the provision of correspondent banking services and, to a lesser extent, commercial lending to the small- and middle-business market.

             American Commercial Bank is headquartered in St. Paul, Minnesota, and operates five full-service offices. Three of the offices, including the main office, are in St. Paul, one is located in Minneapolis and the last is in Burnsville. The market area of American Commercial Bank is generally approximated by the Twin Cities metropolitan area. American Commercial Bank is the product of the merger of American Bank of Burnsville with and into the American Commercial Bank, in 1995.

             American Bank Moorhead is headquartered in Moorhead, Minnesota and operates four full-service offices, two of which, including the main office are located in Moorhead and one each in Barnesville and Rothsay. The market area of American Bank Moorhead is generally approximated by the Fargo/Moorhead metropolitan area and the Red River Valley.

             American Bank Lake City is headquartered in Lake City, Minnesota, where it operates its sole office. The market area of American Bank Lake City is generally approximated by Lake City and the surrounding Wabasha and Goodhue Counties.

   Services

             ABI's subsidiary banks provide a wide range of commercial and consumer banking services within their markets. The banks provide various types of loans, including business loans, long- and short-term residential and commercial real estate mortgage loans, and consumer lending. Agricultural loans are part of American Bank Moorhead and American Bank Lake City's portfolio.

             The banks also provide a full range of deposit products, including checking and savings accounts, certificates of deposit and money market accounts and instruments. In addition, the banks offer other financial-related services, including safe deposit boxes, investment and brokerage services.

             American Bank also offers a full range of trust services to personal trusts and qualified plan customers.

   Competition

             The subsidiary banks of ABI encounter substantial competition from other commercial banks which maintain offices in their market areas. The Twin Cities market is highly competitive, with the headquarters of two large super-regional banking organizations located in the Twin Cities, as well as a variety of smaller commercial bank, thrift, credit union and other financial service competitors. All of the communities in which the banks maintain offices have at least one (and, in most cases, many) other commercial bank which maintains full-service offices there.

             In addition to competition from commercial banks, the ABI subsidiary banks compete with savings and loan associations, savings banks, credit unions and other providers of financial services which maintain offices in their communities, many of which offer substantially the same services as the ABI subsidiary banks. In addition, many other providers of financial services, such as insurance companies, securities brokerage firms and investment management firms also offer competition for many other particular services provided by the Banks.

   Properties

             ABI's corporate offices are located at Suite 2200, American Bank Building, 101 East Fifth Street, St. Paul, Minnesota, at a location leased from a third party. American Bank Moorhead and American Bank Lake City own their facilities. American Commercial Bank owns its main banking facility at Fifth and St. Peter Street, St. Paul, Minnesota. All of the remaining facilities, including all of the facilities of American Bank and the branch locations American Commercial Bank are leased from third parties.

   Regulation

             ABI, as a bank holding company, and its subsidiary banks are subject to substantial regulation under federal law. Such regulation and supervision is substantially similar to that which Firstar and its subsidiary banks are subject. See "FIRSTAR CORPORATION -- Supervision."

   Management's Discussion and Analysis of ABI's Results of Operations and Financial Position

   Basis of Presentation

             Following is management's discussion and analysis regarding the historical results of operations and financial condition of American Bancorporation, Inc. and consolidated subsidiaries. This discussion and analysis should be read in conjunction with the ABI audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein. See "INDEX TO JSC AND ABI FINANCIAL STATEMENTS."

             The financial information presented below reflects the operation of the ABI bank subsidiaries along with the parent company operations.
   ABI was incorporated October 20, 1969 and is a privately owned, multi-bank holding company. It is primarily in the business of owning and managing commercial banks. During 1995 the American Bank of Burnsville was merged with and into the American Commercial Bank, reducing the number of banks owned by ABI from five to four. As of December 31, 1995, ABI had $1.3 billion in assets.

   Comparison of Income for Years Ended December 31, 1995, 1994 and 1993

             Earnings Performance. ABI earnings were $16.5 million for 1995, $11.8 million for 1994 and $10.4 million for 1993. Earnings for 1995 increased 40% over 1994 levels due to a reduction of $10.4 million in operating expenses and an 8.7% increase in revenues. A significant amount of the improved performance was achieved at ABI's lead bank, American Bank, N.A. Earnings for 1994 in turn grew by 13% over the prior year, primarily attributable to a reversal of a portion of the loan loss reserve.

             The following is a condensed summary of the consolidated statement of operations and selected profitability ratios.

                        American Bancorporation, Inc.
                            Analysis of Net Income
                           Years Ended December 31,
               (dollars in thousands, except per share amounts)

                                       1995          1994          1993

    Net interest Income . . .         $55,275      $52,549        $51,554
    Provision for loan
      losses  . . . . . . . .             633       (6,428)           698
    Other operating income  .          19,966       16,700         16,720
    Net gains on sales of
      investments . . . . . .              49         (180)         1,008
    Other operating expense .          48,093       58,493         53,113
    Net income  . . . . . . .          16,549       11,806         10,430
    Net income per share  . .          $17.97       $12.82         $11.33
    Return on average
      assets  . . . . . . . .           1.36%         0.94%         0.86%
    Return on average
      equity  . . . . . . . .          13.67%        10.21%        10.21%
    Dividend payout ratio . .          43.96%        24.18%        18.10%
    Equity to assets  . . . .          10.19%         9.64%         9.60%

             Net Interest Income. Net interest income increased by $2.7 million or 5.2% during 1995 from the prior year. The net interest margin increased to 5.05% during 1995 from 4.61% in 1994. The increase in net interest income in 1995 was principally due to the increased level of average loans, which carry a higher interest rate than other earning assets. Interest income on securities was lower, reflecting redeployment of these funds to loans. Net interest income increased by approximately $1.0 million, or 1.9% during 1994, while the net interest margin declined modestly from 4.69% in 1993 to 4.61% in 1994. The following table presents ABI's average balance sheets, interest earned or paid, and the related yields and rates on major categories of ABI's earning assets and interest-bearing liabilities for the periods indicated.

                                                    American Bancorporation, Inc.
                                               Analysis of Average Rates and Balances
                                                    For Years Ended December 31,
                                                       (dollars in thousands)

                                          1995                                 1994                              1993
                                         Interest   Interest               Interest   Interest                Interest  Interest
                            Average      Income/    Yields &    Average     Income/   Yields &    Average     Income/   Yields &
                            Balance      Expense    Rates(1)    Balance     Expense   Rates(1)    Balance     Expense    Rate(1)

    Assets
    Loans . . . . . . .      $720,161      $68,151     9.46%    $647,568     $53,525     8.27%    $559,702     $44,355     7.92%
    Investment
     Securities . . . .       337,123       21,619     6.41%     431,094      25,259     5.86%     449,615      30,233     6.72%
    Other interest
     earning assets . .        37,223        2,744     7.37%      60,924       3,441     5.65%      89,599       3,084     3.44%
                             ---------     -------              ---------    -------              ---------     ------
      Total interest
        earning assets     $1,094,507      $92,514     8.45%  $1,139,586     $82,225     7.22%  $1,098,916     $77,672     7.07%
      Allowance for loan
        losses  . . . .       (12,882)                           (19,349)                          (20,231)
      Non-interest
        earning assets        138,205                            140,668                           135,625
                              --------                           --------                         ---------
           Total Assets    $1,219,830                         $1,260,905                        $1,214,310
                             =========                         =========                        ==========

    Liabilities

    Savings/interest
     bearing checking .      $376,714      $11,735     3.12%    $342,457      $7,393     2.16%    $343,122      $7,233     2.11%
    Time deposits . . .       323,798       16,152     4.99%     341,844      12,090     3.54%     373,855      13,790     3.69%
    Short-term
     borrowings . . . .       115,809        6,437     5.56%     170,633       7,893     4.63%     111,666       3,231     2.89%
    Long-term borrowings
                               22,766        1,411     6.20%      18,990         907     4.78%       3,490         232     6.65%
                            ----------    --------             ----------   --------             ----------   --------
      Total interest
        bearing
        liabilities . .      $839,087      $35,735     4.26%    $873,924     $28,283     3.24%    $823,133     $24,486     2.94%
                            ----------                          ---------                         ---------
    Non-interest bearing
     liabilities  . . .       259,689                            271,309                           267,337
    Common stockholders
     equity . . . . . .       121,054                            115,672                           114,840
                            ----------                          ---------                         ---------
        Total
         liabilities
         & equity . . .    $1,219,830                         $1,260,905                        $1,214,310
                            ==========                         ==========                         =========
    Net interest income                    $56,779                           $53,942                           $53,186

    Net interest spread                                4.19%                             3.98%                             4.13%

    Net interest margin                                5.19%                             4.73%                             4.84%

    (1)  Yields are computed on a tax equivalent basis.


             The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest bearing assets and liabilities.

                          American Bancorporation, Inc.
                      Analysis of Volume and Interest Rates
                            Years Ended December 31,
                             (dollars in thousands)

                          1995 compared to 1994       1994 compared to 1993

                                 Attributable to             Attributable to
                                    change in                   change in
                        Total                       Total
                        Change   Volume     Rate    Change   Volume    Rate
    Interest Income:
    Loans . . . . . .  $14,383   $6,307   $8,076   $ 9,209  $ 7,107   $2,102
    Securities  . . .   (3,508)  (5,688)   2,180    (4,774)  (1,168)  (3,606)
    Other earning
     assets . . . . .     (697)  (1,568)     871       357   (1,198)   1,555
                      --------                     -------
       Total interest
         income . . . $ 10,178  $(3,300) $13,478    $4,792   $2,856  $ 1,936
                      ========                      ======
    Interest Expense:
    Savings/interest
     bearing checking
                      $  4,342  $   800  $ 3,542    $  160   $  (14) $   174
    Time deposits . .    4,062     (668)   4,730    (1,700)  (1,148)    (552)
    Short term
     borrowings . . .   (1,456)  (2,850)   1,394     4,662    2,185    2,477
    Long term
     borrowings . . .      504      202      302       675      757      (82)
                        ------                      ------
       Total interest
         expense  . .  $ 7,452  $(1,167) $ 8,619    $3,797   $1,271   $2,526
                       =======                      ======

    Net interest
     income . . . . .
       interest
         income . . .  $ 2,726  $(2,137) $ 4,863    $  995   $1,885   $ (890)


             The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the current year's volume.

             Net interest income, margin and spread increased in 1995 due to three primary factors. The first was a substantial reduction in the volume of fed funds sold in other interest earning assets. Second, higher rate loan assets replaced a substantial volume of relatively lower priced investment securities. Third, rates on variable rate consumer deposit instruments lagged behind increases in variable rate loans.

             Provision for Loan Losses. Management continually assesses the adequacy of the reserve for loan losses by evaluating the collectability of loans. This process includes assigning a risk rating to loans and reserving percentages of these balances according to reserve allocation formulas. This evaluation process takes into consideration such factors as changes in the nature and volume of the loan portfolio, prior years loss experience, overall loan portfolio quality, review of specific problem loans and current and anticipated economic conditions that may affect a borrower's ability to repay a loan.

             ABI made a provision for loan losses in 1993 of $698,000, made a reduction in the loan loss allowance in 1994 of $6,428,000 and provided $633,000 in 1995. The provision reduction in 1994 was made after a risk assessment by management indicated that credit risk of ABI had been significantly reduced. For the years of 1995, 1994 and 1993 net chargeoffs were $1,451,000, $273,000, and $792,000 respectively.

             Non-interest income. The following chart presents a summary of non-interest income.

                     American Bancorporation, Inc.
                    Analysis of Non-Interest Income
                       Years Ended December 31,
                            (in thousands)

                                       1995       1994      1993

    Trust fees  . . . . . . . . .    $ 6,783   $ 5,737   $  5,360
    Service charges on loans and
     deposits . . . . . . . . . .      7,124     6,737      5,565
    Trading profits and
     commissions  . . . . . . . .      1,948     1,366      13,52
    Net gains on sales of
     investments  . . . . . . . .         49       (180)    1,008
    Other . . . . . . . . . . . .      4,111     2,860      4,443
                                     -------    -------   -------
         Total  . . . . . . . . .    $20,015   $16,520    $17,728

             ABI generates substantial non-interest income from trust, bond trading and correspondent bank cash management activities. ABI's fee income base is well established and well diversified providing earnings stability. Overall non-interest income growth for 1995 was $3.5 million or 21% over 1994 levels. 1994 service fee income reflects an accounting change which discontinued the previous practice of deferring loan fees over the life of loans. The amount of accrued loan fees at the time of accounting change was approximately $490,000. Trust fee growth in 1995 includes approximately $400,000 of incremental revenue recognized as a result of changing to a full accrual accounting practice for recognition of fees. Non-interest income declined by approximately $1.2 million or 6.8% during 1994 as a result of securities gains realized in 1993.

             Non-interest Expense. The following table presents a summary of non-interest expense.

                     American Bancorporation, Inc.
                    Analysis of Non-Interest Expense
                        Years Ended December 31,
                             (in thousands)

                                       1995       1994       1993

    Salaries and benefits . . . .    $27,559     $29,983    $27,936
    Net occupancy . . . . . . . .      4,498       4,805      4,330
    Equipment expense . . . . . .      3,305       3,464      3,367
    OREO expense  . . . . . . . .       (106)         17         88
    Amortization of intangibles .         65       5,423      1,124
    Data processing . . . . . . .      1,497       1,281      1,729
    Federal Reserve fees  . . . .      1,348       1,111        903
    Supplies  . . . . . . . . . .      1,148       1,154      1,168
    FDIC insurance  . . . . . . .      1,203       2,118      2,598
    Other . . . . . . . . . . . .      7,576       9,137      9,870
                                     --------    -------    -------
         Total  . . . . . . . . .    $48,093     $58,493    $53,113
                                      =======    =======    =======

             Non-interest expenses declined $10.4 million in 1995 from 1994 levels. Approximately one half of this reduction was accomplished through the reduction of staff and other operating costs. The remaining reduction resulted from the write-off in 1994 of all remaining intangible assets from the acquisition of savings and loan branches and credit card receivables. The intangibles were written off because of the difficulty in supporting the value of these assets. Non-interest expense increased by approximately $5.4 million or 10% during 1994, principally due to the increased amortization of intangibles previously mentioned.

             Income Taxes. ABI's provisions for income taxes were $10,015,000, $5,198,000 and $5,041,000 for the years of 1995, 1994 and
   1993 respectively. The effective tax rates were 37.7% in 1995, 30.6% in 1994 and 32.6% in 1993. The effective tax rate increased in 1995 due to a higher statutory federal tax rate on income over $10 million, reversal of income tax reserves in 1994 and reduced tax exempt income.

   Financial Condition

             Overview. While total asset and total earning asset levels have remained relatively constant from 1993 to 1995, the composition has shifted from lower yielding investment securities toward higher earning
   loan assets.   The ratio of loans to deposits at December 31, 1995 is
   74.8%, up from 61% at December 31, 1993.   Balance sheet liquidity remains
   strong. Substantial liquidity is available through the investment portfolio which represents nearly 25% of assets. All securities are designated as available for sale as of December 31, 1995.

             Loans. The following table presents the balance of each major category of loans at the dates indicated.


                                      American Bancorporation, Inc.
                                            Loans Outstanding
                                         Years Ended December 31,
                                          (dollars in thousands)


                                        1995                     1994                    1993
                                              % of                     % of                    % of
                                 Amount       Loans       Amount       Loans      Amount      Loans

    Loan Category:
    Commercial,
     industrial and
     agricultural . . . . .       361,054        47.6%   $322,271        47.1%   $295,416       49.3%
    Financial
     institutions . . . . .        65,718         8.7%     48,893         7.1%     39,122        6.5%
    Commercial real
     estate . . . . . . . .       166,376        21.9%    156,561        22.9%    125,818       21.0%
    Residential real
     estate . . . . . . . .       102,819        13.6%     82,959        12.1%     69,973       11.7%
    Consumer  . . . . . . .        61,031         8.0%     69,076        10.1%     64,398       10.7%
    Nonaccrual  . . . . . .         1,681         0.2%      4,068         0.6%      4,998        0.8%
                                  --------     -------   ---------     -------    --------     ------
       Total loans  . . . .      $758,679       100.0%   $683,828       100.0%   $599,725      100.0%
                                  ========      ======    ========      ======    ========     ======
    Allowance for loan
     losses . . . . . . . .       (12,282)                (13,100)                (19,801)
                                  --------                 -------                --------
       Total net loans  . .      $746,397                $670,728                $579,924
                                  ========                ========                ========


             On December 31, 1995 loans were $758,679,000 or 59.1% of total assets. Growth for 1995 was $74.8 million, an increase of 10.9%. All loan categories except consumer increased in 1995. Residential real estate loans realized the largest percentage growth at 23.9% due to strong growth in home equity loans and lines of credit.

             Non-Performing Assets. ABI adheres to regulatory guidelines for placing and retaining loans on non-accrual status. When loans are placed on nonaccrual status all previously accrued but uncollected interest is reversed. Non performing assets are summarized in the following table.

                     American Bancorporation, Inc.
              Nonaccrual, Restructured and Past Due Loans
                        Years Ended December 31,
                             (in thousands)

                                       1995       1994       1993

    Nonaccrual loans  . . . . . .      $1,681     $4,068     $4,998
    Restructured loans  . . . . .          68       1664      1,526
    Loans past due 90 days or
      more  . . . . . . . . . . .         317        579        516

    Interest which would have
      been earned on nonaccrual
      loans if they were on
      accrual basis . . . . . . .        $198       $445       $416

    Interest Recoveries . . . . .        $942        $81       $512

             Allowance for Loan Losses: ABI's loan loss reserve is available to absorb future loan losses. The current level of the reserve is a result of management's assessment of the risk within the loan portfolio based on the information revealed in the credit reporting process. ABI utilizes a monthly risk rating, credit review and reporting process which results in the calculation of the guideline reserves based on the calculated risk within the portfolio. This assessment takes into account the composition of the loan portfolio, previous loan loss experience, current economic conditions and other factors that, in management's judgment, warrant recognition.

             The following table sets forth changes in ABI's loan loss reserve as of the dates indicated.


                     American Bancorporation, Inc.
                 Analysis of Allowance for Loan Losses
                            At December 31,
                         (dollars in thousands)

                                       1995       1994       1993

    Balance beginning of year . .    $13,100    $19,801    $19,895

    Provision for loan losses . .        633     (6,428)       698

    Charge-offs:
      Commercial  . . . . . . . .      1,152        533        903
      Consumer  . . . . . . . . .        282        233        684
      Real estate . . . . . . . .        833        229        222
      Other . . . . . . . . . . .          2         37        351
                                      ------     ------     ------
         Total loan losses  . . .     $2,272     $1,032     $2,160

    Recoveries:
      Commercial  . . . . . . . .       $525       $440       $507
      Consumer  . . . . . . . . .        180        178        247
      Real estate . . . . . . . .        100         26         71
      Other . . . . . . . . . . .         16        115        543
                                      ------     ------     ------
    Balance end of year . . . . .    $12,282    $13,100    $19,801

    Allowance for loan losses to
     total loans at year end  . .      1.62%      1.92%      3.30%

    Net charge-offs to average         0.20%      0.04%      0.14%
     loans  . . . . . . . . . . .

             The loan loss reserve at December 31, 1995 was $12,282,000 down from $13,100,000 at December 31, 1994 and $19,801,000 at December 31,1993.
   These decreases occurred, despite moderate loan growth, because of steady improvement in the overall quality of the loan portfolio. The loan loss reserve at December 31, 1995 as a percent of loans outstanding stood at 1.62%, which management believes is adequate.

             Investment Portfolio. ABI's investment portfolio consists of obligations of the U.S. government, U.S. government agencies and state and local governments as well as agency collateralized obligations. The portfolio does not contain any concentration of investments exceeding investment portfolio policy limits.

             The following sets forth the composition of ABI's investment portfolio at the dates indicated.


                     American Bancorporation, Inc.
                     Investment Portfolio (at cost)
                        Years Ended December 31,
                         (dollars in thousands)

                                       1995       1994       1993

    U.S. Treasuries . . . . . . .   $  42,282   $ 67,266   $140,631
    Agencies  . . . . . . . . . .     203,895    208,121    268,841
    Municipals  . . . . . . . . .      16,780     24,694     27,938
    Other . . . . . . . . . . . .      54,239     44,324     53,722
                                      -------    -------    -------
         Total investments           $317,196   $344,405   $491,132
                                      =======    =======    =======

             The following table sets forth a summary of yields and maturities for the investment portfolio as of December 31, 1995.

                                               American Bancorporation, Inc.
                                       Analysis of Investment Yields and Maturities
                                                     December 31, 1995
                                                  (dollars in thousands)

                                                                    5 years
                         One year or less   One year through 5     through 10       Over ten years          Total

                                    Wtd.                Wtd.              Wtd.                Wtd.                Wtd.
                         Amount    Yield     Amount    Yield    Amount    Yield    Amount     Yield     Amount    Yield

    U.S. Treasuries .    $27,892     5.81%   $14,390     6.15%       $0                  $0              $42,282  5.93%
    Agencies  . . . .      5,485     6.88%    66,267     5.64%   26,624   6.13%     105,504     7.08%    203,880  6.48%
    Municipals  . . .      4,879     6.62%     8,971     6.39%    2,264   4.98%         322     7.74%     16,436  6.29%
    Other . . . . . .      6,611     6.19%    23,673     7.16%   18,404   7.46%       5,910     6.17%     54,598  7.14%
                          ------     -----   -------     -----  -------  ------    --------     -----    -------  -----
         Total  . . .    $44,867     6.09%  $113,301     6.08%  $47,292   6.59%    $111,736     7.08%   $317,196  6.50%
                         =======     =====   =======     =====  =======  ======     =======     =====    =======  =====


             In November 1995 the Financial Accounting Standards Board ("FASB") issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". In conjunction with this publication the FASB permitted a one time reclassification of investment securities. Under this provision all investment securities were designated as "Available for Sale".

             Deposits. Total deposits were $1,014 million at December 31, 1995, an increase of 4.8% from a year earlier. The mix of interest bearing deposits has moved to smaller denomination certificates of deposit and money market accounts, which represented 48% of deposits at December 31, 1995. Non-interest bearing deposits have increased by 14% while savings accounts and larger denomination certificates of deposits have declined. The following table sets forth a summary of ABI's deposits as of the dates indicated.

                                 American Bancorporation, Inc.
                                     Analysis of Deposits
                                   Years Ended December 31,
                                    (dollars in thousands)


                                 1995                   1994                  1993

    Non-interest
     bearing               $298,681     29.46%   $262,077      27.09%   $298,662    30.17%

    Interest bearing:
      Savings and NOW       184,629     18.21%    194,140      20.07%    183,346    18.52%
      Time deposits:
       <$100 M & MMDA       489,523     48.28%    454,073      46.94%    452,174    45.68%
       Time deposits
         >$100 M             41,179      4.06%     56,970       5.89%     55,600     5.62%
                             ------    -------     ------      ------     ------    ------
         Total deposits  $1,014,011    100.00%   $967,260     100.00%   $989,782   100.00%
                            =======    =======    =======     =======    =======    ======


             Capital. Stockholders' equity increased 12.2% to $130.5 million at the end of 1995. Total equity as a percentage of total assets was 10.2% at December 31, 1995, compared to 9.3% a year earlier. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted and off-balance sheet obligations. Under final rules effective December 31, 1992, all financial institutions are required to maintain a core level of capital (known as Tier I capital), which must be at least 4.0% of risk weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. The leverage ratio, which measures Tier 1 capital as a percentage of quarterly average assets, must be at least 3.0%. Additional guidelines define what the regulators consider a well capitalized financial institution..

             The following table presents regulatory capital requirements and ABI's capital levels as of December 31, 1995.


                        American Bancorporation, Inc.
                             Risk Based Capital

                             Regulatory Capital
                                 Requirement        As of December 31,
                                         Well
                            Minimum  Capitalized   1995    1994    1993
    Capital Category:
      Tier I Capital  . .   4.00%        6.00%     13.91% 14.36%  14.77%
      Tier 2 Capital  . .   -               -       1.25%  1.25%   1.27%
          Total risk        8.00%       10.00%     15.16% 15.61%  16.04%
           bank capital .
    Leverage ratio  . . .   -               -      101.9%  9.64%   8.74%


             As of December 31, 1995 ABI exceeded each of the capital requirements set forth by federal or state banking regulatory agencies.

             Liquidity and Funds Management. The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, investors and borrowers. ABI has a centralized Asset Liability Management Committee ("ALCO") responsible for managing these needs while achieving the Company's financial objectives. This committee meets regularly to review funding capacities, current and forecasted loan demand, and investment opportunities. With this information, ALCO supervises the funding needs and excess funding positions, as well as the maintenance of contingent funding sources, to achieve a balance sheet structure that provides sufficient liquidity.

             Asset liquidity is provided by regular maturities of loans and by maintaining relatively short-term marketable investment securities and federal funds sold. ABI's investment securities due within one year and fed funds sold represent 6.1% of assets at year end 1995. ABI has a stable core deposit base comprised primarily of interest bearing deposits. MMDA deposits grew by 30% in 1995 due to the introduction of a new floating rate Treasury indexed money market product called American Treasury Money Market Savings. During 1995 consumer certificates of deposit under $100,000 declined by 6%. ABI has in place liquidity contingency plans which include the ability to borrow federal funds from both upstream and downstream correspondent banks, borrow from the Federal Home Loan Bank and/or liquidate short term securities and loans.

             Interest Rate Sensitivity. The Company's principle objective for interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements. Interest rate risk is measured and reported to the Company's ALCO through the use of traditional gap analysis, which measures the difference between assets and liabilities that reprice in a given time period, and simulation modeling, which produces projections of net interest income under various interest rate scenarios and balance sheet strategies. It is the Company's policy to maintain a low interest rate risk position by limiting the amount of forecasted net interest income at risk under a steady 200 basis point fluctuation in interest rates over a 12-month period. Interest rate swaps are used as a hedge to maintain acceptable interest rate risk levels.

             The following table sets forth ABI's interest rate repricing gap position at several repricing maturities as of December 31, 1995. This analysis is useful as a point-in-time measurement of interest rate risk. However, the gap analysis is unable to capture prepayment risk, the changing relationships between asset rates and liability rates of similar maturity (basis risk), option risk represented by interest rate caps and floors, and timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates.

                          American Bancorporation, Inc.
                            Interest Rate Sensitivity
                             As of December 31, 1995
                                 (in thousands)

                          Repricing or Maturity Occurring in

                          1 Year or   Over 1 to 5     Over 5
                            Less         Years        Years        Total

    Rate Sensitive
     Assets:
      Loans . . . . . .     $543,219      $144,534     $70,926      $758,679
      Investment
        securities  . .      139,856       131,971      45,470       317,297
      Other interest
        bearing
        assets  . . . .       54,447            --          --        54,447
                             -------       -------    --------      --------
           Total rate
            sensitive
            assets  . .     $737,522      $276,505    $116,396    $1,130,423
                             =======      ========     =======     =========
    Rate Sensitive
     Liabilities:
      Savings/Interest
        bearing
        checking  . . .     $264,941       $71,494     $71,494      $407,929
    Time deposits . . .      221,616        76,863       8,922       307,401
    Short term
     borrowings . . . .       96,849            --          --        96,849
    Long term
     borrowings . . . .        1,713        13,165         617        15,495
                             -------       -------     -------      --------
    Total rate
     sensitive
     liabilities  . . .     $585,119      $161,522     $81,033      $827,674
                             =======       =======     =======       =======
    Repricing Gap . . .     $152,403      $114,983     $35,363      $302,749
       Cumulative . . .      152,403       267,386     302,749            --


   ABI Common Stock

             There is no established trading market for ABI Common Stock. ABI Common Stock is not listed for trading on any securities exchange or quoted on the Nasdaq Stock Market. ABI had 165 shareholders of record as of the ABI Record Date. ABI Common Stock has traded only sporadically on the over-the-counter market.

             The stock transfer records of ABI indicate that during 1995, a total of 62,917 shares of ABI Common Stock were traded in 36 transactions. A total of 23,908 shares of ABI Common Stock have traded in 5 trades to date in 1996. The last trade of ABI Common Stock occurred on January 29, 1996 when 942 shares were traded. ABI does not know the sales price of any of these privately negotiated trades. The book value of ABI Common Stock as of December 31, 1995 was $141.71. This value may not be an accurate indicator of the actual market value on such date or any subsequent date.

             The following table presents the dividend payments per share of ABI Common Stock:

                                            Dividends Paid
                      Calendar Quarter      Per Share

                      1994
                        First Quarter . .      $1.25
                        Second Quarter  .      --
                        Third Quarter . .      $1.25
                        Fourth Quarter  .      --
                      1995
                        First Quarter . .      $6.375
                        Second Quarter  .      $0.925
                        Third Quarter . .      $1.225
                        Fourth Quarter  .      $1.225

                      1996
                        First Quarter
                      (thru
                        March __, 1996) .      $1.50*

   ____________________

   * Declared on February 26, 1996 and payable on March 29, 1996.

   Security Ownership of Directors, Executive Officers and Principal
   Stockholder

             Set forth below are the names and number of shares held as of the Record Date by the officers and directors of ABI and by each person known to the officers and directors to be the beneficial owner of more than 5% of ABI's outstanding common stock:


                                                                 Percent of
                                                      No. of     Outstanding
              Name                Position Held       Shares       Shares

    Jacob Schmidt Company          Stockholder      473,535        51.42%
    Otto Bremer Foundation         Stockholder       87,053         9.45%
    George B. Benz                   Director        12,659/1       1.37%
    Victor P. Reim               Director/Officer    11,956/2       1.30%
    M. Keith Huzyak                  Director         6,018/3       <1.0%
    Robert W. Johnson                Director         5,318/3       <1.0%
    J. Terrance Trunk                Director         3,434         <1.0%
    Officers and Directors as
     a group (3 persons)                             39,385         4.28%
   ________________

        1    Includes 5 shares held by his spouse.
        2    Includes 740 shares held by his spouse and 2,071 shares held in trust for his benefit, but as to which Mr. Reim does not serve as Trustee.
        3    Shares are owned by respective spouses.  In each case beneficial ownership is disclaimed.



                                    OPINIONS

             The validity of the securities offered hereby will be passed upon for Firstar by Howard H. Hopwood III, Senior Vice President and General Counsel of Firstar. Mr. Hopwood is a full-time employee of Firstar and at December 31, 1995, directly or beneficially owned approximately 60,133 shares of Firstar Common Stock. The opinion of counsel described under the caption "PROPOSED MERGERS--Certain Federal Income Tax Consequences" has been rendered by Lindquist & Vennum, 80 South 8th Street, Suite 4200, Minneapolis, Minnesota 55402.

                                     EXPERTS

             The consolidated financial statements of Firstar Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein and elsewhere in the registration statement, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

             The consolidated financial statements of Jacob Schmidt Company and subsidiary as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

             The consolidated financial statements of American Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the report of said firm as experts in accounting and auditing.



                    INDEX TO JSC AND ABI FINANCIAL STATEMENTS



   Jacob Schmidt Company and Subsidiary
   Consolidated Financial Statements
   as of December 31, 1995 and 1994

        Independent Auditors' Report . . . . . . . . . . . . . . . . . .  F-3

        Consolidated Balance Sheets as of
        December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . .  F-4

        Consolidated Statements of Income for the
        Years ended December 31, 1995, 1994, and 1993  . . . . . . . . .  F-5

        Consolidated Statements of Shareholders' Equity
        for the Years ended December 31, 1995, 1994, and 1993  . . . . .  F-6

        Consolidated Statements of Cash Flows for the Years
        ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . .  F-7

        Notes to Consolidated Financial Statements
        as of December 31, 1995 and 1994 . . . . . . . . . . . . . . . .  F-8


   American Bancorporation, Inc. and Subsidiaries
   Consolidated Financial Statements
   as of December 31, 1995 and 1994

        Independent Auditors' Report . . . . . . . . . . . . . . . . . .  G-2

        Consolidated Balance Sheets as of
        December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . .  G-3

        Consolidated Statements of Income for the
        Years ended December 31, 1995, 1994, and 1993  . . . . . . . . .  G-4

        Consolidated Statements of Shareholders' Equity
        for the Years ended December 31, 1995, 1994, and 1993  . . . . .  G-5

        Consolidated Statements of Cash Flows for the Years
        ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . .  G-6

        Notes to Consolidated Financial Statements
        as of December 31, 1995 and 1994 . . . . . . . . . . . . . . . .  G-7

                              JACOB SCHMIDT COMPANY
                                 AND SUBSIDIARY

                        Consolidated Financial Statements

                           December 31, 1995 and 1994

   KPMG Peat Marwick LLP
        4200 Norwest Center
        90 South Seventh Street
        Minneapolis, MN 55402




                          Independent Auditors' Report




   The Board of Directors and Shareholders
   Jacob Schmidt Company
   Saint Paul, Minnesota:

   We have audited the consolidated balance sheets of Jacob Schmidt Company and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacob Schmidt Company and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                           /s/ KPMG Peat Marwick LLP



   January 29, 1996

                      JACOB SCHMIDT COMPANY AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1995 and 1994
                             (dollars in thousands)

                         Assets                           1995       1994

    Cash and due from banks (note 2)                $  109,613     96,735
    Federal funds sold and resale agreements            33,908     86,506
    Investment securities (approximate fair value
      of $227,351) (note 3)                                       236,067
    Securities available for sale (note 4)             317,297    103,522
    Securities available for sale owned by Parent
      Company (note 5)                                  10,946      9,260
    Trading account securities                          20,539     12,693
    Loans (note 6)                                     758,679    683,828
      Allowance for loan losses (note 6)               (12,282)   (13,100)
                                                     ---------   --------

           Net loans                                   746,397    670,728

    Bank premises and equipment, net (note 7)           15,661     16,721
    Interest receivable                                  9,825      9,128
    Other assets                                        30,627     23,438
                                                     ---------   --------
                                                    $1,294,813  1,264,798
                                                     =========  =========

          Liabilities and Shareholders' Equity

    Deposits:
      Non-interest bearing demand                      298,681    262,074
      Savings and NOW accounts                         407,929    365,158
      Certificates of deposit                          266,223    283,034
      Certificates of deposit over $100,000             41,178     56,970
                                                     ---------    -------
           Total deposits                            1,014,011    967,236

    Funds purchased, repurchase agreements, and
      other borrowed funds                              96,699    126,716
    Long-term debt (note 8)                             15,495     27,606
    Interest payable                                     2,881      2,471
    Accrued expenses and other liabilities              24,218     14,165
                                                     ---------  ---------
           Total liabilities                         1,153,304  1,138,194

    Minority interests in subsidiary                    63,766     56,912

    Shareholders' equity (note 11):
      Common stock, par value $100 per share;
       authorized 50,000 shares; issued and
       outstanding, 34,983 shares                        3,498      3,498
      Retained earnings                                 72,621     68,169
      Net unrealized gain (loss) on securities
       available for sale                                1,624     (1,975)
                                                       -------    -------
           Total shareholders' equity                   77,743     69,692

    Commitments and contingencies (note 14)
                                                    $1,294,813  1,264,798
                                                     =========  =========


   See accompanying notes to consolidated financial statements.

                      JACOB SCHMIDT COMPANY AND SUBSIDIARY

                        Consolidated Statements of Income

                  Years ended December 31, 1995, 1994, and 1993
                    (in thousands, except per share amounts)

                                                1995      1994       1993
    Interest Income:
      Loans                                $ 67,305     52,992     43,713
      Investment securities:
       Taxable                               12,927     12,412     20,332
       Non-taxable                            1,134      1,875      2,336
      Securities available for sale:
       Taxable                                7,134     10,511      6,919
       Non-taxable                               73
      Trading account securities                438        350        713
      Federal funds sold and resale
       agreements                             2,307      3,020      2,371
                                            -------     ------    -------
         Total interest income               91,318     81,160     76,384
                                             ------    -------     ------

    Interest expense:
      Deposits                               27,870     20,390     21,023
      Federal funds purchased, repurchase
       agreements, and other borrowed funds   6,420      6,986      3,231
      Long-term debt                          1,412        907        232
                                            -------    -------     ------
         Total interest expense              35,702     28,283     24,486
                                            -------    -------    -------
         Net interest income                 55,616     52,877     51,898

    Provision for loan losses                   633     (6,428)       698
                                            -------    -------    -------
         Net interest income after
           provision for loan losses         54,983     59,305     51,200
                                            -------    -------    -------
    Non-interest income:
      Trust income                            6,737      5,693      5,315
      Service fees on deposits and loans      7,124      6,737      5,565
      Trading profits and commissions         1,948      1,366      1,352
      Net gain (loss) on sales and calls of
       securities (notes 3, 4, and 5)            67       (185)     1,613
      Other                                   4,240      2,955      4,597
                                            -------    -------    -------
         Total non-interest income           20,116     16,566     18,442
                                             ------    -------    -------
    Non-interest expense:
      Salaries and employee benefits         27,559     29,983     27,942
      Net occupancy                           4,498      4,805      4,330
      Equipment rentals, depreciation, and
       maintenance                            3,305      3,464      3,367
      Other real estate owned losses and
       expenses, net                           (106)        17         88

      Amortization of intangibles                        5,423      1,124
      Other                                  12,898     14,818     16,282
                                             ------     ------     ------
         Total non-interest expense          48,154     58,510     53,133
                                             ------     ------     ------
         Income before income taxes and      26,945     17,361     16,509
           minority interests
    Income tax expense (note 9)              10,389      5,399      5,491
                                            -------    -------    -------
         Income before minority interests    16,556     11,962     11,018

    Minority interests in income of
      subsidiary                              8,098      5,788      5,116
                                            -------     ------    -------
         Net income                        $  8,458      6,714      5,902
                                             ======    =======     ======
         Net income per share               $241.76     176.48     168.71
                                            =======    =======     ======


   See accompanying notes to consolidated financial statements.

                      JACOB SCHMIDT COMPANY AND SUBSIDIARY

                 Consolidated Statements of Shareholders' Equity

                  Years ended December 31, 1995, 1994, and 1993
                    (in thousands, except per share amounts)

                                                                   Net
                                                                unrealized
                                                                   gain
                                                                (loss) on
                                                                securities
                                        Common    Retained      available
                                         stock    earnings       for sale

    Balances at December 31, 1992     $3,498       58,499

      Net income                                    5,902
      Cash dividends paid, $31.40 a
       share                                       (1,099)
      Net unrealized gain on
       securities available for sale                                2,171
                                      ------      -------         -------

    Balances at December 31, 1993      3,498       63,302           2,171

      Net income                                    6,174
      Cash dividends paid, $37.35 a
       share                                       (1,307)
      Net unrealized (loss) on
       securities available for sale                               (4,146)
                                      ------      -------        --------

    Balances at December 31, 1994      3,498       68,169          (1,975)

      Net income                                    8,458
      Cash dividends paid, $114.50 a
       share                                       (4,006)
      Net unrealized gain on
       securities available for sale                                3,599
                                     -------      -------          ------

    Balances at December 31, 1995     $3,498       72,621           1,624
                                      ======      =======          ======


   See accompanying notes to consolidated financial statements.

                      JACOB SCHMIDT COMPANY AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1995, 1994, and 1993
                             (dollars in thousands)

                                               1995       1994      1993

    Cash flows from operating activities:
      Net income                            $ 8,458      6,174     5,902
      Adjustments to reconcile net income
       to net cash provided by operating
       activities:
        Minority interest                     4,564      4,401     3,497
        Provision for loan losses               633     (6,428)      698
        Loss on other real estate owned,
         net                                               423
        Depreciation and amortization         2,551      8,124     3,458
        Net loss (gain) on called
         investment securities                    1         75       (23)
        Net (gain) loss on sale of
         securities available for sale          (50)       105      (985)
        Net (gain) loss on sale of
         securities available for sale
         owned by Parent Company                (18)         5      (605)
        Deferred income taxes                 1,083      1,001     2,136
        Net (increase) decrease in trading
         account securities                  (7,846)     1,775    (5,234)
        Other, net                           (1,405)   (17,543)   27,754
                                             ------    -------   -------
         Net cash provided (used) by
           operating activities               7,971     (1,888)   36,598
                                             ------    -------    ------
    Cash flows from investing activities:
      Purchases of securities available
       for sale owned by Parent Company      (1,340)    (2,218)   (3,434)
      Proceeds from sale of securities
       available for sale owned by Parent
       Company                                1,453      2,071     3,831
      Purchase of investment securities     (19,941)  (149,323) (245,546)
      Proceeds from maturities of
       investment securities                 39,053    109,828   366,288
      Proceeds from called investment
       securities                                49      2,369       878
      Purchases of securities available
       for sale                             (40,024)  (155,457) (242,974)
      Proceeds from maturities of
       securities available for sale         39,499    211,941    45,410
      Proceeds from sales of securities
       available for sale                    10,632    123,857    30,173
      Net increase in loans                 (76,302)   (84,799)  (23,391)
      Purchases of premises and equipment    (1,757)    (2,481)   (2,985)
      Proceeds from sale of premises and
       equipment                                346         88       443
                                            -------    -------   -------
         Net cash (used) provided by
           investing activities             (48,332)    55,876   (71,307)
                                            -------    -------   -------
    Cash flows from financing activities:
      Net increase (decrease) in deposits    46,775    (22,512)  (63,732)
      Net (decrease) increase in federal
       funds purchased, repurchase
       agreements, and other borrowed
       funds                                (30,017)    (7,103)   43,840
      Increase in long-term debt                        35,000
      Payments on long-term debt            (12,111)   (10,621)     (573)
      Cash dividends paid                    (4,006)    (1,307)   (1,099)
                                            -------    -------  --------
         Net cash used (provided) by
           financing activities                 641     (6,543)  (21,564)
                                            -------    -------  --------
    Net (decrease) increase in cash and
      cash equivalents                      (39,720)    47,445   (56,273)

    Cash and cash equivalents at beginning
      of year                               183,241    135,796   192,069
                                           --------    -------  --------
    Cash and cash equivalents at end of
      year                                 $143,521    183,241   135,796
                                            =======    =======   =======

    Supplemental disclosures of cash flow
      information-
       Cash paid during the year for:
        Interest                           $ 35,292     28,047    24,805
        Income taxes                         10,242      5,509     4,133

   See accompanying notes to consolidated financial statements.

                      JACOB SCHMIDT COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1995 and 1994



   (1) Summary of Significant Accounting Policies

       Jacob Schmidt Company (the Company) is a holding company owning approximately 51% of American Bancorporation, Inc. (ABI), a multi-bank holding company. The Company also owns other equity and debt securities on which it collects dividends and interest. American Bancorporation, Inc. owns and manages one national bank, four state banks, and an insurance agency.

       Basis of Presentation

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Material estimates, such as the allowance for loan losses and the recorded value of real estate acquired in satisfaction of loans, can be susceptible to significant and rapid change due to changing economic conditions and the economic prospects of borrowers.

       The Company, ABI, and ABI's subsidiary banks are subject to regulation by certain federal and state agencies and undergo periodic examinations by those agencies. See Note 11 which summarizes regulatory matters.

       Prior to 1994, the excess of ABI's investment in subsidiaries over net assets at dates of acquisition was established as goodwill and was amortized over 10 to 40 years using the straight-line method. During 1994, this goodwill was written off.

       Accounting for Securities

       Effective December 31, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115). Under Statement 115, securities which the Company intends to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Securities which the Company intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital, or similar factors, are classified as available for sale. Securities available for sale are stated at fair value, with any unrealized holding gains or losses, net of the related tax effect, excluded from earnings and reported as a separate component of shareholders' equity until realized. Gains or losses realized from the sale of securities available for sale are determined using the specific identification method. Trading account securities are purchased with the intent to earn a profit by selling the securities. These securities are recorded at fair value, with any unrealized holding gains and losses reported in non-interest income. Trading account securities consist primarily of United States Treasury obligations, obligations of United States government agencies, obligations of states and political subdivisions, bankers' acceptances, and collateralized mortgage obligations. Realized gains and losses on the sales of such securities are computed on a specific identification basis. The adoption of Statement 115 had no impact on the consolidated statement of operations for the year ended December 31, 1993.

       In November 1995, the Financial Accounting Standards Board announced it would permit companies to make a one-time reclassification of their investment securities classified as held to maturity in conjunction with the issuance of a Special Report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. The Company transferred its remaining investment securities classified as held to maturity with an amortized cost of $216,905,000 to available for sale as of December 31, 1995. Net unrealized losses related to such securities amounted to $29,000.

       Accounting for Postretirement Medical Benefits

       Effective January 1, 1994, the Company adopted Statement of Financial
         Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (Statement 106). This Statement requires employers to accrue the cost of retiree health care benefits and the cost of all other postretirement benefits other than pensions during the employees' active service. In prior years, this expense was recognized when benefits were paid (see note
         10).

       Loans

       Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest income is recognized on an accrual basis. Loans are placed on non-accrual status when principal or interest is 90 days past due, or when full collectibility of principal and interest become uncertain, unless the loan is well-secured and in the process of collection. Loans are taken off non-accrual status only after all delinquent principal and interest are current or the loan becomes well-secured and is in the process of collection.

       During 1994, the Company determined that the application of Statement of Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, did not have a material effect on their financial statements. As such, these fees and costs have been recognized during the period they are collected and incurred, respectively.

       Allowance for Loan Losses

       The allowance for loan losses provides for potential losses in the loan portfolio. Its adequacy is determined by management based upon evaluation of a number of factors, including loan loss experience, and a continuing review of problem loans, overall portfolio quality, and current and anticipated economic conditions. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs and negative provisions.

       Effective January 1, 1995, the Company adopted Statement of Financial
         Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (Statement 114), and Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (Statement 118). Statement 114, as amended by Statement 118, requires a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. The adoption of these statements did not have a material effect on the Company's consolidated financial statements.

       Bank Premises and Equipment

       The cost of bank premises and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their useful life or the term of the lease, including renewal options, on the straight-line basis.

       Other Real Estate

       Other real estate, which is included in other assets, represents properties acquired through foreclosure or other proceedings and is recorded at the lower of the fair value at foreclosure or current fair value less estimated costs to sell. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is appraised periodically to ensure that the recorded amount is supported by the current fair value. Market write-downs subsequent to the date of foreclosure, operating expenses, and losses on sales are netted with income, including gains on sales, and charged to other non-interest expense.

       Core Deposit Intangible

       On October 5, 1990, two of ABI's subsidiary banks purchased certain deposits from the Resolution Trust Corporation. Prior to 1994, the related core deposit intangible was included in other assets and was being amortized on a level yield basis over the estimated lives of the acquired deposits. During 1994, the core deposit intangible was written off.

       Interest Rate Swaps and Floors

       ABI's subsidiary banks enter into interest rate swaps and floors to reduce the interest rate sensitivity of their balance sheets. The interest rate swap contracts represent an exchange of fixed and floating interest rate payments based on a notional principal.
         Floor contracts generally involve the payment of a fee in exchange for guaranteed payments if the market rate of interest drops below a pre-determined level. The underlying principal balances of the assets or liabilities are not affected. The fees paid to enter into these contracts are amortized to interest income and expensed over the contract life. Net settlement amounts are reported as adjustments to interest income or interest expense, as appropriate. Realized gains and losses on these contracts, if sold prior to maturity, are deferred and amortized over the term of the original contract as adjustments to interest income and expense.

       Income Taxes

       Income taxes are provided for by the Company on distributions from current earnings of the subsidiary. Undistributed earnings are expected to be invested indefinitely and, accordingly, no provision has been made for taxes which might be payable upon remittance to the Company.

       The effects of current or deferred taxes are recognized as a current and deferred tax liability or asset based on current tax laws. Accordingly, income tax expenses in the consolidated statements of income includes charges or credits to properly reflect the current and deferred tax asset or liability.

       Consolidated Statements of Cash Flows

       For the purpose of the consolidated statements of cash flows, the Company considers cash and due from banks, federal funds sold, and resale agreements and money market funds to be cash equivalents. During the years ended December 31, 1994 and 1993, the subsidiary's banks received real estate with a fair market value of $423,000, and $165,000, respectively, in satisfaction of outstanding loan balances and during the years ended December 31, 1994 and 1993, the subsidiary's banks wrote loans totaling $423,000 and $756,000, respectively, in exchange for real estate held by the banks.

       Income Per Share

       Income per share is based upon the number of common shares outstanding during the year (34,983 for all years presented).

       Reclassifications

       Certain reclassifications have been made to the financial statements of prior periods to conform to the current presentation. These reclassifications did not affect results of operations as previously reported.

   (2) Restrictions on Cash and Due from Banks

       The subsidiary's banks are required by the Federal Reserve Bank to maintain reserve balances. The amounts of those reserve balances were $21,043,000 and $18,862,000 at December 31, 1995 and 1994,
         respectively.

   (3) Investment Securities

       Investment securities at December 31 (in thousands):

                                                1994
                                         Gross        Gross
                           Amortized  unrealized    unrealized     Fair
                             cost        gains        losses      value

    United States
     Treasury
     obligations         $ 18,886                        672    18,214
    Obligations of
     United States
     government agencies  148,163           11         7,408   140,766
    Obligations of
     states and
     political
     subdivisions          24,694          294           251    24,737
    Collateralized
     mortgage
     obligations           31,999                        619    31,380
    Other                  12,325                         71    12,254
                          -------       ------        ------   -------
                         $236,067          305         9,021   227,351
                          =======       ======        ======   =======

       Proceeds from calls of investment securities were $49,000, $2,369,000, and $878,000 during the years ended December 31, 1995, 1994, and 1993, respectively. Gross gains of $0, $12,000, and $23,000 were realized on these calls during the years ended December 31, 1995, 1994, and 1993, respectively. Gross losses of $1,000 and $87,000 were realized on these calls during the years ended December 31, 1995 and 1994, respectively.

   (4) Securities Available for Sale

       Securities available for sale at December 31 (in thousands):

                                                 1995
                                          Gross         Gross
                            Amortized   unrealized   unrealized     Fair
                              cost        gains        losses       value

    United States
     Treasury obligations  $ 42,282          339           23     42,598
    Obligations of United
     States government
     agencies               203,895        1,007        1,949    202,953
    Obligations of states
     and political
     subdivisions            16,780          455            6     17,229
    Collateralized
     mortgage obligations    42,018          278            9     42,287
    Other                    12,221           11            2     12,230
                            -------       ------        -----    -------
                           $317,196        2,090        1,989    317,297
                            =======       ======       ======    =======

                                                  1994
                                           Gross        Gross
                             Amortized  unrealized   unrealized     Fair
                               cost        gains       losses       value

    United States Treasury
     obligations           $ 48,380           29          784     47,625
    Obligations of United
     States government
     agencies                59,958           33        4,094     55,897
                            -------        -----       ------    -------
                           $108,338           62        4,878    103,522
                            =======        =====       ======   ========


       The December 31, 1995 amortized cost and fair value of securities available for sale by maturity are shown below. Contractual maturity or call dates are used for investments except certain mortgage backed securities, for which contractual maturities are adjusted for expected prepayment patterns (in thousands):

                                             Amortized     Fair
                                               cost        value

    Due in one year or less                 $ 89,547     89,674
    Due after one year through five years    122,350    122,326
    Due after five years through ten years    36,667     36,545
    Due after ten years                       26,614     26,465
                                             -------    -------
                                             275,178    275,010

    Collateralized mortgage obligations       42,018     42,287
                                             -------    -------
                                            $317,196    317,297
                                             =======    =======

       Proceeds from sales of securities available for sale were $10,632,000, $123,857,000, and $30,173,000 during the years ended
         December 31, 1995, 1994, and 1993, respectively. Gross gains of $50,000, $1,770,000, and $985,000 were realized on these sales during the years ended December 31, 1995, 1994, and 1993, respectively. Gross losses of $0, $1,875,000, and $0 were realized on these sales during the years ended December 31, 1995, 1994, and 1993, respectively.

       At December 31, 1995 and 1994, municipal leases of $804,000 and
         $3,382,000, respectively, were included in obligations of states and political subdivisions.

       At December 31, 1995, securities available for sale with a total amortized cost of approximately $125,894,000 were pledged to secure public and trust deposits, repurchase agreements, and for other purposes as required by law.

   (5) Securities Available for Sale Owned by Parent Company

       Securities available for sale owned by Parent Company at December 31
         (in thousands):

                                              1995
                                       Gross        Gross
                         Amortized  unrealized   unrealized     Fair
                           cost        gains       losses       value

    Common stocks        $3,531        2,622            8      6,145
    United States
     Treasury
     obligations          4,746           64            9      4,801
                         ------        -----         ----     ------
                         $8,277        2,686           17     10,946
                          =====        =====         ====     ======

                                              1994
                                       Gross        Gross
                         Amortized  unrealized   unrealized     Fair
                           cost        gains       losses       value

    Common stocks        $3,869        1,211          145      4,935
    United States
     Treasury
     obligations          4,506           14          195      4,325
                          -----        -----        -----     ------
                         $8,375        1,225          340      9,260
                          =====        =====        =====     ======

       Proceeds from sales of securities available for sale owned by Parent
         Company were $1,453,000, $2,071,000, and $3,831,000 during the years ended December 31, 1995, 1994, and 1993, respectively. Gross gains of $130,000, $141,000, and $684,000, and gross losses of $112,000,
         $146,000, and $79,000 were realized on these sales during the years ended December 31, 1995, 1994, and 1993, respectively.

   (6) Loans

       Loans at December 31 (in thousands):
                                               1995        1994


    Commercial, industrial, and
     agricultural                           $361,054     322,271
    Financial institutions                    65,718      48,893
    Commercial real estate                   166,376     156,561
    Residential real estate                  102,819      82,959
    Consumer                                  61,031      69,076
    Nonaccrual                                 1,681       4,068
                                             -------     -------
                                             758,679     683,828

    Allowance for loan losses                (12,282)    (13,100)
                                             -------     -------
                                            $746,397     670,728
                                             =======    ========


       Changes in the allowance for loan losses for the years ended December
         31 (in thousands):

                                     1995      1994       1993

    Beginning of year             $13,100     19,801    19,895
     Provision for loan losses        633     (6,428)      698
     Loans charged off             (2,271)    (1,032)   (2,160)
     Recoveries                       820        759     1,368
                                  -------    -------   -------
    End of year                   $12,282     13,100    19,801
                                  =======    =======   =======

       In addition to the nonaccrual loans shown above, at December 31, 1995 and 1994, the subsidiary's banks had restructured loans of approximately $68,000 and $164,000, respectively, which had been renegotiated as to either rate or term based on a change in the borrowers' financial condition. The effect of nonaccrual and restructured loans on interest income was as follows (in thousands):

                                  1995      1994       1993

    Interest Income:
     As originally contracted   $ 198        445       416
     As recognized               (942)       (81)     (512)
                                -----      -----      ----
    (Recovery) loss of
     interest income            $(744)       364       (96)
                                =====     ======     =====


       There are no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured at December 31, 1995.

       The subsidiary's banks carried, in other assets, real estate acquired through foreclosure of approximately $419,000 and $755,000 at December 31, 1995 and 1994, respectively.

       Loans to principal officers and directors (and entities with which they are affiliated) of the Company and the subsidiary and its banks, aggregated approximately $7,682,000 and $3,924,000 at December 31, 1995 and 1994, respectively. Activity with respect to these loans during 1995 includes advances, repayments, and net increases (due to changes in executive officers and directors) of $6,706,000, $2,956,000, and $8,000, respectively. In the opinion of management, all such loans were made in the ordinary course of business at normal credit terms including interest rate and collateralization, and do not represent more than a normal risk of collection.

   (7) Bank Premises and Equipment

       Bank premises and equipment at December 31 (in thousands):

                                 Estimated
                                useful life      1995        1994

    Cost:
     Land                                     $  1,160      1,160
     Bank buildings             10-50 years      7,071      6,557
     Leasehold improvements     10-50 years      8,634      8,431
     Furniture and equipment     3-10 years     14,360     15,273
                                                ------     ------
                                                31,225     31,421

    Accumulated depreciation                   (15,564)   (14,700)
                                               -------    -------
                                              $ 15,661     16,721
                                               =======    =======

   (8) Long-term Debt

       Long-term debt at December 31 (in thousands):

                                              1995      1994

    FHLB variable rate advances, due 1996
     through 1997                           $14,605   26,675
    10.00% mortgage note due 2007               890      931
                                            -------  -------
                                            $15,495   27,606
                                            =======  =======

       The 10.00% mortgage note due 2007 requires payments of interest and principal of approximately $132,000 annually.

       The floating rate FHLB advances bear interest at rates ranging from the one month LIBOR to the one month LIBOR less .05%. Their maturities are determined quarterly based on the outstanding balance, the current LIBOR rate, and the maximum life of the advance.

       Maturities on long-term debt at December 31, 1995 are (in thousands):

                         1996                 $ 1,713
                         1997                  12,985
                         1998                      54
                         1999                      60
                         2000                      66
                         Thereafter               617

   (9) Income Taxes

       Consolidated income tax expense for the years ended December 31 (in thousands):
                                  1995      1994       1993

    Current:
     Federal                   $ 6,790      3,093     2,083
     State                       2,516      1,305     1,272
                               -------     ------    ------
                                 9,306      4,398     3,355
    Deferred:
     Federal                     1,016        844     1,866
     State                          67        157       270
                                ------     ------    ------
                                 1,083      1,001     2,136
                                ------     ------    ------
                               $10,389      5,399     5,491
                               =======    =======   =======

       A reconciliation of consolidated income tax expense using the federal income tax rate of 35% in 1995 and 34% in 1994 and 1993 and actual income tax expense for the years ended December 31 is as follows (in thousands):

                                       1995      1994       1993

    Tax at statutory rate            $ 9,407      5,885     5,596
    State income tax, net of
     federal tax benefit               1,675      1,147     1,009
    Tax exempt income                   (893)    (1,066)   (1,234)
    Tax on subsidiary dividend         1,272        499       330
    Dividend received deduction       (1,053)      (428)     (304)
    Reversal of prior years over
     accruals                           (212)      (963)
    Other                                193        325        94
                                      ------     ------    ------
                                     $10,389      5,399     5,491
                                      ======     ======    ======


       Deferred income taxes are provided for the temporary differences between the financial reporting and the tax basis of the Company's assets and liabilities. Temporary differences comprising the net deferred tax asset, included in other assets on the consolidated December 31 balance sheet, are as follows (in thousands):

                                            1995
                               Assets   Liabilities     Total      1994

    Allowance for loan
     losses                  $4,893                    4,893     5,224
    Prepaid pension                         1,885     (1,885)   (1,800)
    Employee compensation
     and benefit accruals     1,631                    1,631     1,356
    Core deposit premium      2,570                    2,570     2,688
    Deferred taxes on
     unrealized loss (gain)
     on securities
     available for sale                     1,121     (1,121)    2,923
    Other                       134           376       (242)     (255)
                              -----         -----      -----    ------
                             $9,228         3,382      5,846    10,136
                             ======        ======     ======   =======

       Pursuant to Statement 109, the Company has determined that it is not required to establish a valuation reserve for the deferred tax asset since it is more likely than not that the deferred tax asset of $9,228,000 will be principally realized through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. There was no valuation reserve for the deferred asset at December 31, 1994 or 1993.

   (10)  Employee Benefit Plans

       The subsidiary and its banks participate in a noncontributory defined benefit pension plan (the Plan) covering full-time employees over 21 years of age. The Plan's benefits are based on years of service and the employee's five highest consecutive years of compensation during the last ten years of employment. The Plan is funded annually based on the maximum amount that can be deducted for federal tax purposes. The assets of the Plan are primarily invested in money market, bond, and equity funds.

       The following table sets forth the Plan's funded status and amounts at December 31 as recognized in the consolidated balance sheets (in thousands):

                                              1995      1994

    Plan assets at fair value               $18,089   15,115

    Actuarial present value of projected
     benefit obligations:
     Accumulated benefit obligation,
      including vested benefits of $9,517
      and $7,217                              9,993    7,540
     Benefit of future salary increases       2,184    1,653
                                             ------   ------
        Projected benefit obligation for
         service rendered to date            12,177    9,193
                                             ------   ------
    Plan assets in excess of projected
     benefit obligation                       5,912    5,922
    Unrecognized net gain from past
     experience                                 (83)      (7)
    Unrecognized prior service cost          (1,271)  (1,431)
    Unrecognized net gain being recognized
     over nine years                            (25)     (74)
                                             ------   ------
        Prepaid pension cost                  4,533    4,410
                                             ======   ======

       Net pension expense for the Plan for the years ended December 31 included the following components (in thousands):

                                       1995      1994       1993

    Service cost-benefits earned
     during the period             $    526      1,010       756
    Interest cost on projected
     benefit obligation                 762        841       740
    Actual return on plan assets     (3,397)        21    (1,337)
    Net amortization and deferral     1,987     (1,024)      408
                                      -----      -----     -----
     Net pension (income) expense  $   (122)       848       567
                                     ======      =====     =====


       The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1995 and 1994 was 7.25% and 8.5%, respectively. The rate of increase in future compensating levels used in determining the actuarial present value of the projected benefit obligations was 5% at both December 31, 1995 and 1994. The expected long-term rate of return on assets was 8% at both December 31, 1995 and 1994.

       The subsidiary and its banks also have a contributory profit sharing plan for employees who have completed one year of service and have attained the age of 21. Contributions are at the discretion of the Board of Directors of American Bancorporation, Inc. In addition, the Plan allows for employee contributions under Section 401(k) of the Internal Revenue Code, which are partially matched by the Company. Under the Plan, total contributions of approximately $1,783,000, $987,000, and $899,000 were charged to operating expenses for the years ended December 31, 1995, 1994, and 1993, respectively.

       The subsidiary has entered into agreements to provide supplemental payments at retirement to certain officers. The benefits due under these agreements are being accrued currently.

       As discussed in note 1, effective January 1, 1994, American
         Bancorporation, Inc., adopted Statement 106 Employers' Accounting for Postretirement Benefits Other Than Pensions. Statement 106 requires American Bancorporation, Inc. to accrue the cost of postretirement benefits over the years employees provide services to the date of their full eligibility for such benefits. This is a change from the previous method of accounting for these costs on a pay-as-you-go (cash) basis. American Bancorporation, Inc. elected to amortize the transition obligation for future benefits to expense over a 20-year period. American Bancorporation, Inc.'s postretirement health care plan is unfunded. Optional medical, dental, and life insurance benefits are provided to the Company's retirees under this plan.

       The following is a reconciliation of the postretirement benefit liability and the amount of accrued postretirement benefit cost at December 31 (in thousands):
                                                   1995         1994

    Actuarial present value of postretirement
     benefit obligations:
     Retirees                                     $ 1,450       1,224
     Fully-eligible employees                         745         841
     Life insurance                                   389         248
                                                    -----      ------
      Accumulated postretirement benefit
        obligation in excess of plan assets         2,584       2,313

    Unrecognized net transition obligation         (2,149)     (2,268)
    Unrecognized net gain from past
     experience                                        40         137
    Prior service cost not yet recognized in
     net periodic benefit cost                         55         117
                                                   ------       -----
      Total accrued postretirement benefit
        cost                                      $   530         299
                                                   ======      ======


       The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 8.5% as of December 31, 1995 and 1994, respectively. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for the medical plan as of December 31, 1995 was 9.37%, declining gradually to 6.0% by the year 2020. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for the medical plan as of December 31, 1994 was 10.36%, declining gradually to 6.25% by the year 2006. A one percentage point increase in the assumed health care cost trend rate for each year would increase the total accumulated postretirement benefit obligation as of December 31, 1995 by approximately 9.5%, and net postretirement service and interest cost for the fiscal year ended December 31, 1995 by approximately 11.9%.

       The components of postretirement benefit expense for the years ended
         December 31 were as follows (in thousands):

                                                       1995     1994

           Service cost-benefits earned during the      $  78      93
             year
           Interest cost on accumulated                   180     162
             postretirement benefit obligation
           Amortization of transition obligation          105     120
                                                        -----    ----
               Net postretirement benefit expense       $ 363     375
                                                        =====   =====


       Prior to 1994, the costs of retiree health care and life insurance benefits was recognized as expense when the related claims were paid. Compensation and benefits expense includes such costs in the amount of approximately $114,000 for the year ended December 31, 1993.

   (11)  Regulatory Matters and Dividends Restrictions

       The subsidiary and its banks are subject to certain regulatory capital adequacy regulations. The regulations set forth minimum requirements of 3% to 5% depending on the risk profile of the organization for leverage ratio, 4% for Tier I capital, and 8% for total capital (Tier I and Tier II).

       At December 31 American Bancorporation, Inc. capital ratios were as follows:

                                                        1995         1994

           Leverage ratio                            10.19%       9.64%
           Tier I capital ratio                       13.91       14.36
           Total capital ratio                        15.16       15.61


       Federal law prevents the Company from borrowing from ABI's subsidiary banks unless the loans are secured by specified assets and, with respect to the Company and any affiliate other than a bank, such secured loans by any of ABI's subsidiary banks are generally limited to 10% of ABI's subsidiary banks' capital and surplus and, with respect to the Company and all of its affiliates other than banks, to an aggregate of 20% of ABI's subsidiary banks' capital and surplus. The Company had no loans from banks at December 31, 1995 or 1994.

       The payment of dividends to the Company by its subsidiary bank is subject to various federal and state regulatory limitations. A national bank must obtain the approval of the Office of the Comptroller of the Currency (OCC) if the total of all dividends declared in any calendar year exceeds that bank's net profits for that year combined with its retained net profits for the preceding two calendar years. Under this formula, at December 31, 1995, the Company's national Bank could have declared $3.0 million of aggregate dividends, in addition to amounts previously paid, without the approval of the OCC, subject to minimum regulatory capital requirements.

       ABI's subsidiary state banks have capitalized $20,484,000 of retained earnings as surplus since the date of acquisition by ABI, and as such, these funds are not available for dividend payments to ABI.

       The payment of dividends to ABI by ABI's state banks are also subject to various state regulatory limitations. In general, state banks must obtain regulatory approval before payment of dividends.

   (12)  Financial Instruments

       The subsidiary's banks use various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate floors purchased, and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of the involvement the banks have in particular classes of financial instruments.

       A summary of the banks' contractual or notional amounts for off-balance-sheet activities at December 31 is as follows (in thousands):

                                                     1995      1994
           Credit activities:
                Commitments to extend credit        $266,792  236,605
                Standby letters of credit             32,239   34,897

           Other financial instrument activities:
                Interest rate swap agreements         70,000   40,000
                Interest rate floors purchased                 50,000

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the banks upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

       Standby letters of credit are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

       The banks' exposure to credit loss in the event of nonperformance by the counter party to commitments to extend credit and standby letters of credit is represented by the contractual amounts to those instruments. The banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

       An interest rate swap is an agreement between two parties to exchange fixed or floating interest payments without the exchange of the underlying principal amounts. The risks associated with such swaps are the exposure to movement in interest rates (interest rate risk) and the ability of counterparties to meet the terms of the contract (credit risk). The use of swaps for interest rate risk management is integrated into the overall asset/liability management process. To minimize the exposure to interest rate risk, the Company's subsidiaries enter into interest rate swaps which hedge or reduce the risk. The credit risk exposure is managed through credit reviews and is reviewed by the asset/liability committee.

       Interest rate floors, like interest rate swaps, are used to manage interest rate risk. Under purchased floor agreements, payments are received if an interest rate index falls below a specified "floor" level.

       For interest rate swap and floor transactions, the contract or notional amounts do not represent exposure to credit loss. Entering into interest rate swap and floor agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The banks control the credit risk of interest rate swap and floor agreements through credit approvals, limits, and monitoring procedures.

       The banks do not require collateral or other security to support interest rate swap and floor transactions.

       The banks engage in lending activities with borrowers in a variety of industries. Lending is primarily concentrated in the regions of Minnesota in which the subsidiary banks are located. American Bank National Association conducts certain lending activities with borrowers in other states, primarily in the upper Midwest.

   (13)  Fair Value of Financial Instruments

       The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate evaluation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

       A summary of the Company's financial instruments at December 31 is as follows (in thousands):

                                        1995                    1994
                                Carrying  Estimated     Carrying   Estimated
                                 amount      fair        amount      fair
                                            value                    value
    Assets:
     Cash and cash equivalents  $143,521    143,521       183,241    183,241
     Marketable securities       348,782    348,782       361,542    352,826
     Loans                       746,397    741,343       670,728    662,470
     Other financial
      instruments                 11,624     11,624         9,537      9,537
    Liabilities:
     Non-maturity deposits       706,610    706,610       627,232    627,232
     Time deposits               307,401    309,539       340,004    335,390
     Other borrowed funds         96,699     96,699       126,716    126,716
     Other financial
      instruments                  7,055      7,055         6,781      6,781
     Long-term debt               15,495     15,670        27,606     27,697

    Interest rate swap
     agreements                               1,094                    2,034
    Interest rate floors
     purchased                                               (78)        390

       The fair value of marketable securities and off-balance-sheet financial instruments is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans, time deposits, and other financial instruments is estimated based on discounted cash flow analysis using a discount factor based on the applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current interest rates at which the subsidiary banks would enter into a similar financial instrument (entry-value).

       The fair value of financial instruments does not consider the benefit resulting from the low-cost funding provided by non-maturity deposit liabilities as compared with wholesale funding rates. The fair value of non-maturity deposits (non-interest-bearing demand deposits, savings, and NOW accounts), considering these relational benefits, would be $671,898,000 and $553,520,000 at December 31, 1995 and 1994, respectively. Such amounts are based on a discounted cash flow analysis taking into account the interest sensitivity of each deposit category.

   (14)  Commitments and Contingencies

       Two of the subsidiary's banks lease certain of their banking premises under noncancelable leases with various expiration dates through 2008. Each bank premises lease contains renewal options. Annual rents are subject to adjustment for changes in real estate and certain repair, maintenance, and other operating costs. Net rent expense was $4,797,000, $4,964,000 and $4,449,000 for the years ended December 31, 1995, 1994, and 1993, respectively. Minimum rental commitments under these operating leases are as follows (in thousands):

              1996                                         $ 5,108
              1997                                           5,264
              1998                                           4,990
              1999                                           4,625
              2000                                           4,402
              2001-2013                                     29,431
                                                           -------
                                                           $53,820
                                                           =======


       The subsidiary's banks are involved in various legal actions arising in the normal course of business. It is the opinion of management that the resolution of such actions will not have a material adverse effect on the consolidated financial position of the Company.

   (15)  Recent Developments

       The Federal Deposit Insurance Corporation (FDIC) has temporarily lowered the deposit insurance assessment for most commercial banks covered by the Bank Insurance Fund (BIF). The FDIC has indicated it anticipates that the assessment rate of Savings Association Insurance Fund (SAIF) insured deposits will not fall below .23% before the year 2002.

       A number of proposals are being considered to recapitalize the SAIF in order to eliminate the potential insurance premium disparity.
         One proposal being considered by the U.S. Department of Treasury, the FDIC, and the U.S. Congress provides for a one time assessment as much as 85 basis points which would be imposed on all SAIF-insured deposits held as of March 31, 1995, including SAIF-insured deposits held by commercial banks. The BIF and SAIF would be merged into one fund as soon as practicable after both funds reach their designated reserve ratios, but by no later than January 1, 1998. There can be no assurance that any particular proposal will be implemented or that premiums for either BIF or SAIF members will not be adjusted in the future by the FDIC or by legislative action.

       The subsidiary's banks currently have approximately $126 million of SAIF-insured deposits. The payment of a special assessment by SAIF-insured institutions could negatively impact the Bank's results of operations. However, if such a special assessment is imposed and the SAIF is recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums in future periods.

   (16)  Merger Agreement

       On January 10, 1996, the Company, Firstar Corporation (Firstar), and
         Firstar Corporation of Minnesota (Firstar Minnesota) entered into an Agreement and Plan of Reorganization (the Agreement), pursuant to which the Company will be merged (the Merger) with and into Firstar Minnesota. The Agreement also calls for the merger of the Banks with and into Firstar Bank Minnesota, N.A., on the date of, and immediately after the Merger becomes effective. The total transaction value will be $220 million, with 80% in the form of Firstar common stock and 20% in cash, if the stock is trading between $36 and $44 at the time of closing. If Firstar is trading higher than $44, the stock portion will gradually increase to 100%, and the transaction value will gradually increase to a maximum of $225 million if Firstar is trading at or above $48. If Firstar is trading lower than $36, the transaction value will gradually decrease to a minimum of $215 million if Firstar is trading at or below $32. If Firstar is trading below $30, the stock position will gradually decrease to 55%. For the year ended December 31, 1995, the Company incurred approximately $250,000 in costs related to the Merger.

       The Merger is subject to a number of conditions including regulatory approval. A special meeting of the Company's shareholders will be scheduled for April 1996 to vote on the Merger. All of the executive officers and directors of the Company have agreed to enter into agreements that require them to vote for the Merger. If the transaction is not completed, under certain circumstances American would pay Firstar a termination fee of $6 million. In addition, under certain circumstances either party could receive up to $2 million for expenses if the transaction is not completed. The Agreement provides the Company the right to terminate the transaction should Firstar's common stock price fall below $30 and fall more than 15% relative to a bank stock index during the 12 trading days preceding the shareholders' meetings to vote on the transaction. In any event, if Firstar's stock is trading below $20.625 at closing, the transaction would terminate.

   (17)  Parent Only Financial Information

       Condensed financial information for Jacob Schmidt Company (parent company only) is as follows:

                               Balance Sheets

                         December 31, 1995 and 1994
                           (dollars in thousands)
      Assets                                     1995           1994

    Cash and cash equivalents                  $    740            59
    Investment in American Bancorporation,
     Inc.                                        67,103        59,798
    Securities available for sale                10,946         9,260
    Dividends and interest receivable                             980
    Other assets                                     76            13
                                                -------        ------
                                                $78,865        70,110
                                                 ======        ======

      Liabilities and Shareholders' Equity


    Accrued Liabilities                           1,122           418
    Shareholders' equity:
     Common stock, par value $100 per
      share; authorized 50,000 shares,
      issued and outstanding 34,983
      shares                                      3,498         3,498
     Retained earnings                           72,621        68,169
     Net unrealized gain (loss) on
      securities available for sale               1,624        (1,975)
                                                 ------        ------
          Total shareholders' equity             77,743        69,692

    Commitments and contingencies (note
     14)
                                                $78,865        70,110
                                                =======        ======

                              Statements of Income

                  Years ended December 31, 1995, 1994, and 1993
                    (in thousands, except per share amounts)


                                              1995    1994        1993

    Income:
     Dividend from subsidiary             $   3,741   1,468         971
     Interest                                   341     329         344
     Dividends on securities available
      for sale                                  149     119         169
     Gain (loss) on sale of securities
      available for sale                         18      (5)        605
                                              -----   ------     ------
                                              4,249   1,911       2,089

    Operating expenses:
        Agency fees                              46      43          45
        Director fees                            20      20          20
        Service fees                             20      23          20
        Professional services                    83      21          19
        Travel and entertainment                 14      29          21
        Miscellaneous                             2       3           4
                                              -----    -----      -----
                                                185     139         129
                                              -----   ------      -----

      Income before income taxes and
        equity in undistributed
        earnings of subsidiary                4,064   1,772       1,960

    Income tax expense                          374     201         450
                                             ------  -------     ------
      Income before equity in
        undistributed earnings of
        subsidiary                            3,690   1,571       1,510
    Equity in undistributed earnings of
     subsidiary                               4,768   4,603       4,392
                                             ------   ------      -----
                   Net income              $  8,458   6,174       5,902
                                             ======   ======     ======

                   Net income per share    $ 241.76   176.48     168.71
                                            =======  =======    =======

                            Statements of Cash Flows

                  Years ended December 31, 1995, 1994, and 1993
                                 (in thousands)


                                               1995    1994       1993

    Cash flows from operating activities:
    Net income                              $  8,458   6,174     5,902
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
      Equity in undistributed earnings
        of subsidiary                        (4,768)  (4,603)   (4,392)
      (Gain) loss on sale of securities
        available for sale                      (18)       5      (605)
      Decrease (increase) in dividends
        and interest receivable                 980     (267)     (213)
      Other, net                                (78)     (96)      121
                                              ------  -------   -------
        Net cash provided by operating
         activities                           4,574    1,213       813
                                             -------  -------   -------
    Cash flows from investing activities:
     Purchases of securities available
      for sale                               (1,340)  (2,218)   (3,434)

     Proceeds from sales of securities
      available for sale                      1,453    2,071     3,831
                                             -------   ------    ------
        Net cash (used) provided by
         nvesting activities                    113     (147)      397
                                              ------  -------   -------
    Cash flows from financing activities:
     Cash dividends paid                     (4,006)  (1,307)   (1,099)
                                             -------  -------    ------
    Net increase (decrease) in cash and
     cash equivalents                           681     (241)      111
    Cash and cash equivalents at
     beginning of year                           59      300       189
                                               -----    -----     -----
    Cash and cash equivalents at end of
     year                                   $    740      59       300
                                               =====    =====      ====


   The investment in ABI by the Parent Company is recorded at cost plus equity in undistributed earnings since acquisition.

                          AMERICAN BANCORPORATION, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 1995 and 1994

   KPMG Peat Marwick LLP
        4200 Norwest Center
        90 South Seventh Street
        Minneapolis, MN 55402




                          Independent Auditors' Report


   The Board of Directors and Shareholders
   American Bancorporation, Inc.
   Saint Paul, Minnesota:


   We have audited the consolidated balance sheets of American Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                /s/ KPMG Peat Marwick LLP

   January 29, 1996

                 AMERICAN BANCORPORATION, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1995 and 1994
                                 (in thousands)
                     Assets                        1995            1994

    Cash and due from banks (note 2)           $109,023         96,700
    Federal funds sold and resale
      agreements                                 33,908         96,506
    Investment securities (approximate fair
      value of $227,351) (note 3)                              236,067
    Securities available for sale (note 4)      317,297        103,522
    Trading account securities                   20,539         12,693
    Loans (note 5)                              758,679        683,828
      Allowance for loan losses (note 5)        (12,282)       (13,100)
                                               --------       --------
         Net loans                              746,397        670,728

    Bank premises and equipment, net (note
      6)                                         15,661         16,721
    Interest receivable                           9,750          9,024
    Other assets                                 30,626         23,425
                                             ----------     ----------
                                             $1,283,201      1,255,386

      Liabilities and Shareholders' Equity

    Deposits:
      Non-interest bearing demand               298,681        262,077
      Savings and NOW accounts                  407,929        365,179
      Certificates of deposit                   266,223        283,034
      Certificates of deposit over $100,000      41,178         56,970
                                              ---------       --------
         Total deposits                       1,014,011        967,260

    Federal funds purchased, repurchase
      agreements and other borrowed funds        96,849        126,716
    Long-term debt (note 7)                      15,495         27,606
    Interest payable                              2,881          2,471
    Dividends payable                                            1,704
    Accrued expenses and other liabilities       23,462         13,334
                                              ---------      ---------
         Total liabilities                    1,152,698      1,139,091

    Shareholders' equity (note 10):
      Preferred stock, no par value;
         authorized 250,000 shares; issued
         and outstanding, none
      Common stock, $6 stated value;
         authorized 1,500,000 shares;
         issued and outstanding, 920,943
         shares                                   5,526          5,526
      Surplus                                     5,219          5,219
      Retained earnings                         119,692        110,418
      Net unrealized gain (loss) on
         securities available for sale               66         (4,868)
                                               --------       --------
         Total shareholders' equity             130,503        116,295

    Commitments and contingencies (note 13)
                                             ----------      ---------
                                             $1,283,201      1,255,386
                                             ==========      =========


    See accompanying notes to consolidated financial statements.

                 AMERICAN BANCORPORATION, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1995, 1994 and 1993
                    (in thousands, except per share amounts)

                                                  1995        1994       1993
    Interest income:
      Loans                                    $67,305      52,992     43,713
      Investment securities:
         Taxable                                12,960      12,412     20,332
         Nontaxable                              1,134       1,875      2,336
      Securities available for sale:
         Taxable                                 6,793      10,183      6,575
         Nontaxable                                 73
      Trading account securities                   438         350        713
      Federal funds sold and resale
         agreements                              2,307       3,020      2,371
                                               -------     -------    -------
         Total interest income                  91,010      80,832     76,040
                                               -------     -------    -------
    Interest expense:
      Deposits                                  27,886      20,390     21,023
      Federal funds purchased, repurchase
         agreements, and other borrowed
         funds                                   6,437       6,986      3,231
      Long-term debt                             1,412         907        232
                                               -------     -------    -------
         Total interest expense                 35,735      28,283     24,486
                                               -------     -------    -------
         Net interest income                    55,275      52,549     51,554

    Provision for loan losses                      633     (6,428)        698
                                                ------     -------    -------
         Net interest income after
           provision for loan losses            54,642      58,977     50,856

    Non-interest income:
      Trust income                               6,783       5,737      5,360
      Service fees on deposits and loans         7,124       6,737      5,565
      Trading profits and commissions            1,948       1,366      1,352
      Net gain (loss) on sales and calls
         of securities  (notes 3 and 4)             49       (180)      1,008
      Other                                      4,111       2,860      4,443
                                               -------     -------    -------
         Total non-interest income              20,015      16,520     17,728
                                               -------     -------    -------
    Non-interest expense:
      Salaries and employee benefits            27,559      29,983     27,936
      Net occupancy                              4,498       4,805      4,330
      Equipment rentals, depreciation, and
         maintenance                             3,305       3,464      3,367
      Other real estate owned, net               (106)          17         88
      Amortization of intangibles                            5,423      1,124
      Other                                     12,837      14,801     16,268
                                               -------     -------    -------
         Total non-interest expense             48,093      58,493     53,113
                                               -------     -------    -------
         Income before income taxes             26,564      17,004     15,471

    Income tax expense (note 8)                 10,015       5,198      5,041
                                               -------      ------     ------
         Net income                            $16,549      11,806     10,430
                                                ======      ======     ======
         Net income per share                   $17.97       12.82      11.33
                                                 =====       =====      =====

    See accompanying notes to consolidated financial statements.

                 AMERICAN BANCORPORATION, INC. AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                  Years ended December 31, 1995, 1994, and 1993
                    (in thousands, except per share amounts)


                                                                    Net
                                                                 unrealized
                                                                gain (loss)
                                                                     on
                                                                 securities
                                    Common            Retained   available
                                    stock   Surplus   earnings    for sale
    Balances at December 31,
     1992                           $5,526   5,219     92,925

      Net income                                       10,430      10,430

      Cash dividends declared,
        $2.05 a share ($1.25
        payable January 31,
        1994)                                         (1,888)      (1,888)
      Net unrealized gain on
        securities available
        for sale                                                    2,628
                                    -----    ------    ------      ------

    Balances at December 31,
     1993                           5,526    5,219    101,467       2,628

      Net income                                       11,806
      Cash dividends declared,
        $3.10 a share ($1.85
        payable January 31,
        1995)                                         (12,855)

      Net unrealized loss on
        securities available
        for sale                                                   (7,496)
                                    -----    -----    -------      ------

    Balances at December 31,
     1994                           5,526    5,219    110,418      (4,368)

      Net income                                       16,549
      Cash dividends declared,
        $7.90 a share                                 (7,275)
      Net unrealized gain on
        securities available
        for sale                                                    4,934
                                    ------   ------   -------       -----
    Balances at December 31,
     1995                           $5,526   5,219    119,692          66
                                    ======   ======    ======       =====



   See accompanying notes to consolidated financial statements.

                 AMERICAN BANCORPORATION, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1995, 1994, and 1993
                                 (in thousands)
                                                1995       1994       1993

    Cash flows from operating
     activities:
      Net income                             $16,549     11,806     5,642
      Adjustments to reconcile net
        income to net cash provided by
        operating activities:
         Provision for loan losses               633     (6,428)      698
         Loss on other real estate
           owned, net                                       423
         Depreciation and amortization         2,551      8,124     3,458
         Net loss (gain) on called
           investment securities                   1         75       (23)
         Net (loss) gain on sale of
           securities available for sale         (50)       105      (985)
         Deferred income taxes                 1,143        983     2,126
         Net (increase) decrease in
           trading account securities         (7,846)     1,775    (5,234)

         Other, net                             (605)   (17,661)   26,788
                                              ------     ------   -------
           Net cash provided (used) by
            operating activities              12,376       (798)   37,258
                                              ------     ------   -------
   Cash flows from investing
     activities:
      Purchases of investment securities     (19,941)  (149,323) (245,546)
      Proceeds from maturities of
        investment securities                 39,053    109,828   366,288
      Proceeds from called investor
        seccurities                               49      2,369       878
      Purchases of securities available
        for sale                             (40,024)  (155,457) (242,974)

      Proceeds from maturities of
        securities available for sale         39,499    211,941    45,410
      Proceeds from sales of securities
        available for sale                    10,632    123,857    30,173
      Net increase in loans                  (76,302)   (84,799)  (23,391)
      Purchases of premises and
        equipment                             (1,757)    (2,481)   (2,985)
      Proceeds from sale of premises and
        equipment                                346         88       443
                                             -------    -------   -------
        Net cash (used) provided by
         investing activities                (48,445)    56,023   (71,704)
                                             -------    -------   -------
    Cash flows from financing
     activities:
      Net increase (decrease) in
        deposits                              46,751    (22,522)  (63,703)
      Net (decrease) increase in federal
        funds purchased, repurchase
        agreements, and other borrowed
        funds                                (29,867)    (7,103)   43,840
      Increase in long-term debt                         35,000
      Payments on long-term debt             (12,111)   (10,621)     (573)
      Cash dividends paid                     (8,979)    (2,302)   (1,474)
                                             -------    -------    ------
        Net cash provided by financing
         activities                           (4,206)    (7,548)  (21,910)
                                             -------    -------    ------
    Net (decrease) increase in cash and
     cash equivalents                        (40,275)    47,677   (56,356)
    Cash and cash equivalents at
     beginning of year                       183,206    135,529   191,885
                                             -------    -------   -------
    Cash and cash equivalents at end of
     year                                   $142,931    183,206   135,529
                                             =======    =======   =======
    Supplemental disclosures of cash
     flow information--
      Cash paid during the year for:
        Interest                             $35,325     28,047    24,805

        Income taxes                           9,789      5,220     3,829


   See accompanying notes to consolidated financial statements.

                 AMERICAN BANCORPORATION, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1995 and 1994



   (1)  Summary of Significant Accounting Policies

        American Bancorporation, Inc. (the Company), incorporated on October
         20, 1969, is a multi-bank holding company engaged primarily in the business of owning and managing one national bank, four state banks, and an insurance agency.

        Approximately 51% of the common stock outstanding is owned by Jacob
         Schmidt Company.

        Basis of Presentation

        The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Material estimates, such as to allowance for loan losses and the recorded value of real estate acquired in satisfaction of loans, can be susceptible to significant and rapid change due to changing economic conditions and the economic prospects of borrowers.

        The Company and its subsidiary banks are subject to regulation by certain federal and state agencies and undergo periodic examinations by those agencies. See note 10 which summarizes regulatory matters.

        Prior to 1994, the excess of the Company's investment in subsidiaries over net assets at dates of acquisition was established as goodwill and was amortized over 10 to 40 years using the straight-line method. During 1994, this goodwill was written off.

        The Company's subsidiaries are as follows:

                                                   Percentage
               Name                               of ownership

    American Bank National
     Association                                        99.9%
    American Commercial Bank                           100.0
    American Bank Moorhead                             100.0
    American Bank Lake City                             93.8
    American Credit
     Corporation                                       100.0
    Lake City Agency, Inc.                             100.0


   Accounting for Securities

        Effective December 31, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115). Under Statement 115, securities which the Bank intends to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Securities which the Bank intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital, or similar factors, are classified as available for sale. Securities available for sale are stated at fair value, with any unrealized holding gains or losses, net of the related tax effect, excluded from earnings and reported as a separate component of shareholders' equity until realized. Gains or losses realized from the sale of securities available for sale are determined using the specific identification method. Trading account securities are purchased with the intent to earn a profit by trading or selling the securities. These securities are recorded at fair value, with any unrealized holding gains and losses reported in non-interest income. Trading account securities consist primarily of United States Treasury obligations, obligations of United States government agencies, obligations of states and political subdivisions and collateralized mortgage obligations. Realized gains and losses on the sale of such securities are computed on a specific identification basis. The adoption of Statement 115 had no impact on the consolidated statement of operations for the year ended December 31, 1993.

        In November 1995, the Financial Accounting Standards Board announced it would permit companies to make a one-time reclassification of their investment securities classified as held to maturity in conjunction with the issuance of a Special Report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. The subsidiary banks transferred their remaining investment securities classified as held to maturity with an amortized cost of $216,905,000 to available for sale as of December 31, 1995. Net unrealized losses related to such securities amounted to $29,000.

        Accounting for Postretirement Medical Benefits

        Effective January 1, 1994, the Bank adopted Statement of Financial
         Accounting Standards No. 106, Employers' Accounting For Postretirement Benefits Other Than Pensions (Statement 106). This statement requires employers to accrue the cost of retiree health care benefits and the cost of all other postretirement benefits other than pensions during the employees' active service. In prior years, this expense was recognized when benefits were paid (see note 9).

        Loans

        Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest income is recognized on an accrual basis. Loans are placed on nonaccrual status when principal or interest is 90 days past due, unless the loan is well-secured and in the process of collection, or, when full collectibility of principal or interest becomes uncertain. Loans are taken off nonaccrual status only after all delinquent principal and interest are current or the loan becomes well-secured and is in the process of collection.

        During 1994, the Bank determined that the application of Statement of Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, did not have a material effect on their financial statements. As such, these fees and costs have been recognized during the period they are collected and incurred, respectively.

        Allowance for Loan Losses

        The allowance for loan losses provides for potential losses in the loan portfolio. Its adequacy is determined by management based upon evaluation of a number of factors, including loan loss experience, and a continuing review of problem loans, overall portfolio quality, and current and anticipated economic conditions. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs and negative provisions.

        Effective January 1, 1995, the Bank adopted Statement of Financial
         Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (Statement 114) and Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures
         (Statement 118). Statement 114, as amended by Statement 118, requires a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. The adoption of these Statements did not have a material effect on the Bank's consolidated financial statements.

        Bank Premises and Equipment

        The cost of bank premises and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their useful life or the term of the lease, including renewal options, on a straight-line basis.

        Other Real Estate

        Other real estate, which is included in other assets, represents properties acquired through foreclosure or other proceedings and is recorded at the lower of the fair value at foreclosure or current fair value less estimated costs to sell. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is appraised annually to ensure that the recorded amount is supported by the current fair value. Market write-downs subsequent to the date of foreclosure, operating expenses, and losses on sales are netted with income, including gains on sales, and charged to other non-interest expense.

   Core Deposit Intangible

        On October 5, 1990, the Bank purchased certain deposits from the Resolution Trust Corporation. Prior to 1994, the related core deposit intangible was included in other assets and was being amortized on a level-yield basis over the estimated lives of the acquired deposits. During 1994, the core deposit intangible was written off.

        Interest Rate Swaps and Floors

        The Bank enters into interest rate swaps and floors to reduce the interest rate sensitivity of its balance sheet. The interest rate swap contracts represent an exchange of fixed and floating interest rate payments based on a notional principal. Floor contracts generally involve the payment of a fee in exchange for guaranteed payments if the market rate of interest drops below a predetermined level. The underlying principal balances of the assets or liabilities are not affected. The fees paid to enter into these contracts and the proceeds received, if any, are amortized to interest income and expense over the contract life. Net settlement amounts are reported as adjustments to interest income or interest expense, as appropriate. Realized gains and losses on these contracts, if sold prior to maturity, are deferred and amortized over the term of the original contract as adjustments to interest income and expense.

        Income Taxes

        The effects of current or deferred taxes are recognized as a current and deferred tax liability or asset based on current tax laws. Accordingly, income tax expense in the consolidated statements of income includes charges or credits to properly reflect the current and deferred tax asset or liability.

        Consolidated Statements of Cash Flows

        For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks, federal funds sold, and resale agreements to be cash equivalents. During the years ended December 31, 1994 and 1993, the Company's banks received real estate valued at $423,000 and $165,000 respectively, in satisfaction of outstanding loan balances and during the years ended December 31, 1994 and 1993, the banks wrote loans totaling $423,000 and $756,000, respectively, in exchange for real estate held by the banks.

        Income Per Share

        Income per share is based upon the number of common shares outstanding during the year (920,948 for all years presented).

        Reclassifications

        Certain reclassifications have been made to the financial statements of prior periods to conform to the current presentation. These reclassifications did not affect results of operations as previously reported.

   (2)  Restrictions on Cash and Due From Banks

        Subsidiary banks are is required by the Federal Reserve Bank to maintain reserve balances. The amounts of those reserve balances were $21,043,000 and $18,862,000 at December 31, 1995 and 1994,
        respectively.

   (3)  Investment Securities

        Investment securities at December 31 (in thousands):

                                             1994
                                        Gross       Gross
                          Amortized  unrealized  unrealized     Fair
                            cost        gains      losses      value

    United States
     Treasury
     obligations       $  18,886                      672       18,214
    Obligations of
     United States
     government
     agencies            148,163           11       7,408      140,766
    Obligations of
     states and
     political
     subdivisions         24,694          294         251       24,737
    Collateralized
     mortgage
     obligations          31,999                      619       31,380
    Other                 12,325                       71       12,254
                         -------         ----      ------      -------
                       $ 236,067          305       9,021      227,351
                         =======         ====      ======      =======

    Proceeds from calls of investment securities were $49,000, $2,369,000, and $878,000, during the years ended December 31, 1995, 1994, and 1993, respectively. Gross gains of $0, $12,000, and $23,000, were realized on these calls during the years ended December 31, 1995, 1994, and 1993, respectively. Gross losses of $1,000 and $87,000 were realized on these calls during the years ended December 31, 1995 and 1994, respectively.


   (4)  Securities Available for Sale

        Securities available for sale at December 31 (in thousands):

                                               1995

                                        Gross         Gross
                           Amortized  unrealized   unrealized     Fair
                             cost        gains       losses       value
    United States
     Treasury
     obligations        $  42,282          339           23     42,598

                                               1995

                                        Gross         Gross
                           Amortized  unrealized   unrealized     Fair
                             cost        gains       losses       value

    Obligations of
     United States
     government
     agencies             203,895        1,007        1,949    202,953
    Obligations of
     states and
     political
     subdivisions          16,780          455            6     17,229
    Collateralized
     mortgage
     obligations           42,918          278            9     42,287
    Other                  12,221           11            2     12,230
                          -------       ------       ------    -------
                         $317,196        2,090        1,989    317,297
                         ========       ======       ======     ======


                                               1994
                                         Gross        Gross
                           Amortized  unrealized   unrealized     Fair
                             cost        gains       losses       value

    United States
     Treasury
     obligations        $  48,380           29          784     47,625

    Obligations of
     United States
     government
     agencies              59,958           33        4,094     55,897
                          -------        -----       ------    -------
                        $ 108,338           62        4,878    103,522
                          =======        =====       ======    =======

        The December 31, 1995 amortized cost and fair value of securities available for sale by maturity are shown below. Contractual maturity or call dates are used for investments except certain mortgage backed securities, for which contractual maturities are adjusted for expected prepayment patterns (in thousands):

                                   Amortized       Fair
                                      cost         value

    Due in one year or less         $89,547       89,674
    Due after one year through
     five years                     122,350      122,326
    Due after five years through
     ten years                       36,667       36,545
    Due after ten years              26,614       26,465
                                    -------      -------
                                    275,178      275,010
    Collateralized mortgage
     obligations                     42,018       42,287
                                    -------      -------
                                   $317,196      317,297
                                    =======      =======

        Proceeds from sale of securities available for sale were $10,632,000, $123,857,000 and $30,173,000 during the years ended December 31, 1995, 1994 and 1993, respectively. Gross gains of $50,000, $1,770,000 and $985,000 were realized on these sales during the years ended December 31, 1995, 1994 and 1993, respectively. Gross losses of $0, $1,875,000 and $0 were realized on these sales during the years ended December 31, 1995, 1994 and 1993, respectively.

        At December 31, 1995 and 1994, municipal leases of $804,000 and
         $3,382,000 respectively, were included in obligations of states and political subdivisions.

        At December 31, 1995, securities available for sale with a total amortized cost of approximately $125,894,000 were pledged to secure public and trust deposits, repurchase agreements, and for other purposes as required by law.

   (5)  Loans

        Loans at December 31 (in thousands):

                                         1995     1994

    Commercial and industrial          $361,054  322,271
    Financial institutions               65,718   48,893
    Commercial real estate              166,376  156,561
    Residential real estate             102,819   82,959
    Consumer                             61,031   69,076
    Nonaccrual                            1,681    4,068
                                       --------  -------
                                        758,679  683,828

    Allowance for loan losses           (12,282) (13,100)
                                       --------  -------
                                       $746,397  670,728
                                       ========  =======

        Changes in the allowance for loan losses for the years ended December
         31 (in thousands):

                                       1995     1994        1993

    Beginning of year              $13,100     19,801     19,895
       Provision for loan losses       633     (6,428)       698
       Loans charged off            (2,271)    (1,032)    (2,160)
       Recoveries                      820        759      1,368
                                    ------     ------     ------
    End of year                    $12,282     13,100     19,801
                                    ======     ======     ======


        In addition to the nonaccrual loans shown above, at December 31, 1995 and 1994 the subsidiary banks had a restructured loans of approximately $68,000 and $164,000, respectively, which had been renegotiated as to either rate or term based on a change in the borrowers' financial condition. The effect of nonaccrual and restructured loans on interest income was as follows (in thousands):


                                     1995      1994      1993
    Interest income:
       As originally contracted   $  198       445       416
       As recognized                (942)      (81)     (512)
                                  ------    ------    ------
    (Recovery) loss of interest
     income                       $ (744)      364       (96)
                                  ======   =======    ======

        There are no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured at December 31, 1995.

        The Bank carried, in other assets, real estate acquired through foreclosure of approximately $419,000 and $755,000 at December 31, 1995 and 1994, respectively.

        Loans to principal officers and directors of the Bank (and entities with which they are affiliated) aggregated approximately $7,682,000 and $3,924,000 at December 31, 1995 and 1994, respectively. Activity with respect to these loans during 1995 includes advances, repayments, and net decreases (due to changes in executive officers and directors) of $6,706,000, $2,956,000 and $8,000,000, respectively. In the opinion of management, all such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection.

   (6)  Bank Premises and Equipment

        Bank premises and equipment at December 31 (in thousands):

                                  Estimated
                                  useful life    1995          1994

    Cost:
       Land                                    $   1,160       1,160
       Bank building              10-50 years     $7,071       6,557
       Leasehold improvements      3-10 years      8,634       8,431
       Furniture and equipment     3-10 years     14,360      15,273
                                                 -------     -------
                                                  31,225      31,421

    Accumulated depreciation                     (15,564)    (14,700)
                                                 -------      ------
                                                $ 15,661      16,721
                                                 =======      ======

   (7)  Long-Term Debt

        Long-term debt at December 31 (in thousands):

                                              1995            1994

    FHLB variable rate advances, due 1996
     through 1997 10.00% mortgage note due   $ 14,605        26,675
     2007                                         890           931
                                              -------       -------
                                             $ 15,495        27,606
                                              =======       =======

        The 10.00% mortgage note due 2007 requires payments of interest and principal of approximately $132,000 annually.

        The floating rate FHLB advances bear interest at rates ranging from the one month LIBOR to the one month LIBOR less .05%. Their maturities are determined quarterly based on the outstanding balance, the current LIBOR rate, and the maximum life of the advance.

        Maturities of long-term debt at December 31, 1995 are (in thousands):

        1996                                                         $  1,713
        1997                                                           12,985
        1998                                                               54
        1999                                                               60
        2000                                                               66
        Thereafter                                                        617

   (8)  Income Taxes

        Consolidated income tax expense for the years ended December 31 (in thousands):

                                      1995       1994      1993

    Current:
       Federal                       $6,394      2,942     1,747
       State                          2,478      1,273     1,168
                                     ------     ------    ------
                                      8,872      4,215     2,915
                                     ------     ------    ------
    Deferred:
       Federal                        1,076        826     1,855
       State                             67        157       271
                                     ------      -----    ------
                                      1,143        983     2,126
                                      -----      -----     -----
                                   $ 10,015      5,198     5,041
                                    =======      =====     =====

        A reconciliation of income tax expense using the federal income tax rate of 35% in 1995 and 34% in 1994 and 1993, and actual income tax expense (benefit) for the years ended December 31 is as follows (in thousands):

                                      1995       1994         1993

    Tax at statutory rate            $9,297      5,782       5,260
    State income tax, net of
     federal tax benefit              1,605      1,127         944
    Tax-exempt income                  (892)    (1,066)     (1,234)
    Reversal of prior years over
     accruals                          (212)      (963)
    Other                              (172)      (318)         71
                                     ------      -----      ------
                                    $10,015      5,198       5,041
                                     ======      =====       =====

        Deferred income taxes are provided for the temporary differences between the financial reporting and the tax basis of the Company's assets and liabilities. Temporary differences comprising the net deferred tax asset, included in other assets on the consolidated balance sheet, are as follows (in thousands):

                                                 1995
                             Assets      Liabilities   Total      1994

    Allowance for loan
     losses                  $4,893                   4,893     5,224
    Prepaid pension                         1,885    (1,885)   (1,800)
    Employee compensation
     and benefit accruals     1,631                   1,631     1,356
    Core deposit premium      2,570                   2,570     2,688
    Deferred taxes on
     unrealized loss on
     securities available
     for sale                                  41       (41)    3,281
    Other                       134           373      (239)     (192)
                            -------        ------   -------    ------
                             $9,228         2,299     6,929    10,557
                            =======        ======    ======    ======


        Pursuant to FAS 109, the Company has determined that it is not required to establish a valuation reserve for the deferred tax asset since it is more likely than not that the deferred tax asset of $9,228,000 will be principally realized through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. There was no valuation reserve for the deferred asset at December 31, 1994 or 1993.

        The subsidiaries provide income taxes and remit to the Company based on the approximate amounts they would pay if they filed separate returns.

   (9)  Employee Benefit Plans

        The Company and its subsidiaries, participate in a noncontributory defined benefit pension plan (the Plan) covering full-time employees over 21 years of age. The Plan's benefits are based on years of service and the employee's five highest consecutive years of compensation during the last ten years of employment. The Plan is funded annually based on the maximum amount that can be deducted for federal income tax purposes. The assets of the Plan are primarily invested in money market, bond, and equity funds.

        The following table sets forth the Plan's funded status and amounts at December 31 as recognized in the consolidated balance sheets of American Bancorporation, Inc. (in thousands):

                                            1995          1994

    Plan assets at fair value             $18,089        15,115

    Actuarial present value of
     projected benefit obligations:
      Accumulated benefit obligation,
       including vested benefits of
       $9,517 and $7,217                    9,993         7,540
      Benefit of future salary
       increases                            2,184         1,653
                                         --------      --------
         Projected benefit obligation
          for service rendered to date     12,177         9,193
                                         --------       -------
    Plan assets in excess of projected
     benefit obligation                     5,912         5,922
    Unrecognized net gain from past
     experience                               (83)           (7)
    Unrecognized prior service cost        (1,271)       (1,431)
    Unrecognized net gain being
     recognized over nine years               (25)          (74)
                                          -------       -------
         Prepaid pension cost              $4,533         4,410
                                           ======        ======

     Net pension expense for the Plan for the years ended December 31 included the following components (in thousands):

                                    1995        1994         1993
    Service cost-benefits
     earned during the period      $526        1,010         756
    Interest cost on projected
     benefit obligation             762          841         740
    Actual return on plan
     assets                      (3,397)          21      (1,337)
    Net amortization and
     deferral                     1,987       (1,024)        408
                                -------      -------     -------
      Net pension (income)
       expense                   $ (122)         848         567
                                 ======      =======     =======


     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1995 and 1994 was 7.25% and 8.5%, respectively. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 5% at both December 31, 1995 and 1994. The expected long-term rate of return on assets was 8% at both December 31, 1995 and 1994.

     The Company have a contributory profit sharing plan for employees who have completed one year of service and have attained the age of 21. Contributions are at the discretion of the Board of Directors of American Bancorporation, Inc. In addition, the plan allows for employee contributions under Section 401(k) of the Internal Revenue Code which are partially matched by the Bank. Under the plan, total contributions of approximately $1,783,000, $987,000 and $899,000 were charged to operating expenses during the years ended December 31, 1995, 1994, and 1993, respectively.

     The Company has entered into agreements to provide supplemental payments at retirement to certain officers. The benefits due under these agreements are being accrued currently.

     As discussed in note 1, effective January 1, 1994, American
        Bancorporation, Inc., adopted Statement 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Statement 106 requires American Bancorporation, Inc. to accrue the cost of postretirement benefits over the years employees provide services to the date of their full eligibility for such benefits. This is a change from the previous method of accounting for these costs on a pay-as-you-go (cash) basis. American Bancorporation, Inc. elected to amortize the transition obligation for future benefits to expense over a 20-year period. American Bancorporation, Inc.'s postretirement health care plan is unfunded. Optional medical and life insurance benefits are provided to the Company's retirees under this plan.

     The following is a reconciliation of the postretirement benefit liability and the amount of accrued postretirement benefit cost at December 31 (in thousands):

                                          1995        1994
    Actuarial present value of
     postretirement benefit
     obligations:
      Retirees                         $1,450       1,224
      Fully-eligible employees            745         841
      Life insurance                      389         248
                                       ------      ------
         Accumulated postretirement
          benefit obligation in
          excess of plan assets         2,584       2,313

    Unrecognized net transition
     obligation                        (2,149)     (2,268)
    Unrecognized net gain from past
     experience                            40         137
    Prior service cost not yet
     recognized in net periodic
     benefit cost                          55         117
                                        -----       -----
         Total accrued postretirement
         benefit cost                    $530         299
                                        =====      ======


     The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 8.5% as of December 31, 1995 and 1994, respectively. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for the medical plan as of December 31, 1995 was 9.37%, declining gradually to 6.0% by the year 2020. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for the medical plan as of December 31, 1994 was 10.36%, declining gradually to 6.25% by the year 2006. A one percentage point increase in the assumed health care cost trend rate for each year would increase the total accumulated postretirement benefit obligation as of December 31, 1995 by approximately 9.5%, and net postretirement service and interest cost for the fiscal year ended December 31, 1995 by approximately 11.9%.

     The components of post retirement benefit expense for the years ended
        December 31 were as follows (in thousands):

                                      1995          1994

    Service cost-benefits earned
     during the year                  $ 78            93
    Interest cost on accumulated
     postretirement benefit
     obligation                        180           162
    Amortization of transition
     obligation                        105           120
                                     -----        ------
      Net postretirement benefit
       expense                        $363           375
                                     =====        ======

     Prior to 1994, the cost of retiree health care and life insurance benefits was recognized as expense when the related claims were paid. Compensation and benefits expense includes such costs in the amount of approximately $114,000 for the year ended December 31, 1993.

   (10) Regulatory Matters and Dividend Restrictions

     The Company and its subsidiary banks are subject to certain capital adequacy regulations. The regulations set forth minimum requirements of 3% to 5% depending on the risk profile of the organization for leverage ratio, 4% for Tier I capital and 8% for total capital
        (Tier I and Tier II).

     At December 31 American Bancorporation, Inc. capital ratios were as follows:

                                         1995            1994

            Leverage ratio              10.19%           9.64%
            Tier I capital ratio        13.91           14.36
            Total capital ratio         15.16           15.61

     Federal law prevents the Company from borrowing from its subsidiary banks unless the loans are secured by specified assets and, with respect to the Company and any affiliate other than a bank, such secured loans by any subsidiary bank are generally limited to 10% of the subsidiary bank's capital and surplus and, with respect to the Company and all of its affiliates other than banks, to an aggregate of 20% of the subsidiary bank's capital and surplus. The Company had no loans from banks at December 31, 1995 or 1994.

     The payment of dividends to the Company by subsidiary banks is subject to various federal and state regulatory limitations. A national bank must obtain the approval of the Office of the Comptroller of the Currency (OCC) if the total of all dividends declared in any calendar year exceeds that bank's net profits for that year combined with its retained net profits for the preceding two calendar years. Under this formula, at December 31, 1995, the Company's national bank could have declared $3.0 million of aggregate dividends, in addition to amounts previously paid, without the approval of the OCC, subject to minimum regulatory capital requirements.

     Subsidiary state banks have capitalized $20,484,000 of retained earnings as surplus since the date of acquisition by the Company, and as such, these funds are not available for dividend payments to the Company.

     The payment of dividends to the Company by subsidiary state banks are also subject to various state regulatory limitations. In general, state banks must obtain regulatory approval before payment of dividends.

   (11) Financial Instruments

     The subsidiary banks use various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate floors purchased, and interest rate swaps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the banks have in particular classes of financial instruments.

     A summary of the banks' contractual or notional amounts for off-balance-sheet activities at December 31 is as follows (in thousands):

                                   1995          1994
    Credit activities:
      Commitments to extend
       credit                    $266,792       236,605
      Standby letters of credit    32,239        34,897

    Other financial instrument
     activities:
      Interest rate swap
       agreements                  70,000        40,000
      Interest rate floors
       purchased                                 50,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banks evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the banks upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The banks' exposure to credit loss in the event of nonperformance by the counter party to commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     An interest rate swap is an agreement between two parties to exchange fixed or floating interest payments without the exchange of the underlying principal amounts. The risks associated with such swaps are the exposure to movement in interest rates (interest rate risk) and the ability of counterparties to meet the terms of the contract (credit risk). The use of swaps for interest rate risk management is integrated into the overall asset/liability management process. To minimize the exposure to interest rate risk, the Bank enters into swap positions which hedge or reduce the risk. The credit risk exposure is managed through credit reviews and is reviewed by the asset/liability committee.

     Interest rate floors, like interest rate swaps, enable the Bank to manage interest rate risk. Under purchased floor agreements, payments are received if an interest rate index falls below a specified "floor" level.

     For interest rate floor and swap transactions, the contract or notional amounts do not represent exposure to credit loss. Entering into interest rate swap and floor agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The banks controls the credit risk of interest rate floor and swap agreements through credit approvals, limits, and monitoring procedures.

     The banks do not require collateral or other security to support interest rate swap and floor transactions.

     The banks are engaged in lending activities with borrowers in a variety of industries. Lending is primarily concentrated the regions of Minnesota in which the subsidiary banks are located. American Bank national Association alone conducts certain lending activities with borrowers in the other states, primarily in the upper Midwest.

   (12) Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     A summary of the Company's financial instruments at December 31 is as follows (in thousands):

                                1995                   1994
                                   Estimated
                         Carrying     fair     Carrying   Estimated
                          amount     value      amount   fair value
    Assets:
      Cash and cash
       equivalents       $142,931    142,931    183,206     183,206
      Marketable
       securities         337,836    337,836    352,282     343,566
      Loans               746,397    741,343    670,728     662,470
      Other financial
       instruments         11,549     11,549      9,434       9,434

    Liabilities:
      Non-maturity
       deposits           706,610    706,610    627,256     627,256
      Time deposits       307,410    309,539    340,004     335,390
      Other borrowed
       funds               96,849     96,849    126,716     126,716
      Other financial
       instruments          7,005      7,005      6,781       6,781
      Long-term debt       15,495     15,670     27,606      27,697

    Interest rate swap
     agreements                        1,094                  2,034
    Interest rate
     floors purchased                              (78)         390

        The fair value of marketable securities and off-balance-sheet financial instruments is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans, time deposits, and other financial instruments is estimated based on discounted cash flow analysis using a discount factor based on the applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current interest rates at which the subsidiary banks would enter into a similar financial instrument (entry-value).

        The fair value of financial instruments does not consider the benefit resulting from the low-cost funding provided by nonmaturity deposit liabilities as compared with wholesale funding rates. The fair value of nonmaturity deposits (non-interest bearing demand deposits, savings, and NOW accounts), considering these relational benefits, would be $671,898,000 and $553,520,000 at December 31, 1995 and 1994, respectively. Such amounts are based on a discounted cash flow analysis taking into account the interest sensitivity of each deposit category.

   (13) Commitments and Contingencies

        Two subsidiary banks lease certain of their banking premises under noncancelable leases with various expiration dates through 2008. Each banking premises lease contains renewal options. Annual rents are subject to adjustment for changes in real estate taxes and certain repair and maintenance costs. Net rent expense for the years ended December 31, 1995, 1994, and 1993 was $4,747,000,
         $4,964,000 and $4,449,000, respectively. Minimum rental commitments under these operating leases are as follows (in thousands):

         1996                                                       $   5,108
         1997                                                           5,264
         1998                                                           4,990
         1999                                                           4,625
         2000                                                           4,402
         2001-2013                                                     29,431
                                                                      -------
                                                                      $53,820
                                                                      =======

        The subsidiary banks are involved in various legal actions arising in the normal course of business. It is the opinion of management that the resolution of such actions will not have a material adverse effect on the consolidated financial position of the Company.


   (14) Recent Developments

        The Federal Deposit Insurance Corporation (FDIC) has lowered the deposit insurance assessment rate for most commercial banks covered by the Bank Insurance Fund (BIF). The FDIC has indicated it anticipates that the assessment rate of Savings Association Insurance Fund (SAIF) insured deposits will not fall below .23% before the year 2002.

        A number of proposals are being considered to recapitalize the SAIF in order to eliminate the potential insurance premium disparity. One proposal being considered by the U.S. Department of Treasury, the FDIC, and the U.S. Congress provides for a one-time assessment of as much as 85 basis points which would be imposed on all SAIF-insured deposits held as of March 31, 1995, including SAIF-insured deposits held by commercial banks. The BIF and SAIF would be merged into one fund as soon as practicable after both funds reach their designated reserve ratios, but by no later than January 1, 1998. There can be no assurance that any particular proposal will be implemented or that premiums for either BIF or SAIF members will not be adjusted in the future by the FDIC or by legislative action.

        The subsidiary banks currently have approximately $126 million of SAIF-insured deposits. The payment of a special assessment by SAIF-insured institutions could negatively impact the Bank's results of operations. However, if such a special assessment is imposed and the SAIF is recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums in future periods.

   (15) Merger Agreement

        On January 10, 1996, the Company, Firstar Corporation (Firstar), and
         Firstar Corporation of Minnesota (Firstar Minnesota) entered into an Agreement and Plan of Reorganization (the Agreement), pursuant to which the Company will be merged (the Merger) with and into Firstar Minnesota. The Agreement also calls for the merger of the Banks with and into Firstar Bank Minnesota, N.A., on the date of, and immediately after the Merger becomes effective. The total transaction value will be $220 million, with 80% in the form of Firstar common stock and 20% in cash, if the stock is trading between $36 and $44 at the time of closing. If Firstar is trading higher than $44, the stock portion will gradually increase to 100%, and the transaction value will gradually increase to a maximum $225 million if Firstar is trading at or above $48. If Firstar is trading lower than $36, the transaction value will gradually decrease to a minimum of $215 million if Firstar is trading at or below $32. If Firstar is trading below $30, the stock position will gradually decrease to 55%. For the year ended December 31, 1995, the Company incurred approximately $200,000 in costs related to the Merger.

        The Merger is subject to a number of conditions including regulatory approval. A special meeting of the Company's shareholders will be scheduled for April 1996 to vote on the Merger. All of the executive officers and directors of the Company have entered into agreements that require them to vote for the Merger. If the transaction is not completed, under certain circumstances American would pay Firstar a termination fee of $6 million. In addition, under certain circumstances either party could receive up to $2 million for expenses if the transaction is not completed. The agreement provides the Company the right to terminate the transaction should Firstar's common stock price fall below $30 and fall more than 15% relative to a bank stock index during the 12 trading days preceding the shareholders' meetings to vote on the transaction. In any event, if Firstar's stock is trading below $20.625 at closing, the transaction would terminate.

   (16) Parent Company Financial Information

        Condensed financial information for American Bancorporation, Inc.
         (parent company only) follows:

                                 Balance Sheets

                           December 31, 1995 and 1994
                             (dollars in thousands)

                     Assets                1995             1994

           Cash                            $   6,577            8,884
           Investment securities                                3,405
           Loans                                 632
           Investments in
            subsidiaries                     122,944          106,165
           Other assets                        3,443            2,301
                                            --------         --------
                                           $ 133,596          120,755
                                             =======         ========
                Liabilities and
              Shareholders' Equity

           Dividends payable                                    1,704
           Income taxes payable                                   450
           Accrued expenses and
            other liabilities                  3,093            2,306
                                             -------          -------
                Total liabilities              3,093            4,460
                                              ======           ======

           Shareholder's equity:
              Preferred stock, no
               par value; authorized
               250,000 shares,
               issued and
               outstanding, none
              Common stock, $6
               stated value;
               authorized 1,500,000
               shares, issued and
               outstanding 920,948
               shares                          5,526            5,526
              Surplus                          5,219            5,219
              Retained earnings              119,692          110,418
              Net unrealized gain
               (loss) on securities
               available for sale                 66          (4,868)
                                             -------          -------
                 Total shareholders'
                  equity                     130,503          116,295

           Commitments and
            contingencies (note 13)
                                            --------         --------
                                           $ 133,596          120,755
                                            ========          =======

                              Statements of Income

                  Years ended December 31, 1995, 1994, and 1993
                    (in thousands, except per share amounts)

                                                1995      1994      1993


      Income:
        Dividends from subsidiaries            $20,868    10,916     4,173
        Interest                                   388       417       357
        Fees from subsidiaries                   1,140        17
        Gain (loss) on sale of securities            3       (4)        19
        Other income                               136        21        13
                                                ------    ------    ------
                                                22,535    11,367     4,561
                                                ------    ------     -----
      Operating expenses:
        Salaries and employee benefits           2,516     1,423       999
        Interest                                             109       232
        Professional services                      459       339       304
        Building rent to subsidiary                241       131       106
        Other expenses                             399       429       216
                                                ------    ------    ------
                                                 3,615     2,431     1,857
                                                 -----    ------    ------
           Income before income taxes
             and equity in undistributed
             earnings of subsidiaries           18,920     8,936     2,704
      Income tax benefit                           718     1,374       675
                                               -------   -------   -------

           Income before equity in
            undistributed earnings of
            subsidiaries                        19,638    10,310     3,379
      Equity in undistributed earnings of
       subsidiaries                            (3,089)     1,496     7,051
                                               -------   -------    ------


             Net income                        $16,549    11,806    10,430
                                               =======   =======   =======

             Net income per share              $ 17.97     12.82     11.33
                                               =======    ======    ======

                            Statements of Cash Flows

                  Years ended December 31, 1995, 1994 and 1993
                                 (in thousands)

                                           1995       1995        1994
        Cash flows from operating
         activities:
         Net income                        $16,549     11,806     10,430
         Adjustments to reconcile net
          income to net cash provided
          by operating activities:
               Equity in undistributed
                earnings of
                subsidiaries                 3,089    (1,496)    (7,051)
               Deferred income taxes         (170)      (204)       (37)
               Net loss (gain) on sale
                of available for sale
                securities                     (3)        (4)       (13)
               Other, net                    (655)          9        282
                                            ------     ------     ------
              Net cash provided by
               operating activities         18,810     10,119      3,606
                                            ------     ------     ------

        Cash flows from investing
         activities:
         Purchases of available for
             sale securities                          (4,139)    (5,425)
         Proceeds from sales of
           available for sale
           securities                        3,506      5,092        517
         Proceeds from maturities of
           available for sale
           securities                                   2,071      3,258
         Net increase in loans               (632)
         Purchase of premises and
          equipment                           (12)       (68)      (132)
         Capital investment in non-
          bank subsidiaries               (15,000)
                                          --------    -------     ------
              Net cash (used) provided
               by investing activities   (112,138)      2,956    (1,782)
                                          --------    -------     ------

        Cash flows from financing
         activities:
         Payments on long-term debt                   (2,259)      (540)
         Cash dividends paid               (8,979)    (2,302)    (1,474)
                                           -------    -------    -------
              Net cash used by
               financing activities        (8,979)    (4,561)    (2,014)
                                           -------    -------    -------
        Net (decrease) increase in
         cash                              (2,307)      8,514      (190)
        Cash at beginning of year            8,884        370        560
                                           -------    -------    -------

        Cash at end of year               $  6,577      8,884        370
                                           =======    =======     ======


   The investments in subsidiaries are stated at cost plus the Company's equity in undistributed earnings since acquisition.

                                                                   APPENDIX A

                          SECTION 302A.471 AND 3021.473
                    OF THE MINNESOTA BUSINESS CORPORATION ACT


   302A.471.  Rights of dissenting shareholders

        Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) An amendment of the articles that materially and adversely affects the rights of preferences of the shares of the dissenting shareholder in that it:

           1. alters or abolishes a preferential right of the shares;

           2. creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares.

           3. alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

           4. excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment ot the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

        (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

        (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

        (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

        (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

        (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

        Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

        Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

   302A.473  Procedures for asserting dissenters' rights

        Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

        (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

        (c) "Fair value of shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

        (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

        Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

        Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

        Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

           (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

           (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

           (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

           (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

        (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

        Subd. 5. Payment, return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

           (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

           (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

           (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

        (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

        (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

        Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

        Subd. 7. Petition, determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

        Subd. 8. Cost; fees, expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

        (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

        (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                   APPENDIX B


                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW


        Section 262. Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
   Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection
        (f) of Section  251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

              b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

              c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

              d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2)    If the merger or consolidation was approved pursuant to
        Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                  APPENDIX C





                      AGREEMENT AND PLAN OF REORGANIZATION



                                      AMONG


                              FIRSTAR CORPORATION,


                       FIRSTAR CORPORATION OF  MINNESOTA,


                              JACOB SCHMIDT COMPANY


                                       AND


                          AMERICAN BANCORPORATION, INC.





                                TABLE OF CONTENTS

                                                                         Page

                                    ARTICLE I
                                   THE MERGERS

        1.01. The Mergers  . . . . . . . . . . . . . . . . . . . . . . .  C-1
        1.02. Effective Times of the Mergers   . . . . . . . . . . . . .  C-1
        1.03. Closings   . . . . . . . . . . . . . . . . . . . . . . . .  C-2

                                   ARTICLE II
              EFFECT OF THE MERGERS ON CAPITAL STOCK OF JSC AND ABI

        2.01. Effect on JSC Capital Stock  . . . . . . . . . . . . . . .  C-2
        2.02. Effect on ABI Common Stock   . . . . . . . . . . . . . . .  C-3
        2.03. Adjustments to Prices Per Share and Exchange Ratios  . . .  C-4
        2.04. Adjustment Based on Market Value of Firstar Common Stock    C-4

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF JSC and ABI

        3.01. Organization, Standing and Power   . . . . . . . . . . . .  C-5
        3.02. Subsidiaries   . . . . . . . . . . . . . . . . . . . . . .  C-5
        3.03. Capital Structure  . . . . . . . . . . . . . . . . . . . .  C-6
        3.04. Authority  . . . . . . . . . . . . . . . . . . . . . . . .  C-7
        3.05. Financial Statements   . . . . . . . . . . . . . . . . . .  C-8
        3.06. Reports  . . . . . . . . . . . . . . . . . . . . . . . . .  C-9
        3.07. Authorizations; Compliance with Applicable Laws  . . . . .  C-9
        3.08. Litigation and Claims  . . . . . . . . . . . . . . . . . . C-10
        3.09. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . C-10
        3.10. Certain Agreements   . . . . . . . . . . . . . . . . . . . C-11
        3.11. Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . C-11
        3.12. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . C-12
        3.13. Absence of Certain Changes or Events   . . . . . . . . . . C-12
        3.14. Properties, Leases and Other Agreements  . . . . . . . . . C-13
        3.15. Opinion of Financial Advisor   . . . . . . . . . . . . . . C-13
        3.16. Votes Required   . . . . . . . . . . . . . . . . . . . . . C-14
        3.17. Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . C-14
        3.18. Voting Agreements  . . . . . . . . . . . . . . . . . . . . C-14
        3.19. Affiliates   . . . . . . . . . . . . . . . . . . . . . . . C-14
        3.20. Affiliate Transactions   . . . . . . . . . . . . . . . . . C-14
        3.21. Interest Rate Risk Management Instruments  . . . . . . . . C-15
        3.22. Regulatory Impediments   . . . . . . . . . . . . . . . . . C-15
        3.23. Full Disclosure  . . . . . . . . . . . . . . . . . . . . . C-15
        3.24. No Discussions   . . . . . . . . . . . . . . . . . . . . . C-15

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF FIRSTAR AND SUB

        4.01. Organization, Standing and Power   . . . . . . . . . . . . C-15
        4.02. Firstar Subsidiaries   . . . . . . . . . . . . . . . . . . C-16
        4.03. Capital Structure  . . . . . . . . . . . . . . . . . . . . C-16
        4.04. Authority  . . . . . . . . . . . . . . . . . . . . . . . . C-16
        4.05. Firstar Financial Statements   . . . . . . . . . . . . . . C-17
        4.06. Reports  . . . . . . . . . . . . . . . . . . . . . . . . . C-17
        4.07. Authorizations; Compliance with Applicable Laws  . . . . . C-17
        4.08. Litigation   . . . . . . . . . . . . . . . . . . . . . . . C-18
        4.09. Absence of Certain Changes or Events   . . . . . . . . . . C-18
        4.10. Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . C-18
        4.11. Regulatory Impediments   . . . . . . . . . . . . . . . . . C-18
        4.12. Full Disclosure  . . . . . . . . . . . . . . . . . . . . . C-18

                                    ARTICLE V
                            COVENANTS OF JSC AND ABI

        5.01. Affirmative Covenants  . . . . . . . . . . . . . . . . . . C-18
        5.02. Negative Covenants   . . . . . . . . . . . . . . . . . . . C-19
        5.03. Letters of Accountants   . . . . . . . . . . . . . . . . . C-21
        5.04. Access and Information   . . . . . . . . . . . . . . . . . C-22
        5.05. Update Disclosure; Breaches  . . . . . . . . . . . . . . . C-22
        5.06. Affiliates; Tax Treatment  . . . . . . . . . . . . . . . . C-23
        5.07. Dissent Process  . . . . . . . . . . . . . . . . . . . . . C-23
        5.08. Expenses   . . . . . . . . . . . . . . . . . . . . . . . . C-23
        5.09. Delivery of Shareholder Lists  . . . . . . . . . . . . . . C-23
        5.10. Audited Financial Statements   . . . . . . . . . . . . . . C-23
        5.11. Accounting Matters   . . . . . . . . . . . . . . . . . . . C-24
        5.12. Shareholder Meetings   . . . . . . . . . . . . . . . . . . C-24
        5.13. Acquisitions of Real Estate  . . . . . . . . . . . . . . . C-24
        5.14. Processing Contracts   . . . . . . . . . . . . . . . . . . C-24
        5.15. Bank Transactions  . . . . . . . . . . . . . . . . . . . . C-24

                                   ARTICLE VI
                          COVENANTS OF FIRSTAR AND SUB

        6.01. Affirmative Covenants  . . . . . . . . . . . . . . . . . . C-25
        6.02. Negative Covenants   . . . . . . . . . . . . . . . . . . . C-25
        6.03. Firstar Rights Plan  . . . . . . . . . . . . . . . . . . . C-25
        6.04. Breaches   . . . . . . . . . . . . . . . . . . . . . . . . C-26
        6.05. Stock Exchange Listing   . . . . . . . . . . . . . . . . . C-26
        6.06. Firstar Benefit Plans  . . . . . . . . . . . . . . . . . . C-26
        6.07. Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . C-26

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

        7.01. Filings and Approvals  . . . . . . . . . . . . . . . . . . C-26
        7.02. Registration Statement   . . . . . . . . . . . . . . . . . C-27
        7.03. Environmental Audits   . . . . . . . . . . . . . . . . . . C-28
        7.04. Reports  . . . . . . . . . . . . . . . . . . . . . . . . . C-28
        7.05. Brokers or Finders   . . . . . . . . . . . . . . . . . . . C-29
        7.06. Additional Agreements; Reasonable Efforts  . . . . . . . . C-29
        7.07. Indemnification and Insurance  . . . . . . . . . . . . . . C-29

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

        8.01. Conditions to Each Party's Obligation to Effect the
           Mergers   . . . . . . . . . . . . . . . . . . . . . . . . . . C-30
        8.02. Conditions to Obligations of Firstar and Sub   . . . . . . C-32
        8.03. Conditions to Obligations of JSC and ABI   . . . . . . . . C-35

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

        9.01. Termination  . . . . . . . . . . . . . . . . . . . . . . . C-37
        9.02. Investigation and Review   . . . . . . . . . . . . . . . . C-38
        9.03. Effect of Termination  . . . . . . . . . . . . . . . . . . C-39
        9.04. Amendment  . . . . . . . . . . . . . . . . . . . . . . . . C-39
        9.05. Extension; Waiver  . . . . . . . . . . . . . . . . . . . . C-39
        9.06. Inducement   . . . . . . . . . . . . . . . . . . . . . . . C-39
        9.07. Expenses   . . . . . . . . . . . . . . . . . . . . . . . . C-41

                                    ARTICLE X
                               GENERAL PROVISIONS

        10.01. Nonsurvival of Representations, Warranties and
           Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . C-41
        10.02. Notices . . . . . . . . . . . . . . . . . . . . . . . . . C-41
        10.03. Interpretation  . . . . . . . . . . . . . . . . . . . . . C-42
        10.04. Counterparts  . . . . . . . . . . . . . . . . . . . . . . C-42
        10.05. Entire Agreement; No Third Party Beneficiaries; Rights of
           Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . C-42
        10.06. Governing Law . . . . . . . . . . . . . . . . . . . . . . C-43
        10.07. Publicity . . . . . . . . . . . . . . . . . . . . . . . . C-43
        10.08. Assignment  . . . . . . . . . . . . . . . . . . . . . . . C-43
        10.09. Knowledge of the Parties  . . . . . . . . . . . . . . . . C-43
        10.10. Material  . . . . . . . . . . . . . . . . . . . . . . . . C-43
        10.11. Jury Waiver . . . . . . . . . . . . . . . . . . . . . . . C-44


   EXHIBIT A      Plan of Merger - Jacob Schmidt Company . . . . . . . . C-45
   EXHIBIT B      Plan of Merger - American Bancorporation, Inc. . . . . C-55
   EXHIBIT 3.18(a)* List of Signers - Voting Agreements involving Jacob Schmidt Company
   EXHIBIT 3.18(b)* List of Signers - Voting Agreements involving American Bancorporation, Inc.
   EXHIBIT 3.18(c)*    Form of Voting Agreement - Jacob Schmidt Company
   EXHIBIT 3.18(d)*    Form of Voting Agreement - American Bancorporation,
                       Inc.
   EXHIBIT 3.19(a)*    Affiliate Letter - Affiliates of Jacob Schmidt Company
   EXHIBIT 3.19(b)*    Affiliate Letter - Affiliates of American
                       Bancorporation, Inc.
   EXHIBIT 9.01        Index Group . . . . . . . . . . . . . . . . . . . C-65




   _______________

   *    Not included in Appendix C.


                             INDEX OF DEFINED TERMS

   ABI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   ABI Articles of Merger  . . . . . . . . . . . . . . . . . . . . .  1.02(b)
   ABI Authorized Preferred  . . . . . . . . . . . . . . . . . . . .  3.03(b)
   ABI Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.05(c)
   ABI Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . .  3.11(a)
   ABI Certificate . . . . . . . . . . . . . . . . . . . . . . . . .  3.01(b)
   ABI Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03
   ABI Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . 2.01
   ABI Effective Time  . . . . . . . . . . . . . . . . . . . . . . .  1.02(a)
   ABI Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . .  2.02(a)
   ABI Financial Statements  . . . . . . . . . . . . . . . . . . . .  3.05(a)
   ABI Interested Property . . . . . . . . . . . . . . . . . . . . .  3.07(b)
   ABI Material Adverse Effect . . . . . . . . . . . . . . . . . . .  3.01(b)
   ABI Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.02(a)
   ABI Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   ABI Merger Agreements . . . . . . . . . . . . . . . . . . . . . . Page C-1
   ABI Minority Stock  . . . . . . . . . . . . . . . . . . . . . . .  2.02(a)
   ABI Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.07(a)
   ABI Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   ABI Price Per Share . . . . . . . . . . . . . . . . . . . . . . .  2.01(b)
   ABI Property  . . . . . . . . . . . . . . . . . . . . . . . . . .  3.07(b)
   ABI Proxy Statement . . . . . . . . . . . . . . . . . . . . . . .  7.02(a)
   ABI Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.06
   ABI Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.02
   ABI Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . 3.18
   Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.19
   Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   Audited Properties  . . . . . . . . . . . . . . . . . . . . . . . . . 7.03
   Bank Divestitures . . . . . . . . . . . . . . . . . . . . . . . . . . 5.15
   Bank Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.15
   Beneficial Ownership  . . . . . . . . . . . . . . . . . . . .  9.06(c)(iv)
   Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .  3.11(a)
   BHC Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.01
   Certificate of Merger . . . . . . . . . . . . . . . . . . . . . .  1.02(b)
   Closings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03
   Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03
   Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.09
   Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.01(i)
   Competing Transaction . . . . . . . . . . . . . . . . . . . . . .  5.02(f)
   Comptroller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03
   DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.01
   Environmental Audits  . . . . . . . . . . . . . . . . . . . . . . . . 7.03
   Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . .  3.07(b)
   Environmental Reports . . . . . . . . . . . . . . . . . . . . . . . . 7.07
   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.11(a)
   Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9.06(c)(i)
   Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.04
   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.08(a)
   FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03
   Federal Reserve Board . . . . . . . . . . . . . . . . . . . . . . . . 1.03
   Final Index Price . . . . . . . . . . . . . . . . . . . . . .  9.06(b)(iv)
   Final Price . . . . . . . . . . . . . . . . . . . . . . . . . 9.01(b)(iii)
   Firstar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   Firstar Average Price . . . . . . . . . . . . . . . . . . . .  9.01(b)(vi)
   Firstar Common Stock  . . . . . . . . . . . . . . . . . . . . . .  2.01(a)
   Firstar Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . 4.02
   Firstar Financial Statements  . . . . . . . . . . . . . . . . . . . . 4.05
   Firstar Material Adverse Effect . . . . . . . . . . . . . . . . . . . 4.01
   Firstar Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.07
   Firstar Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.06
   Firstar Right . . . . . . . . . . . . . . . . . . . . . . . . . .  2.01(a)
   Firstar Rights Agreement  . . . . . . . . . . . . . . . . . . . .  2.01(a)
   Firstar Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . 4.02
   Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . 3.04
   Index Group . . . . . . . . . . . . . . . . . . . . . . . . . . 9.01(b)(i)
   Initial Price . . . . . . . . . . . . . . . . . . . . . . . .  9.01(b)(ii)
   Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.01(d)
   Investment Agreement  . . . . . . . . . . . . . . . . . . . . . .  3.03(d)
   IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.09
   JSC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   JSC/ABI Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . 3.02
   JSC Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . .  3.19(a)
   JSC Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.01
   JSC Articles of Merger  . . . . . . . . . . . . . . . . . . . . .  1.02(a)
   JSC Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03
   JSC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . 2.01
   JSC Effective Time  . . . . . . . . . . . . . . . . . . . . . . .  1.02(b)
   JSC Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . .  2.01(a)
   JSC Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . 3.01
   JSC Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.02(a)
   JSC Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   JSC Merger Agreements . . . . . . . . . . . . . . . . . . . . . . Page C-1
   JSC Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   JSC Price Per Share . . . . . . . . . . . . . . . . . . . . . . .  2.01(a)
   JSC Proxy Statement . . . . . . . . . . . . . . . . . . . . . . .  7.02(a)
   JSC Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . 3.18
   Latest Statement Date . . . . . . . . . . . . . . . . . . . . . .  3.05(a)
   Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.07(a)
   Market Value of Firstar Common Stock  . . . . . . . . . . . . . .  2.01(a)
   MBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.01
   Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.02(a)
   Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   Merger Agreements . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   Minnesota Commissioner  . . . . . . . . . . . . . . . . . . . . . . . 1.03
   NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.05
   OREO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.07(b)
   Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9.06(c)(iii)
   Plans of Merger . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.08
   Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . .  7.02(a)
   Remediation Action  . . . . . . . . . . . . . . . . . . . . . . . . . 7.03
   Remediation Costs . . . . . . . . . . . . . . . . . . . . . . . . . . 7.03
   Representatives . . . . . . . . . . . . . . . . . . . . . . . . .  5.02(f)
   S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.02(a)
   Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.04
   Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page C-1
   Subject Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.15
   Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.01(a)
   Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.09
   Total Consideration . . . . . . . . . . . . . . . . . . . . . . .  2.04(a)
   Toxic Substances  . . . . . . . . . . . . . . . . . . . . . . . .  3.07(b)
   Transactional Proposal  . . . . . . . . . . . . . . . . . . . . 9.06(c)(i)
   Trigger Event . . . . . . . . . . . . . . . . . . . . . . . . . .  9.06(b)
   Twelve-Day Calculation Period . . . . . . . . . . . . . . . .  9.01)(b)(v)
   Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.04(c)
   Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 3.18
   Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.03(e)
   WBCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.02


                      AGREEMENT AND PLAN OF REORGANIZATION

           AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 10,
   1996 ("Agreement"), among FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), FIRSTAR CORPORATION OF MINNESOTA, a Minnesota corporation and a wholly-owned subsidiary of Firstar ("Sub"), JACOB SCHMIDT COMPANY, a Minnesota corporation ("JSC"), and AMERICAN BANCORPORATION, INC., a Delaware corporation ("ABI").

           WHEREAS, the respective Boards of Directors of Firstar, Sub and JSC have approved the merger of JSC with and into Sub (the "JSC Merger") in accordance with the terms and conditions hereof and of the Plan of Merger in the form attached hereto as Exhibit A executed concurrently herewith between Sub and ABI, and joined in by Firstar for certain limited purposes (the "JSC Plan of Merger");

           WHEREAS, the respective Boards of Directors of Firstar, Sub and ABI have approved the merger of ABI with and into Sub (the "ABI Merger", and together with the JSC Merger, the "Mergers") in accordance with the terms and conditions hereof and of the Plan of Merger in the form attached hereto as Exhibit B executed concurrently herewith between Sub and ABI, and joined in by Firstar for certain limited purposes (the "ABI Plan of Merger", and, together with the JSC Plan of Merger, the "Plans of Merger");

           WHEREAS, the respective Boards of Directors of Firstar, Sub and JSC believe that the JSC Merger, and the exchange of shares of Firstar Common Stock (as defined in Section 2.01(a)) for all the outstanding shares of JSC Common Stock (as defined in Section 2.01(a)), pursuant and subject to the terms of this Agreement and the JSC Plan of Merger (collectively, the "JSC Merger Agreements"), is desirable and in the best interests of their respective corporations and stockholders;

           WHEREAS, the respective Boards of Directors of Firstar, Sub and ABI believe that the ABI Merger, and the exchange of shares of Firstar Common Stock for the minority shares of ABI Common Stock (as defined in Section 2.01(b)), pursuant and subject to the terms of this Agreement and the ABI Plan of Merger (collectively, the "ABI Merger Agreements"), is desirable and in the best interests of their respective corporations and stockholders; and

           WHEREAS, Firstar, Sub, JSC and ABI desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

           NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGERS

           1.01. The Mergers. Subject to the terms and conditions of this Agreement, Firstar, Sub, JSC and ABI agree to effect the JSC Merger in accordance with the Minnesota Business Corporation Act ("MBCA") and the ABI Merger in accordance with the Delaware General Corporation Law ("DGCL") and the MBCA.

           1.02.  Effective Times of the Mergers.

           (a) Subject to the provisions of the JSC Merger Agreements, articles of merger (the "JSC Articles of Merger") shall be duly prepared and executed by Sub and JSC and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, on or as soon as practicable after the Closing Date (as defined in Section 1.03). The JSC Merger shall become effective upon the filing of the JSC Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as is provided in the Articles of Merger (the "JSC Effective Time").

           (b) Subject to the provisions of the ABI Merger Agreements, (i) articles of merger (the "ABI Articles of Merger") shall be duly prepared and executed by Sub and ABI and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, on or as soon as practicable after the Closing Date, and (ii) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by Sub and ABI and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on or as soon as practicable after the Closing Date. The ABI Merger shall become effective upon the later of the filing of the ABI Articles of Merger with the Secretary of State of the State of Minnesota and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is provided in the ABI Articles of Merger and the Certificate of Merger (the "ABI Effective Time") but in no event shall the ABI Effective Time occur until after the JSC Effective Time.

           1.03. Closings. The closing of the JSC Merger (the "JSC Closing") and the closing of the ABI Merger (the "ABI Closing" and, together with the JSC Closing, the "Closings") will take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which, unless both parties agree, shall be no later than the tenth business day after the latest to occur of (i) receipt of all necessary approvals of the Mergers and the Bank Mergers (as defined in Section 5.15(b)), from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the United States Comptroller of the Currency (the "Comptroller"), the Federal Deposit Insurance Corporation ("FDIC"), the Minnesota Commissioner of Commerce (the "Minnesota Commissioner") and any other applicable bank regulatory authority and the expiration of any waiting periods imposed by law, (ii) the date on which the stockholders of JSC approve the JSC Merger, (iii) the date on which the stockholders of ABI approve the ABI Merger and (iv) unless waived by Firstar, satisfaction of the condition set forth in Section 8.02(l). The Closings will take place at the offices of Lindquist & Vennum P.L.L.P., 80 South 8th Street, 4200 IDS Center, Minneapolis, Minnesota, unless another place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, if the Closings do not take place on the date referred to in the first sentence of this Section because any condition to the obligations of Firstar and Sub, on the one hand, or JSC and ABI, on the other hand, under this Agreement is not met on that date, the other party may postpone the Closings from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the Closings were to occur by delivering notice of such postponement on the date the Closings were to occur.


                                   ARTICLE II
              EFFECT OF THE MERGERS ON CAPITAL STOCK OF JSC AND ABI

           2.01. Effect on JSC Capital Stock. As of the JSC Effective Time, by virtue of the JSC Merger and without any action on the part of the holder of any shares of capital stock of JSC, $100.00 par value ("JSC Common Stock"), but subject to the provisions of Sections 302A.471 and 302A.473 of the MBCA with respect to the rights of dissenting stockholders:

           (a) Conversion of JSC Common Stock. Subject to adjustment pursuant to Sections 2.03 and 2.04, each then issued and outstanding share of JSC Common Stock shall be converted into the right to receive from Sub $3,372.4439 per share (the "JSC Price Per Share") payable in a combination of (i) cash in the amount of $674.4888 per share of JSC Common Stock (the "JSC Cash Consideration") and (ii) the number (the "JSC Exchange Ratio") of fully paid and nonassessable shares of common stock, $1.25 par value, of Firstar ("Firstar Common Stock") that is equal to $2,697.9551 divided by the "Market Value of Firstar Common Stock" (to the nearest one-thousandth of a share) (the "JSC Stock Consideration"). The Market Value of Firstar Common Stock shall be the average of the closing prices, as reported on the New York Stock Exchange Composite Tape, of Firstar Common Stock for the twelve consecutive trading days ending and including the trading day preceding the trading day immediately preceding the Closing Date. There shall be included with each share of Firstar Common Stock exchanged in the JSC Merger one-half of one Firstar Preferred Share Purchase Right ("Firstar Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Firstar Rights Agreement"). Prior to the Distribution Date (as defined in the Firstar Rights Agreement), all references in this Agreement to the Firstar Common Stock to be received pursuant to the JSC Merger shall be deemed to include the Firstar Rights.

           (b) JSC Common Stock Held by JSC. Each then issued and outstanding share of JSC Common Stock owned by JSC or any subsidiary of JSC (other than shares held in a fiduciary capacity) and each share of JSC Common Stock issued and held in JSC's treasury will be canceled and retired.

           (c) Cancellation of JSC Common Stock. All shares of JSC Common Stock issued and outstanding immediately prior to the JSC Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock and cash, to be exchanged in consideration therefor upon the surrender of such certificate in accordance with the JSC Plan of Merger, without interest.

           2.02. Effect on ABI Common Stock. As of the ABI Effective Time, by virtue of the ABI Merger and without any action on the part of the holder of any shares of ABI's common stock, no par value ("ABI Common Stock"), but subject to the provisions of Section 262 of the DGCL with respect to the rights of dissenting stockholders:

           (a) Conversion of ABI Minority Stock. Subject to adjustment pursuant to Sections 2.03 and 2.04, each then issued and outstanding share of ABI Common Stock other than stock held by JSC (the "ABI Minority Stock") shall be converted into the right to receive from Sub $228.0260 per share (the "ABI Price Per Share"), payable in a combination of (i) cash equal to $45.6052 per share of ABI Minority Stock (the "ABI Cash Consideration" and, together with the JSC Cash consideration, the "Cash Consideration") and (ii) the number (the "ABI Exchange Ratio") of fully paid and nonassessable shares of Firstar Common Stock that is equal to $182.4208 divided by the Market Value of Firstar Common Stock (to the nearest one-thousandth of a share) (the "ABI Stock Consideration," and, together with the "JSC Stock Consideration," the "Stock Consideration"). There shall be included with each share of Firstar Common Stock exchanged in the ABI Merger one-half of one Firstar Right. Prior to the Distribution Date all references in this Agreement to the Firstar Common Stock to be received pursuant to the ABI Merger shall be deemed to include the Firstar Rights.

           (b) ABI Common Stock Held by ABI or JSC. Each then issued and outstanding share of ABI Common Stock owned by JSC or ABI or any subsidiary of ABI (other than shares held in a fiduciary capacity) and each share of ABI Common Stock issued and held in ABI's treasury will be canceled and retired.

           (c) Cancellation of ABI Minority Stock. All shares of ABI Minority Stock issued and outstanding immediately prior to the ABI Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of Firstar Common Stock and cash, to be exchanged in consideration or therefor upon the surrender of such certificate in accordance with the ABI Plan of Merger, without interest.

           2.03. Adjustments to Prices Per Share and Exchange Ratios. Subject to the termination provisions of Section 9.01(a)(viii), if the Remediation Costs, as defined in Section 7.03, exceed $500,000, Firstar shall have the right to adjust the Prices Per Share otherwise provided in
   Section 2.01(a) and 2.02(a) with the effect that (a) the aggregate Market Value of Firstar Common Stock otherwise issuable in the JSC Merger shall be reduced by 51.4182% of such excess Remediation Costs and (b) the aggregate Market Value of Firstar Common Stock otherwise issuable in the ABI Merger shall be reduced by 48.5818% of such excess Remediation Costs. If prior to the Effective Time Firstar shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its shares of Firstar Common Stock or declare a stock dividend or make a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock or exercisable to purchase Firstar Common Stock including without limitation, distribution of any Rights after a Distribution Date), appropriate adjustment or adjustments will be made in the Exchange Ratios.

           2.04. Adjustment Based on Market Value of Firstar Common Stock. Notwithstanding anything to the contrary in this Article II, the terms of conversion of the JSC Common Stock and the ABI Common Stock shall be subject to modification as set forth below:

           (a)    Subject to the termination provisions provided in
        Section 9.01(a)(ix) and 9.01(a)(x), if the Market Value of Firstar Common Stock is less than or equal to $30.00, then the aggregate Stock Consideration shall be 5,733,333 shares of Firstar Common Stock and the aggregate Cash Consideration shall be that amount necessary such that the sum ("Total Consideration") of (i) Cash Consideration and (ii) the product of Stock Consideration multiplied by the Market Value of Firstar Common Stock ("Market Value of Stock Consideration") is equal to $215,000,000. Below $30.00, the proportion of Total Consideration consisting of Cash Consideration shall incrementally increase above 20%, as illustrated by Exhibit 2.04.

           (b) If the Market Value of Firstar Common Stock is less than or equal to $32.00, the Total Consideration shall be $215,000,000. If the Market Value of Firstar Common Stock is less than or equal to $32.00 but not less than $30.00, the proportion of Total Consideration consisting of Cash Consideration shall be 20%.

           (c) If the Market Value of Firstar Common Stock is less than $36.00, but greater than $32.00, then aggregate Total Consideration shall be reduced incrementally from $220,000,000, at the rate of $12,500 for each $.01 decrease in the Market Value of Firstar Common Stock below $36.00.

           (d) If the Market Value of Firstar Common Stock is less than or equal to $44.00, but not less than $36.00, then aggregate Total Consideration shall be $220,000,000.

           (e) If the Market Value of Firstar Common Stock is less than or equal to $48.00, but not less than $44.00, then aggregate Total Consideration shall increase incrementally from $220,000,000, at the rate of $12,500 for each $.01 increase in the Market Value of Firstar Common Stock above $44.00, up to a maximum of $225,000,000.

           (f) If the Market Value of Firstar Common Stock equals or exceeds $44.00, but is less than or equal to $56.25, then aggregate Stock Consideration shall be 4,000,000 shares of Firstar Common Stock and the aggregate Cash Consideration shall be the difference between aggregate Total Consideration and the Market Value of Stock Consideration. If the Market Value of Firstar Common Stock equals or exceeds $48.00, then aggregate Total Consideration will be $225,000,000. The proportion of Total Consideration consisting of Cash Consideration shall thereby incrementally decrease below 20%, as illustrated by
        Exhibit 2.04. If the Market Value of Firstar Common Stock equals or exceeds $56.25, the aggregate Total Consideration of $225,000,000 will be comprised solely of Stock Consideration.

           Exhibit 2.04 illustrates the operation of the foregoing adjustments to the terms of conversion of the JSC Common Stock and the ABI Common Stock. In each case, the JSC Price Per Share is determined by (i) subtracting $10,000,000 from Total Consideration, then (ii) multiplying the resulting difference by 51.4182%, then (iii) adding $10,000,000 to the resulting product ("Total JSC Consideration"), and (iv) dividing the resulting sum by 34,983. In each case, the ABI Price Per Share is determined by (i) subtracting Total JSC Consideration from Total Consideration, and (ii) dividing the resulting difference by 447,413.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF JSC and ABI

           JSC and ABI represent and warrant to Firstar and Sub as follows:

           3.01.  Organization, Standing and Power.

           (a) JSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of JSC, or any of the ABI Subsidiaries (as hereinafter defined) taken as a whole (a "JSC Material Adverse Effect"). JSC is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a JSC Material Adverse Effect. JSC is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act, as amended (the "BHC Act"). JSC has delivered to Firstar true, accurate and complete copies of the currently effective articles of incorporation (the "JSC Articles") and by-laws of JSC, including all amendments thereto. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

           (b) ABI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of ABI, or any of the ABI Subsidiaries, taken as a whole (an "ABI Material Adverse Effect"). ABI is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have an ABI Material Adverse Effect. ABI is registered as a bank holding company with the Federal Reserve Board under the BHC Act. ABI has delivered to Firstar true, accurate and complete copies of the currently effective certificate of incorporation (the "ABI Certificate") and by-laws of ABI, including all amendments thereto.

           3.02. Subsidiaries. Except as set forth in the JSC/ABI Disclosure Letter (which is a letter delivered by ABI to Firstar and Sub at least two days prior to the date hereof, the receipt thereof having been acknowledged by Firstar and Sub executing a copy thereof, that identifies, as to each matter disclosed therein, the section of this Agreement to which the matter relates), ABI beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of each of its Subsidiaries listed on such letter (herein called collectively the "ABI Subsidiaries" or individually an "ABI Subsidiary"). No equity securities of any of the ABI Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any ABI Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any ABI Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each of the ABI Subsidiaries owned by ABI are fully paid and nonassessable and are owned by ABI free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each ABI Subsidiary is a bank or a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except, in the case of ABI's nonbank subsidiaries, where the failure to have such power or authority would not have an ABI Material Adverse Effect. Except as set forth in the JSC/ABI Disclosure Letter and except for securities held as fiduciary, neither JSC or ABI can own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization. There are no obligations, contingent or otherwise, of JSC, ABI or/and ABI to repurchase, redeem or otherwise acquire any shares of capital stock of any ABI Subsidiary or to provide funds (in the form of a loan, capital contribution or otherwise) to any ABI Subsidiary or to make an investment in any ABI Subsidiary or any other entity, other than (i) pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of the business of the ABI Subsidiaries, and (ii) obligations generally imposed upon bank holding companies by Federal Reserve Board policy.

           3.03.  Capital Structure.

           (a) As of the date hereof, the authorized capital stock of JSC consists of 50,000 shares of $100.00 par value "capital stock" (the "JSC Common Stock").

           (b) As of the date hereof, the authorized capital stock of ABI consists of 1,750,000 shares, divided into 1,500,000 shares of ABI Common Stock and 250,000 shares of ABI Authorized Preferred.

           (c) As of the date hereof 34,983 shares of JSC Common Stock are issued and outstanding and no shares of JSC Common Stock are held in treasury.

           (d) As of the date hereof, (i) 920,948 shares of ABI Common Stock are issued and outstanding 473,535 of which are owned by JSC; (ii) no shares of ABI Common Stock are held in treasury; and (iii) no shares of ABI Authorized Preferred are issued or outstanding.

           (e) As of the date hereof, neither JSC nor any ABI Subsidiary has issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"). All outstanding shares of JSC capital stock and ABI capital stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights. As of the date of this Agreement, except pursuant to this Agreement and as set forth in the JSC/ABI Disclosure Letter, there are no options, warrants, calls, rights, or agreements of any character whatsoever to which JSC, ABI or an ABI Subsidiary is a party or by which it is bound obligating JSC, ABI or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or Voting Debt or obligating JSC, ABI or any ABI Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating JSC, ABI or any ABI Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or Voting Debt or obligating JSC, ABI or any ABI Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.

           (f) Neither JSC nor ABI have purchased, redeemed, canceled or otherwise acquired any of its capital stock or Voting Debt during the two years preceding the date hereof. Except as provided in this Agreement, there are no obligations, contingent or otherwise, of JSC, ABI or any ABI Subsidiary to repurchase, redeem or otherwise acquire any shares of its respective capital stock or Voting Debt.

           3.04.  Authority.

           (a) JSC has all requisite corporate power and authority to enter into this Agreement and the JSC Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject only to approval of this Agreement and the JSC Plan of Merger by the stockholders of JSC. The execution and delivery of this Agreement and the JSC Plan of Merger have been duly executed and delivered by JSC and each constitutes a valid and binding obligation of JSC enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium and similar laws and equitable principles. The JSC Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly approved by all necessary corporate action on the part of JSC (including approval by the Board of Directors of JSC), subject to the approval of this Agreement and the JSC Plan of Merger by the stockholders of JSC. Other than in connection or in compliance with the provisions of the MBCA, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or "blue sky" laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the banking laws of the State of Minnesota, and the judicial approvals required under the terms of the Marie Bremer Trust and the Adolf Bremer Trust, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required on the part of JSC, ABI or any of the ABI Subsidiaries in connection with the execution and delivery of this Agreement, the JSC Plan of Merger by JSC or the consummation by JSC and ABI of the transactions contemplated hereby and thereby.

           (b) ABI has all requisite corporate power and authority to enter into this Agreement, the ABI Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject only to approval of this Agreement and the ABI Plan of Merger by the stockholders of ABI. The execution and delivery of this Agreement, the ABI Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ABI (including approval by the Board of Directors of ABI), subject to the approval of this Agreement and the ABI Plan of Merger by the stockholders
   of ABI.   This Agreement and the ABI Plan of Merger have been duly
   executed and delivered by ABI, and each constitutes a valid and binding obligation of ABI enforceable in accordance with its terms other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the securities or "blue sky" laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act and the banking laws of the State of Minnesota, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required on the part of JSC, ABI or any of the ABI Subsidiaries in connection with the execution and delivery of this Agreement and the ABI Plan of Merger by ABI or the consummation by ABI of the transactions contemplated hereby and thereby.

           (c) The execution and delivery of this Agreement and the Plans of Merger do not, and the consummation of the Bank Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or, subject to the JSC/ABI Disclosure Letter, acceleration of any obligation or the loss or creation, a "Violation"), pursuant to any provision of (i) the ABI Certificate, the JSC Articles, the by-laws of ABI or the charter, certificate or articles of incorporation or by-laws of any ABI Subsidiary or (ii) any loan or credit agreement, note, mortgage, indenture, lease, ABI Benefit Plan (as defined in Section 3.11) or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JSC, ABI or any ABI Subsidiary or their respective properties or assets, which Violation pursuant to this clause (c) would have an ABI Material Adverse Effect.

           3.05.  Financial Statements.

           (a) The consolidated balance sheets of JSC and ABI, respectively, as of December 31, 1994 and 1993 and the related consolidated statements of operations, consolidated statements of cash flows and consolidated statements of stockholders' equity for the three years in the period ended December 31, 1994 (the "Latest Statement Date"), accompanied by the unqualified opinions of KPMG Peat Marwick LLP, copies of which have been furnished by ABI to Firstar; the unaudited consolidated balance sheets of JSC and ABI respectively, as of September 30, 1995 and the related consolidated statement of operations, consolidated statement of stockholders' equity (but excluding the consolidated statement of cash flows) for the nine months then ended, in the form prepared for JSC's and ABI's respective internal use, copies of which have been furnished by JSC and ABI respectively to Firstar; (collectively, the "ABI Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the ABI Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial conditions of JSC and ABI, respectively, at the dates, and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of JSC and ABI, respectively, believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have an ABI Material Adverse Effect.

           (b) Except as and to the extent set forth on the consolidated balance sheets of JSC and ABI, respectively, as of September 30, 1995, or in the notes thereto, neither JSC, ABI nor any ABI Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Latest Statement Date that would not, individually or in the aggregate, have an ABI Material Adverse Effect or (ii) as otherwise reflected in the ABI Reports (as defined below) filed prior to the date of this Agreement. Except as disclosed in the JSC/ABI Disclosure Letter, neither JSC, ABI nor any ABI Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are not required to be reflected on a balance sheet, or in the notes thereto, except for liabilities or obligations that do not, individually or in the aggregate, have an ABI Material Adverse Effect.

           (c) Without limitation to the foregoing, ABI's consolidated allowance for losses on loans by the bank subsidiaries of ABI (the "ABI Banks") included in the ABI Financial Statements as of September 30, 1995 was $12,342,000, representing 1.676% of its total consolidated loans held in portfolio. The amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolios of the "ABI Banks. To the knowledge of ABI, there are no facts which would cause it to increase the level of such allowance for losses on loans. The loan portfolios of the ABI Banks as of September 30, 1995 in excess of such reserves are, to the knowledge of ABI and the ABI Banks, and based on past loan loss experience, fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. The documentation relating to loans made by the ABI Banks and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). Except as set forth in the JSC/ABI Disclosure Letter, (A) as of September 30, 1995, there are no loans, leases, other extensions of credit or commitments to extend credit of the ABI Banks that have been or should in accordance with generally acceptable accounting principles, have been classified by the ABI Banks as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification and (B) ABI has provided to Firstar true, correct and complete in all material respects such written information concerning the loan portfolios of the ABI Banks as Firstar as requested.

           3.06. Reports. Since January 1, 1993, JSC, ABI and the ABI Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Comptroller, (ii) the FDIC, (iii) the Federal Reserve Board, and (iv) any other applicable federal or state securities or bank authorities (all such reports and statements are collectively referred to herein as the "ABI Reports"). As of their respective dates, the ABI Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           3.07.  Authorizations; Compliance with Applicable Laws.

           (a) JSC, ABI and the ABI Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of their
   respective businesses (the "ABI Permits").   JSC, ABI and the ABI
   Subsidiaries are in compliance with the terms of the ABI Permits, except where the failure so to comply could not reasonably be expected to have a ABI Material Adverse Effect. Except as disclosed in the ABI Reports filed prior to the date of this Agreement or in the JSC/ABI Disclosure Letter, the businesses of ABI and the ABI Subsidiaries are not being, and have not been, conducted in violation of any domestic (federal, state or local) or foreign law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a ABI Material Adverse Effect. Except as set forth in the JSC/ABI Disclosure Letter, as of the date hereof, no investigation or review by any Governmental Entity with respect to ABI, any of the ABI Subsidiaries or any ABI Property (as defined below) is pending or, to the knowledge of ABI, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

           (b) The JSC/ABI Disclosure Letter identifies each parcel of real estate currently owned, leased or otherwise possessed or controlled by ABI or any ABI Subsidiary on the date of this Agreement, including real estate owned as a result of foreclosure ("OREO") and properties managed or controlled by the ABI Banks in connection with their lending operations (collectively, the "ABI Property"). Except as set forth in the JSC/ABI Disclosure Letter, neither JSC nor any ABI Subsidiary nor any of the ABI Property owned or leased by them for use in the operation of their respective businesses is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used, including, without limitation, applicable environmental protection laws, rules and regulations (collectively, "Environmental Laws"), other than violations that, in the aggregate with any other conditions described in this Section 3.07(b), would not have an ABI Material Adverse Effect; and neither JSC, ABI nor any ABI Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any ABI Property. Except as set forth in the JSC/ABI Disclosure Letter, no Toxic Substances (as defined below) have been deposited or disposed of in, on or under any ABI Property during the period in which ABI or any of the ABI Subsidiaries has owned, occupied, managed, controlled or operated such properties, except to the extent the same, in the aggregate with any other conditions described in this Section 3.07(b), would not have an ABI Material Adverse Effect. Except as set forth in the JSC/ABI Disclosure Letter, neither JSC nor ABI have any knowledge (A) that prior owners, occupants or operators of all or any part of the ABI Property ever used such properties as a dump or gasoline service station, (B) that prior owners, occupants or operators of all or part of the ABI Property ever deposited or disposed of or allowed to be deposited or disposed of in, on or under such properties any Toxic Substances or (C) that any past, present or known future event, condition, circumstances, plans, errors or omissions have existed or occurred, are existing or occurring or are reasonably expected to exist or occur on or with respect to any ABI Property, or any other property as to which JSC, ABI or any ABI Subsidiary has held or currently holds ownership or indicia of ownership ("ABI Interested Property"), except as to the matters in clauses (B) and (C) to the extent the same, in the aggregate with any other conditions described in this Section 3.07(b), would not result in costs that would be material to JSC, ABI and the ABI Subsidiaries taken as a whole. To the knowledge of JSC, ABI or the ABI Subsidiaries, there are no conditions or circumstances in connection with the ABI Property that could reasonably be anticipated to (i) cause any ABI Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Laws or (ii) materially reduce the value of any ABI Property. To the knowledge of JSC, ABI or the ABI Subsidiaries, neither ABI nor any ABI Subsidiary has been identified as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws. For purposes of this Agreement, (1) "Toxic Substances" shall mean petroleum or petroleum-based substance or waste, PCBs, pesticides, herbicides, lead, radioactive materials, urea formaldehyde foam insulation, or substances defined as "hazardous substances" or "toxic substances" in any Environmental Laws; (2) materials will be considered to be deposited or disposed of in, on or under any real property if such materials have been stored, treated, recycled, used or accidentally or intentionally spilled, released, dumped, emitted or otherwise placed, deposited or disposed of, or used in any construction, in, on or under such property; and (3) costs of violations or conditions shall take into account, without limitation, liabilities, damages, penalties, injunctive relief or removal, remediation or other costs under any applicable Environmental Law.

           3.08. Litigation and Claims. Except as disclosed in the ABI Reports filed prior to the date of this Agreement or in the JSC/ABI Disclosure Letter: (a) none of JSC, ABI, any of the ABI Subsidiaries or any ABI Property is subject to any continuing order of, or written agreement or memorandum of understanding with any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any banking authority, (b) there is no action, suit, litigation, proceeding or arbitration ("Proceeding") against or affecting ABI or any ABI Subsidiary, to the knowledge of JSC or ABI, any directors, officers, employees or agents of ABI or any Subsidiary of ABI (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of JSC or ABI, threatened, which would, if adversely determined, have an ABI Material Adverse Effect or, to the knowledge of JSC or ABI, any basis therefor, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to ABI or any ABI Subsidiary as a result of the examination by any bank regulatory authority.

           3.09. Taxes. JSC, ABI and each ABI Subsidiary have filed all tax returns required to be filed by them and have paid or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, except to the extent such failure to pay or reserve did not result in an ABI Material Adverse Effect and the most recent ABI financial statements contained in the ABI Reports reflect an adequate reserve for all taxes payable by JSC, ABI and the ABI Subsidiaries accrued through the date of such financial statements. The JSC/ABI Disclosure Letter sets forth, as of the date hereof, the following information with respect to JSC, ABI and each Subsidiary: (a) the most recent tax year for which the United States Internal Revenue Service ("IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and
   (d) whether there are any existing material disputes as to foreign, state, or local taxes. There are no liens for taxes upon the assets of JSC, ABI or any ABI Subsidiary, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on JSC's or ABI's books in accordance with generally accepted accounting principles. Except as disclosed in the JSC/ABI Disclosure Letter, neither ABI, JSC nor any ABI Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. JSC, ABI and each ABI Subsidiary respectively, has withheld from its employees (and timely paid to the appropriate governmental agency) amounts which are proper and accurate in all material respects for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all types of compensation). Except as disclosed in the JSC/ABI Disclosure Letter, neither ABI nor any ABI Subsidiary has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code filing consolidated federal income tax returns, other than the affiliated group of which ABI is the common parent. Except as disclosed in the JSC/ABI Disclosure Letter, to the knowledge of JSC or ABI, neither JSC, ABI nor any ABI Subsidiary has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 280G(b)(2)(A)(i) of the Code, that are or will not be deductible because of Section 280G of the Code.

           3.10. Certain Agreements. Except as discussed in the ABI Reports filed prior to the date of this Agreement or as disclosed in the JSC/ABI Disclosure Letter, and except for this Agreement and the agreements expressly contemplated hereby, neither JSC, ABI nor any ABI Subsidiary is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) contract, agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets) other than repurchases of securities,
   (v) contract containing covenants which limit the ability of JSC, ABI or any ABI Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, JSC, ABI or any ABI Subsidiary, as applicable may carry on its business (other than as may be required by law or applicable regulatory authorities), (vi) any contract, agreement or other instrument or undertaking which is not terminable by JSC, ABI or any ABI Subsidiary without additional payment or penalty within 60 days and obligates JSC, ABI or any ABI Subsidiary for payments or other consideration with a value in excess of $100,000, other than loan and deposit agreements entered into in the ordinary course of business, or (vii) other executory material agreement as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. Except as set forth in the JSC/ABI Disclosure Letter, neither JSC, ABI nor any of the ABI Subsidiaries is in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to JSC, ABI or any ABI Subsidiary or their respective properties or assets, except for any such Violations that would not, individually or in the aggregate, have an ABI Material Adverse Effect.

           3.11.  Benefit Plans.

           (a) The JSC/ABI Disclosure Letter lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option, fringe benefit and severance pay plan,
   (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively "Benefit Plans"), which JSC, ABI or any ABI Subsidiary maintains or to which JSC, ABI or any ABI Subsidiary contributes on behalf of current or former employees. Except as disclosed in the JSC/ABI Disclosure Letter, all of the plans and programs listed in the JSC/ABI Disclosure Letter (collectively, "ABI Benefit Plans") are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. Each of the ABI Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the IRS to qualify under Section 401(a) of the Code, and, except as disclosed in JSC/ABI Disclosure Letter, to the knowledge of JSC, ABI or any ABI subsidiary, there exist no circumstances that would adversely affect the qualified status of any such ABI Benefit Plan under that section. No ABI Benefit Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.
   Except as set forth in the JSC/ABI Disclosure Letter, there is no pending or, to the knowledge of JSC or ABI, threatened litigation, governmental proceeding or investigation against or relating to any ABI Benefit Plan, and to the knowledge of ABI there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. Except as set forth in the JSC/ABI Disclosure Letter, no ABI Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan, and no ABI Benefit Plan has engaged in a transaction involving the purchase or sale of employer securities by such Plan from or to a "disqualified person" (within the meaning of Section 4975 of the Code). Neither JSC, ABI nor any Subsidiary of ABI has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any ABI Benefit Plan. All ABI Benefit Plans that are group health plans, within the meaning of Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
   Section 601 of ERISA to the extent such requirements are applicable.

           (b) ABI has delivered to Firstar copies of (i) each ABI Benefit Plan, (ii) current summary plan descriptions of each ABI Benefit Plan for which they are required, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any ABI Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each ABI Benefit Plan for which they are required, (v) the most recent determination letter issued by the IRS with respect to each ABI Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each ABI Benefit Plan that has assets, and (vii) the most recent audited financial statements for each ABI Benefit Plan for which audited financial statements are required by ERISA.

           (c) The JSC/ABI Disclosure Letter describes any obligation that JSC, ABI and/or any Subsidiaries of ABI has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code or under Minnesota statutes requiring continuation of life insurance) including information as to the number of retirees, other former employees and dependents entitled to such coverage and their ages.

           3.12. Insurance. The JSC/ABI Disclosure Letter identifies all policies of insurance of ABI and each ABI Subsidiary during each of the past three calendar years. ABI has delivered to Firstar correct and complete copies of all material policies of insurance of ABI and the ABI Subsidiaries currently in effect. Neither JSC, ABI nor any ABI Subsidiary has any liability for material unpaid premiums or premium adjustments not properly reflected on the ABI Financial Statements and no notice of cancellation or termination has been received by JSC, ABI or any ABI Subsidiary with respect to any material insurance policy currently in effect. Within the last five years, neither JSC, ABI nor any ABI Subsidiary has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect as to any assets or operations, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

           3.13. Absence of Certain Changes or Events. Except as disclosed in ABI Reports filed prior to the date of this Agreement or in the JSC/ABI Disclosure Letter, and except as contemplated by this Agreement and the Plan of Merger, from and after September 30, 1995 through the date of this
   Agreement: (a) JSC, ABI and the ABI Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices; (b) ABI has not amended the ABI Articles; (c) JSC has not amended the JSC Articles; (d) neither JSC nor ABI has, respectively, issued or sold any of its capital stock or made grants of its capital stock, or issued or sold any corporate debt securities or otherwise incurred debt which would be classified as long-term debt on its balance sheet; (e) neither JSC nor ABI has granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization; (f) neither JSC nor ABI has declared, set aside, or paid any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed or otherwise acquired any of its capital stock; (g) neither JSC, ABI nor any ABI Subsidiary has (1) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or
   (2) mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, except in the ordinary course of business; (h) neither JSC, ABI nor any ABI Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (i) neither JSC, ABI nor any ABI Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of, other than in the ordinary course of business, any of its properties or assets; (j) neither JSC, ABI nor any ABI Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors or officers, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract not heretofore provided to Firstar; adopted, entered into, terminated, amended or modified any ABI Benefit Plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing; (k) neither JSC, ABI nor any ABI Subsidiary has suffered any material damage, destruction or loss as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance;(l) neither JSC, ABI nor any ABI Subsidiary has canceled or compromised any debt to an extent exceeding $250,000 owed to ABI or any ABI Subsidiary or claim to an extent exceeding $250,000 asserted by ABI or any ABI Subsidiary; (m) neither JSC, ABI nor any ABI Subsidiary has entered, or agreed to enter, into any agreement or arrangement granting any right of refusal or other preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; (n) there has not been any other transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a ABI Material Adverse Effect; and (o) there has not been any change in the method of accounting or accounting practices of JSC, ABI or any of the ABI Subsidiaries. Except as set forth in the JSC/ABI Disclosure Letter, neither JSC nor ABI has any knowledge of the announced or anticipated resignation of any executive officer or key employee of ABI or any of the ABI Subsidiaries.

           3.14. Properties, Leases and Other Agreements. Except as may be reflected in the ABI Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the ABI Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, JSC, ABI and its Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the ABI Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. The JSC/ABI Disclosure Letter lists all acquisitions or dispositions of capital assets planned as of the date of this Agreement by JSC, ABI or any ABI Subsidiary, other than individual transactions with a value not in excess of $100,000. Substantially all ABI's and each ABI Subsidiary's buildings and equipment in regular use (including such buildings and equipment as are leased) have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. The JSC/ABI Disclosure Letter contains a brief description, including terms, of each lease for real or personal property to which ABI or any ABI Subsidiary is a party. JSC, ABI or the applicable ABI Subsidiary, as lessee, has a valid and existing leasehold interest under each of such leases, true and correct copies of which ABI has delivered to Firstar. There is not, under any of such leases relating to real property or any other material leases, any material existing default by JSC, ABI, the ABI Subsidiaries or, to the knowledge of JSC or ABI, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

           3.15. Opinion of Financial Advisor. ABI has received the opinion of Piper Jaffray Inc. dated the date hereof to the effect that, as of the date hereof, the consideration to be received in the Merger by ABI's stockholders is fair to ABI's stockholders from a financial point of view, a copy of which opinion has been delivered to Firstar.

           3.16.  Votes Required.

           (a) The affirmative vote of holders of a majority of the outstanding shares of JSC Common Stock is the only vote of the holders of any class or series of JSC capital stock necessary to approve this Agreement and the transactions contemplated hereby.

           (b) The affirmative vote of holders of a majority of the outstanding shares of ABI Common Stock is the only vote of the holders of any class or series of ABI capital stock necessary to approve this Agreement and the transactions contemplated hereby.

           3.17. Tax Matters. To their knowledge, neither JSC nor ABI nor, any of their affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as one or more reorganizations under
   Section 368(a)(1) of the Code.

           3.18.  Voting Agreements.

           (a) Each of the stockholders of JSC identified in Exhibit 3.18(a) attached hereto has duly executed and delivered to Firstar a written agreement to vote in favor of or consent to the JSC Merger (a "Voting Agreement") in the form attached hereto as Exhibit 3.18(c). Each such agreement constitutes a valid and binding obligation of the party thereto other than Firstar, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, and similar laws and equitable principles.

           (b) Each of the stockholders of ABI identified in Exhibit 3.18(b) attached hereto has duly executed and delivered to Firstar a written agreement to vote in favor of or consent to the ABI Merger (a "Voting Agreement") in the form attached hereto as Exhibit 3.18(d). Each such agreement constitutes a valid and binding obligation of the party thereto other than Firstar, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, and similar laws and equitable principles.

           3.19.  Affiliates.

           (a) The JSC/ABI Disclosure Letter identifies persons who are now "Affiliates" of JSC for purposes of Rule 145 under the Securities Act ("JSC Affiliates"). JSC has advised such persons of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock delivered in connection with the Merger. Each person identified in such letter has executed a written agreement substantially in the form attached as Exhibit 3.19(a) hereto.

           (b) The JSC/ABI Disclosure Letter identifies persons who are now "Affiliates" of ABI for purposes of Rule 145 under the Securities Act (together with the JSC Affiliates, "Affiliates"). ABI has advised such persons of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock delivered in connection with the Merger. Each person identified in such letter has executed a written agreement substantially in the form attached as Exhibit 3.19(b) hereto.

           3.20. Affiliate Transactions. Except as set forth in the JSC/ABI Disclosure Letter, neither JSC, ABI nor any of the ABI Subsidiaries, nor any executive officer or director of JSC or ABI, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such person "controls" (within the meaning of Regulation O of the Federal Reserve Board), has any loan agreement, note or borrowing arrangement or any other agreement with ABI or any of its Subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ABI or any of the ABI Subsidiaries .

           3.21.  Interest Rate Risk Management Instruments.

           (a) The JSC/ABI Disclosure Letter sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which JSC, ABI or any of the ABI Subsidiaries is a party or by which any of their properties or assets may be bound. ABI has delivered or made available to Firstar true, correct and complete copies of all such interest rate risk management agreements and arrangements.

           (b) All interest rate swaps, caps, floors and option agreements to which ABI is subject and other interest rate risk management arrangements to which ABI or any ABI Subsidiary is a party or by which any of their respective properties or assets may be bound were entered into in the ordinary course of business and, to JSC's or ABI's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the regulators to which ABI is subject and with counterparties believed to be financially responsible at the time, are legal, valid and binding obligations enforceable in accordance with their terms, and are in full force and effect. JSC, ABI and each of the ABI Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to JSC's or ABI's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

           3.22. Regulatory Impediments. As of the date hereof, neither JSC nor ABI is aware of the existence of any factor that would (i) materially delay or materially hinder the issuance of any of the required regulatory approvals necessary to consummate the Mergers, the Bank Mergers (as defined in Section 5.15(b)), the Bank Divestitures (as defined in Section 5.15(a)) or the other transactions contemplated hereby, other than any protests by nongovernmental parties or that would (ii) otherwise cause the condition set forth in Section 8.01(b) not to be satisfied.

           3.23. Full Disclosure. The representations and warranties of JSC and ABI contained in this Agreement do not omit any material fact necessary to make the statements contained therein,in light of the circumstances under which they were made, not misleading. There is no fact known to JSC or ABI which has not been disclosed to Firstar pursuant to this Agreement, the JSC/ABI Disclosure Letter and the ABI Reports, all taken together as a whole, which would reasonably be expected to have an ABI Material Adverse Effect or a material adverse effect on the ability of Firstar or ABI to consummate the transactions contemplated hereby.

           3.24. No Discussions. As of the date of this Agreement, neither JSC, ABI nor any ABI Subsidiary, nor any of its or their Representatives (as defined in Section 5.02(f)), are, directly or indirectly, soliciting, initiating or engaged in any discussions or other negotiations with, or providing any information to, any third party concerning any possible proposal regarding a Competing Transaction (as defined in Section 5.02(f)).


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF FIRSTAR AND SUB

           Firstar and Sub, jointly and severally, represent and warrant to JSC and ABI as follows:

           4.01. Organization, Standing and Power. Firstar is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of Firstar and its Subsidiaries taken as a whole (a "Firstar Material Adverse Effect"). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Firstar Material Adverse Effect. Each of Firstar and Sub is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a Firstar Material Adverse Effect. Each of Firstar and Sub is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Firstar has delivered to JSC and ABI true, accurate and complete copies of the currently effective Restated Articles of Incorporation and By-laws of Firstar, including all amendments thereto.

           4.02. Firstar Subsidiaries. Except as set forth in the Firstar Disclosure Letter (which is a letter delivered by Firstar and Sub to JSC and ABI two days prior to the date hereof, the receipt thereof having been acknowledged by JSC and ABI executing a copy thereof), Firstar beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of Sub and each of the Subsidiaries listed in the Firstar Disclosure Letter (herein, including Sub, called collectively the "Firstar Subsidiaries" or individually a "Firstar Subsidiary"), which constitute Firstar's principal operating subsidiaries as of the date of this Agreement. No equity securities of any of the Firstar Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Firstar Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Firstar Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable banking statute and except as set forth in the Firstar Disclosure Letter, all of the shares of capital stock of each of the Firstar Subsidiaries owned by Firstar are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")) and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each Firstar Subsidiary is a banking association or a corporation, in each case duly organized, validly existing and in good standing or in active status under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Firstar Material Adverse Effect. The deposits of each Firstar Subsidiary that is a banking institution and accepts deposits are insured by the FDIC to the extent provided by law. Firstar has delivered to ABI true, accurate and complete copies of the currently effective Articles of Incorporation and by-laws of Sub.

           4.03. Capital Structure. As of the date hereof, the authorized capital stock of Firstar consists of 120,000,000 shares of Firstar Common Stock, 2,500,000 shares of preferred stock, par value $1.00 and 38,775 shares of Series D Convertible Preferred Stock, no par value. Except as contemplated in the Merger Agreements, as set forth in the Firstar Disclosure Letter or as set forth in the most recent report of Firstar filed with the SEC on Form 10-K or Form 10-Q, there are, as of the date of the Merger Agreements, no outstanding options, warrants, calls, rights, commitments or agreements of any character whatsoever to which Firstar or any Firstar Subsidiary is a party or by which it is bound obligating Firstar or any Firstar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Firstar or of any Firstar Subsidiary or obligating Firstar or any Firstar Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of Firstar capital stock are, and the shares of Firstar Common Stock to be issued pursuant to or as specifically contemplated by the Merger Agreements will be, validly issued, fully paid and nonassessable (except as provided in WBCL Section 180.0622(2)(b)) and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, $1.00 par value, all of which are validly issued, fully paid and nonassessable and owned by Firstar.

           4.04. Authority. Firstar and Sub have all requisite corporate power and authority to enter into this Agreement and the Plans of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plans of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Firstar and Sub. Approval of this Agreement and the Plans of Merger by stockholders of Firstar is not required under the WBCL, the rules of the New York Stock Exchange or otherwise. This Agreement and the Plans of Merger have been duly executed and delivered by Firstar and Sub, and each constitutes a valid and binding obligation of Firstar and Sub enforceable
   in accordance with its terms.   The execution and delivery of this
   Agreement and the Plans of Merger do not, and the consummation of the transactions contemplated hereby, including the Bank Transactions, will not, result in any Violation pursuant to any provision of (a) the restated articles of incorporation or by-laws of Firstar or any Firstar Subsidiary or (b) any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan maintained by Firstar or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Firstar or any Firstar Subsidiary or their respective properties or assets, which Violation pursuant to this clause (b) would have a Firstar Material Adverse Effect. Other than in connection or in compliance with the provisions of the WBCL, the DGCL and the MBCA, the banking laws of the State of Minnesota, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of Firstar or any Firstar Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger or the consummation by Firstar or its Subsidiaries of the transactions contemplated hereby and thereby, the failure to obtain which would have a Firstar Material Adverse Effect.

           4.05. Firstar Financial Statements. The consolidated balance sheets of Firstar as of December 31, 1994 and 1993 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of stockholders' equity for the three years in the period ended December 31, 1994, accompanied by the unqualified opinion of KPMG Peat Marwick LLP, copies of which have been furnished by Firstar to ABI; the unaudited consolidated balance sheet of Firstar as of September 30, 1995 and the related consolidated statement of income, consolidated statement of cash flows and consolidated statement of stockholders' equity for the nine months then ended, in the form prepared for Firstar's internal use, copies of which have been furnished by Firstar to ABI; and like financial information included in Forms 10-Q filed with the SEC subsequent to the Latest Statement Date (collectively, the "Firstar Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the Firstar Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of Firstar at the dates, and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Firstar believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have a Firstar Material Adverse Effect .

           4.06. Reports. Since January 1, 1993, Firstar and the Firstar Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Comptroller of the Currency, (iv) the FDIC and (v) any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to herein as the "Firstar Reports"). As of their respective dates, the Firstar Reports filed prior to the date hereof complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           4.07. Authorizations; Compliance with Applicable Laws. Firstar and the Firstar Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Firstar and the Firstar Subsidiaries taken as a whole (the "Firstar Permits"). Firstar and the Firstar Subsidiaries are in compliance with the terms of the Firstar Permits, except where the failure so to comply could not reasonably be expected to have a Firstar Material Adverse Effect. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or the Firstar Disclosure Letter, the businesses of Firstar and the Firstar Subsidiaries are not being conducted in violation of any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material Adverse Effect. Except as set forth in the Firstar Disclosure Letter, as of the date hereof, no investigation or review by an Governmental Entity with respect to Firstar or to any of the Firstar Subsidiaries that would cause a Firstar Material Adverse Effect is pending or, to the knowledge of Firstar, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

           4.08. Litigation. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or in the Firstar Disclosure Letter, there is no Proceeding pending or, to the knowledge of Firstar, threatened against or affecting Firstar or any Firstar Subsidiary which would, if adversely determined, to have a Firstar Material Adverse Effect, nor is there any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator outstanding against Firstar or any Firstar Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

           4.09. Absence of Certain Changes or Events. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or in the Firstar Disclosure Letter, and except as contemplated by this Agreement and the Plans of Merger, from and after January 1, 1995 through the date of this Agreement: (a) Firstar and the Firstar Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, (b) Firstar has not declared, set aside or paid any dividend or other distribution in respect to any of Firstar's capital stock, except for regular quarterly cash dividends not exceeding $.34 per share on Firstar Common Stock with usual record and payment dates for such dividends, (c) there has not been any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a Firstar Material Adverse Effect and
   (d) there has not been any material change in the method of accounting or accounting practices of Firstar and the Firstar Subsidiaries.

           4.10. Tax Matters. To the knowledge of Firstar, neither Firstar nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent the Mergers from qualifying as one or more reorganizations under Section 368(a)(1)(A) of the Code.

           4.11. Regulatory Impediments. As of the date hereof, Firstar is not aware of the existence of any factor that would (i) materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Mergers, the Bank Mergers (as defined in Section 5.15(b)), the Bank Divestitures (as defined in Section 5.15(a)) or the other transactions contemplated hereby, other than any protests by nongovernmental parties or that would (ii) otherwise cause the condition set forth in Section 8.01(b) not to be satisfied.

           4.12. Full Disclosure. The representations and warranties of Firstar contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Firstar which has not been disclosed to JSC and ABI pursuant to this Agreement, the Firstar Disclosure Letter and the Firstar Reports, all taken together as a whole, which would reasonably be expected to have a Firstar Material Adverse Effect or a material adverse effect on the ability of Firstar to consummate the transactions contemplated hereby.

                                    ARTICLE V
                            COVENANTS OF JSC AND ABI

           5.01. Affirmative Covenants. JSC and ABI hereby covenant and agree with Firstar that prior to the Effective Time or until the earlier termination or abandonment of this Agreement in accordance with its terms, unless the prior written consent of Firstar shall have been obtained and except as otherwise contemplated herein, each will and will cause its respective Subsidiaries to:

           (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

           (b) preserve substantially intact its business organization and assets (except for acquisitions and dispositions of assets in the ordinary course of business consistent with past practices, unless otherwise required by the terms of this Agreement), and maintain its rights and franchises, and use its reasonable best efforts to retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers;

           (c) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

           (d) keep in full force and effect, insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

           (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

           (f) comply with and perform in all material respects all material obligations and duties imposed upon it by all Laws; and

           (g) notify Firstar immediately by telephone, and thereafter promptly confirm in writing, if any of the matters described in Section 5.02(f) occurs, whether as a result of action by JSC, ABI, any ABI Subsidiary or any Representatives (as defined therein) of JSC or ABI, or if any person makes any offer or other proposal concerning a Competing Transaction (as defined in Section 5.02(f)); such notice shall include the name of any person other than JSC, ABI, an ABI Subsidiary and their Representatives involved in such matter and, after receipt of any written offer or proposal from such person, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

           5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, neither JSC nor ABI shall do, or permit any of the ABI Subsidiaries to do, without the prior written consent of Firstar, any of the following:

           (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

           (b) (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law, or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any ABI Benefit Plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers or former directors or officers;

           (c) declare or pay any dividend on, or make any other distribution in respect of its outstanding shares of capital stock, except (i) cash dividends from JSC to its stockholders,
        (ii) regular quarterly cash dividends from ABI to its stockholders in each calendar quarter between the date of this Agreement and the Closing Date not to exceed $1.50 per share through and including the calendar quarter ending September 30, 1996, and thereafter increasing to $2.00 per share per calendar quarter (not to exceed 50% of net income for the preceding calendar quarter, adjusted to restore any transaction-related expenses and any entries requested by Firstar), and provided that the stockholders of ABI shall not receive or be entitled to receive in any calendar quarter dividends on both ABI Common Stock and any Firstar Common Stock they receive in the ABI Merger, (iii) cash or in kind distributions by JSC to the extent the cash and cash equivalent assets of JSC exceed the requirements of Section 8.02(n), and (iv) cash dividends by a wholly-owned Subsidiary of ABI;

           (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with, any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank, or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, except in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

           (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than issuances by a wholly-owned ABI Subsidiary of its capital stock to its parent;

           (f) (i) initiate, solicit or encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or (ii) negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including Piper Jaffray Inc.), attorney, accountant or other representative retained by it or any of the ABI Subsidiaries ("Representatives") to take any such action, provided, however, that nothing contained in this clause (ii) shall prohibit the Board of Directors of JSC or ABI from (i) taking any such action or permitting any of its Representatives to take any such action if the Board of Directors of JSC or ABI is complying with its fiduciary duties to shareholders and such Board based its determination of such fiduciary duties on a written opinion of counsel or (ii) complying with Rules 14d-2 and 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. ABI shall promptly notify Firstar orally and in writing of all of the relevant details relating to all inquiries and proposals which JSC or it may receive relating to any of such matters. For purposes of this Agreement,"Competing Transaction" shall mean any of the following involving JSC, ABI or any of the ABI Subsidiaries: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of the consolidated assets of JSC, ABI and the ABI Subsidiaries; a sale of shares of voting capital stock constituting more than 10% of the voting capital stock of JSC or ABI (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire such voting capital stock); a tender offer or exchange offer for at least 10% of the outstanding shares of JSC Common Stock or ABI Common Stock; a solicitation of proxies in opposition to approval of the JSC Merger by JSC's stockholders or the ABI Merger by ABI's stockholders; or a public announcement of a bona fide proposal, plan or intention to do any of the foregoing;

           (g) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to Firstar;

           (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

           (i) with respect to real properties leased by JSC, ABI or any of the ABI Subsidiaries, renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with Firstar;

           (j) change any of its methods of accounting in effect at December 31, 1994, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except as may be required by law or generally accepted accounting principles;

           (k) take action which would or is reasonably likely to (i) adversely affect the ability of Firstar, JSC or ABI to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby, including the Bank Transactions; (ii) adversely affect JSC's or ABI's respective ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Mergers set forth in Article VIII not being satisfied or in a violation of any provision of the Voting Agreements;

           (l) change the lending, investment, liability management and other material policies concerning the banking business of ABI and the ABI Subsidiaries, unless required by Law or order or unless such change does not cause an ABI Material Adverse
        Effect;

           (m) purchase, renew or otherwise acquire any investment security for its own account, except debt obligations issued by the United States Treasury Department having a maturity at issuance of not more than three years;

           (n) pay any fees of any legal counsel, tax adviser or certified public accountants retained in connection with the Merger, including Lindquist & Vennum and KPMG Peat Marwick LLP, calculated on a basis other than an hourly basis at the maximum rates per hour set forth in the JSC/ABI Disclosure Letter, with bills detailing such hours and hourly charges to be submitted to JSC or ABI (and a copy provided to Firstar) prior to the JSC Effective Time or pay any fees of an agent, broker, investment banker, or financial advisor, including Piper Jaffray Inc., otherwise than in accordance with Section 7.05;

           (o) purchase any equity securities (other than purchases by JSC); or

           (p) agree in writing or otherwise to do any of the foregoing.

           5.03. Letters of Accountants. At the request of Firstar, JSC and ABI shall each use its best efforts to cause to be delivered to Firstar "cold comfort" letters of KPMG Peat Marwick LLP, JSC's and ABI's independent public accountants, dated the date on which the S-4 (as defined below) shall become effective and the Closing Date, respectively, and addressed to Firstar, in form and substance reasonably satisfactory to Firstar and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and transactions such as those contemplated by the Merger Agreements.

           5.04. Access and Information. Except where prohibited by law, upon reasonable notice, JSC and ABI shall (and shall cause the ABI Subsidiaries to) afford to Firstar's officers, employees, accountants, counsel and other representatives, access, from time to time during normal business hours during the period prior to the JSC Effective Time, to all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of JSC, ABI and the ABI Subsidiaries, including without limitation all books of account, tax records, minute books of directors' and stockholders' meetings, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (other than attorney work product or materials protected by any attorney-client privilege), documents relating to assets and title thereto, plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Firstar may have a reasonable interest, including without limitation, its interest in planning for integration and transition with respect to the business of JSC, ABI and the ABI Subsidiaries. During such period, ABI will cause one or more of its representatives to confer on a regular and frequent basis with representatives of Firstar, to report on the general status of its ongoing operations and to consult as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business. During such period, JSC and ABI shall (and shall cause each of the ABI Subsidiaries to), except where prohibited by law, furnish promptly to Firstar (i) a copy of each ABI Report filed or received by it during such period pursuant to the requirements of federal securities laws, the BHC Act and any other federal or state banking laws promptly after such documents are available, (ii) the monthly financial statements of ABI and the ABI Subsidiaries (as prepared by ABI in accordance with its normal accounting procedures) promptly after such financial statements are available, (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of JSC and ABI, respectively, (iv) minutes of the JSC and ABI Boards of Directors meetings and the reports of management of JSC, ABI and each of the ABI Subsidiaries customarily provided to their respective Boards of Directors, and (v) all other information concerning its business, properties and personnel as Firstar may reasonably request. During such period, JSC and ABI shall, and shall cause the ABI Subsidiaries to, instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, Firstar's officers, employees, accountants, counsel and other representatives at reasonable hours and with reasonable notice by Firstar to such individuals, and to cooperate fully with Firstar in planning for the integration of the business of ABI and the ABI Subsidiaries with the business of Firstar and its Subsidiaries.

           5.05.  Update Disclosure; Breaches.

           (a) From and after the date hereof until the JSC Effective Time, JSC and ABI shall promptly, but not less frequently than monthly, update the JSC/ABI Disclosure Letter by notice to Firstar to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of Firstar and Sub to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

           (b) ABI shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in Article VIII not to be satisfied, give prompt written notice thereof to Firstar and use its best efforts to prevent or promptly remedy the same.

           5.06.  Affiliates; Tax Treatment.

           (a) JSC shall cause any person who becomes an Affiliate of JSC after the date hereof, by virtue of becoming a director or officer of JSC or any JSC Subsidiary, and shall use its best efforts to cause any other person who becomes an Affiliate of JSC after the date hereof, and on or prior to the Closing Date, to deliver to Firstar a written agreement substantially in the form attached as Exhibit 3.19(a) hereto as soon as practicable after attaining such status and advise such person of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock delivered in connection with the JSC Merger.

           (b) ABI shall cause any person who becomes an Affiliate of ABI after the date hereof, by virtue of becoming a director or officer of ABI or any ABI Subsidiary, and shall use its best efforts to cause any other person who becomes an Affiliate of ABI after the date hereof, and on or prior to the Closing Date, to deliver to Firstar a written agreement substantially in the form attached as Exhibit 3.19(b) hereto as soon as practicable after attaining such status and advise such person of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock delivered in connection with the ABI Merger.

           (c) JSC and ABI will each use its best efforts to cause the Mergers to qualify as one or more reorganizations under Section 368(a)(1) of the Code.

           5.07. Dissent Process. JSC and ABI will each give to Firstar prompt notice of its receipt of any written notice relating to the exercise of dissenters' rights granted under Sections 302A.471 and 302A.473 of the MBCA or Section 262 of the DGCL, respectively, including the name of the dissenting stockholder and the number of shares of stock to which the dissent relates. Firstar will have the right to participate in all negotiations and proceedings with the JSC or ABI stockholders relating to any such notice or the exercise of such rights, and except as required by law, neither JSC nor ABI will make any payment with respect to, or settle or offer to settle, any dissent demands without the prior written consent of Firstar.

           5.08.  Expenses.

           (a) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

           (b) Except as otherwise provided herein, all Expenses incurred by Firstar (or Sub) and JSC or ABI in connection with or related to the authorization, preparation and execution of this Agreement and the Plans of Merger, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing the S-4 and the Proxy Statement (as defined below) and the expense of all SEC and other regulatory filing fees incurred in connection herewith.

           5.09. Delivery of Shareholder Lists. JSC and ABI shall each arrange to have its transfer agent deliver to Firstar or its designee, from time to time prior to the Closing Date, a true and complete list setting forth the names and addresses of all its stockholders of record, their holdings of such stock as of the latest practicable date, and such other stockholder information as is reasonably available that Firstar may reasonably request.

           5.10. Audited Financial Statements. JSC and ABI shall each use its best efforts to cause its independent public accountants to deliver to Firstar, by February 16, 1996, an audited consolidated financial report of such entity as of and for the period ended December 31, 1995, and to make available, by February 2, 1996, to Firstar and its independent public accountants for their review the working papers of each such entity's independent public accountants prepared in connection with such audit and prior audits.

           5.11. Accounting Matters. Immediately prior to the Closing Date, after all anticipated loan losses have been charged off, ABI shall increase its consolidated allowance for losses on loans to no less than an amount requested by Firstar.

           5.12.  Shareholder Meetings.

           (a) JSC shall call a meeting of its stockholders for the purpose of voting upon the JSC Merger Agreements and related matters, and deliver notice of such meeting, as part of the JSC Proxy Statement (as defined below) to JSC stockholders in accordance with applicable law and the JSC Articles. JSC shall coordinate and cooperate with Firstar with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof. Unless otherwise required by law, JSC shall not, at such stockholders' meeting, submit any other matter for approval of its stockholders (except with the prior written consent of Firstar). JSC will, through its Board of Directors, (i) recommend to its stockholders approval of such matters,
   (ii) not withdraw, modify or amend such recommendations, and (iii) use its best efforts to obtain such stockholder approval.

           (b) ABI shall call a meeting of its stockholders for the purpose of voting upon the ABI Merger Agreements and related matters, (including approval of executive change of control severance and incentive agreements, pursuant to Section 280G(b)(2)(A)(i) of the Code), and deliver notice of such meeting, as part of the ABI Proxy Statement (as defined below) to ABI stockholders in accordance with applicable law and the ABI Certificate. ABI shall coordinate and cooperate with Firstar with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof. Unless otherwise required by law, ABI shall not, at such stockholders' meeting, submit any other matter for approval of its stockholders (except with the prior written consent of Firstar). ABI will, through its Board of Directors,
   (i) recommend to its stockholders approval of such matters, (ii) not withdraw, modify or amend such recommendations, and (iii) use its best efforts to obtain such stockholder approval.

           5.13. Acquisitions of Real Estate. During the period prior to the JSC Effective Time, ABI shall cause each ABI Subsidiary that proposes to acquire ownership or possession of any real property (other than single family residential real property), through foreclosure or repossession or otherwise, to conduct an environmental assessment of such property meeting the requirements described in Section 7.03 and any further environmental investigation, sampling or analysis reasonably required to ensure that such ABI Subsidiary shall not acquire ownership or possession of any real property that is reasonably likely to cause the ABI Subsidiary to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of the property.

           5.14. Processing Contracts. As soon as reasonably practicable after the date hereof, ABI will give notice to the other parties under such of ABI's agreements for credit card and merchant processing services, trust processing services and data processing services as Firstar may designate as to the intended termination of such parties' respective agreements as soon as reasonably practicable after, and contingent on, the ABI Merger. ABI will cooperate with Firstar in using its best efforts to minimize any termination penalties under such agreements.

           5.15.  Bank Transactions.

           (a) ABI will cooperate with Firstar in commencing the divestiture by Firstar (the "Bank Divestitures") to be effective as soon as reasonably practicable after the ABI Effective Time, of all ABI's stock in American Bank Moorhead and American Bank Lake City (together, the "Subject Banks"). Such cooperation shall include affording access, upon reasonable prior notice, to officers, employees, accountants, counsel and other representatives of potential third party purchasers designated by Firstar during normal business hours from time to time during the period prior to the JSC Effective Time, to all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Subject Banks and other access and information of the scope accorded Firstar under Section 5.04, provided that such third parties have executed customary confidentiality agreements with ABI and Firstar.

           (b) ABI will cooperate with Firstar in effecting the mergers of American Bank, National Association and American Commercial Bank (together, the "Primary ABI Banks"), respectively, into Sub's wholly owned subsidiary, Firstar Bank Minnesota, N.A. (the "Bank Mergers" and, together with the Bank Divestitures, the "Bank Transactions"), to be effective immediately after the ABI Effective Time. Such cooperation shall include, without limitation, the vote in favor of or consent to the Bank Mergers by ABI, as a stockholder of the Primary ABI Banks. Firstar shall bear all out-of-pocket expenses of the Bank Transactions.


                                   ARTICLE VI
                          COVENANTS OF FIRSTAR AND SUB

           6.01. Affirmative Covenants. Firstar hereby covenants and agrees with JSC and ABI that prior to the Effective Times, unless the prior written consent of JSC or ABI shall have been obtained (which consent shall not be unreasonably withheld) and except as otherwise contemplated herein, it will:

           (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Firstar Financial Statements applied on a consistent basis, except as may be required to implement changes in generally accepted accounting principles; and

           (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material
        Adverse Effect.

           6.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the JSC Effective Time, Firstar shall not do, or agree or commit to do, or permit any of its Subsidiaries to do, without the prior written consent of JSC or ABI (which shall not be unreasonably withheld) any of the following:

           (a) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to JSC or ABI; provided, however, that any amendment to the by-laws of Firstar to increase the size of its Board of Directors shall not be deemed adverse to ABI and any amendment to the Restated Articles of Incorporation of Firstar effected solely by action of the Board of Directors of Firstar shall not be deemed adverse to JSC or ABI;

           (b) take action which would or is reasonably likely to (i) adversely affect the ability of Firstar, JSC or ABI to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Firstar's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Mergers set forth in Article VIII not being satisfied; or

           (c) agree in writing or otherwise to do any of the foregoing.

           6.03. Firstar Rights Plan. Nothing herein shall be deemed to prohibit Firstar from (a) redeeming the Firstar Rights or (b) if the Firstar Rights are so redeemed, entering into a new rights agreement similar to the Firstar Rights Agreement; provided that, as to this clause
   (b), the holders of JSC Common Stock and the holders of ABI Common Stock, respectively, become entitled to any benefits thereof by virtue of the Mergers or the Exchange Ratios are appropriately adjusted.

           6.04. Breaches. Firstar shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in Article VIII not to be satisfied, give prompt written notice thereof to JSC and ABI and use its best efforts to prevent or promptly remedy the same.

           6.05. Stock Exchange Listing. Firstar shall use its best efforts to cause the shares of Firstar Common Stock to be issued in the Mergers to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, prior to the Closing Date.

           6.06. Firstar Benefit Plans. On or before the first January 1 that is at least 90 days after the JSC Effective Time, Firstar shall provide to retained employees of ABI or of any ABI Subsidiary all corporate-wide employee retirement, health, dental, life and long-term disability benefits that Firstar and its subsidiaries provide to their similarly situated employees, subject to the age and eligibility requirements for such benefits. Firstar shall not rescind or restrict the vesting of employee benefits, due under the current terms of the ABI Benefit Plans, upon termination of any of the ABI Benefit Plans. Each such employee's last continuous period of service prior to the JSC Effective Time with ABI or any ABI Subsidiary shall count for purposes of determining eligibility and vesting for all such benefits, including but not limited to any severance or early retirement benefits. If such coverage under the Firstar benefits is not provided immediately after the JSC Effective Time, Firstar shall continue the ABI plans until the comparable coverage is effective under Firstar's plans so that no lapse in benefits occurs. Without limiting the generality of the foregoing, no preexisting condition limits shall be applied to participants in ABI Benefit Plans upon their eligibility for such Firstar benefits (except for continuation of any such limits that were in effect under the applicable ABI Benefit Plans). From the date of the execution of this Agreement through the date six months following the Effective Time, any severance paid pursuant to either the ABI Plan or program or the Firstar Plan or program shall be determined by applying the benefit formula under the ABI Plan or program. From and after the date six months following the Effective Time, any severance paid pursuant to either the ABI Plan or program or the Firstar Plan or program shall be determined by applying the benefit formula under the Firstar Plan or program, after crediting ABI employees for cumulative periods of service as employees of ABI or Firstar. Notwithstanding anything to the contrary above, Firstar shall provide to Victor P. Reim ("Reim") upon consummation of the transaction contemplated hereby, health benefits until age 65, comparable to those offered to its active employees from time to time at a cost to Reim not exceeding the lesser of (i) the portion of the cost of such benefits paid by retired Firstar employees with 35 years of service or (ii) 50% of the cost of such benefits (as determined by Firstar pursuant to Code Section 4980B).

           6.07. Tax Treatment. Firstar will use its best efforts to cause the Mergers to qualify as one or more reorganizations under Section 368(a)(1) of the Code.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

           7.01.  Filings and Approvals.

           (a) Firstar will use all reasonable efforts and JSC and ABI will cooperate with Firstar in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain the requisite approvals of and consents to the Mergers, the Bank Transactions and the other transactions contemplated by this Agreement, from the Federal Reserve Board, the Minnesota Commissioner, the FDIC and the Comptroller, as applicable, and from any other applicable bank regulatory authorities and provide copies of nonconfidential portions of such applications, filings and related correspondence to the other parties.
   ABI will, and will cause the ABI Banks to, permit Firstar to prepare the applications for approval of the Bank Transactions. Prior to filing each application, notice or other documents with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, notice or other document. Each party shall ensure that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any documents to be filed with the Federal Reserve Board, the Minnesota Commissioner, the FDIC, the Comptroller or any other regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Article VIII to be satisfied, including participating in any required hearings or proceedings, and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party shall keep the other advised of all material regulatory developments in a timely manner.

           (b) In the event of a restraining order or injunction which prevents the Closings by reason of the operation of Section 8.01(d), ABI, Firstar and Sub shall use their respective best efforts to cause such order or injunction to be lifted and the Closings to be consummated as soon as reasonably practicable.

           7.02.  Registration Statement.

           (a) For the purposes of (i) holding a meeting of the stockholders of JSC to approve the JSC Merger Agreements and the JSC Merger (the "JSC Meeting"); (ii) holding a meeting of the stockholders of ABI to approve the ABI Merger Agreements and the ABI Merger (the "ABI Meeting", and together with the JSC Meeting, the "Meetings") and (iii) registering the Firstar Common Stock to be issued to holders of JSC Common Stock and to minority holders of ABI Common Stock in connection with the Mergers with the SEC and with applicable state securities authorities, Firstar will use all reasonable efforts and JSC and ABI will cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "S-4"), which shall include a joint prospectus of Firstar and proxy statement of JSC (the "JSC Prospectus") and a joint prospectus of Firstar and proxy statement of ABI (the "ABI Proxy Statement" and, together with the JSC Proxy Statement, the "Proxy Statement") that shall satisfy all applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws and the rules and regulations thereunder.

           (b) Firstar shall furnish such information concerning Firstar as is necessary in order to cause the Proxy Statement, insofar as it relates to Firstar, to be prepared in accordance with Section 7.02(a). Firstar agrees promptly to advise JSC and ABI if any time prior to the Meeting any information provided by Firstar in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the Proxy Statement is mailed to the stockholders of JSC and ABI and at all times subsequent to such mailing up to and including the time of the Meeting, the S-4 and such Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Firstar (including the Firstar Subsidiaries) and the Firstar Common Stock, this Agreement, the Mergers and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

           (c) JSC and ABI shall furnish Firstar with such information concerning JSC, ABI and the ABI Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to JSC, ABI and the ABI Subsidiaries, to be prepared in accordance with Section 7.02(a). ABI agrees promptly to advise Firstar if at any time prior to the Meeting any information provided by ABI in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Firstar with the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the JSC Proxy Statement is mailed to the stockholders of JSC and the ABI Proxy Statement is mailed to the stockholders of ABI and at all times subsequent to such mailings up to and including the time of the Meetings, the S-4 and the Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to JSC, ABI (including the ABI Subsidiaries) and their stockholders, JSC Common Stock, ABI Common Stock, this Agreement, the Mergers and all other transactions contemplated hereby will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

           (d) Firstar shall promptly file the S-4 with the SEC and applicable state securities agencies. Firstar shall use reasonable efforts to cause the S-4 to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. ABI authorizes Firstar to utilize in the S-4 the information concerning ABI and its Subsidiaries provided to Firstar for the purpose of inclusion in the Proxy Statement. JSC and ABI shall have the right to review and comment on the forms of proxy statement included in the S-4. Firstar shall advise ABI promptly when the S-4 has become effective and of any supplements or amendments thereto, and Firstar shall furnish ABI with copies of all such documents. Prior to the JSC Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Proxy Statement) that might constitute a "prospectus" relating to the Mergers within the meaning of the Securities Act.

           7.03. Environmental Audits. Firstar shall engage, at ABI's expense, an environmental consulting engineering firm, reasonably acceptable to ABI, to perform environmental site assessments of all ABI Property (other than single family residential real property) (collectively, the "Audited Properties") which shall satisfy the American Society of Testing and Materials "Standard Practice for Environmental Site
   Assessments:  Phase I Environmental Site Assessment Process" (ASTM
   Designation: E-1527-93) (the "Environmental Audits") and render reports of the Environmental Audits (the "Environmental Reports") to determine, to Firstar's satisfaction, whether there are any indications or evidence that
   (i) any Toxic Substance has been stored, deposited, treated, recycled, used or accidentally or intentionally disposed of, discharged, spilled, released, dumped, emitted or otherwise placed on, under or at, or used in any construction on, any such Audited Property, (ii) any such Audited Property is contaminated by or contains any Toxic Substance or (iii) any violations of Environmental Laws have occurred or are likely to occur on any Audited Property. The scope of the Environmental Audits shall include any testing or sampling of materials to determine, to Firstar's satisfaction, whether any cleanup, removal, remedial action or other response ("Remediation Action") is required to bring the Audited Properties into material compliance with Environmental Laws or to eliminate any condition that could result in a material liability as a result of the ownership, lease, operation or use of any Audited Property, and the estimated cost of such Remediation Action. Firstar will use reasonable efforts to engage an environmental consulting engineering firm within 10 days of the date hereof and Firstar and ABI will use reasonable efforts to cause the Environmental Audits to be completed within 45 days of the date hereof. ABI shall use reasonable efforts to cause the Remediation Actions to be completed within six months of the date hereof. The actual costs of such Remediation Action, whether paid, billed or to be billed, are the "Remediation Costs." Nothing contained in the Environmental Reports shall diminish or expand JSC's and ABI's obligations with respect to the representations and warranties in Section 3.07 or affect the consequences of any such representation or warranty proving to have been untrue, incomplete or misleading in any respect.

           7.04.  Reports.

           (a) Prior to the Effective Time, (i) JSC and ABI shall prepare and file as and when required all ABI Reports and (ii) Firstar shall prepare and file as and when required all Firstar Reports.

           (b) JSC, ABI and Firstar shall prepare such ABI Reports and Firstar Reports, respectively, such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any ABI Reports or Firstar Reports containing financial information of the type included in the ABI Financial Statements or the Firstar Financial Statements, respectively, the financial information (A) is prepared in accordance with generally accepted accounting principles as utilized in the ABI Financial Statements or the Firstar Financial Statements, as the case may be, applied on a consistent basis (except as stated therein or in the notes thereto), (B) presents fairly the consolidated financial condition of ABI or Firstar, as the case may be, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.

           7.05. Brokers or Finders. Each of Firstar, JSC and ABI represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Piper Jaffray Inc., whose fees and expenses will be paid by ABI solely in accordance with ABI's agreement dated May 24, 1995 with such firm (a correct and complete copy of which has been delivered by ABI to Firstar prior to the date of this Agreement), and each of Firstar, JSC and ABI respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate. JSC and ABI represent that neither they nor the ABI Subsidiaries has paid or agreed to pay any fee to its legal counsel, Lindquist & Vennum, or its certified public accountants, KPMG Peat Marwick LLP, other than on the basis set forth in
   Section 5.02(n) in connection with the transactions contemplated by this Agreement.

           7.06. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of JSC described in Section 8.01(a)(i), the appropriate vote of the stockholders of ABI described in Section 8.01(a)(ii), including cooperating fully with the other party. In case at any time after the JSC Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Sub with full title to all properties, assets, rights, approvals, immunities and franchises of either of Sub or ABI, the proper officers and directors of each party to this Agreement shall take all such necessary action.

           7.07.  Indemnification and Insurance.

           (a) From and after the Effective Time, Firstar shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of JSC and/or ABI or any of the ABI Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Firstar, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of JSC and/or ABI or any of the ABI Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities") to the fullest extent permitted under applicable Delaware, Minnesota or federal law as of the date hereof or as amended prior to the Effective Time and under the JSC Articles or JSC bylaws or the ABI Certificate and ABI bylaws as in effect on the date hereof (and Firstar shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, upon receipt of any undertaking contemplated by
   Section 8.05(a) of the Bylaws of Firstar). Any Indemnified Party wishing to claim indemnification under this Section 7.07(a) upon learning of any Claim, shall notify Firstar (but the failure to so notify Firstar shall not relieve Firstar from any liability which Firstar may have under this
   Section 7.07(a) except to the extent Firstar is prejudiced thereby) and shall deliver to Firstar any undertaking contemplated by Section 8.05(a) of the bylaws of Firstar. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this Section 7.07(a) unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties. Firstar shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in either the JSC Articles and JSC bylaws or the ABI Certificate, ABI's bylaws, as the case may be, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of Firstar described in this Section 7.07(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than five years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

           (b) From and after the Effective Time, the directors, officers, and employees of JSC and ABI and the ABI Subsidiaries who become directors, officers or employees of Firstar or any of its Subsidiaries, except for the indemnification rights set forth in Section 7.07(a), shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees for Firstar are entitled under the provisions of the Restated Articles of Incorporation of Firstar or similar governing documents of Firstar and its Subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

           (c) The obligations of Firstar provided under Section 7.07(a) are intended to benefit, and be enforceable against Firstar directly by, the Indemnified Parties, and shall be binding on all respective successors to Firstar.

           (d) For three years from and after the Effective Time, Firstar will maintain or cause Sub to maintain JSC's current insurance policy for directors' and officers' liabilities or an equivalent policy having terms and conditions no less favorable to all present and former directors and officers of JSC, ABI and the ABI Subsidiaries who are covered by such current insurance policy than those in effect for such persons on the date of this Agreement; provided, however, that (i) Firstar's obligation under this subsection (d) shall be satisfied as to any year at such time as Firstar and/or Sub shall have incurred annual costs to maintain insurance in accordance with this subsection equal to 150% of the annual premium charge heretofore paid by JSC and ABI and (ii) such directors and officers may be required to make application and provide customary representations and warranties to Firstar's insurance carrier for the purpose of obtaining such coverage.


                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

           8.01. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a)    Corporate Approval.

              (i) The JSC Merger Agreements shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of JSC Common Stock.

              (ii) The ABI Merger Agreements shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of ABI Common Stock.

           (b) Regulatory Approvals. The Merger Agreements, the Mergers and, unless waived by Firstar, the Bank Mergers shall have been approved by the Federal Reserve Board, the Comptroller, the FDIC and the Minnesota Commissioner, as applicable, and any other applicable bank regulatory authorities without any term or condition, as reasonably and in good faith determined by Firstar, that (i) is not customarily contained in approvals of similar transactions granted by such regulators,
        (ii) would have an ABI Material Adverse Effect or (iii) would materially and adversely impact the benefits of the Mergers or the Bank Mergers that had been anticipated by Firstar as of the date hereof. All conditions required to be satisfied prior to the Effective Times imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

           (c) S-4; Securities Laws. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. Firstar shall have received all state securities or "blue sky" permits, exemptions or permits under applicable takeover laws and other authorizations necessary to issue the Firstar Common Stock in exchange for the JSC Common Stock and the minority shares of ABI Common Stock and to consummate the Mergers.

           (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Mergers shall be in effect.

           (e) Listing of Firstar Common Stock. The Firstar Common Stock issuable in the Mergers shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

           (f) Tax Opinion. An opinion of Lindquist & Vennum, to the effect that (i) the Mergers will be treated for federal income tax purposes as one or more reorganizations within the meaning of Section 368(a) of the Code, (ii) Firstar, Sub, JSC and ABI will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) the shareholders of JSC and ABI will not recognize any gain or loss to the extent that such shareholders exchange shares of JSC or ABI Common Stock solely for shares of Firstar Common Stock in the Merger, (iv) the basis of the Firstar Common Stock received by a JSC or ABI shareholder who exchanges JSC or ABI Common Stock solely for Firstar Common Stock in the Merger will be the same as the basis of the JSC or ABI Common Stock surrendered in exchange therefor (subject to any adjustments required as a result of the receipt of cash in lieu of a fractional share of Firstar Common Stock), (v) the holding period of the Firstar Common Stock received by a JSC or ABI shareholder receiving Firstar Common Stock will include the period during which the JSC or ABI Common Stock surrendered in exchange thereof was held (provided that the JSC or ABI Common Stock of such JSC or ABI stockholder was held as a capital asset at the Effective Time), (vi) cash received by a JSC or ABI shareholder in lieu of a fractional share interest of Firstar Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest in Firstar Common Stock which he/she would otherwise be entitled to receive, dated on or about the dates that are each two business days prior to the dates the JSC Proxy Statement and the ABI Proxy Statement are first mailed to stockholders of JSC and ABI, respectively, shall have been delivered to ABI and to Firstar and shall not have been withdrawn or modified in any material respect.

           (g)    Fairness Opinion.

              (i) JSC shall have received, in form reasonably satisfactory to JSC, an opinion of Piper Jaffray Inc., dated as of the date of the JSC Proxy Statement, substantially to the effect that the consideration to be received in the Merger by JSC's stockholders is fair to such stockholders from a financial point of view, which opinion may be included in the JSC Proxy Statement. Notwithstanding the foregoing, this condition shall be deemed waived if the JSC Proxy Statement is mailed to JSC's stockholders without such opinion.

              (ii) ABI shall have received, in form reasonably satisfactory to ABI, an opinion of Piper Jaffray Inc., dated as of the date of the ABI Proxy Statements, substantially to the effect that the consideration to be received in the Merger by ABI's stockholders is fair to such stockholders from a financial point of view, which opinion may be included in the ABI Proxy Statement. Notwithstanding the foregoing, this condition shall be deemed waived if the ABI Proxy Statement is mailed to ABI's stockholders without such opinion.

           8.02. Conditions to Obligations of Firstar and Sub. The obligations of Firstar and Sub to effect the Mergers are subject to the satisfaction of the following conditions, unless waived in writing by Firstar and Sub:

           (a) Representations and Warranties. (i) Each of the representations and warranties of JSC and ABI set forth in this Agreement, without giving effect to any update to the JSC/ABI Disclosure Letter or notice to Firstar under Section 5.05, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date , except for changes expressly contemplated by this Agreement, and (ii) Firstar and Sub shall have received certificates to such effect signed on behalf of ABI by its chief executive officer and its chief financial officer and on behalf of JSC by its chief executive officer.

           (b) Performance of Obligations of ABI. JSC and ABI shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plans of Merger at or prior to the Closing Date, and Firstar and Sub shall have received certificates to such signed on behalf of ABI by its chief executive officer and its chief financial officer and on behalf of JSC by its chief executive officer.

           (c) Consents Under Agreements. JSC and ABI shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Sub pursuant to the Mergers to any obligation, right or interest of JSC, ABI or any ABI Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have an ABI Material Adverse Effect, whether prior to or following the consummation of the transactions contemplated hereby.

           (d)    No Amendments to Resolutions.

              (i) Neither the Board of Directors of JSC nor any committee thereof shall have a) amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of JSC at a meeting duly called and held on January 10, 1996 (accurate and complete copies of which have been provided to Firstar) in any manner that adversely affects Firstar or b) adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions in any manner that adversely affects Firstar.


              (ii) Neither the Board of Directors of ABI nor any committee thereof shall have (i) amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of ABI at a meeting duly called and held on January 10, 1996 (accurate and complete copies of which have been provided to Firstar) in any manner that adversely affects Firstar or (ii) adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions in any manner that adversely affects Firstar.

           (e) No Material Adverse Change. There shall have been no material adverse change since the date of this Agreement in the business, operations, prospects or financial condition of JSC, ABI or any ABI Subsidiary other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both ABI and Firstar in a substantially similar manner, and Firstar and Sub shall have received certificates to such effect signed on behalf of ABI by its chief executive officer and its chief financial officer and on behalf of JSC by its chief executive officer.

           (f) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against Firstar, ABI or any affiliate, associate, officer or director of either of them (other than litigation commenced by Firstar or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

           (g) Accountant's Review Letters. Firstar shall have received the letters described in Section 5.03 regarding the ABI Financial Statements.

           (h) Opinion of Counsel. ABI shall have delivered to Firstar an opinion of its counsel, Lindquist & Vennum, dated as of the Closing Date and in form and substance satisfactory to the counsel of Firstar, to the effect that: (i) ABI is a corporation validly existing and in good standing under the laws of Delaware with full corporate power and authority to enter into this Agreement and the ABI Plan of Merger and to consummate the transactions contemplated thereby; (ii) JSC is a corporation validly existing and in good standing under the law of Minnesota with full corporate power and authority to enter into this Agreement and the JSC Plan of Merger and to consummate the transactions contemplated thereby; (iii) JSC and ABI are each registered as a bank holding company under the BHC Act; (iv) ABI has the corporate power to consummate the transactions on its part contemplated by this Agreement and the ABI Plan of Merger,
        (v) JSC has the corporate power to consummate the transactions on its part contemplated by this Agreement and the JSC Plan of Merger; (vi) this Agreement, the Plans of Merger and the Investment Agreement have been duly and validly authorized, executed and delivered on behalf of JSC and/or ABI, as applicable, and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity and to claims relating to conformance with fiduciary obligations) valid and binding agreements of JSC and/ or ABI, as applicable; (vii) the execution of the ABI Articles of Merger and the Certificate of Merger by ABI has been duly and validly authorized; (viii) the execution of the JSC Articles of Merger by JSC has been duly and validly authorized; (ix) neither the execution and delivery of this Agreement and the Plans of Merger by JSC and/or ABI, as applicable, and the consummation of the transactions contemplated hereby, nor the consummation of the Bank Transactions, result in or will result in a Violation pursuant to any provision of the JSC Articles, the ABI Certificate, the by-laws of JSC or ABI, the charter, certificate or articles of incorporation or by-laws of any ABI Subsidiary, the MBCA, the DGCL, or to the knowledge of such counsel, any agreement included in a certificate delivered to such counsel and Firstar by the chief executive officer and the chief financial officer of ABI and JSC, respectively, setting forth all agreements to which JSC, ABI or any ABI Subsidiary is a party that are material to JSC, ABI or any of ABI Subsidiaries; and (x) in the course of the preparation of the S-4 and Proxy Statement such counsel has considered the information set forth therein relating to JSC and ABI in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of JSC, ABI and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters relating to JSC and ABI were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of JSC, ABI and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (i) Allowance for Losses on Loans. As of and on the Closing Date, ABI's consolidated allowance for losses on loans after all anticipated loan losses have been charged off shall not be less an amount requested by Firstar.

           (j) (i) Outstanding Common Stock. As of the Closing Date, the number of outstanding shares of ABI Common
           Stock shall not be greater than 920,948.

              (ii)     As of the Closing Date, the number of
           outstanding shares of JSC Common Stock shall not be greater than 34,983.

           (k) Fees. All fees referred to in Section 5.02(n) shall have been paid by ABI or accrued on the consolidated balance sheet of ABI.

           (l) Environmental Matters. The Remediation Actions shall have been completed, or ABI shall have made adequate financial provision for completion of the Remediation Actions.

           (m)    Bank Mergers.   The Bank Mergers shall have been
        approved by the Federal Reserve, the Comptroller, the FDIC and the Minnesota Commissioner, as applicable, and any other applicable bank or regulatory authorities without any condition not reasonably satisfactory to Firstar and all conditions required to be satisfied prior to consummation of the Bank Mergers, other than the JSC Merger and the ABI Mergers, shall have been satisfied.

           (n) JSC Assets. (i) The parent company only balance sheet of JSC as of the Closing Date, prepared in accordance with generally accepted accounting principles shall show JSC's investment in its 473,535 shares of ABI Common Stock and at least $10,000,000 in cash and cash equivalent assets, net of all current and deferred liabilities; and (ii) Firstar and Sub shall have received a certificate to such effect signed on behalf of JSC by its chief executive officer.

           8.03. Conditions to Obligations of JSC and ABI. The obligation of JSC and ABI to effect the Mergers is subject to the satisfaction of the following conditions, unless waived by JSC and ABI:

           (a) Representations and Warranties. (i) Each of the representations and warranties of Firstar and Sub set forth in this Agreement, without giving effect to any notice to ABI pursuant to Section 6.04, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (except for changes expressly contemplated by this Agreement, and (iii) JSC and ABI shall have received a certificate to such effect signed on behalf of Firstar by the chief executive officer and by the chief financial officer of Firstar.

           (b)    Performance of Obligations of Firstar and Sub.
        Firstar and Sub shall have performed in all material respects each of the obligations required to be performed by them under this Agreement and the Plan of Merger at or prior to the Closing Date, and JSC and ABI shall have received a certificate to such effect signed on behalf of Firstar by the chief executive officer and by the chief financial officer of Firstar.

           (c) Consents Under Agreements. Firstar shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Firstar Material Adverse Effect whether prior to or following the consummation of the transactions contemplated hereby.

           (d) No Amendments to Resolutions. Neither the Board of Directors of Firstar nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of Firstar on October 19, 1995 or adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

           (e) Opinion of Counsel. Firstar shall have delivered to JSC and ABI an opinion of Howard H. Hopwood III, Senior Vice President and General Counsel of Firstar, dated as of the Closing Date and in form and substance reasonably satisfactory to the counsel of JSC and ABI, to the effect that: (i) each of Firstar and Sub is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Plans of Merger and to consummate the transactions contemplated thereby;
        (ii) all corporate proceedings on the part of Firstar and Sub necessary to be taken in connection with the Mergers and (except for the filing of the Certificate of Merger, the JSC Articles of Merger and the ABI Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Firstar and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of Firstar;
        (iv) the execution of the Certificate of Merger and Articles of Merger by Firstar and Sub has been duly and validly authorized;
        (v) the shares of Firstar Common Stock to be issued in the Mergers will, when issued, be duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL); and (vi) in the course of the preparation of the S-4 and the Proxy Statement such counsel has considered the information set forth therein relating to Firstar in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of JSC, ABI and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters relating to Firstar were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of JSC, ABI and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by JSC and ABI, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by ABI, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (f) No Material Adverse Change. There shall have been no material adverse change since the date of this Agreement in the business, operations, prospects or financial condition of Firstar and the Firstar Subsidiaries taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both JSC and ABI, on the one hand, and Firstar, on the other hand, in a substantially similar manner, and JSC and ABI shall have received a certificate to such effect signed on behalf of Firstar by the chief executive officer and by the chief financial officer of Firstar.

           (g) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against any officer or director of JSC or ABI (other than litigation commenced by JSC or ABI or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closings), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions,where such action, suit or proceeding is reasonably likely to result in material personal liability to such officer(s) or director(s) (other than liability reasonably likely to be covered by indemnification and/or insurance).


                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

           9.01.  Termination.

           (a) This Agreement and the Plans of Merger may be terminated at any time prior to the JSC Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the respective stockholders of JSC and ABI:

           (i) by mutual consent of the Board of Directors or Interstate Banking and Acquisitions Committee (the "Committee") of Firstar, and the Boards of Directors of JSC and ABI;

           (ii) by Firstar or ABI (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of JSC and ABI, on the one hand, or Firstar and Sub, on the other hand, set forth in this Agreement, or (B) if the representations and warranties of JSC and ABI, on the one hand, or Firstar and Sub, on the other hand, shall be discovered to have become materially untrue in the aggregate, in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition;

           (iii) by Firstar and Sub, on the one hand, or JSC and ABI, on the other hand, if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

           (iv) by the Board of Directors or Committee of Firstar or the Boards of Directors of JSC and ABI if the Mergers shall not have been consummated before December 31, 1996, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

           (v) by the Board of Directors or Committee of Firstar or the Boards of Directors of JSC and ABI if (A) the Federal Reserve Board, the Minnesota Commissioner, or other applicable bank regulatory authority has denied approval of either of the Mergers and neither Firstar, JSC nor ABI has, within 30 days after the entry of the order denying such approval, filed a petition seeking review of such order as provided by applicable law or (B) any such petition for review has been denied;

           (vi) by JSC, ABI or Firstar, if (A) this Agreement and the ABI Merger are not duly approved by the stockholders of ABI after a vote thereon at a meeting of ABI's stockholders (or any adjournment thereof) duly called and held for such purpose; or
        (B) this Agreement and the JSC Merger are not duly approved by the stockholders of JSC after a vote thereon at a meeting of JSC's stockholders (or any adjournment thereof) duly called and held for such purpose;

           (vii)  by the Board of Directors or Committee of Firstar if
        (A) the Federal Reserve Board, the FDIC, the Comptroller or Minnesota Commissioner, as applicable, or other applicable bank regulatory authority has denied approval of either of the Bank Mergers and neither Firstar nor ABI has, within 30 days after the entry of the order denying such approval, filed a petition seeking review of such order as provided by applicable law or
        (B) any such petition for review has been denied; or

           (viii) by the Board of Directors of JSC and ABI if the Remediation Costs, as defined in Section 7.03, exceed
        $2,000,000; or

           (ix) by the Boards of Directors of JSC and ABI if (i) the Market Value of Firstar Common Stock is less than $30.00 and
        (ii) the number obtained by dividing the Firstar Average Price by the closing price of Firstar Common Stock as reported on the consolidated tape of the NYSE on the trading day immediately preceding the public announcement of this Agreement is less than the number obtaining by dividing the Final Index Price (as defined in subsection (b) below) by the Initial Index Price (as defined in subsection (b) below) and subtracting .15 from such quotient; or

           (x) by the Boards of Directors of JSC and ABI or by the Board of Directors or Committee of Firstar if the Market Value of Firstar Common Stock is less than $20.625.

           (b)    For purposes of this Section 9.01:

           (i) The "Index Group" shall mean all of those companies listed on Exhibit 9.01 the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Twelve-Day Calculation Period for such company to acquire another company or companies in transactions with a value exceeding 10% of the acquiror's market capitalization or for such company to be acquired.

           (ii) The "Initial Index Price" shall mean the average of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of this Agreement.

           (iii) The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Twelve-Day Calculation Period.

           (iv) The "Final Index Price" shall mean the average of the Final Prices for all of the companies comprising the Index Group.

           (v) The "Twelve-Day Calculation Period" shall mean the twelve (12) consecutive trading days ending and including the trading day preceding the trading day immediately preceding the date of the Meetings.

           (vi) The "Firstar Average Price" shall be the average of the daily closing sale prices of a share of Firstar Common Stock during the Twelve Day Calculation Period as reported on the New York Stock Exchange Composite Tape.

   If Firstar or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of the Meetings, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

           9.02. Investigation and Review. Subject to the next following sentence, at any time on or prior to the 30th day following the date of this Agreement, Firstar may, by action of its Board of Directors, elect to terminate this Agreement on behalf of Firstar and Sub as a result of any information obtained in the course of its investigation and review of the loan portfolios or fiduciary accounts of the ABI Subsidiaries or information set forth in the JSC/ABI Disclosure Letter which, in the good faith opinion of Firstar's Board of Directors, has or is reasonably likely to have an ABI Material Adverse Effect. Nothing in this Section 9.02 shall be construed (i) to limit the period of time during which Firstar may conduct its investigation and review of JSC and ABI, (ii) to limit any duty of JSC and ABI otherwise to cooperate with the investigation and review by Firstar subsequent to the period established pursuant to the first sentence of this section, or (iii) to limit or qualify in any respect the representations and warranties of JSC and ABI to Firstar set forth in this Agreement as a result of any such investigation and review.

           9.03. Effect of Termination. In the event of termination of this Agreement by JSC, ABI, Firstar or Sub as provided in Section 9 .01, this Agreement and the Plans of Merger shall forthwith become void and there shall be no liability or obligation on the part of Firstar, Sub, JSC or ABI or their respective officers or directors except (a) with respect to Sections 5.08, 7.05,9.06, and 9.07 (b) with respect to the representations and warranties contained in Article III insofar as they relate to the Voting Agreements and (c) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

           9.04. Amendment. Subject to the last sentence of this Section 9 .03, this Agreement and the JSC Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Committee) at any time before or after approval of the matters presented in connection with the JSC Merger by the stockholders of JSC, but after any such approval, no amendment shall be made which changes in any manner adverse to such stockholders the consideration to be provided pursuant to the JSC Merger Agreements. Subject to the next following sentence, this Agreement and the ABI Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Committee) at any time before or after approval of the matters presented in connection with the ABI Merger by the stockholders of ABI, but after any such approval by the stockholders of ABI, no amendment shall be made which changes in any manner adverse to such stockholders the consideration to be provided to such stockholders pursuant to the ABI Merger Agreements. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           9.05. Extension; Waiver. At any time prior to the JSC Effective Time, Firstar and Sub, on the one hand, and JSC and ABI, on the other hand, by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and
   (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

           9.06.  Inducement.

           (a) Subject to subsection (d), as a condition and inducement to Firstar's willingness to enter into and perform this Agreement, in the event that a Trigger Event (as hereinafter defined) has occurred, then JSC and ABI shall pay to Firstar a fee of $6,000,000, which payment shall be in addition to any contemplated by Section 9.07. Such fee shall be payable in immediately available funds within two days following the occurrence of a Trigger Event.

           (b) As used herein, "Trigger Event" shall mean the occurrence of one or more of the following events:

           (i) A Transaction Proposal (as defined below) shall have occurred;

           (ii) Termination of this Agreement following a willful and material breach thereof by JSC or ABI; or

           (iii)(a) The Board of Directors of JSC or ABI, respectively, (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (b) shall have resolved to do any of the foregoing.

           (c)    As used in this Section 9.06,

           (i) "Transaction Proposal" shall mean (A) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of JSC or ABI shall have been made by any Person (as defined below) (excluding Firstar or any of its Subsidiaries or Affiliates), (B) any Person (other than Firstar or any Subsidiary or Affiliate thereof) shall have filed an application under the BHC Act, or the Change in Bank Control Act, as amended, with respect to the acquisition by such person of any shares of the capital stock of JSC or ABI, (C) a merger, consolidation or other business combination with JSC or ABI, or with any Subsidiary of ABI, shall have been effected by any Person, or an agreement relating to any such transaction shall have been entered into, (D) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of JSC's or ABI's consolidated assets (including stock of any of the ABI Subsidiaries), or all or a substantial part of the assets of any of the ABI Subsidiaries, to any Person shall have been effected, or any agreement relating to such transaction shall have been entered into, (E) the acquisition by any Person, other than (1) Firstar or any Subsidiary or Affiliate of Firstar (other than in a fiduciary capacity) or (2) any of the ABI Subsidiaries in a fiduciary capacity for third parties, of Beneficial Ownership (as defined below) of 10% or more of the outstanding shares of any class of the capital stock of JSC or ABI (including capital stock currently beneficially owned by such Person) or, if such Person currently beneficially owns 10% or more of the outstanding shares of any class of capital stock of JSC or ABI, of any additional shares of the capital stock of JSC or ABI, (F) any reclassification of securities or recapitalization of JSC or ABI or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of JSC or ABI which is owned by any Person (excluding Firstar or any of its Subsidiaries or Affiliates) shall have been effected, or any agreement relating to such transaction shall have been entered into or plan with respect thereto adopted, (G) any transaction having an effect similar to those described in (A) through (F) above, or (H) a public announcement with respect to a proposal, plan or intention by JSC, ABI or another Person (excluding Firstar or any of its Subsidiaries or Affiliates) to effect any of the foregoing transactions; provided, however, that in the case of the events described in clauses (A), (B) and (H) in this definition, and events described in clause (G) having an effect similar to those described in clauses (A) and (B) (the "Events"), such Events shall not constitute a "Transaction Proposal" hereunder unless after the occurrence of any such Event, either (x) the Board of Directors of JSC or ABI, respectively, (1) recommends such Event to its stockholders for acceptance; (2) fails to undertake such acts as Firstar reasonably requests to oppose such Event (provided that JSC or ABI not incur significant legal expense); or (3) fails to recommend approval of this Agreement to its stockholders; or (y) JSC's or ABI's stockholders shall have failed to approve this Agreement at a meeting duly called for such purpose; and provided, further, that any transaction contemplated by this Agreement (other than transactions contemplated by Section 5.01(g) or Section 5.02(f) shall be specifically exempt from the definition of "Transaction Proposal"; and

           (ii) "Affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, (A) owns beneficially, directly or indirectly, in excess of 10% of the voting capital stock of any other Person or (B) controls, is controlled by, or is under common control with, another person.

           (iii) "Person" shall mean any individual, firm, corporation, or other entity and shall include any syndicate or group of persons deemed to be a "person" by Section 13(d)(3)(e) of the Exchange Act.

           (iv) "Beneficial Ownership" shall be as defined in Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that a Person beneficially owns any shares of the capital stock of JSC or ABI that may be acquired by such person pursuant to any right, option, warrant or other agreement, regardless of when such acquisition would be permitted by the terms thereof.

           (d) The rights of Firstar hereunder shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement by JSC or ABI pursuant to Section 9.01(a)(ii), (iii) the termination of this Agreement by mutual agreement of the parties or (iv) the expiration of one year after the termination of this Agreement (other than terminations described in clause (ii) or (iii)).

           9.07. Expenses. In the event the Agreement or the transactions contemplated thereby are terminated by Firstar as a result of JSC or ABI's breach of the Merger Agreements, JCS and ABI will pay Firstar its out-pocket expenses incurred in connection with the consummation of the transactions contemplated by the Merger Agreements, but not to exceed $2.0 million. If the Merger Agreements or the transactions contemplated thereby are terminated by JSC and ABI as a result of Firstar's breach of the Merger Agreements, Firstar will pay JSC and ABI its out-of-pocket expenses incurred in connection with the consummation of the transactions contemplated by the Merger Agreements, but not to exceed $2.0 million.


                                    ARTICLE X
                               GENERAL PROVISIONS

           10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the JSC Effective Time, except for the agreements contained in Sections 2.01, 2.02, 6.05, 6.06, 7.06, 7.07 and 8.01(h), the last sentence of
   Section 9.04, and the agreements delivered pursuant to Sections 3.19 and 5.06.

           10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by nationally recognized overnight courier service, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)    if to Firstar and/or Sub, to:

              Firstar Corporation
              Attn:  Jon H. Stowe, Executive Vice President
              777 East Wisconsin Avenue
              Milwaukee, WI  53202
              Telecopy: (414) 765-4349

           with a copy to:

              Firstar Corporation
              Attn:  Howard H. Hopwood III, Senior
              Vice President & General Counsel
              777 East Wisconsin Avenue
              Milwaukee, WI  53202
              Telecopy: (414) 765-6111

           (b)    if to JSC or ABI, to:

              American Bancorporation, Inc.
              Attn:  Victor P. Reim, Chairman & CEO
              American Bank Building
              101 East Fifth Street
              Suite 2200
              St. Paul, MN 55101
              Telecopy:  (612) 229-6587

           with a copy to:

              Lindquist & Vennum P.L.L.P.
              Attn:  J. Kevin Costley, Esq.
              4200 IDS Center
              80 South 8th Street
              Minneapolis, MN 55402-2205
              Telecopy:  (612) 371-3207

           10.03. Interpretation. When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

           10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           10.05. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein, including the Plans of Merger and the Voting Agreements) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the rights and obligations of Firstar and ABI under the confidentiality letter agreement dated September 22, 1995 between Firstar and Piper Jaffray Inc. and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Voting Agreements or as hereinafter agreed to by all parties in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Mergers until consummation thereof.

           10.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, except as the MBCA or the DGCL are expressly applicable to the Mergers.

           10.07. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Mergers and use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement.

           10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           10.09. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

           10.10. Material. As used in this Agreement, (i) any reference to any event, change or effect as being "material" with respect to any entity means an event, change or effect which is material in relation to the financial condition of such entity and its subsidiaries, taken as a whole;
   (ii) the term "material adverse effect" means an adverse effect on the business, results of operations or financial condition which would reasonably be expected to result in a financial loss considered material under generally accepted accounting principles. A "material adverse effect" on any party shall not include an effect resulting from (i) changes in banking laws or regulations (or interpretations thereof); (ii) changes in the general level of interest rates; (iii) changes in economic, financial or market conditions affecting the banking industry generally;
   (iv) changes in generally accepted accounting principles or interpretations thereof that affect the banking industry; or (v) changes occurring as a result of any actions or inaction by JSC, ABI or any of the ABI Subsidiaries that are directed by the Agreement.

           10.11. Jury Waiver. Each of the parties hereby waives any right to a trial by jury with respect to any dispute arising out of or relating to this Agreement.

           IN WITNESS WHEREOF, Firstar, Sub, JSC and ABI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 FIRSTAR CORPORATION



                                 By:  /s/  Jon H. Stowe
                                      Its: Executive Vice President



                                 Attest:   /s/  Howard H. Hopwood III
                                      Its: Senior Vice President



                                 FIRSTAR CORPORATION OF
                                    MINNESOTA



                                 By:  /s/  Richard W. Schoenke
                                      Its: President and CEO



                                 Attest:   /s/  Beverly A. Erickson
                                      Its: Vice President



                                 JACOB SCHMIDT COMPANY



                                 By:  /s/  George B. Benz
                                      Its: President



                                 Attest:   /s/  Victor P. Reim
                                      Its: Vice President

                                 AMERICAN BANCORPORATION, INC.



                                 By:  /s/  Victor P. Reim
                                      Its: Chairman and CEO



                                 Attest:   /s/  Robert T. Lund
                                      Its: Corporate Secretary


                                                                  Exhibit A


                                 PLAN OF MERGER

           PLAN OF MERGER, dated as of January 10, 1996 ("Plan of Merger"), by and between FIRSTAR CORPORATION OF MINNESOTA, a Minnesota corporation ("Sub"), and JACOB SCHMIDT COMPANY, a Minnesota corporation ("JSC"), and joined in by FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), for certain limited purposes.

           WHEREAS, JSC is a corporation with authorized capital stock consisting of (i) 50,000 shares of capital stock, $100.00 par value ("JSC Common Stock"), of which 34,983 shares are validly issued and outstanding on the date hereof;

           WHEREAS, Sub is a corporation with authorized capital stock of 10,000 shares of common stock, $1.00 par value ("Sub Common Stock"), 1,000 of which are validly issued and outstanding and are owned by Firstar;

           WHEREAS, Firstar is a corporation duly organized and existing under the laws of Wisconsin;

           WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Firstar, Sub, JSC and JSC's subsidiary, American Bancorporation, Inc., a Delaware corporation ("ABI"), have entered into an Agreement and Plan of Reorganization dated the date hereof (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of JSC with and into Sub (the "Merger"), the surviving corporation, immediately prior to the merger of ABI with and into Sub (the "ABI Merger") pursuant to the Agreement and the related Plan of Merger between Sub and ABI dated the date hereof;

           WHEREAS, the Boards of Directors of Sub and JSC deem it fair and equitable to, and in the best short-term and long-term interests of, their respective corporations and stockholders that JSC be merged with and into Sub upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Minnesota Business Corporation Act (the "MBCA") and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its respective stockholders for approval; and

           WHEREAS, the Board of Directors of Firstar has authorized the execution and delivery of this Plan of Merger and the issuance of fully paid and nonassessable shares of common stock, $1.25 par value, of Firstar ("Firstar Common Stock") and the payment of cash pursuant hereto.

           NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:


                                    ARTICLE I
                                   THE MERGER

           1.01. The Merger. Subject to the terms and conditions of the Merger Agreements, JSC will be merged with and into Sub, which will be the surviving corporation, in accordance with and with the effect provided in the MBCA.

           1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Sub and JSC and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, on or as soon as practicable after the Closing Date (as defined in the Agreement). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as is provided in the Articles of Merger (the "Effective Time").

           1.03.  Effects of the Merger.

           (a) At the Effective Time, (i) the separate existence of JSC shall cease and JSC shall be merged with and into Sub as provided in
   Section 302A.641 of the MBCA (Sub and JSC are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of Sub in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation; (iii) the By-laws of Sub in effect as of the Effective Time (the "By-Laws") shall be the By-laws of the Surviving Corporation; and (iv) the members of the Board of Directors and committees thereof and the officers of Sub immediately prior to the Effective Time shall be the members of the Board of Directors and committees thereof and the officers of the Surviving Corporation, respectively.

           (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises of a public as well as a private nature, and be subject to all the duties and liabilities of each of the Constituent Corporations; and all and singular rights, privileges, power and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on any account, including subscriptions for shares and all other choses in action and every other interest of or belonging to or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation. As of the Closing Date, the Surviving Corporation will be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; a claim or against or a pending proceeding by or against a Constituent Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of the Constituent Corporation. Neither the rights of creditors nor any liens upon the property of a Constituent Corporation will be impaired by the Merger.


                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                               ELECTION PROCEDURE

           2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of JSC Common Stock, but subject to the provisions of Sections 302A.471 and 302A.473 of the MBCA with respect to the rights of dissenting stockholders:

           (a) Conversion of JSC Stock. Subject to adjustment pursuant to Sections 2.01(d) and 2.01(e) hereof , each then issued and outstanding share of JSC Common Stock shall be converted into the right to receive from Sub $3,372.4439 per share (the "Price Per Share"), payable in a combination of (i) cash in the amount of $674.4888 per share of JSC Common Stock (the "Cash Consideration") and (ii) the number (the "Exchange Ratio") of shares of Firstar Common Stock that is equal to $2,697.9551 divided by the "Market Value of Firstar Common Stock" (to the nearest one-thousandth of a share) (the "Stock Consideration"). The Market Value of Firstar Common Stock shall be the average closing prices, as reported on the New York Stock Exchange Composite Tape, of Firstar Common Stock on the twelve consecutive trading days ending and including the trading day preceding the trading day immediately preceding the Closing Date. There shall be included with each such share one-half of one Firstar Preferred Share Purchase Right ("Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Rights Agreement"). Prior to the Distribution Date (as defined in the Rights Agreement), all references in this Plan of Merger to the Firstar Common Stock to be received pursuant to the Merger shall be deemed to include the Rights.

           (b) Stock Held by JSC. Each then issued and outstanding share of JSC Common Stock owned by JSC or any of its subsidiaries (other than shares held in a fiduciary capacity) or by Sub and each share of JSC Common Stock issued and held in JSC's treasury will be canceled and retired.

           (c) Cancellation of Shares. All shares of JSC Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock and cash to be exchanged or paid in consideration therefor upon the surrender of such certificate in accordance with this Plan of Merger, without interest.

           (d)    Adjustments to Price Per Share and Exchange Ratio.

              (i) Subject to Section 9.01(a)(viii) of the Agreement, if the Remediation Costs, as defined in the Agreement, exceed $500,000, Firstar shall have the right to adjust the Price Per Share otherwise provided in
           Section 2.01(a) with the effect that the aggregate Market Value of Firstar Common Stock otherwise issuable in the Merger to the JSC Common Stockholders shall be reduced by 51.4182% of such excess Remediation Costs.

              (ii) If prior to the Effective Time Firstar shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its shares of Firstar Common Stock or declare a stock dividend or make a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock or exercisable to purchase Firstar Common Stock (including, without limitation, distribution of any Firstar Rights after a Distribution Date), appropriate adjustment or adjustments will be made in the Exchange Ratio.

           (e) Adjustment Based on Market Value of Firstar Common Stock. Notwithstanding anything to the contrary in this Article II, the terms of conversion of the JSC Common Stock shall be subject to modification as set forth below:

              (i) Subject to the termination provisions provided in Sections 9.01(a)(ix) and 9.01(a)(x) of the Agreement, if the Market Value of Firstar Common Stock is less than or equal to $30.00, then the aggregate Stock Consideration shall be 3,077,528 shares of Firstar Common Stock and the aggregate Cash Consideration shall be that amount necessary such that the sum ("Total Consideration") of (i) Cash Consideration and (ii) the product of Stock Consideration multiplied by the Market Value of Firstar Common Stock ("Market Value of Stock Consideration") is equal to $115,407,310. Below $30.00, the proportion of Total Consideration consisting of Cash Consideration shall incrementally increase above 20%, as illustrated by Exhibit 2.04.

              (ii) If the Market Value of Firstar Common Stock is less than or equal to $32.00, the Total Consideration shall be $115,407,310. If the Market Value of Firstar Common Stock is less than or equal to $32.00 but not less than $30.00, the proportion of Total Consideration consisting of Cash Consideration shall be 20%.

              (iii) If the Market Value of Firstar Common Stock is less than $36.00, but greater than $32.00, then aggregate Total Consideration shall be reduced incrementally from $117,978,204, at the rate of $6,427.2750 for each $.01 decrease in the Market Value of Firstar Common Stock below $36.00.

              (iv) If the Market Value of Firstar Common Stock is less than or equal to $44.00, but not less than $36.00, then aggregate Total Consideration shall be $117,978,204.

              (v) If the Market Value of Firstar Common Stock is less than or equal to $48.00, but not less than $44.00, then aggregate Total Consideration shall increase incrementally from $117,978,204, at the rate of $6,427.2750 for each $.01 increase in the Market Value of Firstar Common Stock above $44.00, up to a maximum of $120,549,130.

              (vi) If the Market Value of Firstar Common Stock equals or exceeds $44.00, but is less than or equal to $56.25, then aggregate Stock Consideration shall be 2,145,058 shares of Firstar Common Stock and the aggregate Cash Consideration shall be the difference between aggregate Total Consideration and the Market Value of Stock Consideration. If the Market Value of Firstar Common Stock equals or exceeds $48.00, then aggregate Total Consideration will be $120,549,130. The proportion of Total Consideration consisting of Cash Consideration shall incrementally decrease below 20%, as illustrated by Exhibit 2.04. If the Market Value of Firstar Common Stock equals or exceeds $56.25, the aggregate Total Consideration of $120,549,130 will be comprised solely of Stock Consideration.

           (f) Dissenters' Shares. Each outstanding share of JSC Stock as to which dissenters' rights have been asserted in accordance with the procedures of the MBCA and not withdrawn shall be accorded the rights provided by the MBCA and shall not be converted into or represent rights to receive the consideration hereunder unless and until the holder shall have failed to perfect or effectively withdrawn or lost such dissenters' rights.

           2.02.  Exchange of Certificates.

           (a) Exchange Agent. As of the Effective Time, Sub shall deposit with Firstar Trust Company or such other bank or trust company designated by Firstar (and reasonably acceptable to JSC) (the "Exchange Agent") for the benefit of the holders of shares of JSC Common Stock, for exchange in accordance with this Article II through the Exchange Agent, cash and certificates representing the shares of Firstar Common Stock (such shares of Firstar Common Stock, together with any dividends or distributions with respect thereto, and such cash being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for shares of JSC Common Stock outstanding immediately prior to the Effective Time. The Exchange Agent may invest the cash deposited with it in such manner as Firstar or Sub direct. Any net profit resulting from, or interest or income produced by, such investment shall be payable to the Surviving Corporation. Sub shall replace any monies lost through any investment made at said direction pursuant to this Section 2.02(a).

           (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of JSC Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Firstar Common Stock pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Firstar and JSC may reasonably specify) and (ii) the instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Firstar Common Stock and cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Firstar, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Firstar Common Stock and the amount of cash which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of JSC Common Stock which is not registered in the transfer records of JSC, a certificate representing the proper number of shares of Firstar Common Stock may be issued to a transferee if the Certificate representing such JSC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Firstar Common Stock and cash in lieu of any fractional shares of Firstar Common Stock as contemplated by this Section 2.02.

           (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Firstar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Firstar Common Stock represented thereby, and no cash payment for such certificate or in lieu of fractional shares shall be paid to any such holder until the holder or record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Firstar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender (A) the amount of cash to which such holder is entitled pursuant to Sections 2.01 or 2.02(e) and (B) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Firstar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Firstar Common Stock.

           (d) No Further Ownership Rights in JSC Common Stock. All shares of Firstar Common Stock and all cash issued or paid upon the surrender for exchange of shares of JSC Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertinent to such shares of JSC Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or to make other distributions with a record date prior to the Effective Time which may have been declared or made by JSC on such shares of JSC Common Stock or in accordance with terms of the Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of JSC Common Stock or which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Firstar for any reason, they shall be canceled and exchanged as provided in this Plan of Merger.

           (e) No Fractional Shares. Notwithstanding any other provision of this Plan of Merger to the contrary, neither certificates nor scrip representing fractional shares of Firstar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Firstar. Each holder of shares of JSC Common Stock who would otherwise have been entitled to a fraction of a share of Firstar Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Firstar Common Stock at the Effective Time on the New York Stock Exchange Composite Transaction Tape. From time to time at the request of the Exchange Agent after the determination of amounts of cash to be paid to holders of JSC Common Stock in lieu of any fractional share interests, Firstar shall make available such amounts to the Exchange Agent.

           (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of JSC for six months after the Effective Time shall be delivered to Firstar, upon demand, and any stockholders of JSC who have not theretofore complied with this
   Section 2.02 shall thereafter look only to Firstar for payment of their claim for Firstar Common Stock or cash pursuant to this Plan of Merger and any dividends or distributions with respect to Firstar Common Stock.

           (g) No Liability. None of Firstar, Sub and JSC shall be liable to any holder of shares of JSC Common Stock or Firstar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (h) Withholding Rights. Firstar and Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Agreements to any former holder of shares of JSC Common Stock such amounts as Firstar or Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Firstar or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of JSC Common Stock in respect of which such dedication and withholding was made by Firstar or Sub.

           2.03. Conversion of Common Stock of Sub. At the Effective Time, the shares of Sub Common Stock validly issued and outstanding immediately prior to the Effective Time will continue to evidence 1,000 shares of common stock, $1.00 par value, of the Surviving Corporation so that all shares of capital stock of the Surviving Corporation will continue to be owned by Firstar. The outstanding certificates representing shares of Sub Common Stock will, after the Effective Time, continue to represent the same number of shares of the Surviving Corporation.


                                   ARTICLE III
                       CONDITIONS; TERMINATION; AMENDMENT

           3.01. Conditions to the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VIII of the Agreement and upon consummation of the JSC Merger.

           3.02. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of JSC and Sub at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article IX thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by JSC or Sub.

           3.03. Amendment. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or in the case of Firstar, the Interstate Banking and Acquisitions Committee of its Board of Directors) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of JSC or of Sub, but after any such approval by the stockholders of JSC, no amendment shall be made which has any material adverse effects on the consideration for the stockholders of JSC set forth in this Plan of Merger. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           3.04. Extension; Waiver. At any time prior to the Effective Time, Firstar and Sub, on the one hand, and JSC, on the other hand, by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Interstate Banking and Acquisitions Committee of its Board of Directors), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in written instrument on behalf of such party.


                                   ARTICLE IV
                               GENERAL PROVISIONS

           4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with receipt confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)    if to Firstar and/or Sub, to:

              Firstar Corporation
              Attention:  Jon H. Stowe,
              Executive Vice President
              777 East Wisconsin Avenue
              Milwaukee, WI  53202
              Telecopy: (414) 765-4349

           with a copy to:

              Firstar Corporation
              Attention:  Howard H. Hopwood III, Senior
              Vice President & General Counsel
              777 East Wisconsin Avenue
              Milwaukee, WI  53202
              Telecopy: (414) 765-6111

        (b)   if to JSC to:

              c/o American Bancorporation, Inc.
              Attention:  Victor P. Reim,
              Chairman & Chief Executive Officer
              American Bank Building
              101 East Fifth Street
              Suite 2200
              St. Paul, Minnesota  55101
              Telecopy:  (612) 229-6587

           with a copy to:

              Lindquist & Vennum
              Attention:  J. Kevin Costley
              80 South 8th Street
              Suite 4200
              Minneapolis, Minnesota
              Telecopy:  (612) 371-3207

           4.02. Interpretation. When a reference is made in this Plan of Merger to a Section or Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

           4.03. Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           4.04. Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Wisconsin, except as the MBCA is expressly applicable to the Merger.

           4.05. Jury Waiver. Each of the parties hereby waives any right to a trial by jury with respect to any dispute arising out of or relating to this Plan of Merger.

           IN WITNESS WHEREOF, Sub, JSC and Firstar have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 FIRSTAR CORPORATION OF
                                    MINNESOTA



                                 By:  /s/  Richard W. Schoenke
                                      Its: President and CEO



                                 Attest:   /s/  Beverly A. Erickson
                                      Its: Vice President



                                 JACOB SCHMIDT COMPANY



                                 By:  /s/  George B. Benz
                                      Its: President



                                 Attest:   /s/  Victor P. Reim
                                      Its: Vice President



                                 FIRSTAR CORPORATION



                                 By:  /s/  Jon H. Stowe
                                      Its: Executive Vice President



                                 Attest:   /s/  Howard H. Hopwood III
                                      Its: Senior Vice President



                                                            Exhibit 2.04 to
                                                             Jacob Schmidt
                                                                Company
                                                            Plan of Merger

                                                        JACOB SCHMIDT COMPANY
                                                      Transaction Price Collars

      Firstar      Transaction       Number of    Percentage  Percentage
    Stock Price       Value           Shares        Stock        Cash      Stock Value      Cash Value

       $20.625       $115,407,310      3,077,528      55.0%       45.0%      $63,474,015     $51,933,295
        21.00         115,407,310      3,077,528      56.0%       44.0%       64,628,088      50,779,222
        22.00         115,407,310      3,077,528      58.7%       41.3%       67,705,616      47,701,694
        23.00         115,407,310      3,077,528      61.3%       38.7%       70,783,144      44,624,166
        24.00         115,407,310      3,077,528      64.0%       36.0%       73,860,672      41,546,638
        25.00         115,407,310      3,077,528      66.7%       33.3%       76,938,200      38,469,110
        26.00         115,407,310      3,077,528      69.3%       30.7%       80,015,728      35,391,582
        27.00         115,407,310      3,077,528      72.0%       28.0%       83,093,256      32,314,054
        28.00         115,407,310      3,077,528      74.7%       25.3%       86,170,784      29,236,526
        29.00         115,407,310      3,077,528      77.3%       22.7%       89,248,312      26,158,998

        30.00         115,407,310      3,077,528      80.0%       20.0%       92,325,840      23,081,470
        31.00         115,407,310      2,978,253      80.0%       20.0%       92,325,843      23,081,467

        32.00         115,407,310      2,885,183      80.0%       20.0%       92,325,856      23,081,454
        33.00         116,050,037      2,813,334      80.0%       20.0%       92,840,022      23,210,015
        34.00         116,692,765      2,745,712      80.0%       20.0%       93,354,208      23,338,557
        35.00         117,335,492      2,681,954      80.0%       20.0%       93,868,390      23,467,102

        36.00         117,978,204      2,621,738      80.0%       20.0%       94,382,563      23,595,641
        37.00         117,978,204      2,550,880      80.0%       20.0%       94,382,563      23,595,641
        38.00         117,978,204      2,483,752      80.0%       20.0%       94,382,563      23,595,641
        39.00         117,978,204      2,420,066      80.0%       20.0%       94,382,563      23,595,641
        40.00         117,978,204      2,359,564      80.0%       20.0%       94,382,563      23,595,641
        41.00         117,978,204      2,302,014      80.0%       20.0%       94,382,563      23,595,641
        42.00         117,978,204      2,247,204      80.0%       20.0%       94,382,563      23,595,641
        43.00         117,978,204      2,194,943      80.0%       20.0%       94,382,563      23,595,641
        44.00         117,978,204      2,145,058      80.0%       20.0%       94,382,563      23,595,641

        45.00         118,620,948      2,145,058      81.4%       18.6%       96,527,610      22,093,338
        46.00         119,263,675      2,145,058      82.7%       17.3%       98,672,668      20,591,007
        47.00         119,906,402      2,145,058      84.1%       15.9%      100,817,726      19,088,676
        48.00         120,549,130      2,145,058      85.4%       14.6%      102,962,784      17,586,346

        49.00         120,549,130      2,145,058      87.2%       12.8%      105,107,842      15,441,288
        50.00         120,549,130      2,145,058      89.0%       11.0%      107,252,900      13,296,230
        51.00         120,549,130      2,145,058      90.7%        9.3%      109,397,958      11,151,172
        52.00         120,549,130      2,145,058      92.5%        7.5%      111,543,016       9,006,114
        53.00         120,549,130      2,145,058      94.3%        5.7%      113,688,074       6,861,056
        54.00         120,549,130      2,145,058      96.1%        3.9%      115,833,132       4,715,998
        55.00         120,549,130      2,145,058      97.9%        2.1%      117,978,190       2,570,940
        56.00         120,549,130      2,145,058      99.6%        0.4%      120,123,248         425,882
        57.00         120,549,130      2,114,897     100.0%        0.0%      120,549,130               0
        58.00         120,549,130      20,78,433     100.0%        0.0%      120,549,130               0


                                                                  Exhibit B


                                 PLAN OF MERGER

           PLAN OF MERGER, dated as of January 10, 1996 ("Plan of Merger"), by and between Firstar Corporation of Minnesota, a Minnesota corporation ("Sub"), and American Bancorporation, Inc., a Delaware corporation ("ABI"), and joined in by Firstar Corporation, a Wisconsin corporation ("Firstar"), for certain limited purposes.

           WHEREAS, ABI is a corporation with authorized capital stock consisting of (i) 1,500,000 shares of common stock, no par value ("ABI Common Stock"), of which 920,948 shares are validly issued and outstanding on the date hereof; and (ii) 250,000 shares of preferred stock, no par value, none of which are issued and outstanding;

           WHEREAS, Sub is a corporation with authorized capital stock of 10,000 shares of common stock, $1.00 par value ("Sub Common Stock"), 1,000 of which are validly issued and outstanding and are owned by Firstar;

           WHEREAS, Firstar is a corporation duly organized and existing under the laws of Wisconsin;

           WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Firstar, Sub, ABI and ABI's parent company, Jacob Schmidt Company, a Minnesota corporation ("JSC"), have entered into an Agreement and Plan of Reorganization dated the date hereof (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of ABI with and into Sub (the "Merger"), the surviving corporation, immediately after the merger of JSC with and into Sub (the "JSC Merger") pursuant to the Agreement and the related Plan of Merger between Sub and JSC dated the date hereof;

           WHEREAS, the Boards of Directors of Sub and ABI deem it fair and equitable to, and in the best short-term and long-term interests of, their respective corporations and stockholders that ABI be merged with and into Sub upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Minnesota Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL"), and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its respective stockholders for approval; and

           WHEREAS, the Board of Directors of Firstar has authorized the execution and delivery of this Plan of Merger and the issuance of fully paid and nonassessable shares of common stock, $1.25 par value, of Firstar ("Firstar Common Stock") and the payment of cash pursuant hereto.

           NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:


                                    ARTICLE I
                                   THE MERGER

           1.01. The Merger. Subject to the terms and conditions of the Merger Agreements, ABI will be merged with and into Sub, which will be the surviving corporation, in accordance with and with the effect provided in the MBCA and DGCL.

           1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, (a) articles of merger (the "Articles of Merger") shall be duly prepared and executed by Sub and ABI and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, on or as soon as practicable after the Closing Date (as defined in the Agreement) and (b) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by Sub and ABI and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on or as soon as practicable after the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is provided in the Articles of Merger and the Certificate of Merger (the "Effective Time"). In no event shall the Merger be effective prior to the effective time of the JSC Merger.

           1.03.  Effects of the Merger.

           (a) At the Effective Time, (i) the separate existence of ABI shall cease and ABI shall be merged with and into Sub as provided in
   Section 302A.651 of the MBCA and Sections 251 and 252 of the DGCL (Sub and ABI are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Sub in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of Sub in effect as of the Effective Time (the "By-Laws") shall be the By-laws of the Surviving Corporation and (iv) the members of the Board of Directors and committees thereof and the officers of Sub immediately prior to the Effective Time shall be the members of the Board of Directors and committees thereof and the officers of the Surviving Corporation, respectively.

           (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, power and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, power and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.


                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                               ELECTION PROCEDURE

           2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of ABI Common Stock, but subject to the provisions of Section 262 of the DGCL with respect to the rights of dissenting stockholders:

           (a) Conversion of ABI Stock. Subject to adjustment pursuant to Sections 2.01(d) and 2.03(e) hereof , each then issued and outstanding share of ABI Common Stock other than stock held by Sub (the "ABI Minority Stock") shall be converted into the right to receive from Sub $228.0260 per share (the "Price Per Share"), payable in a combination of (i) cash in the amount of $45.6052 per share of ABI Minority Stock (the "Cash Consideration") and (ii) the number (the "Exchange Ratio") of shares of Firstar Common Stock that is equal to $182.4208 divided by the "Market Value of Firstar Common Stock" (to the nearest one-thousandth of a share) (the "Stock Consideration"). The Market Value of Firstar Common Stock shall be the average closing prices, as reported on the New York Stock Exchange Composite Tape, of Firstar Common Stock on the twelve consecutive trading days ending and including the trading day preceding the trading day immediately preceding the Closing Date. There shall be included with each such share one-half of one Firstar Preferred Share Purchase Right ("Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Rights Agreement"). Prior to the Distribution Date (as defined in the Rights Agreement), all references in this Plan of Merger to the Firstar Common Stock to be received pursuant to the Merger shall be deemed to include the Rights.

           (b) Stock Held by ABI or JSC. Each then issued and outstanding share of ABI Common Stock owned by JSC, ABI or any of ABI's subsidiaries (other than shares held in a fiduciary capacity) or by Sub and each share of ABI Common Stock issued and held in ABI's treasury will be canceled and retired.

           (c) Cancellation of Shares. All shares of ABI Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock and cash to be exchanged or paid in consideration therefor upon the surrender of such certificate in accordance with this Plan of Merger, without interest.

           (d)    Adjustments to Price Per Share and Exchange Ratio.

              (i) Subject to Section 9.01(a)(viii) of the Agreement, if the Remediation Costs, as defined in the Agreement, exceed $500,000, Firstar shall have the right to adjust the Price Per Share otherwise provided in
           Section 2.01(a) with the effect that the aggregate Market Value of Firstar Common Stock otherwise issuable in the Merger to the ABI Minority Stockholders shall be reduced by 48.5818% of such excess Remediation Costs.

              (ii) If prior to the Effective Time Firstar shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its shares of Firstar Common Stock or declare a dividend or make a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock or exercisable to purchase Firstar Common Stock (including, without limitation, distribution of any Firstar Rights after a Distribution Date), appropriate adjustment or adjustments will be made in the Exchange Ratio.

           (e) Adjustment Based on Market Value of Firstar Common Stock. Notwithstanding anything to the contrary in this Article II, the terms of conversion of the ABI Common Stock shall be subject to modification as set forth below:

              (i) Subject to the termination provisions provided in Sections 9.01(a)(ix) and 9.01(a)(x) of the Agreement, if the Market Value of Firstar Common Stock is less than or equal to $30.00, then the aggregate Stock Consideration shall be 2,655,805 shares of Firstar Common Stock and the aggregate Cash Consideration shall be that amount necessary such that the sum ("Total Consideration") of (i) Cash Consideration and (ii) the product of Stock Consideration multiplied by the Market Value of Firstar Common Stock ("Market Value of Stock Consideration") is equal to $99,592,690. Below $30.00, the proportion of Total Consideration consisting of Cash Consideration shall incrementally increase above 20%, as illustrated by Exhibit 2.04.

              (ii) If the Market Value of Firstar Common Stock is less than or equal to $32.00, the Total Consideration shall be $99,592,690. If the Market Value of Firstar Common Stock is less than or equal to $32.00 but not less than $30.00, the proportion of Total Consideration consisting of Cash Consideration shall be 20%.

              (iii) If the Market Value of Firstar Common Stock is less than $36.00, but greater than $32.00, then aggregate Total Consideration shall be reduced incrementally from $102,021,796, at the rate of $6,072.7250 for each $.01 decrease in the Market Value of Firstar Common Stock below $36.00.

              (iv) If the Market Value of Firstar Common Stock is less than or equal to $44.00, but not less than $36.00, then aggregate Total Consideration shall be $102,021,796.

              (v) If the Market Value of Firstar Common Stock is less than or equal to $48.00, but not less than $44.00, then aggregate Total Consideration shall increase incrementally from $102,021,796, at the rate of $6,072.7250 for each $.01 increase in the Market Value of Firstar Common Stock above $44.00, up to a maximum of $104,450,870.

              (vi) If the Market Value of Firstar Common Stock equals or exceeds $44.00, but is less than or equal to $56.25, then aggregate Stock Consideration shall be 1,854,942 shares of Firstar Common Stock and the aggregate Cash Consideration shall be the difference between aggregate Total Consideration and the Market Value of Stock Consideration. If the Market Value of Firstar Common Stock equals or exceeds $48.00, then aggregate Total Consideration will be $104,450,870. The proportion of Total Consideration consisting of Cash Consideration shall incrementally decrease below 20%, as illustrated by Exhibit 2.04. If the Market Value of Firstar Common Stock equals or exceeds $56.25, the aggregate Total Consideration of $104,450,870 will be comprised solely of Stock Consideration.

           (f) Dissenters' Shares. Each outstanding share of ABI Stock as to which dissenters' rights have been asserted in accordance with the procedures of the DGCL and not withdrawn shall be accorded the rights provided by the DGCL and shall not be converted into or represent rights to receive the consideration hereunder unless and until the holder shall have failed to perfect or effectively withdrawn or lost such dissenters' rights.

           2.02.  Exchange of Certificates.

           (a) Exchange Agent. As of the Effective Time, Sub shall deposit with Firstar Trust Company or such other bank or trust company designated by Firstar (and reasonably acceptable to ABI) (the "Exchange Agent") for the benefit of the holders of shares of ABI Common Stock, for exchange in accordance with this Article II through the Exchange Agent, cash and certificates representing the shares of Firstar Common Stock (such shares of Firstar Common Stock, together with any dividends or distributions with respect thereto, and such cash being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for shares of ABI Common Stock outstanding immediately prior to the Effective Time. The Exchange Agent may invest the cash deposited with it in such manner as Firstar or Sub direct. Any net profit resulting from, or interest or income produced by, such investment shall be payable to the Surviving Corporation. Sub shall replace any monies lost through any investment made at said direction pursuant to this Section 2.02(a).

           (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ABI Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Firstar Common Stock pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Firstar and ABI may reasonably specify) and (ii) the instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Firstar Common Stock and cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Firstar, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Firstar Common Stock and the amount of cash, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ABI Common Stock which is not registered in the transfer records of ABI, a certificate representing the proper number of shares of Firstar Common Stock may be issued to a transferee if the Certificate representing such ABI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Firstar Common Stock and cash in lieu of any fractional shares of Firstar Common Stock as contemplated by this Section 2.02.

           (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Firstar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Firstar Common Stock represented thereby, and no cash payment for such certificate or in lieu of fractional shares shall be paid to any such holder until the holder or record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Firstar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender (A) the amount of any cash to which such holder is entitled pursuant to Sections 2.01 or 2.02(e) and (B) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Firstar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Firstar Common Stock.

           (d) No Further Ownership Rights in ABI Common Stock. All shares of Firstar Common Stock and all cash issued or paid upon the surrender for exchange of shares of ABI Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertinent to such shares of ABI Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or to make other distributions with a record date prior to the Effective Time which may have been declared or made by ABI on such shares of ABI Common Stock or in accordance with terms of the Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ABI Common Stock or which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Firstar for any reason, they shall be canceled and exchanged as provided in this Plan of Merger.

           (e) No Fractional Shares. Notwithstanding any other provision of this Plan of Merger to the contrary, neither certificates nor scrip representing fractional shares of Firstar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Firstar. Each holder of shares of ABI Common Stock who would otherwise have been entitled to a fraction of a share of Firstar Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Firstar Common Stock at the Effective Time on the New York Stock Exchange Composite Transaction Tape. From time to time at the request of the Exchange Agent after the determination of amounts of cash to be paid to holders of ABI Common Stock in lieu of any fractional share interests, Firstar shall make available such amounts to the Exchange Agent.

           (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of ABI for six months after the Effective Time shall be delivered to Firstar, upon demand, and any stockholders of ABI who have not theretofore complied with this
   Section 2.02 shall thereafter look only to Firstar for payment of their claim for Firstar Common Stock or cash pursuant to this Plan of Merger and any dividends or distributions with respect to Firstar Common Stock.

           (g) No Liability. None of Firstar, Sub and ABI shall be liable to any holder of shares of ABI Common Stock or Firstar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (h) Withholding Rights. Firstar and Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Agreements to any former holder of shares of ABI Common Stock such amounts as Firstar or Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Firstar or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of ABI Common Stock in respect of which such dedication and withholding was made by Firstar or Sub.

           2.03. Conversion of Common Stock of Sub. At the Effective Time, the shares of Sub Common Stock validly issued and outstanding immediately prior to the Effective Time will continue to evidence 1,000 shares of common stock, $1.00 par value, of the Surviving Corporation so that all shares of capital stock of the Surviving Corporation will continue to be owned by Firstar. The outstanding certificates representing shares of Sub Common Stock will, after the Effective Time, continue to represent the same number of shares of the Surviving Corporation.


                                   ARTICLE III
                       CONDITIONS; TERMINATION; AMENDMENT

           3.01. Conditions to the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VIII of the Agreement and upon consummation of the JSC Merger.

           3.02. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of ABI and Sub at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article IX thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by ABI or Sub.

           3.03. Amendment. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or in the case of Firstar, the Interstate Banking and Acquisitions Committee of its Board of Directors) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ABI or of Sub, but after any such approval by the stockholders of ABI, no amendment shall be made which has any of the effects described in Section 251(d) of the DGCL. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           3.04. Extension; Waiver. At any time prior to the Effective Time, Firstar and Sub, on the one hand, and ABI, on the other hand, by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Interstate Banking and Acquisitions Committee of its Board of Directors), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in written instrument on behalf of such party.


                                   ARTICLE IV
                               GENERAL PROVISIONS

           4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with receipt confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)    if to Firstar and/or Sub, to:

              Firstar Corporation
              Attention:  Jon H. Stowe,
              Executive Vice President
              777 East Wisconsin Avenue
              Milwaukee, WI  53202
              Telecopy: (414) 765-4349

           with a copy to:

              Firstar Corporation
              Attention:  Howard H. Hopwood III, Senior
              Vice President & General Counsel
              777 East Wisconsin Avenue
              Milwaukee, WI  53202
              Telecopy: (414) 765-6111

           (b)    if to ABI, to:

              American Bancorporation, Inc.
              Attention:  Victor P. Reim,
              Chairman & Chief Executive Officer
              American Bank Building
              101 East Fifth Street
              Suite 2200
              St. Paul, Minnesota  55101
              Telecopy:  (612) 229-6587

           with a copy to:

              Lindquist & Vennum
              Attention:  J. Kevin Costley
              80 South 8th Street
              Suite 4200
              Minneapolis, Minnesota
              Telecopy:  (612) 371-3207

           4.02. Interpretation. When a reference is made in this Plan of Merger to a Section or Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

           4.03. Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           4.04. Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Wisconsin, except as the MBCA and DGCL are expressly applicable to the Merger.

           4.05. Jury Waiver. Each of the parties hereby waives any right to a trial by jury with respect to any dispute arising out of or relating to this Plan of Merger.

           IN WITNESS WHEREOF, Sub, ABI and Firstar have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 FIRSTAR CORPORATION OF
                                    MINNESOTA



                                 By:  /s/  Richard W. Schoenke
                                      Its: President and CEO



                                 Attest:   /s/  Beverly A. Erickson
                                      Its: Vice President



                                 AMERICAN BANCORPORATION, INC.



                                 By:  /s/  Victor P. Reim
                                      Its: Chairman and CEO



                                 Attest:   /s/  Robert T. Lund
                                      Its: Corporate Secretary



                                 FIRSTAR CORPORATION



                                 By:  /s/  Jon H. Stowe
                                      Its: Executive Vice President



                                 Attest:   /s/  Howard H. Hopwood III
                                      Its: Senior Vice President



                                                          Exhibit 2.04 to
                                                      American Bancorporation
                                                          Plan of Merger

                                                    AMERICAN BANCORPORATION, INC.
                                                      Transaction Price Collars

       Firstar    Transaction    Number of    Percentage    Percentage
     Stock Price     Value         Shares        Stock         Cash     Stock Value    Cash Value

        $20.625    $99,592,690     2,655,805       55.0%        45.0%   $54,775,978     $44,816,712
         21.00      99,592,690     2,655,805       56.0%        44.0%    55,771,905      43,820,785
         22.00      99,592,690     2,655,805       58.7%        41.3%    58,427,710      41,164,980
         23.00      99,592,690     2,655,805       61.3%        38.7%    61,083,515      38,509,175
         24.00      99,592,690     2,655,805       64.0%        36.0%    63,739,320      35,853,370
         25.00      99,592,690     2,655,805       66.7%        33.3%    66,395,125      33,197,565
         26.00      99,592,690     2,655,805       69.3%        30.7%    69,050,930      30,541,760
         27.00      99,592,690     2,655,805       72.0%        28.0%    71,706,735      27,885,955
         28.00      99,592,690     2,655,805       74.7%        25.3%    74,362,540      25,230,150
         29.00      99,592,690     2,655,805       77.3%        22.7%    77,018,345      22,574,345

         30.00      99,592,690     2,655,805       80.0%        20.0%    79,674,160      19,918,530
         31.00      99,592,690     2,570,134       80.0%        20.0%    79,674,157      19,918,533

         32.00      99,592,690     2,489,817       80.0%        20.0%    79,674,144      19,918,546
         33.00     100,199,963     2,429,090       80.0%        20.0%    80,159,978      20,039,985
         34.00     100,807,235     2,371,935       80.0%        20.0%    80,645,792      20,161,443
         35.00     101,414,508     2,318,046       80.0%        20.0%    81,131,610      20,282,898

         36.00     102,021,796     2,267,151       80.0%        20.0%    81,617,437      20,404,359
         37.00     102,021,796     2,205,877       80.0%        20.0%    81,617,437      20,404,359
         38.00     102,021,796     2,147,827       80.0%        20.0%    81,617,437      20,404,359
         39.00     102,021,796     2,092,755       80.0%        20.0%    81,617,437      20,404,359
         40.00     102,021,796     2,040,436       80.0%        20.0%    81,617,437      20,404,359
         41.00     102,021,796     1,990,669       80.0%        20.0%    81,617,437      20,404,359
         42.00     102,021,796     1,943,272       80.0%        20.0%    81,617,437      20,404,359
         43.00     102,021,796     1,898,080       80.0%        20.0%    81,617,437      20,404,359
         44.00     102,021,796     1,854,942       80.0%        20.0%    81,617,437      20,404,359

         45.00     102,021,796     1,854,942       81.3%        18.7%    83,472,390      19,156,663
         46.00     103,236,325     1,854,942       82.7%        17.3%    85,327,332      17,908,993
         47.00     103,843,598     1,854,942       84.0%        16.0%    87,182,274      16,661,324
         48.00     104,450,870     1,854,942       85.2%        14.8%    89,037,216      15,413,654

         49.00     104,450,870     1,854,942       87.0%        13.0%    90,892,158      13,558,712
         50.00     104,450,870     1,854,942       88.8%        11.2%    92,747,100      11,703,770
         51.00     104,450,870     1,854,942       90.6%         9.4%    94,602,042       9,848,828
         52.00     104,450,870     1,854,942       92.3%         7.7%    96,456,984       7,993,886
         53.00     104,450,870     1,854,942       94.1%         5.9%    98,311,926       6,138,944
         54.00     104,450,870     1,854,942       95.9%         4.1%   100,166,868       4,284,002
         55.00     104,450,870     1,854,942       97.7%         2.3%   102,021,810       2,429,060
         56.00     104,450,870     1,854,942       99.5%         0.5%   103,876,752         574,118
         57.00     104,450,870     1,832,471      100.0%         0.0%   104,450,870               0
         58.00     104,450,870     1,800,877      100.0%         0.0%   104,450,870               0

                                                                 EXHIBIT 9.01




   INDEX GROUP

   Ticker              Company

   one        BANC ONE CORP
   nob        NORWEST CORP
   key        KEYBORP
   boat       BOATMENS BANCSHARES INC.
   fitb       FIFTH THIRD BANCORP
   ncc        NATIONAL CITY CORP
   cma        COMERICA INC
   stt        STATE STREET BOSTON CORP
   usbc       US BANCORP
   hban       HUNTINGTON BANCSHARES
   ntrs       NORTHERN TRUST CORP
   foa        FIRST OF AMERICA BANK CORP
   mtl        MERCANTILE BANCORPORATION
   mris       MARSHALL & ILSLEY CORP
   aso        AMSOUTH BANCORPORATION
   sotr       SOUTHTRUST CORP
   cf         CRESTAR FINANCIAL CORP
   ujb        UBJ FINL CORP
   ften       FIRST TENNESSEE NATL CORP
   ubnk       UNION BANK SAN FRANCISCO
   rgbk       REGIONS FINL CORP
   oken       OLD KENT FINANCIAL CORP
   boh        BANCORP HAWAII INC
   fes        FIRST EMPIRE STATE CORP
   sbk        SIGNET BANKING CORP
   wb         WACHOVIA CORP
   sti        SUNTRUST BANKS INC
   cfl        CORESTATES FINANCIAL CORP
   fcn        FIRST CHICAGO NBD CORP

                                                                   APPENDIX D


      [DRAFT]                         Piper Jaffray Companies, Inc.
                                      222 South Ninth Street
                                      Minneapolis, MN  55402-3804
                                      612-342-6000



   March __, 1996


   Board of Directors
   Jacob Schmidt Company
   c/o American Bancorporation, Inc.
   American Bank Building
   101 East Fifth Street
   St. Paul, MN  55101

   Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of American Bancorporation, Inc. Common Stock (the "ABI shareholders") of the consideration to be paid by Firstar Corporation ("Firstar") in connection with the proposed merger transaction ("Merger") whereby Jacob Schmidt Company ("Jacob Schmidt") and American Bancorporation, Inc. ("ABI"), a majority-owned subsidiary of Jacob Schmidt will be merged with and into Firstar Corporation of Minnesota ("Firstar Minnesota"), a wholly-owned subsidiary of Firstar pursuant to an Agreement and Plan of Reorganization dated January 10, 1996, as amended (the "Merger Agreement"), among ABI, Jacob Schmidt, Firstar and Firstar Minnesota. Pursuant to the Merger Agreement, the consideration to be received by ABI shareholders will consist of cash and Firstar common stock to be issued in a transaction which we have been advised by management of the parties will be accounted for as a purchase transaction. Jacob Schmidt is a shareholder of ABI. The shareholders of Jacob Schmidt will receive, pursuant to the Merger Agreement, consideration consisting of cash and Firstar common stock. As described in the Proxy Statement/Prospectus to which this opinion is attached, the amount of such consideration is based on the consideration to be received by ABI Shareholders pursuant to the Merger Agreement and includes additional consideration based on the other assets of Jacob Schmidt. You have not requested our opinion concerning the consideration to be received by the shareholders of Jacob Schmidt in connection with the Merger. The terms of the Merger are set forth more fully in the Merger Agreement.

   Piper Jaffray Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We are currently acting as financial advisor to ABI in connection with the Merger and will receive a fee for our services from ABI that is contingent upon the consummation of the Merger. For our services in rendering this opinion, ABI will pay us a fee which is not contingent on consummation of the Merger and indemnify us against certain liabilities. In addition, Piper Jaffray Inc. has from time to time issued research reports and recommendations on the common stock of Firstar and, in the ordinary course of business, acts as a market maker in Firstar Common Stock.

   In arriving at our opinion, we have undertaken such review, analysis and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the Merger Agreement dated January 10, 1996, (ii) certain financial information available to the shareholders of ABI, (iii) certain internal financial information of ABI prepared for financial planning purposes and furnished by the management of ABI, (iv) certain financial and other publicly available information relative to Firstar, and (v) certain internal financial information of the combined company resulting from the Merger (the "Combined Company") prepared for financial planning purposes and furnished by the management of ABI. We have had discussions with members of the management of ABI concerning the financial condition, current operating results and business outlook for ABI and the Combined Company. We have had discussions with members of the management of Firstar concerning the financial condition, current operating results and business outlook for Firstar and the Combined Company and Firstar's plans relating to the Combined Company. We have analyzed the historical reported market prices and trading activity of Firstar Common Stock. We have compared financial information concerning ABI and Firstar and stock market information on Firstar to similar information for certain publicly traded companies deemed similar to ABI and Firstar. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook of banking institutions, and performed other studies and analyses as we considered appropriate.

   We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by ABI and Firstar or otherwise made available to us, and have not attempted independently to verify such information. We have assumed, in reliance, upon the assurances of the managements of ABI and Firstar, that the information provided to us by ABI and Firstar has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that the managements of ABI and Firstar are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in ABI's or Firstar's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed that the Merger Agreement accurately reflects all of the terms relevant to our opinion upon which the parties will consummate the Merger, that the Merger will have the tax consequences described in the Merger Agreement, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. We have relied as to all legal matters related to the Merger and the Merger Agreement upon the advice of your counsel. We have not reviewed or analyzed any matters related to Jacob Schmidt, other than the foregoing matters relative to ABI.

   In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of ABI or Firstar and we express no opinion regarding the liquidation value of any entity.

   This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of Firstar Common Stock have traded, will trade when issued or may trade at any future time.

   Except with respect to the use of this opinion in connection with the Proxy Statement/Prospectus relating to the Merger, this opinion may not be used or referred to by Jacob Schmidt or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any Jacob Schmidt shareholder as to how such Jacob Schmidt shareholder should vote with respect to the Merger. We have not been asked to express, and therefore this opinion does not express any view as to the consideration to be received by the Jacob Schmidt shareholders in connection with the Merger.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration to be received by the ABI Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the ABI Shareholders as of the date hereof.

   Sincerely,



   PIPER JAFFRAY INC.

                                                                   APPENDIX E


                                      Piper Jaffray Companies, Inc.
                                      222 South Ninth Street
                                      Minneapolis, MN  55402-3804


   March __, 1996

   Board of Directors
   American Bancorporation, Inc.
   101 East Fifth Street
   Suite 2200
   St. Paul, MN  55101

   Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of American Bancorporation, Inc. Common Stock (the "ABI shareholders") of the consideration to be paid by Firstar Corporation ("Firstar") in connection with the proposed merger transaction ("Merger) whereby Jacob Schmidt Company ("Jacob Schmidt") and American Bancorporation, Inc. ("ABI"), a majority-owned subsidiary of Jacob Schmidt will be merged with and into Firstar Corporation of Minnesota ("Firstar Minnesota"), a wholly-owned subsidiary of Firstar pursuant to an Agreement and Plan of Reorganization dated January 10, 1996, as amended (the "Merger Agreement"), among ABI, Jacob Schmidt, Firstar and Firstar Minnesota. Pursuant to the Merger Agreement, the consideration to be received by ABI shareholders will consist of cash and Firstar common stock to be issued in a transaction which we have been advised by management of the parties will be accounted for as a purchase transaction. The terms of the Merger are set forth more fully in the Merger Agreement.

   Piper Jaffray Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We are currently acting as financial advisor to ABI in connection with the Merger and will receive a fee for our services that is contingent upon the consummation of the Merger. For our services in rendering this opinion, ABI will pay us a fee which is not contingent on consummation of the Merger and indemnify us against certain liabilities. In addition, Piper Jaffray Inc. has from time to time issued research reports and recommendations on the common stock of Firstar and, in the ordinary course of business, acts as a market maker in Firstar Common Stock.

   In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the Merger Agreement dated January 10, 1996, (ii) certain financial information available to the shareholders of ABI, (iii) certain internal financial information of ABI prepared for financial planning purposes and furnished by the management of ABI, (iv) certain financial and other publicly available information relative to Firstar, and (v) certain internal financial information of the combined company resulting from the Merger (the "Combined Company") prepared for financial planning purposes and furnished by the management of ABI. We have had discussions with members of the management of ABI concerning the financial condition, current operating results and business outlook for ABI and the Combined Company. We have had discussions with members of the management of Firstar concerning the financial condition, current operating results and business outlook for Firstar and the Combined Company and Firstar's plans relating to the Combined Company. We have analyzed the historical reported market prices and trading activity of Firstar Common Stock. We have compared financial information concerning ABI and Firstar and stock market information on Firstar to similar information for certain publicly traded companies deemed similar to ABI and Firstar. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook of banking institutions, and performed other studies and analyses as we considered appropriate.

   We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by ABI and Firstar or otherwise made available to us, and have not attempted independently to verify such information. We have assumed, in reliance, upon the assurances of the managements of ABI and Firstar, that the information provided to us by ABI and Firstar has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that the managements of ABI and Firstar are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in ABI's or Firstar's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed that the Merger Agreement accurately reflects all of the terms relevant to our opinion upon which the parties will consummate the Merger, that the Merger will have the tax consequences described in the Merger Agreement, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. We have relied as to all legal matters related to the Merger and the Merger Agreement upon the advice of your counsel.

   In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of ABI or Firstar and we express no opinion regarding the liquidation value of any entity.

   This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of Firstar Common Stock have traded, will trade when issued or may trade at any future time.

   This opinion is furnished pursuant to our engagement letter dated May 24, 1995. Except with respect to the use of this opinion in connection with the Proxy Statement/Prospectus relating to the Merger, this opinion may not be used or referred to by ABI or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any ABI Shareholder as to how such ABI Shareholder should vote with respect to the Merger.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration to be received by the ABI Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the ABI Shareholders as of the date hereof.

   Sincerely,


   PIPER JAFFRAY INC.

                                                                   APPENDIX F


                      Examples of Price Per JSC Share Based
               Upon Various Market Values of Firstar Common Stock

    Market Value of
     Firstar Common    Price Per JSC        JSC Stock         JSC Cash
         Stock             Share          Consideration     Consideration

        $20.625         $3,298.9541       87.972 shares     $1,484.5295
         21.00           3,298.9541       87.972 shares      1,451.5399
         22.00           3,298.9541       87.972 shares      1,363.5678
         23.00           3,298.9541       87.972 shares      1,275.5957
         24.00           3,298.9541       87.972 shares      1,187.6236
         25.00           3,298.9541       87.972 shares      1,099.6515
         26.00           3,298.9541       87.972 shares      1,011.6794
         27.00           3,298.9541       87.972 shares        923.7073
         28.00           3,298.9541       87.972 shares        835.7352
         29.00           3,298.9541       87.972 shares        747.7631

        $30.00          $3,298.9541       87.972 shares       $659.7910
         31.00           3,298.9541       85.134 shares        659.7910

        $32.00          $3,298.9541       82.474 shares       $659.7906
         33.00           3,317.3266       80.420 shares        663.4655
         34.00           3,335.6992       78.487 shares        667.1400
         35.00           3,354.0717       76.665 shares        670.8145

        $36.00          $3,372.4439       74.943 shares       $674.4888
         37.00           3,372.4439       72.918 shares        674.4888
         38.00           3,372.4439       70.999 shares        674.4888
         39.00           3,372.4439       69.178 shares        674.4888
         40.00           3,372.4439       67.449 shares        674.4888
         41.00           3,372.4439       65.804 shares        674.4888
         42.00           3,372.4439       64.237 shares        674.4888
         43.00           3,372.4439       62.743 shares        674.4888
         44.00           3,372.4439       61.317 shares        674.4888

        $45.00          $3,390.8169       61.317 shares       $631.5450
         46.00           3,409.1895       61.317 shares        588.6004
         47.00           3,427.5620       61.317 shares        545.6558
         48.00           3,445.9346       61.317 shares        502.7112

        $49.00          $3,445.9346       61.317 shares       $441.3940
         50.00           3,445.9346       61.317 shares        380.0769
         51.00           3,445.9346       61.317 shares        318.7597
         52.00           3,445.9346       61.317 shares        257.4426
         53.00           3,445.9346       61.317 shares        196.1254
         54.00           3,445.9346       61.317 shares        134.8083
         55.00           3,445.9346       61.317 shares         73.4911
         56.00           3,445.9346       61.317 shares         12.1740
         57.00           3,445.9346       60.455 shares          0
         58.00           3,445.9346       59.413 shares          0

                                                                   APPENDIX G


                      Examples of Price Per ABI Share Based
               Upon Various Market Values of Firstar Common Stock

    Market Value of
     Firstar Common    Price Per ABI      ABI Stock         ABI Cash
         Stock             Share        Consideration     Consideration

        $20.625          $222.5968       5.936 shares       $100.1686
         21.00            222.5968       5.936 shares         97.9426
         22.00            222.5968       5.936 shares         92.0067
         23.00            222.5968       5.936 shares         86.0708
         24.00            222.5968       5.936 shares         80.1348
         25.00            222.5968       5.936 shares         74.1989
         26.00            222.5968       5.936 shares         68.2630
         27.00            222.5968       5.936 shares         62.3271
         28.00            222.5968       5.936 shares         56.3912
         29.00            222.5968       5.936 shares         50.4553

        $30.00           $222.5968       5.936 shares        $44.5193
         31.00            222.5968       5.744 shares         44.5193

        $32.00           $222.5968       5.565 shares        $44.5194
         33.00            223.9541       5.429 shares         44.7903
         34.00            225.3114       5.301 shares         45.0623
         35.00            226.6687       5.181 shares         45.3337

        $36.00           $228.0260       5.067 shares        $45.6052
         37.00            228.0260       4.930 shares         45.6052
         38.00            228.0260       4.801 shares         45.6052
         39.00            228.0260       4.678 shares         45.6052
         40.00            228.0260       4.561 shares         45.6052
         41.00            228.0260       4.449 shares         45.6052
         42.00            228.0260       4.343 shares         45.6052
         43.00            228.0260       4.242 shares         45.6052
         44.00            228.0260       4.146 shares         45.6052

        $45.00           $229.3833       4.146 shares        $42.8165
         46.00            230.7412       4.146 shares         40.0279
         47.00            232.0979       4.146 shares         37.2392
         48.00            233.4552       4.146 shares         34.4506

        $49.00           $233.4552       4.146 shares        $30.3047
         50.00            233.4552       4.146 shares         26.1588
         51.00            233.4552       4.146 shares         22.0128
         52.00            233.4552       4.146 shares         17.8669
         53.00            233.4552       4.146 shares         13.7210
         54.00            233.4552       4.146 shares          9.5751
         55.00            233.4552       4.146 shares          5.4291
         56.00            233.4552       4.146 shares          1.2832
         57.00            233.4552       4.096 shares          0
         58.00            233.4552       4.025 shares          0

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



   Item 20.   Indemnification of Directors and Officers.

           Pursuant to the provisions of Wisconsin Business Corporation Law, Sections 180.0850 through 180.0859, inclusive, directors and officers of Firstar are entitled to mandatory indemnification from Firstar against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to Firstar and such breach or failure constituted: (a) a willful failure to deal fairly with Firstar or its stockholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under Section 180.0828 of the Wisconsin Business Corporation Law, directors of Firstar are not subject to personal liability to Firstar, its stockholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

           Firstar's Bylaws contain similar indemnification provisions as to directors and officers of Firstar. In addition, Firstar has entered into individual indemnity agreements with all of its current directors. The indemnity agreements are virtually identical in all substantive respects to Firstar's Bylaws.

           Expenses for the defense of any action for which indemnification may be available may be advanced by Firstar under certain circumstances.

           Firstar maintains a liability insurance policy for officers and directors which extends to, among other things, liability arising under the Securities Act of 1933, as amended.

           In addition, Firstar's Pension Plan and Thrift and Sharing Plan provide for indemnification of members of the plan committees and directors of Firstar as follows:

           The Company shall indemnify each member of the Plan Committee and the Board and hold each of them harmless from the consequences of his acts or conduct in his official capacity, if he acted in good faith and in a manner he reasonably believed to be solely in the best interests of the Participants and their Beneficiaries, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Such indemnification shall cover any and all attorneys' fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent such amounts are not paid to such person(s) under the Company's fiduciary insurance policy and to the extent that such amounts are actually and reasonably incurred by such person(s).

   Item 21.   Exhibits and Financial Statement Schedules.

           (a) The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

   Exhibit No.              Exhibit

   2(a) Agreement and Plan of Reorganization dated as of January 10, 1996, among Firstar Corporation, Firstar Corporation of Minnesota, Jacob Schmidt Company and American Bancorporation, Inc. (included as Appendix C of the Joint Proxy Statement-Prospectus; Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request)

   2(b) Plan of Merger dated as of January 10, 1996, between Jacob Schmidt Company, Firstar Corporation of Minnesota and Firstar Corporation (included as Exhibit A to Appendix C of the Joint Statement-Prospectus)

   2(c) Plan of Merger dated as of January 10, 1996, among American Bancorporation, Inc., Firstar Corporation of Minnesota and Firstar Corporation (included as Exhibit B to Appendix C of the Joint Proxy Statement-Prospectus)

   2(d) Form of Voting Agreement between Firstar Corporation and certain stockholders of Jacob Schmidt Company, dated as of January 10, 1996

   2(e) Form of Voting Agreement between Firstar Corporation and certain stockholders of American Bancorporation, Inc., dated as of January 10, 1996

   4(a) Indenture dated as of June 1, 1986, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10% Notes due 1996 (Exhibit 4(b) to Amendment No. 1 to
           Registration No. 33-5932; incorporated herein by reference)

   4(b) Indenture dated as of May 1, 1988, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10-1/4% Notes due 1998 (Exhibit 4(a) to Amendment No. 1 to Registration No. 33-21527; incorporated herein by reference)

   4(c) Shareholder Rights Plan of Firstar Corporation (Exhibit 4 of Form 8-K dated January 19, 1989; incorporated herein by reference)

   4(d) Restated Articles of Incorporation, as amended, of Firstar (Exhibit 4(d) to Amendment No. 1 to Registration Statement No. 33-57225; incorporated herein by reference)

   4(e) Articles of Amendment to Firstar's Restated Articles of Incorporation creating Series D Convertible Preferred Stock (Exhibit 4(e) to Amendment No. 1 to Registration Statement No. 33-57225; incorporated herein by reference)

   5       Opinion of Howard H. Hopwood III, Esq.

   8       Tax Opinion of Lindquist & Vennum P.L.L.P.

   23(a) Consent of KPMG Peat Marwick LLP addressed to Board of Directors of Jacob Schmidt Company

   23(b) Consent of KPMG Peat Marwick LLP addressed to Board of Directors of American Bancorporation, Inc.

   23(c) Consent of KPMG Peat Marwick LLP addressed to Board of Directors of Firstar Corporation

   23(d)   Consent of Howard H. Hopwood III, Esq. (included in Exhibit 5)

   23(e)   Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 8)

   23(f)   Consent of Piper Jaffray Inc.

   24      Powers of Attorney

   99(a)   Proxy for the Jacob Schmidt Company Special Meeting of
           Stockholders

   99(b) Proxy for the American Bancorporation, Inc. Special Meeting of Stockholders

           (b) No financial statement schedules are required to be filed with regard to Firstar, JSC or ABI.

           (c) The opinions of Piper Jaffray Inc. are furnished as part of the Joint Proxy Statement-Prospectus.

   Item 22.   Undertakings.

           (1) Firstar hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (2) Firstar hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (3) Firstar undertakes that every Prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Firstar pursuant to the foregoing provisions, or otherwise, Firstar has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Firstar of expenses incurred or paid by a director, officer or controlling person or Firstar in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Firstar will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (5) Firstar hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

           (6) Firstar hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

           (7) Firstar hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Milwaukee and State of Wisconsin on March 6, 1996.

                                 FIRSTAR CORPORATION


                                 By:  /s/ Roger L. Fitzsimonds
                                      Roger L. Fitzsimonds
                                      Chairman of the Board and
                                      Chief Executive Officer


           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                       Title                    Date

    /s/ Roger L. Fitzsimonds        Chairman of the Board,   March 6, 1996
    Roger L. Fitzsimonds            Chief Executive Officer
                                    and Director

    /s/ John A. Becker        *     President, Chief         March 6, 1996
    John A. Becker                  Operating Officer and
                                    Director

    /s/ William H. Risch      *     Senior Vice President-   March 6, 1996
    William H. Risch                Finance and Treasurer

    /s/ Michael E. Batten     *     Director                 March 6, 1996
    Michael E. Batten

                                    Director
    Robert C. Buchanan

    /s/ George M. Chester, Jr.*     Director                 March 6, 1996
    George M. Chester, Jr.

    /s/ Roger H. Derusha      *     Director                 March 6, 1996
    Roger H. Derusha

    /s/ James L. Forbes       *     Director                 March 6, 1996
    James L. Forbes

    /s/ Holmes Foster         *     Director                 March 6, 1996
    Holmes Foster


    /s/ John H. Hendee, Jr.   *     Director                 March 6, 1996
    John H. Hendee, Jr.

    /s/ Jerry M. Hiegel       *     Director                 March 6, 1996
    Jerry M. Hiegel

    /s/ Joseph F. Hladky, III *     Director                 March 6, 1996
    Joseph F. Hladky, III

    /s/ C. Paul Johnson       *     Director                 March 6, 1996
    C. Paul Johnson

    /s/ James H. Keyes        *     Director                 March 6, 1996
    James H. Keyes

    /s/ Sheldon B. Lubar      *     Director                 March 6, 1996
    Sheldon B. Lubar

                                    Director
    Daniel F. McKeithan, Jr.


    /s/ George W. Mead, II    *     Director                 March 6, 1996
    George W. Mead, II

    /s/ Guy A. Osborn         *     Director                 March 6, 1996
    Guy A. Osborn

                                    Director
    Judith D. Pyle

    /s/ Clifford V. Smith, Jr.*     Director                 March 6, 1996
    Clifford V. Smith, Jr.

                                    Director
    William W. Wirtz


                            By:  /s/ Howard H. Hopwood, III
                                 Howard H. Hopwood, III
                                 Attorney-in-Fact


   __________________________

   *Pursuant to authority granted by powers of attorney filed with the Registration Statement.

                                 EXHIBIT INDEX

                               FIRSTAR CORPORATION


                                                                 Sequential
   Exhibit No.              Exhibit                               Page Number

   2(a) Agreement and Plan of Reorganization dated as of January 10, 1996, among Firstar Corporation, Firstar Corporation of Minnesota, Jacob Schmidt Company and American Bancorporation, Inc. (included as Appendix C of the Joint Proxy Statement-Prospectus; Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request)

   2(b)    Plan of Merger dated as of January 10, 1996, between
           Jacob Schmidt Company, Firstar Corporation of Minnesota and Firstar Corporation (included as Exhibit A to
           Appendix C of the Joint Statement-Prospectus)

   2(c) Plan of Merger dated as of January 10, 1996, among American Bancorporation, Inc., Firstar Corporation of Minnesota and Firstar Corporation (included as Exhibit B to Appendix C of the Joint Proxy Statement-Prospectus)

   2(d) Form of Voting Agreement between Firstar Corporation and certain stockholders of Jacob Schmidt Company, dated as of January 10, 1996

   2(e) Form of Voting Agreement between Firstar Corporation and certain stockholders of American Bancorporation, Inc., dated as of January 10, 1996

   4(a) Indenture dated as of June 1, 1986, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10% Notes due 1996 (Exhibit 4(b) to Amendment No. 1 to Registration No. 33-5932; incorporated herein by reference)

   4(b) Indenture dated as of May 1, 1988, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10-1/4% Notes due 1998 (Exhibit 4(a) to Amendment No. 1 to Registration No. 33-21527; incorporated herein by reference)

   4(c) Shareholder Rights Plan of Firstar Corporation (Exhibit 4 of Form 8-K dated January 19, 1989; incorporated herein by reference)

   4(d) Restated Articles of Incorporation, as amended, of Firstar (Exhibit 4(d) to Amendment No. 1 to Registration Statement No. 33-57225; incorporated herein by reference)

   4(e) Articles of Amendment to Firstar's Restated Articles of Incorporation creating Series D Convertible Preferred Stock (Exhibit 4(e) to Amendment No. 1 to Registration Statement No. 33-57225; incorporated herein by reference)

   5       Opinion of Howard H. Hopwood III, Esq.

   8       Tax Opinion of Lindquist & Vennum P.L.L.P.*

   23(a)   Consent of KPMG Peat Marwick LLP addressed to Board of
           Directors of Jacob Schmidt Company

   23(b)   Consent of KPMG Peat Marwick LLP addressed to Board of
           Directors of American Bancorporation, Inc.

   23(c)   Consent of KPMG Peat Marwick LLP addressed to Board of
           Directors of Firstar Corporation

   23(d)   Consent of Howard H. Hopwood III, Esq. (included in
           Exhibit 5)

   23(e)   Consent of Lindquist & Vennum P.L.L.P. (included in
           Exhibit 8)

   23(f)   Consent of Piper Jaffray Inc.*

   24      Powers of Attorney

   99(a)   Proxy for the Jacob Schmidt Company Special Meeting of
           Stockholders*

   99(b)   Proxy for the American Bancorporation, Inc. Special
           Meeting of Stockholders*

   _______________

   *  To be filed by amendment.